UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AEROGROW INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AeroGrow International, Inc.

5405 Spine Road

Boulder, Colorado 80301

January 22, 2021

To the Stockholders of AeroGrow International, Inc.:

You are cordially invited to attend a special meeting of the stockholders (the “Special Meeting”) of AeroGrow International, Inc., a Nevada corporation (the “Company,” “we,” “us,” or “our”), to be held on February 23, 2021, at 10:00 a.m., Mountain Time. The Special Meeting is scheduled to be held exclusively online via live webcast. There will not be a physical meeting location. The Special Meeting can be accessed by visiting www.virtualshareholdermeeting.com/AERO2021SM (the “Virtual Special Meeting Website”), where you will be able to attend the Special Meeting, vote and submit your questions during the Special Meeting. Please note you will not be able to attend the Special Meeting in person. We have chosen to hold a virtual rather than an in-person Special Meeting given the current public health implications of the novel coronavirus (COVID-19) and our desire to promote the health and welfare of our directors, officers and stockholders.

At the Special Meeting, you will be asked to consider and vote on a proposal to approve the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of November 11, 2020, by and among the Company, SMG Growing Media, Inc., an Ohio corporation (“Parent”), AGI Acquisition Sub, Inc., a Nevada corporation and wholly-owned subsidiary of Parent (“Merger Sub” and, together with Parent, the “Purchaser Parties”), and, solely for the purposes stated in Section 6.4 of the Merger Agreement, The Scotts Miracle-Gro Company, an Ohio corporation (“Scotts Miracle-Gro”), and the transactions contemplated thereby (including the Merger (as defined below)), relating to the proposed acquisition of the Company by Parent, a direct, wholly-owned subsidiary of Scotts Miracle-Gro. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger as a direct, wholly-owned subsidiary of Parent and an indirect, wholly-owned subsidiary of Scotts Miracle-Gro.

If the Merger is completed, you will be entitled to receive $3.00 in cash, without interest and subject to any required withholding of taxes, for each share of our common stock, par value $0.001 per share (the “common stock”), that you own (unless you have properly asserted and preserved your dissenter’s rights pursuant to and in accordance with Nevada Revised Statutes 92A.300 through 92A.500, inclusive).

The special committee (the “Special Committee”) of the board of directors of the Company (the “Board”), consisting solely of independent and disinterested directors, evaluated the Merger Agreement and the Merger in consultation with the Special Committee’s legal and financial advisors and unanimously recommended the Merger Agreement and the Merger to the Board. The Special Committee unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby (including the Merger) were fair to, and in the best interests of, the Company and the holders of shares of common stock (including unaffiliated security holders, but excluding Parent and the Company), and (ii) recommended that the Board adopt and approve the Merger Agreement and approve the Merger. The Board (including Patricia M. Ziegler, Chris J. Hagedorn and Cory T. Miller, who reminded the Board of their affiliation with Scotts Miracle-Gro), on behalf of the Company, based on the recommendation of the Special Committee and after consultation with the Company’s legal and financial advisors, unanimously (i) adopted and approved the Merger Agreement and the transactions contemplated by the

Merger Agreement (including the Merger), (ii) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Merger) were fair to, and in the best interests of, the Company and the holders of shares of common stock (including unaffiliated security holders, but excluding Parent and the Company), (iii) directed that the Merger Agreement and the Merger be submitted for approval by a vote of the holders of common stock at the Special Meeting and (iv) recommended that the holders of common stock affirmatively vote to approve the Merger Agreement and the Merger. The approval of the proposal to approve the Merger Agreement and the transactions contemplated thereby (including the Merger) requires the vote of a majority of the outstanding shares of common stock entitled to vote on such matter at the Special Meeting. The transaction has not been structured to require the approval of the holders of at least a majority of the shares of common stock beneficially owned by security holders unaffiliated with the Purchaser Parties and their respective affiliates (including Scotts Miracle-Gro and our directors who are affiliated with Scotts Miracle-Gro, to the extent such directors beneficially own any shares of common stock). Furthermore, such approval is not required under Nevada law for us to complete the Merger.

The Board unanimously recommends that you vote “FOR” the approval of the Merger Agreement and the transactions contemplated thereby (including the Merger).

The Merger Agreement provides that Parent will vote or cause to be voted any shares of common stock beneficially owned by it or any of its affiliates or with respect to which it or any of its affiliates has the power (by agreement, proxy or otherwise) to cause to be voted in favor of the approval of the Merger Agreement and the transactions contemplated thereby (including the Merger) at the Special Meeting and at all adjournments, recesses or postponements thereof. As of January 20, 2021, the Purchaser Parties and their respective affiliates (including Scotts Miracle-Gro) may be deemed to beneficially own approximately 80.5% of the outstanding shares of our common stock.

Whether or not you plan to attend the Special Meeting via the Virtual Special Meeting Website, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope. You also may submit a proxy electronically over the Internet or by telephone. We have provided instructions on the proxy card for using these convenient services. Submitting a proxy will not prevent you from voting your shares via the Virtual Special Meeting Website if you subsequently choose to attend the Special Meeting via the Virtual Special Meeting Website. Your proxy may be revoked at any time before the vote at the Special Meeting by following the procedures outlined in the accompanying proxy statement. If you attend the Special Meeting and vote via the Virtual Special Meeting Website, your vote will revoke any proxy that you have previously submitted. We cannot complete the Merger unless the proposal to approve the Merger Agreement and the transactions contemplated thereby (including the Merger) is approved by a majority of the outstanding shares of common stock entitled to vote on such matter at the Special Meeting as of January 8, 2021, the record date for the Special Meeting (the “Record Date”). The transaction has not been structured to require the approval of the holders of at least a majority of the shares of common stock beneficially owned by security holders unaffiliated with the Purchaser Parties and their respective affiliates (including Scotts Miracle-Gro and our directors who are affiliated with Scotts Miracle-Gro, to the extent such directors beneficially own any shares of common stock). Furthermore, such approval is not required under Nevada law for us to complete the Merger. Because the Purchaser Parties and their respective affiliates (including Scotts Miracle-Gro) may be deemed to beneficially own more than a majority of our outstanding shares of common stock as of the Record Date, they can satisfy the required vote under Nevada law and the Merger Agreement to approve the Merger Agreement and the transactions contemplated thereby (including the Merger) without the affirmative vote of any of our unaffiliated security holders. Despite the fact that the Purchaser Parties and their respective affiliates (including Scotts Miracle-Gro) can satisfy the required vote, we are soliciting proxies and furnishing a proxy statement to our stockholders to give unaffiliated security holders the opportunity to express their views on the Merger, even though their approval is not required as a condition to the completion of the Merger. Please note that any abstention or other failure to vote your shares will have the same effect as a vote “AGAINST” the proposal to approve the Merger Agreement and the transactions contemplated thereby (including the Merger).

If you hold your shares in “street name” through a broker, bank, trustee or other nominee, you should instruct your broker, bank, trustee or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your broker, bank, trustee or other nominee. Your broker, bank, trustee or other nominee cannot vote on the proposal to approve the Merger Agreement and the transactions contemplated thereby (including the Merger) without your instructions. Without those instructions, your shares will not be voted, which will have the same effect as a vote “AGAINST” the proposal to approve the Merger Agreement and the transactions contemplated thereby (including the Merger).

The accompanying proxy statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. In addition, you may obtain information about us from documents that we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information” in the accompanying proxy statement. A copy of the Merger Agreement is attached as Annex A to the proxy statement. The proxy statement also describes the actions and determinations of the Special Committee and the Board in connection with their evaluation of the Merger Agreement and the Merger. I encourage you to read the proxy statement and its annexes, including the Merger Agreement, carefully and in their entirety, as they contain important information related to the Merger Agreement and the Merger.

If you have any questions or need assistance voting your shares, please contact the Company at:

AeroGrow International, Inc.

Attention: Senior Vice President of Finance and Administration

5405 Spine Road

Boulder, Colorado 80301

grey@aerogrow.com

(303) 444-7755

On behalf of the Company, I thank you for your continued support and appreciate your consideration of this matter.

Sincerely,

J. Michael Wolfe
President and Chief Executive Officer

The accompanying proxy statement is dated January 22, 2021 and, together with the enclosed form of proxy card, is first being mailed to stockholders on or about January 22, 2021.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Merger, passed upon the merits or fairness of the Merger Agreement or the transactions contemplated thereby, including the proposed Merger, or passed upon the adequacy or accuracy of the information contained in the accompanying proxy statement. Any representation to the contrary is a criminal offense.

AeroGrow International, Inc.

5405 Spine Road

Boulder, Colorado 80301

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held February 23, 2021

To the Stockholders of AeroGrow International, Inc.:

Notice is hereby given that a special meeting of the stockholders (the “Special Meeting”) of AeroGrow International, Inc., a Nevada corporation (the “Company,” “we,” “us,” or “our”), will be held on February 23, 2021, at 10:00 a.m., Mountain Time. The Special Meeting will be held exclusively online via live webcast and can be accessed by visiting www.virtualshareholdermeeting.com/AERO2021SM (the “Virtual Special Meeting Website”), where you will be able to attend the Special Meeting, vote and submit your questions during the Special Meeting. There will not be a physical meeting location.

The Special Meeting will be held to consider and vote on a proposal to approve the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of November 11, 2020, by and among the Company, SMG Growing Media, Inc., an Ohio corporation (“Parent”), AGI Acquisition Sub, Inc., a Nevada corporation and wholly-owned subsidiary of Parent (“Merger Sub” and, together with Parent, the “Purchaser Parties”), and, solely for the purposes stated in Section 6.4 of the Merger Agreement, The Scotts Miracle-Gro Company, an Ohio corporation (“Scotts Miracle-Gro”), and the transactions contemplated thereby (including the Merger (as defined below)), relating to the proposed acquisition of the Company by Parent, a direct, wholly-owned subsidiary of Scotts Miracle-Gro (the “Merger Agreement Proposal”). Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger as a direct, wholly-owned subsidiary of Parent and an indirect, wholly-owned subsidiary of Scotts Miracle-Gro. A copy of the Merger Agreement is attached as Annex A to the proxy statement.

Any action on the item of business described above may be considered at the Special Meeting or at any time and date to which the Special Meeting may be properly adjourned or postponed.

Only holders of record of our common stock, par value $0.001 per share (the “common stock”), as of the close of business on January 8, 2021 (the “Record Date”), are entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement thereof.

A list of stockholders of record will be available for inspection at our corporate headquarters located at 5405 Spine Road, Boulder, Colorado 80301, during ordinary business hours during the 10-day period before the Special Meeting.

The special committee (the “Special Committee”) of the board of directors of the Company (the “Board”), consisting solely of independent and disinterested directors, evaluated the Merger Agreement and the Merger in consultation with the Special Committee’s legal and financial advisors and unanimously recommended the Merger Agreement and the Merger to the Board. The Special Committee unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby (including the Merger) were fair to, and in the best interests of, the Company and the holders of shares of common stock (including unaffiliated security holders, but

i

excluding Parent and the Company), and (ii) recommended that the Board adopt and approve the Merger Agreement and approve the Merger. The Board (including Patricia M. Ziegler, Chris J. Hagedorn and Cory T. Miller, who reminded the Board of their affiliation with Scotts Miracle-Gro), on behalf of the Company, based on the recommendation of the Special Committee and after consultation with the Company’s legal and financial advisors, unanimously (i) adopted and approved the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Merger), (ii) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Merger) were fair to, and in the best interests of, the Company and the holders of shares of common stock (including unaffiliated security holders, but excluding Parent and the Company), (iii) directed that the Merger Agreement and the Merger be submitted for approval by a vote of the holders of common stock at the Special Meeting and (iv) recommended that the holders of common stock affirmatively vote to approve the Merger Agreement and the Merger. The approval of the Merger Agreement Proposal requires the vote of a majority of the outstanding shares of common stock entitled to vote on such matter at the Special Meeting. The transaction has not been structured to require the approval of the holders of at least a majority of the shares of common stock beneficially owned by security holders unaffiliated with the Purchaser Parties and their respective affiliates (including Scotts Miracle-Gro and our directors who are affiliated with Scotts Miracle-Gro, to the extent such directors beneficially own any shares of common stock). Furthermore, such approval is not required under Nevada law for us to complete the Merger.

The Board unanimously recommends that you vote “FOR” the Merger Agreement Proposal.

The Merger Agreement provides that Parent will vote or cause to be voted any shares of common stock beneficially owned by it or any of its affiliates or with respect to which it or any of its affiliates has the power (by agreement, proxy or otherwise) to cause to be voted in favor of the Merger Agreement Proposal at the Special Meeting and at all adjournments, recesses or postponements thereof. As of January 20, 2021, the Purchaser Parties and their respective affiliates (including Scotts Miracle-Gro) may be deemed to beneficially own approximately 80.5% of the outstanding shares of our common stock.

Whether or not you plan to attend the Special Meeting via the Virtual Special Meeting Website, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope. You also may submit a proxy electronically over the Internet or by telephone. We have provided instructions on the proxy card for using these convenient services. Submitting a proxy will not prevent you from voting your shares via the Virtual Special Meeting Website if you subsequently choose to attend the Special Meeting via the Virtual Special Meeting Website. Your proxy may be revoked at any time before the vote at the Special Meeting by following the procedures outlined in the proxy statement. If you attend the Special Meeting and vote via the Virtual Special Meeting Website, your vote will revoke any proxy that you have previously submitted. We cannot complete the Merger unless the Merger Agreement Proposal is approved by a majority of the outstanding shares of common stock entitled to vote on such matter at the Special Meeting as of the Record Date. The transaction has not been structured to require the approval of the holders of at least a majority of the shares of common stock beneficially owned by security holders unaffiliated with the Purchaser Parties and their respective affiliates (including Scotts Miracle-Gro and our directors who are affiliated with Scotts Miracle-Gro, to the extent such directors beneficially own any shares of common stock). Furthermore, such approval is not required under Nevada law for us to complete the Merger. Because the Purchaser Parties and their respective affiliates (including Scotts Miracle-Gro) may be deemed to beneficially own more than a majority of our outstanding shares of common stock as of the Record Date, they can satisfy the required vote under Nevada law and the Merger Agreement to approve the Merger Agreement and the transactions contemplated thereby (including the Merger) without the affirmative vote of any of our unaffiliated security holders. Despite the fact that the Purchaser Parties and their respective affiliates (including Scotts Miracle-Gro) can satisfy the required vote, we are soliciting proxies and furnishing a proxy statement to our stockholders to give unaffiliated security holders the opportunity to express their views on the Merger, even though their approval is not required as a condition to the completion of the Merger. Please note that any abstention or other failure to vote your shares will have the same effect as a vote “AGAINST” the Merger Agreement Proposal.

ii

If you hold your shares in “street name” through a broker, bank, trustee or other nominee, you should instruct your broker, bank, trustee or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your broker, bank, trustee or other nominee. Your broker, bank, trustee or other nominee cannot vote on the Merger Agreement Proposal without your instructions. Without those instructions, your shares will not be voted, which will have the same effect as a vote “AGAINST” the Merger Agreement Proposal.

Any stockholder who does not vote (and who does not cause or permit the stockholder’s shares to be voted) in favor of the Merger Agreement Proposal will have the right to dissent from the Merger and, in lieu of receiving the consideration prescribed under the Merger Agreement, obtain payment of the fair value (as defined in Nevada Revised Statutes 92A.320) of the stockholder’s shares, but only if (1) the stockholder delivers to the Company, before the vote on the Merger Agreement Proposal is taken at the Special Meeting, written notice of the stockholder’s intent to demand payment for the stockholder’s shares if the Merger is effectuated, and (2) the stockholder complies with all other applicable requirements of Nevada law, which are summarized in the proxy statement and reproduced in their entirety in Annex C to the proxy statement.

You are encouraged to read the proxy statement and its annexes, including all documents incorporated by reference into the proxy statement, carefully and in their entirety. If you have any questions concerning the Merger, the Special Meeting or the proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares, please contact the Company at:

AeroGrow International, Inc.

Attention: Senior Vice President of Finance and Administration

5405 Spine Road

Boulder, Colorado 80301

grey@aerogrow.com

(303) 444-7755

Whether or not you plan to attend the Special Meeting via the Virtual Special Meeting Website, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope. You also may submit a proxy electronically over the Internet or by telephone. Submitting a proxy will not prevent you from voting your shares via the Virtual Special Meeting Website if you subsequently choose to attend the Special Meeting via the Virtual Special Meeting Website. Your proxy may be revoked at any time before the vote at the Special Meeting by following the procedures outlined in the proxy statement.

By Order of the Board of Directors,

J. Michael Wolfe
President and Chief Executive Officer

Dated: January 22, 2021

The accompanying proxy statement is dated January 22, 2021 and, together with the enclosed form of proxy card, is first being mailed to stockholders on or about January 22, 2021.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Merger, passed upon the merits or fairness of the Merger Agreement or the transactions contemplated thereby, including the proposed Merger, or passed upon the adequacy or accuracy of the information contained in the accompanying proxy statement. Any representation to the contrary is a criminal offense.

iii

This proxy statement contains information related to a special meeting of the stockholders (the “Special Meeting”) of AeroGrow International, Inc., a Nevada corporation (“AeroGrow,” the “Company,” “we,” “us,” or “our”), to be held on February 23, 2021, at 10:00 a.m., Mountain Time. The Special Meeting is scheduled to be held exclusively online via live webcast. There will not be a physical meeting location. The Special Meeting can be accessed by visiting www.virtualshareholdermeeting.com/AERO2021SM (the “Virtual Special Meeting Website”), where you will be able to attend the Special Meeting, vote and submit your questions during the Special Meeting. Please note you will not be able to attend the Special Meeting in person. We have chosen to hold a virtual rather than an in-person Special Meeting given the current public health implications of the novel coronavirus (COVID-19) and our desire to promote the health and welfare of our directors, officers and stockholders.

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by the board of directors of the Company (the “Board”) for use at the Special Meeting. At the Special Meeting you will be asked to consider and vote on a proposal to approve the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of November 11, 2020, by and among the Company, SMG Growing Media, Inc., an Ohio corporation (“Parent”), AGI Acquisition Sub, Inc., a Nevada corporation and wholly-owned subsidiary of Parent (“Merger Sub” and, together with Parent, the “Purchaser Parties”), and, solely for the purposes stated in Section 6.4 of the Merger Agreement, The Scotts Miracle-Gro Company, an Ohio corporation (“Scotts Miracle-Gro”), and the transactions contemplated thereby (including the Merger (as defined below)), relating to the proposed acquisition of the Company by Parent, a direct, wholly-owned subsidiary of Scotts Miracle-Gro (the “Merger Agreement Proposal”). Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger as a direct, wholly-owned subsidiary of Parent and an indirect, wholly-owned subsidiary of Scotts Miracle-Gro. A copy of the Merger Agreement is attached as Annex A to this proxy statement.

This proxy statement is dated January 22, 2021 and, together with the enclosed form of proxy card, is first being mailed to stockholders on or about January 22, 2021.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Merger, passed upon the merits or fairness of the Merger Agreement or the transactions contemplated thereby, including the proposed Merger, or passed upon the adequacy or accuracy of the information contained in this proxy statement. Any representation to the contrary is a criminal offense.

SUMMARY TERM SHEET

This summary term sheet, together with the following section entitled “Questions and Answers,” highlights selected information from this proxy statement, including with respect to the Merger Agreement and the transactions contemplated thereby (including the Merger), and may not contain all of the information that may be important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger and the Merger Agreement, you should carefully read this entire proxy statement, the annexes to this proxy statement and the documents that we refer to, or incorporate by reference, in this proxy statement. Each item in this summary term sheet includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 136. The Merger Agreement is attached as Annex A to this proxy statement. We encourage you to read the Merger Agreement, which is the legal document that governs the Merger, carefully and in its entirety.

Parties Involved in the Merger (Page 27)

AeroGrow International, Inc.

AeroGrow is a Nevada corporation. AeroGrow is a developer, marketer, direct-seller, and wholesaler of advanced indoor garden systems designed for consumer use and priced to appeal to the gardening, cooking, healthy eating, and home and office decor markets. We offer multiple lines of proprietary indoor gardens, grow lights, a patented nutrient formula, more than 40 corresponding proprietary seed pod kits, and various cooking, gardening and decor accessories, primarily in the United States and Canada, as well as selected countries in Europe. Please see “Where You Can Find More Information” beginning on page 136 for additional information regarding us.

Our common stock is listed on The OTCQB Marketplace operated by OTC Markets Group Inc. (“OTCQB”) under the symbol “AERO.”

Our principal executive office is located at 5405 Spine Road, Boulder, Colorado 80301, and our telephone number is (303) 444-7755.

The Scotts Miracle-Gro Company

Scotts Miracle-Gro, an Ohio corporation, is the leading manufacturer and marketer of branded consumer lawn and garden products in North America. Scotts Miracle-Gro products are marketed under some of the most recognized brand names in the industry. Scotts Miracle-Gro’s key consumer lawn and garden brands include Scotts® and Turf Builder® lawn and grass seed products; Miracle-Gro® soil, plant food and insecticide, LiquaFeed® plant food and Osmocote® (Osmocote® is a registered trademark of Everris International B.V., a subsidiary of Israel Chemicals Ltd.) gardening and landscape products; and Ortho®, Home Defense® and Tomcat® branded insect control, weed control and rodent control products. Scotts Miracle-Gro is the exclusive agent of the Monsanto Company, a subsidiary of Bayer AG (“Monsanto”), for the marketing and distribution of certain of Monsanto’s consumer Roundup® branded products within the United States and certain other specified countries. Scotts Miracle-Gro has a presence in similar branded consumer products in China. Scotts Miracle-Gro’s common shares are listed on the New York Stock Exchange (the “NYSE”) under the symbol “SMG.”

Scotts Miracle-Gro’s principal executive office is located at 14111 Scottslawn Road, Marysville, Ohio 43041, and its telephone number is (937) 644-0011.

SMG Growing Media, Inc.

Parent is an Ohio corporation and a direct, wholly-owned subsidiary of Scotts Miracle-Gro and serves as a holding company for Scotts Miracle-Gro’s growing media and hydroponic businesses.

Parent’s principal executive office is located at 14111 Scottslawn Road, Marysville, Ohio 43041, and its telephone number is (937) 644-0011.

AGI Acquisition Sub, Inc.

Merger Sub is a Nevada corporation and a direct, wholly-owned subsidiary of Parent. Merger Sub was incorporated in 2020 by Parent solely for the purpose of entering into the transactions contemplated by the Merger Agreement, and has not entered into any business activities other than in connection with the transactions contemplated by the Merger Agreement. Upon completion of the Merger, Merger Sub will cease to exist as a separate entity and the Company will continue as the surviving corporation in the Merger.

Merger Sub’s principal executive office is located at 14111 Scottslawn Road, Marysville, Ohio 43041, and its telephone number is (937) 644-0011.

Each of the Purchaser Parties is an affiliate of Scotts Miracle-Gro. As of January 20, 2021, the Purchaser Parties and their respective affiliates (including Scotts Miracle-Gro) may be deemed to beneficially own approximately 80.5% of the outstanding shares of our common stock. See “Other Important Information Regarding the Purchaser Parties and Scotts Miracle-Gro” beginning on page 121.

Special Factors (Page 27)

Merger Consideration (Page 28)

Upon completion of the Merger, the Company will cease to be a publicly traded company and at the effective time of the Merger (the “Effective Time”) each share of common stock (other than Excluded Shares and Dissenting Shares (each as defined in “Special Factors—Merger Consideration” beginning on page 28)) issued and outstanding immediately prior to the Effective Time will be automatically converted into the right to receive $3.00 in cash, without interest thereon and subject to any required withholding of taxes (the “Merger Consideration”), and will cease to be outstanding, will be cancelled and will cease to exist.

Following the completion of the Merger, you will no longer own any shares of the capital stock of the surviving corporation or have any other rights as a stockholder of the Company. You will, however, have the right to receive the Merger Consideration (except stockholders who have duly preserved, demanded and perfected, and not withdrawn or otherwise waived or lost, dissenter’s rights pursuant to and in accordance with Nevada Revised Statutes (“NRS”) 92A.300 through NRS 92A.500, inclusive) (as described in “Special Factors—Dissenter’s Rights” beginning on page 80), who will instead have the rights available pursuant to those statutes).

Treatment of Equity Awards (Page 64)

The Company has no outstanding equity awards.

Background of the Merger (Page 28)

A description of the background of the Merger, including our discussions with the Purchaser Parties and Scotts Miracle-Gro, is included in “Special Factors—Background of the Merger” beginning on page 28.

Recommendation of the Board and Reasons for the Merger; Fairness of the Merger (Page 43)

The special committee (the “Special Committee”) of the Board evaluated the Merger Agreement and the Merger in consultation with the Special Committee’s legal and financial advisors and unanimously recommended the Merger Agreement and the Merger to the Board. The Special Committee unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby (including the Merger) were fair to, and in the best interests of, the Company and the holders of shares of common stock (including unaffiliated security holders, but excluding Parent and the Company), and (ii) recommended that the Board adopt and approve the Merger Agreement and approve the Merger. The Board (including Ms. Ziegler and Messrs. Hagedorn and Miller, who reminded the Board of their affiliation with Scotts Miracle-Gro), on behalf of the Company, based on the recommendation of the Special Committee and after consultation with the Company’s legal and financial advisors, unanimously (i) adopted and approved the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Merger), (ii) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Merger) were fair to, and in the best interests of, the Company and the holders of shares of common stock (including unaffiliated security holders, but excluding Parent and the Company), (iii) directed that the Merger Agreement and the Merger be submitted for approval by a vote of the holders of common stock at the Special Meeting and (iv) recommended that the holders of common stock affirmatively vote to approve the Merger Agreement and the Merger. The approval of the Merger Agreement Proposal requires the vote of a majority of the outstanding shares of common stock entitled to vote on such matter at the Special Meeting. The transaction has not been structured to require the approval of the holders of at least a majority of the shares of common stock beneficially owned by security holders unaffiliated with the Purchaser Parties and their respective affiliates (including Scotts Miracle-Gro and our directors who are affiliated with Scotts Miracle-Gro, to the extent such directors beneficially own any shares of common stock). Furthermore, such approval is not required under Nevada law for us to complete the Merger.

For a discussion of the material factors considered by the Board in reaching its conclusions, please refer to “Special Factors—Recommendation of the Board and Reasons for the Merger; Fairness of the Merger” beginning on page 43.

The Board unanimously recommends that you vote “FOR” the Merger Agreement Proposal.

Position of the Purchaser Parties and Scotts Miracle-Gro as to the Fairness of the Merger (Page 51)

The Purchaser Parties and Scotts Miracle-Gro did not participate in the deliberations of the Special Committee or the Board regarding, or receive advice from the Company’s legal or financial advisors as to, the fairness of the proposed Merger to the Company’s unaffiliated stockholders. The Purchaser Parties and Scotts Miracle-Gro have not performed, or engaged a financial advisor to perform, any valuation or other analysis for the purpose of assessing the fairness of the Merger to the Company’s unaffiliated stockholders. However, based on the knowledge and analysis by the Purchaser Parties and Scotts Miracle-Gro of available information regarding the Company, its business and the factors considered by, and the analysis and resulting conclusions of, the Board, as discussed in the section “Special Factors—Purpose and Reasons of the Company for the Merger” beginning on page 62, the Purchaser Parties and Scotts Miracle-Gro believe that the Merger is substantively and procedurally fair to the Company’s unaffiliated stockholders.

Opinion of Stifel, Nicolaus & Company, Incorporated (Page 54 and Annex B)

At the November 10, 2020 meeting of the Special Committee, Stifel, Nicolaus & Company, Incorporated (“Stifel”) rendered its oral opinion to the Special Committee, confirmed by the delivery of a written opinion dated November 11, 2020, that, subject to the qualifications, assumptions, exceptions and limitations set forth therein, the Merger Consideration to be paid by Parent under the Merger Agreement was fair, from a financial point of view, to the holders of shares of common stock of the Company, other than (i) Parent, Parent’s affiliates and the Company and (ii) Dissenting Shares.

The full text of Stifel’s written opinion dated November 11, 2020, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. Stifel’s opinion was provided for the use and benefit of the Special Committee (solely in its capacity as such) in its evaluation of the Merger. Stifel’s opinion is limited solely to the fairness of the Merger Consideration to be paid by Parent under the Merger Agreement, from a financial point of view, to the holders of the Company’s common stock (other than (i) Parent, Parent’s affiliates and the Company and (ii) Dissenting Shares) and does not address the Company’s underlying business decision to effect the Merger or the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available to the Company. Stifel’s opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the Merger or any other matter.

For a more complete description and additional information, see the section entitled “Special Factors—Opinion of Stifel, Nicolaus & Company, Incorporated” beginning on page 54 and Annex B to this proxy statement.

Purpose and Reasons of the Company for the Merger (Page 62)

The Company’s purpose for engaging in the Merger is to enable its stockholders (other than holders of Excluded Shares and Dissenting Shares) to receive the Merger Consideration. The Board considered the Merger Agreement, as well as strategic alternatives, including sale to a third party or continuation as an independent company, consistent with its fiduciary duties under NRS 78.138. The Company has determined to undertake the Merger at this time based on the analyses, determinations and conclusions of the Special Committee and the Board described in detail under “Special Factors—Recommendation of the Board and Reasons for the Merger; Fairness of the Merger” beginning on page 43.

Purpose and Reasons of the Purchaser Parties and Scotts Miracle-Gro for the Merger (Page 63)

Under the Securities and Exchange Commission (the “SEC”) rules governing “going private” transactions, each of the Purchaser Parties and their respective affiliates (including Scotts Miracle-Gro) may be deemed to be an “affiliate” (as defined under Rule 13e-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the Company engaged in the “going private” transaction and, therefore, each of the Purchaser Parties and their respective affiliates (including Scotts Miracle-Gro) is required to express its purposes and reasons for the Merger to the Company’s “unaffiliated security holders” (as defined under Rule 13e-3 of the Exchange Act). The Purchaser Parties and their respective affiliates (including Scotts Miracle-Gro) are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Purchaser Parties and their respective affiliates (including Scotts Miracle-Gro) should not be construed as a recommendation to any unaffiliated stockholder as to how that stockholder should vote on the Merger Agreement Proposal.

The Purchaser Parties and Scotts Miracle-Gro have undertaken to pursue the Merger at this time in light of the opportunities they perceive to enhance Parent’s and, in turn, Scotts Miracle-Gro’s, financial performance by means of acquiring the Company’s brands and other assets through the Merger. For the Purchaser Parties and Scotts Miracle-Gro, the purpose of the Merger is to enable them to exercise complete control of the Company, through a transaction in which the stockholders of the Company (other than the (i) Purchaser Parties and their respective affiliates (including Scotts Miracle-Gro) and (ii) holders of Dissenting Shares) will be entitled to receive $3.00 in cash, without interest and subject to any required withholding of taxes, per share of common stock, and bear the rewards and risks of the ownership of the Company after becoming its sole stockholder. In the opinion of the Purchaser Parties and Scotts Miracle-Gro, the Merger will provide a number of benefits to the Purchaser Parties and Scotts Miracle-Gro and the Company that would follow from the Company becoming an indirect, wholly-owned subsidiary of Scotts Miracle-Gro, including, but not limited to, those set forth in “Special Factors—Purpose and Reasons of the Purchaser Parties and Scotts Miracle-Gro for the Merger” beginning on page 63.

The transaction has been structured as a cash merger to provide the Company’s unaffiliated security holders with cash for their shares of common stock and to provide a prompt and orderly transfer of ownership of the Company in a single step, without the necessity of financing separate purchases of shares of common stock in a tender offer and implementing a second-step merger to acquire any shares of common stock not tendered into any such tender offer, and without incurring any additional transaction costs associated with such activities.

Certain Effects of the Merger (Page 64)

Upon the terms and subject to the conditions of the Merger Agreement, if the Merger is completed, Merger Sub will merge with and into the Company, and the Company will continue as the surviving corporation and as a direct, wholly-owned subsidiary of Parent and an indirect, wholly-owned subsidiary of Scotts Miracle-Gro. Following the completion of the Merger, you will no longer own any shares of the capital stock of the surviving corporation or have any other rights as a stockholder of the Company. You will, however, have the right to receive the Merger Consideration (except stockholders who have duly preserved, demanded and perfected, and not withdrawn or otherwise waived or lost, dissenter’s rights pursuant to NRS 92A.300 through NRS 92A.500, inclusive (as described in “Special Factors—Dissenter’s Rights” beginning on page 80) who will instead have the rights available pursuant to those statutes). For a further discussion of the effects of the Merger, see “Special Factors—Certain Effects of the Merger” beginning on page 64.

Certain Effects on the Company if the Merger is Not Completed (Page 66)

If the Merger Agreement Proposal is not approved by the required vote of our stockholders, or if the Merger is not completed for any other reason, our stockholders will not receive any payment for their shares. Instead, we will remain an independent public company, our common stock will continue to be listed and traded on the OTCQB and registered under the Exchange Act, and we will continue to file periodic and current reports with the SEC. If the Merger is not completed, depending on the circumstances that caused the Merger not to be completed, the price of our common stock may decline significantly, and if that were to occur, it is uncertain when, if ever, the price of our common stock would return to the price at which it traded as of the date of this proxy statement. For more details, see “Special Factors— Certain Effects on the Company if the Merger is Not Completed” beginning on page 66.

Interests of the Company’s Directors and Executive Officers in the Merger; Potential Conflicts of Interest (Page 72)

When considering the unanimous recommendation of the Board that you vote to approve the Merger Agreement Proposal, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of stockholders generally, as more fully described below. In (i) evaluating and negotiating the Merger Agreement; (ii) adopting and approving the Merger Agreement and approving the Merger; and (iii) recommending that the Merger Agreement Proposal be approved by stockholders, the Special Committee and the Board, as applicable, were aware of and considered these interests to the extent that they existed at the time, among other matters. These interests include the following:

•	the significant commercial relationships and loans among the Company and affiliates of the Purchaser Parties;

•	the cash payments to the members of the Special Committee for their Special Committee service, which compensation was not contingent upon the Special Committee’s recommendation regarding the Merger;

•	the fact that certain executive officers of the Company are anticipated to remain executive officers of the surviving corporation;

•	certain severance payments available to certain executive officers of the Company in connection with a termination of employment on or following the Merger;

•	our directors and executive officers will receive the Merger Consideration for any shares of common stock that they own;

•

that Ms. Ziegler and Messrs. Hagedorn and Miller are affiliated with Scotts Miracle-Gro and that as of January 20, 2021, the Purchaser Parties and their respective affiliates (including Scotts Miracle-Gro) beneficially owned 27,639,294 shares of common stock, representing approximately 80.5% of the outstanding shares of common stock; and

•	the continued rights to exculpation, indemnification and advancement of expenses and directors’ and officers’ liability insurance.

If the Merger Agreement Proposal is approved, the shares held by our directors and executive officers will be treated in the same manner as outstanding shares held by all other stockholders. For more information, see “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger; Potential Conflicts of Interest” beginning on page 72.

Intent to Vote in Favor of the Merger (Page 75)

As of the close of business on January 8, 2021 (the “Record Date”), the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, 155,437 shares of common stock, or less than 1.0% of the aggregate shares of common stock entitled to vote at the Special Meeting. The directors have informed the Company that they currently intend to vote all of their shares “FOR” the Merger Agreement Proposal. Furthermore, although none of Ms. Ziegler and Messrs. Hagedorn and Miller holds voting or investment power over the shares owned by Parent and therefore each disclaims beneficial ownership over such shares, Parent is required to vote all of its shares “FOR” the Merger Agreement Proposal. The executive officers have not informed the Company of their intent to vote their shares on the Merger Agreement Proposal. However, the Proxy Holders (as defined in “Questions and Answers” beginning on page 17), who are both executive officers of the Company, intend to vote all of the shares over which they have proxy authority, “FOR” the Merger Agreement Proposal.

Parent’s Obligation to Vote in Favor of the Merger (Page 75)

The Merger Agreement provides that Parent will vote or cause to be voted any shares of common stock beneficially owned by it or any of its affiliates or with respect to which it or any of its affiliates has the power (by agreement, proxy or otherwise) to cause to be voted in favor of the Merger Agreement Proposal at the Special Meeting and at all adjournments, recesses or postponements thereof. As of January 20, 2021, the Purchaser Parties and their respective affiliates (including Scotts Miracle-Gro) beneficially owned 27,639,294 shares of common stock, representing approximately 80.5% of the outstanding shares of common stock.

Material U.S. Federal Income Tax Consequences of the Merger (Page 75)

For U.S. federal income tax purposes, the receipt of cash by a U.S. Holder (as defined in “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 75) in exchange for such U.S. Holder’s shares in the Merger generally will result in the recognition of gain or loss in an amount measured by the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger (computed as if there were no applicable withholding taxes) and such U.S. Holder’s adjusted tax basis in the shares surrendered in the Merger. Gain or loss realized generally must be calculated separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered pursuant to the Merger. A Non-U.S. Holder (as defined in “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 75) generally will not be subject to U.S. federal income tax with respect to the exchange of shares for cash in the Merger, unless such Non-U.S. Holder has certain connections to the United States.

The determination of actual tax consequences of the Merger to a holder will depend on the holder’s specific situation. For more information, see “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 75. Holders of shares should consult their own tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under U.S. federal non-income tax laws or the laws of any state, local or foreign taxing jurisdiction.

Financing of the Merger (Page 78)

The consummation of the Merger is not subject to a financing condition. The Company and Parent estimate that the total amount of funds required to complete the Merger and the transactions contemplated thereby and pay related fees and expenses will be approximately $20.3 million, consisting of approximately $20.1 million in cash Merger Consideration and approximately $0.2 million in transaction related fees and expenses. Parent expects this amount to be funded through available cash on hand. See “Special Factors—Financing of the Merger” beginning on page 78.

Litigation Relating to the Merger

On January 11, 2021, an alleged stockholder of the Company, Overbrook Capital, LLC, filed a putative class action complaint in the Eighth Judicial District Court, Clark County Nevada, against the Company, each of the members of the Board, Parent and Scotts-Miracle Gro, purportedly in relation to the Company’s entry into the Merger Agreement. The complaint asserts claims for breach of fiduciary duty against the defendants. The complaint alleges, among other things, that (i) the directors breached their fiduciary duties in connection with the Merger due to, among other things, the fairness and adequacy of Merger Consideration for the Company’s unaffiliated minority stockholders and a lack of certain measures in the Merger Agreement that the complaint alleges would have better protected the interests of Company’s unaffiliated minority stockholders, (ii) Parent and Scotts Miracle-Gro (as controlling stockholders) breached their fiduciary duties to the Company’s unaffiliated minority stockholders in connection with the Merger due to, among other things, an alleged lack of fairness to the Company’s unaffiliated stockholders, both in terms of price and process, and (iii) Parent, Scotts Miracle-Gro and the Company breached their fiduciary duties in connection with the Merger by, among other things, allegedly aiding and abetting the foregoing alleged breaches of fiduciary duty by the directors. The complaint seeks, among other things, in the event the Merger is consummated, an order rescinding it and setting it aside or awarding rescissory damages, and unspecified attorneys’ and experts’ fees.

On January 12, 2021, an alleged stockholder of the Company, Nicoya Capital, LLC, filed a putative class action complaint in the Eighth Judicial District Court, Clark County Nevada, against each of the members of the Board, James Hagedorn, Chairman and Chief Executive Officer of Scotts Miracle-Gro, Peter Supron, Chief of Staff to the President of Scotts Miracle-Gro, the Company, Merger Sub, Parent and Scotts-Miracle Gro, purportedly in relation to the Company’s entry into the Merger Agreement. The complaint asserts a claim for breach of fiduciary duty against the defendants. The complaint alleges, among other things, that (i) Scotts Miracle-Gro, James Hagedorn and Parent (as controlling stockholders) breached their fiduciary duties of loyalty and care to the Company’s unaffiliated minority stockholders in connection with the Merger due to, among other things, an alleged lack of fairness to the Company’s unaffiliated stockholders, (ii) James Hagedorn, Peter Supron, the Company, Merger Sub and the directors breached their fiduciary duties in connection with the Merger due by, among other things, allegedly aiding and abetting a breach of fiduciary duty via selling the Company for what was alleged to be an unfair price, and (iii) the directors breached their fiduciary duties in connection with the Merger by, among other things, allegedly failing to protect the Company’s unaffiliated minority stockholders. The complaint seeks, among other things, an award of damages and unspecified attorneys’, accountant’s and experts’ fees.

Dissenter’s Rights (Page 80)

Any stockholder who does not vote (and who does not cause or permit the stockholder’s shares to be voted) in favor of the Merger Agreement Proposal will have the right to dissent from the Merger and, in lieu of receiving the Merger Consideration, obtain payment of the fair value (as defined in NRS 92A.320) of the stockholder’s shares, but only if (1) the stockholder delivers to the Company, before the vote on the Merger Agreement Proposal is taken at the Special Meeting, written notice of the stockholder’s intent to demand payment for the stockholder’s shares if the Merger is effectuated, and (2) the stockholder complies with all other applicable requirements of under NRS 92A.300 through NRS 92A.500, inclusive (the “Dissenter’s Rights Statutes”), which are summarized in this proxy statement and reproduced in their entirety in Annex C to this proxy statement. If the Company and a former stockholder that remains entitled to and properly asserts dissenter’s rights cannot agree on as to the fair value, the Company must then commence a proceeding in Nevada state district court to determine the fair value, which may be more than, equal to, or less than the Merger Consideration.

A copy of the full text of the Dissenter’s Rights Statutes is included as Annex C to this proxy statement. Failure to follow the procedures set forth in the Dissenter’s Rights Statutes will result in the forfeiture of dissenter’s rights. You are encouraged to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising dissenter’s rights, stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Any stockholder who submits a proxy indicating a vote “FOR” the Merger Agreement Proposal will waive dissenter’s rights unless, prior to the taking of the vote at the Special Meeting, the stockholder (1) revokes the proxy, if revocable, (2) delivers to the Company, before the vote on the Merger Agreement Proposal is taken at the Special Meeting, written notice of the stockholder’s intent to demand payment for the stockholder’s shares if the Merger is effectuated, and (3) otherwise complies with the Dissenter’s Rights Statutes.

If you currently hold your shares in “street name” and wish to avoid loss of rights resulting from the registered owner’s failure to follow the mandated procedural steps under the Dissenter’s Rights Statutes, prior to the Record Date you may wish to instruct the registered owner of your shares (i.e., your broker, bank, trustee or other nominee) to transfer your security position in such shares to a direct registration system book-entry registered directly in your name on the Company’s books with its transfer agent. Please contact your broker, bank, trustee or other nominee for further information.

Anticipated Date of Completion of the Merger (Page 83)

As of the date of this proxy statement, assuming timely satisfaction of necessary closing conditions, including the approval by our stockholders of the Merger Agreement Proposal, the Merger is expected to be completed in the first calendar quarter of 2021. There are no governmental approvals needed to effectuate the Merger or consummate the other transactions contemplated by the Merger Agreement. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to the closing conditions described in “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 109, many of which are outside of our control.

The Special Meeting of Stockholders (Page 86)

Date, Time and Place

The Special Meeting will be held on February 23, 2021, at 10:00 a.m., Mountain Time. The Special Meeting is scheduled to be held exclusively online via live webcast and can be accessed by visiting www.virtualshareholdermeeting.com/AERO2021SM, where you will be able to attend the Special Meeting, vote and submit your questions during the Special Meeting. Please note that you will not be able to attend the Special Meeting in person. Please have your 16-digit control number (which is included on your proxy card if you are a stockholder of record of shares of common stock or with your voting instruction card and voting instructions you received from your broker, bank, trustee or other nominee of your shares if you hold your shares of common stock in “street name”) to join the Special Meeting. Instructions on how to attend and participate online are also posted online at www.proxyvote.com. We have chosen to hold a virtual rather than an in-person Special Meeting given the current public health implications of the novel coronavirus (COVID-19) and our desire to promote the health and welfare of our directors, officers and stockholders.

Purpose of the Special Meeting

At the Special Meeting, we will ask stockholders to vote on the Merger Agreement Proposal.

Record Date; Shares Entitled to Vote

Holders of the outstanding shares of common stock as of the close of business on January 8, 2021, the Record Date for the Special Meeting, are entitled to notice of, and to vote at, the Special Meeting.

As of the Record Date, there were 34,328,036 shares of our common stock outstanding, of which the Purchaser Parties and their respective affiliates (including Scotts Miracle-Gro) beneficially owned 27,639,294 shares of common stock, representing approximately 80.5% of the outstanding shares of common stock.

Quorum

As of the Record Date, there were 34,328,036 shares of common stock outstanding and entitled to vote at the Special Meeting. A majority of the shares of common stock entitled to vote, represented via the Virtual Special Meeting Website or by proxy, regardless of whether the proxy has authority to vote on the Merger Agreement Proposal, will constitute a quorum at the Special Meeting. Abstentions will be counted as present for the purpose of determining whether a quorum is present, however “broker non-votes” (described in more detail below in “—Voting of Proxies” beginning on page 10), if any, will not be counted as present for the purpose of determining whether a quorum is present at the Special Meeting.

Vote Required

For us to complete the Merger, under NRS 92A.120, holders of a majority of the outstanding shares of common stock at the close of business on the Record Date must vote “FOR” the Merger Agreement Proposal. The transaction has not been structured to require the approval of the holders of at least a majority of the shares of common stock beneficially owned by security holders unaffiliated with the Purchaser Parties and their respective affiliates (including Scotts Miracle-Gro and our directors who are affiliated with Scotts Miracle-Gro, to the extent such directors beneficially own any shares of common stock). Furthermore, such approval is not required under Nevada law for us to complete the Merger. As of the Record Date, there were 34,328,036 shares of common stock outstanding, of which the Purchaser Parties and their respective affiliates (including Scotts Miracle-Gro) beneficially owned 27,639,294 shares of common stock, representing approximately 80.5% of the outstanding shares of common stock. Subject to the terms of the Merger Agreement, Parent has agreed to vote all shares of common stock it beneficially owns in favor of the Merger Agreement Proposal. See “Special Factors—Parent’s Obligation to Vote in Favor of the Merger” beginning on page 75. The failure of any stockholder to vote their shares, abstentions, and broker non-votes, if any, will have the same effect as a vote “AGAINST” the Merger Agreement Proposal.

Each share of common stock is entitled to one vote per share.

Voting of Proxies

Any stockholder of record entitled to vote at the Special Meeting may submit a proxy by returning a signed proxy card by mail in the accompanying prepaid reply envelope or granting a proxy electronically over the Internet or by telephone, or may vote via the Virtual Special Meeting Website at the Special Meeting. If you are a beneficial owner and hold your shares in “street name” through a broker, bank, trustee or other nominee, you should instruct your broker, bank, trustee or other nominee on how you wish to vote your shares using the instructions provided by your broker, bank, trustee or other nominee. Under applicable stock exchange rules, brokers, banks, trustees and other nominees have the discretion to vote on routine matters. The Merger Agreement Proposal is a non-routine matter, and brokers, banks, trustees and other nominees cannot vote on the Merger Agreement Proposal without your instructions. As a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” Broker non-votes, if any, will not be treated as shares that are present at the Special Meeting for purposes of determining whether a quorum exists and will have the same effect as votes “AGAINST” the Merger Agreement Proposal. Because the Merger Agreement Proposal is a non-routine matter for which brokers do not have discretionary authority to vote, we do not expect any broker non-votes at the Special Meeting. Therefore, it is important that you cast your vote or instruct your broker, bank, trustee or other nominee on how you wish to vote your shares.

All shares represented by properly executed proxies received in time for the Special Meeting will be voted at the Special Meeting in the manner specified by the proxy holders. Properly executed proxies that do not contain voting instructions will be voted “FOR” the Merger Agreement Proposal.

Shares represented at the Special Meeting but not voted, including shares for which proxies have been received but for which stockholders have abstained, will be treated as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

Only shares affirmatively voted for the Merger Agreement Proposal, including properly executed proxies that do not contain specific voting instructions, will be counted “FOR” that proposal.

If you abstain from voting, it will have the same effect as a vote “AGAINST” the Merger Agreement Proposal.

If you do not execute a proxy card, it will have the same effect as a vote “AGAINST” the Merger Agreement Proposal.

Revocability of Proxies

If you are a stockholder of record on the Record Date, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by: (i) signing another proxy card with a later date and returning it to us prior to the Special Meeting; (ii) submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy; (iii) delivering a written notice of revocation to our Secretary at 5405 Spine Road, Boulder, Colorado 80301; or (iv) attending the Special Meeting and voting via the Virtual Special Meeting Website (however, simply attending the Special Meeting will not cause your proxy to be revoked).

If you hold your shares in “street name,” you should contact your broker, bank, trustee or other nominee for instructions regarding how to change your vote. You may also vote at the Special Meeting via the Virtual Special Meeting Website if you obtain a valid proxy from your broker, bank, trustee or other nominee.

The Merger Agreement (Page 92)

A summary of the material provisions of the Merger Agreement, which is attached as Annex A to this proxy statement and incorporated by reference herein, is described under “The Merger Agreement” beginning on page 92. Among other things, the Merger Agreement includes the following terms:

Acquisition Proposals; Change of Recommendation (Page 101)

Under the Merger Agreement, except as provided therein, the Company must not, and must direct its directors, employees (including officers) and representatives not to, directly or indirectly:

•

initiate, solicit, propose or knowingly encourage or otherwise knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (as defined in “The Merger Agreement—Covenants and Agreements— Acquisition Proposals; Change of Recommendation” beginning on page 101);

•

engage in, continue or otherwise participate in any discussions or negotiations relating to any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal;

•

provide any information or data concerning the Company or access to the Company’s properties, books and records to any person in connection with any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal;

•	enter into any Alternative Acquisition Agreement (as defined in “The Merger Agreement—Covenants and Agreements— Acquisition Proposals; Change of Recommendation” beginning on page 101);

•

take any action to exempt any third party from the restrictions on “business combinations” or acquisitions or voting of shares of common stock under any applicable takeover statutes or otherwise cause such restrictions to not apply;

•	grant any waiver, amendment or release under any standstill or confidentiality agreement concerning an Acquisition Proposal; or

•	agree, authorize or commit to do any of the foregoing.

However, subject to certain requirements regarding confidentiality and providing certain notifications, information and materials to Parent, prior to obtaining the approval of the Merger Agreement by the holders of a majority of the outstanding shares of common stock entitled to vote on such matter at the Special Meeting (the “Requisite Company Vote”), in response to an unsolicited, bona fide written Acquisition Proposal, the Company (only through the Special Committee and its representatives) may:

•

provide non-public Company and other information and data concerning the Company and access to the Company’s properties, books and records to the person who made such Acquisition Proposal, subject to certain exceptions;

•

engage or otherwise participate in any discussions or negotiations with any such person who made such Acquisition Proposal regarding such Acquisition Proposal (including to request clarification of the terms and conditions of such Acquisition Proposal); and

•

if, and only if, prior to taking any action described in the first two bullets above, the Special Committee determines in good faith, after consultation with outside legal counsel that (i) based on the information then available and after consultation with its financial advisor, that such Acquisition Proposal either constitutes a Superior Proposal (as defined in “The Merger Agreement—Covenants and Agreements— Acquisition Proposals; Change of Recommendation” beginning on page 101) or is reasonably expected to result in a Superior Proposal and (ii) based on the information then available (including the terms and conditions of such Acquisition Proposal and the Merger Agreement), the failure to take such action would violate the fiduciary duties of the Company’s directors constituting the Special Committee under applicable law.

Parent has advised the Special Committee that it will not vote any shares of common stock beneficially owned by the Purchaser Parties and their respective affiliates (including Scotts Miracle-Gro) in favor of approval of any Acquisition Proposal. As of the Record Date, there were 34,328,036 shares of common stock outstanding, of which the Purchaser Parties and their respective affiliates (including Scotts Miracle-Gro) beneficially owned 27,639,294 shares of common stock, representing approximately 80.5% of the outstanding shares of common stock, which is sufficient to disapprove any Acquisition Proposal. Therefore, the Company believes it is unlikely that any Acquisition Proposal will be received by the Company.

Except as provided in the Merger Agreement, none of the Board, the Special Committee or any other committee of the Board may:

•

withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) the Board’s recommendation that the holders of shares of common stock vote affirmatively at the Special Meeting to approve the Merger Agreement and the Merger (the “Company Recommendation”), in a manner adverse to Parent;

•	fail to include the Company Recommendation in the Company’s proxy statement relating to the Special Meeting;

•

at any time following the receipt of an Acquisition Proposal (other than a tender or exchange offer as contemplated by the following bullet that has been publicly disclosed), fail to reaffirm its approval or recommendation of the Merger Agreement and the Merger as promptly as practicable (but in any event within five business days) after receipt of any written request to do so from Parent;

•

fail to recommend rejection of any tender offer or exchange offer for outstanding shares of common stock that has been commenced by any person (other than by Parent or an affiliate of Parent) on or prior to the 10th business day after such commencement;

•

approve, authorize or recommend (or determine to approve, authorize or recommend) or publicly declare advisable any Acquisition Proposal or other proposal that would be reasonably expected to lead to an Acquisition Proposal or any Alternative Acquisition Agreement; or

•	agree, authorize or commit to do any of the foregoing (any such action, a “Change of Recommendation”).

However, prior to obtaining the Requisite Company Vote, the Special Committee may make a Change of Recommendation and the Company may terminate the Merger Agreement if:

•	an unsolicited, bona fide written Acquisition Proposal that was not obtained in breach of the Merger Agreement is received by the Company and not withdrawn; and

•

the Special Committee determines in good faith, after consultation with outside legal counsel and its financial advisor, that such Acquisition Proposal constitutes a Superior Proposal; provided, however, that (i) a Change of Recommendation and termination by the Company of the Merger Agreement may not be made unless and until prior to taking such action, the Company gives Parent advance written notice that the Special Committee intends to convene a meeting to consider or take any other action with respect to making such Change in Recommendation, together with a reasonably detailed description of the Superior Proposal, at the least four business days in advance of convening such meeting of the Special Committee or taking such other action (the “Superior Proposal Notice Period”); (ii) during the pendency of the Superior Proposal Notice Period, if requested by Parent, the Special Committee and its representatives negotiate in good faith with Parent and its representatives to revise the Merger Agreement (in the form of a proposed binding amendment) to enable the Special Committee to determine in good faith, after consultation with its outside legal counsel and its financial advisor, that after giving effect to such modifications, such Acquisition Proposal would no longer constitute a Superior Proposal; and (iii) at the expiration of the Superior Proposal Notice Period, the Special Committee, after having taken into account the modifications to the Merger Agreement proposed by Parent, has determined in good faith, after consultation with outside legal counsel and its financial advisor, that a failure to make a Change of Recommendation and terminate the Merger Agreement and abandon the Merger would violate the fiduciary duties of the Company’s directors constituting the Special Committee directors under applicable law.

Governmental and Regulatory Approvals (Page 79)

There are no governmental approvals needed to effectuate the Merger or consummate the other transactions contemplated by the Merger Agreement.

Subject to certain exceptions, the Company and Parent are required to cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions necessary or advisable on its part under the Merger Agreement and applicable laws to consummate the transactions contemplated by the Merger Agreement as promptly as practicable after the date of the Merger Agreement, including preparing and filing, as promptly as practicable after the date of the Merger Agreement, documentation to effect all necessary notices, reports, consents, registrations, approvals, permits, authorizations, expirations of waiting periods and other filings and to obtain, as promptly as practicable after the date of the Merger Agreement, all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any governmental entity in order to consummate the transactions contemplated by the Merger Agreement.

Conditions to Completion of the Merger (Page 109)

The respective obligations of each party to consummate the Merger are subject to the satisfaction or waiver of the following customary conditions:

•	the Requisite Company Vote having been obtained at the Special Meeting;

•

the absence of certain orders or laws enjoining, preventing or otherwise prohibiting, restraining or making unlawful the consummation of the Merger and the other transactions contemplated by the Merger Agreement; and

•

the obtainment or occurrence, as the case may be, of all authorizations, consents, orders, declarations or approvals of, notifications to or filings or registrations with, or terminations or expirations of waiting periods imposed by governmental entities in connection with the Merger without the imposition of any material condition thereto, subject to certain exceptions.

The Merger Agreement provides that the obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

•

each of the representations and warranties made by us in the Merger Agreement is true and correct at and as of the date of the Merger Agreement and as of the date on which the closing of the transactions contemplated by the Merger Agreement (the “Closing”) actually occurs (the “Closing Date”), subject to certain exceptions (including material adverse effect qualifications regarding their accuracy and matters contained in any confidential disclosure schedule delivered to Parent by the Company prior to or concurrently with the execution and delivery of the Merger Agreement (the “Company Disclosure Schedule”));

•	we have performed or complied in all material respects with our agreements and covenants required by the Merger Agreement to be performed or complied with by us on or prior to the Effective Time;

•

since the date of the Merger Agreement, there has not occurred any event, change, development, circumstance, fact or effect that has had or would reasonably be expected to have a Material Adverse Effect (as defined in “The Merger Agreement—Material Adverse Effect Definitions” beginning on page 97);

•	we have delivered to Parent a certificate signed on our behalf by our Chief Executive Officer certifying that conditions set forth in the foregoing three bullets have been satisfied; and

•	we have delivered certain Foreign Investment in Real Property Tax Act certifications and notifications to Parent and the Internal Revenue Service, as applicable.

The Merger Agreement provides that the obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

•

each of the representations and warranties of Parent and Merger Sub in the Merger Agreement is true and correct at and as of the date of the Merger Agreement and as of the Closing Date, subject to certain exceptions (including material adverse effect qualifications regarding their accuracy);

•

each of Parent and Merger Sub has performed or complied in all material respects with its agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Effective Time; and

•

Parent has delivered to us a certificate signed on behalf of Parent and Merger Sub by an executive officer of Merger Sub certifying that the conditions set forth in the foregoing two bullets have been satisfied.

For more information, please see “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 109.

Termination of the Merger Agreement (Page 111)

The Merger Agreement may be terminated and the transactions contemplated by the Merger Agreement may be abandoned at any time prior to the Effective Time, whether before or after the Requisite Company Vote has been obtained, by mutual written consent of the Company and Parent.

The Merger Agreement may be terminated and the transactions contemplated by the Merger Agreement may be abandoned at any time prior to the Effective Time, by action of either the Company or Parent, in each case, subject to certain exceptions, if:

•	the Merger is not consummated by 5:00 p.m. local time on March 31, 2021 (the “Outside Date”); or

•	any order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger has become final and non-appealable.

The Merger Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned by the Company, in each case, subject to certain exceptions, if:

•

either Parent or Merger Sub breaches or fails to perform in any material respect any of its representations, warranties, covenants or agreements in the Merger Agreement, or if any representation or warranty of Parent or Merger in the Merger Agreement has become untrue following the date of the Merger Agreement, in either case, such that the conditions to our obligation to effect the Merger would not be satisfied and such breach is either not curable prior to the Outside Date or has not been cured within the earlier of (i) 30 days of written notice thereof and (ii) three business days prior to the Outside Date; or

•

prior to the time the Requisite Company Vote is obtained, following a Change of Recommendation, but only if (i) we are not then in breach of our non-solicitation obligations under the Merger Agreement and (ii) such Change of Recommendation is made in accordance with the applicable terms and conditions of the Merger Agreement.

The Merger Agreement may be terminated and the transactions contemplated by the Merger Agreement may be abandoned by Parent, if:

•

subject to certain exceptions, we have breached any representation, warranty, covenant or agreement made by us in the Merger Agreement, or if any representation or warranty made by us has become untrue, in each case, such that the conditions to Parent’s obligation to effect the Merger would not be satisfied and such breach is either not curable prior to the Outside Date or has not been cured within the earlier of (i) 30 days of written notice thereof and (ii) three business days prior to the Outside Date; or

•	following a Change of Recommendation, if the Requisite Company Vote has not yet been obtained at the Special Meeting.

Specific Performance (Page 112)

In the event of breach or violation or threatened breach or violation of the provisions of the Merger Agreement, the non-breaching party will be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to specific performance and the issuance of injunctive and other equitable relief without the necessity of proving the inadequacy of money damages as a remedy.

Market Price of the Company’s Common Stock and Dividends (Page 117)

The closing price of our common stock on the OTCQB, on November 11, 2020, the last trading day prior to the announcement of the Merger, was $2.82 per share. On January 21, 2021, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price of our common stock on the OTCQB was $3.02 per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares.

On November 29, 2016, the Board declared a cash distribution of $1.21 per share of common stock as a special one-time dividend based on Parent’s exercise of the Warrant (as defined in “Other Important Information Regarding the Purchaser Parties and Scotts Miracle-Gro—Significant Past Transactions and Contracts” beginning on page 126). The dividend was paid on January 3, 2017 to stockholders of record on December 20, 2016. Otherwise, we have never declared or paid dividends or distributions on our common stock. We have agreed in the Merger Agreement not to declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise on our common stock.

Deregistration of AeroGrow Common Stock (Page 84)

If the Merger is completed, our common stock will no longer be quoted on the OTCQB and will be deregistered under the Exchange Act. Thereafter, we will no longer file periodic reports with the SEC.

Where You Can Find More Information (Page 136)

You can find more information about us in the periodic reports and other information we file with the SEC. The information is available, free of charge, on the SEC’s website at www.sec.gov. In addition, you may obtain free copies of the documents we file with the SEC by going to our Internet website at www.aerogrow.com. Our Internet website address is provided as an inactive textual reference only. The information provided on our Internet website is not part of this proxy statement and, therefore, is not incorporated herein by reference. For a more detailed description of the additional information available, see “Where You Can Find More Information” beginning on page 136.

QUESTIONS AND ANSWERS

The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that may be important to you. We encourage you to read carefully the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents we refer to, or incorporate by reference, in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in “Where You Can Find More Information” beginning on page 136.

Q:	Why am I receiving this proxy statement and proxy card or voting instruction form?

A:

On November 11, 2020, the Company entered into the Merger Agreement providing for the merger of Merger Sub, a direct, wholly-owned subsidiary of Parent, with and into the Company, with the Company surviving the Merger as a direct, wholly-owned subsidiary of Parent and an indirect, wholly-owned subsidiary of Scotts Miracle-Gro. You are receiving this proxy statement and form of proxy card or voting instruction form in connection with the solicitation of proxies by the Board in favor of the Merger Agreement Proposal. This proxy statement describes the Merger Agreement Proposal on which we urge you to vote and is intended to assist you in deciding how to vote your shares with respect to the Merger Agreement Proposal.

Q:	What is the proposed transaction?

A:

The proposed transaction is the merger of Merger Sub with and into the Company pursuant to the Merger Agreement. Following the Effective Time, the Company would be privately held as a direct, wholly-owned subsidiary of Parent and an indirect, wholly-owned subsidiary of Scotts Miracle-Gro.

Q:	What will I receive in the Merger?

A:

If the Merger is completed, you will be entitled to receive $3.00 in cash, without interest and subject to any required withholding of taxes, for each share of our common stock that you own (unless you have properly preserved, demanded and perfected your dissenter’s rights pursuant to the Dissenter’s Rights Statutes). For example, if you own 100 shares of common stock at the Effective Time and do not assert dissenter’s rights, you will be entitled to receive $300 in cash in exchange for your shares of common stock, without interest and subject to any required withholding of taxes. You will not be entitled to receive shares in the surviving corporation or in Parent.

Q:	What will the holders of the Company’s equity awards receive in the Merger?

A:	The Company has no outstanding equity awards.

Q:	Where and when is the Special Meeting?

A:

The Special Meeting will take place on February 23, 2021, at 10:00 a.m., Mountain Time. The Special Meeting is scheduled to be held exclusively online. There will not be a physical meeting location. The Special Meeting can be accessed by visiting www.virtualshareholdermeeting.com/AERO2021SM, where you will be able to attend the Special Meeting, vote and submit your questions during the Special Meeting. We encourage you to allow ample time for online check-in, which will open at 9:45 a.m., Mountain Time. Please note that you will not be able to attend the Special Meeting in person. We have chosen to hold a virtual rather than an in-person Special Meeting given the current public health implications of the novel coronavirus (COVID-19) and our desire to promote the health and welfare of our directors, officers and stockholders.

Q:	May I attend the Special Meeting and vote via the Virtual Special Meeting Website? What do I need in order to be able to attend the Special Meeting online?

A:

Yes. All stockholders of record as of the Record Date or their duly authorized proxies may attend the Special Meeting and vote via the Virtual Special Meeting Website. Beneficial owners of shares are invited to attend the Special Meeting via the Virtual Special Meeting Website.

The Special Meeting will be held via live webcast only. Any stockholder can attend the Special Meeting live online at www.virtualshareholdermeeting.com/AERO2021SM. The webcast will start at 10:00 a.m., Mountain Time on February 23, 2021. Stockholders may vote and submit questions while attending the Special Meeting online. In order to be able to enter the Special Meeting, you will need the 16-digit control number, which is included on your proxy card if you are a stockholder of record of shares of common stock or included with your voting instruction card and voting instructions you received from your broker, bank, trustee or other nominee of your shares if you hold your shares of common stock in “street name.” Instructions on how to attend and participate online are also posted online at www.proxyvote.com.

Even if you plan to attend the Special Meeting via the Virtual Special Meeting Website, to ensure that your shares will be represented at the Special Meeting, we encourage you to sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy prior to the Special Meeting electronically over the Internet at www.proxyvote.com or by telephone at 1-800-690-6903. If you attend the Special Meeting and vote via the Virtual Special Meeting Website, your vote will revoke any proxy previously submitted by you with respect to the shares you vote via the Virtual Special Meeting Website.

If you hold your shares in “street name,” you should instruct your broker, bank, trustee or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your broker, bank, trustee or other nominee. Your broker, bank, trustee or other nominee cannot vote on the Merger Agreement Proposal without your instructions. If you hold your shares in “street name,” you may not vote your shares via the Virtual Special Meeting Website at the Special Meeting unless you obtain a valid proxy from your broker, bank, trustee or other nominee.

Q:	Who is entitled to vote at the Special Meeting?

A:	Holders of the outstanding shares of common stock as of the Record Date are entitled to notice of, and to vote at, the Special Meeting. Each share of common stock is entitled to one vote per share.

Q:	What matter will be voted on at the Special Meeting?

A:	You will be asked to consider and vote on a proposal to approve the Merger Agreement and the transactions contemplated thereby (including the Merger).

Q:	What vote of our stockholders is required to approve the Merger Agreement Proposal?

A:

For us to complete the Merger, under NRS 92A.120, holders of a majority of the outstanding shares of common stock at the close of business on the Record Date must vote “FOR” the Merger Agreement Proposal. The transaction has not been structured to require the approval of the holders of at least a majority of the shares of common stock beneficially owned by security holders unaffiliated with the Purchaser Parties and their respective affiliates (including Scotts Miracle-Gro and our directors who are affiliated with Scotts Miracle-Gro, to the extent such directors beneficially own any shares of common stock). Furthermore, such approval is not required under Nevada law for us to complete the Merger. As of the Record Date, there were 34,328,036 shares of common stock outstanding, of which the Purchaser Parties and their respective affiliates (including Scotts Miracle-Gro) beneficially owned 27,639,294 shares of common stock, representing approximately 80.5% of the outstanding shares of common stock. Subject to the terms of the Merger Agreement, Parent has agreed to vote all shares of common stock it beneficially owns in favor of the Merger Agreement Proposal. See “Special Factors—Parent’s Obligation to Vote in Favor of the Merger” beginning on page 75. In addition, under the Merger Agreement, the receipt of approval of the Merger Agreement Proposal is a condition to the consummation of the Merger.

A failure to vote your shares, an abstention from voting or a broker non-vote will have the same effect as a vote “AGAINST” the Merger Agreement Proposal. Because the Merger Agreement Proposal is a non-routine matter for which brokers do not have discretionary authority to vote, we do not expect any broker non-votes at the Special Meeting.

Q:	How will Parent vote the shares of common stock it holds?

A:

Subject to the terms of the Merger Agreement, Parent has agreed to vote all shares of common stock it beneficially owns in favor of the Merger Agreement Proposal. As of January 20, 2021, there were 34,328,036 shares of common stock outstanding, of which the Purchaser Parties and their respective affiliates (including Scotts Miracle-Gro) beneficially owned 27,639,294 shares of common stock, representing approximately 80.5% of the outstanding shares of common stock.

Q:

Why am I not being asked to cast a vote to approve, on a non-binding, advisory basis, any agreements or understandings and compensation that will or may be paid by the Company to its named executive officers in connection with the Merger?

A:

SEC rules would require us to seek a non-binding, advisory vote to approve any agreements or understandings and compensation that will or may be paid by us to our named executive officers in connection with the Merger. However, consummation of the Merger will not trigger any such compensation because our named executive officers do not have any outstanding equity awards, the Employment Agreements (as defined in “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Employment Agreements” beginning on page 73) do not provide for any payments upon a change in control of the Company and any amounts payable pursuant to the Retention Memorandum and the Severance Policy (each as defined in “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Retention Program and Severance Policy” beginning on page 74) are not based on and do not otherwise relate to the Merger. Accordingly, there is no compensation that will or may be paid by us to our named executive officers in connection with the Merger and, therefore, we are not asking our stockholders to approve any such compensation.

Q:	How many votes am I entitled to cast for each share that I own?

A:	Each share of common stock is entitled to one vote per share.

Q:	What is a quorum?

A:

A quorum is necessary to hold a valid Special Meeting. A quorum will be present if a majority of the shares of common stock entitled to vote at the Special Meeting are represented via the Virtual Special Meeting Website or by proxy, regardless of whether the proxy has authority to vote on the Merger Agreement Proposal. If a quorum is not present at the Special Meeting, the Special Meeting may be adjourned or postponed from time to time until a quorum is obtained.

If you submit a proxy but abstain or fail to provide voting instructions on the proposal listed on the proxy card, your shares will be counted for the purpose of determining whether a quorum is present at the Special Meeting.

If your shares are held in “street name” by your broker, bank, trustee or other nominee and you do not tell your broker, bank, trustee or other nominee how to vote your shares, these shares will not be counted for purposes of determining whether a quorum is present for the transaction of business at the Special Meeting.

Q:	How does the Board recommend that I vote?

A:	The Board unanimously recommends that our stockholders vote “FOR” the Merger Agreement Proposal.

Q:	Why is the Board recommending that I vote “FOR” the Merger Agreement Proposal?

A:

The Special Committee, consisting solely of independent and disinterested directors, evaluated the Merger Agreement and the Merger in consultation with the Special Committee’s legal and financial advisors and unanimously recommended the Merger Agreement and the Merger to the Board. The Special Committee unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby (including the Merger) were fair to, and in the best interests of, the Company and the holders of shares of common stock (including unaffiliated security holders, but excluding Parent and the Company), and (ii) recommended that the Board adopt and approve the Merger Agreement and approve the Merger. The Board (including Ms. Ziegler and Messrs. Hagedorn and Miller, who reminded the Board of their affiliation with Scotts Miracle-Gro), on behalf of the Company, based on the recommendation of the Special Committee and after consultation with the Company’s legal and financial advisors, unanimously (i) adopted and approved the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Merger), (ii) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Merger) were fair to, and in the best interests of, the Company and the holders of shares of common stock (including unaffiliated security holders, but excluding Parent and the Company), (iii) directed that the Merger Agreement and the Merger be submitted for approval by a vote of the holders of common stock at the Special Meeting and (iv) recommended that the holders of common stock affirmatively vote to approve the Merger Agreement and the Merger. For a discussion of the material factors considered by the Board in reaching its conclusions, please refer to “Special Factors—Recommendation of the Board and Reasons for the Merger; Fairness of the Merger” beginning on page 43.

Q:	What effects will the Merger have on the Company?

A:

Our common stock is currently registered under the Exchange Act and is quoted on the OTCQB under the symbol “AERO.” As a result of the Merger, the Company will cease to be a publicly traded company and will be directly, wholly-owned by Parent and indirectly wholly-owned by Scotts Miracle-Gro. Following the consummation of the Merger, the registration of our common stock and our reporting obligations under the Exchange Act will be terminated. In addition, upon the consummation of the Merger, our common stock will no longer be listed on any stock exchange or quotation system, including OTCQB.

Q:	What happens if the Merger is not consummated?

A:

If the Merger Agreement Proposal is not approved by the required vote of our stockholders, or if the Merger is not consummated for any other reason, our stockholders will not receive any payment for their shares in connection with the Merger. Instead, we will remain an independent public company and shares of our common stock will continue to be listed and traded on the OTCQB and registered under the Exchange Act and we will continue to file periodic and current reports with the SEC. In addition, if the Merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including, among other things, the risks described in the risk factors included in our filings with the SEC, including our Annual Report on Form  10-K for the fiscal year ended March 31, 2020, filed with the SEC on June 23, 2020, which is incorporated by reference herein, as updated by our subsequent filings with the SEC.

Furthermore, depending on the circumstances that caused the Merger not to be completed, the price of our common stock may decline significantly, and if that were to occur, it is uncertain when, if ever, the price of our common stock would return to the price at which it traded as of the date of this proxy statement or reach the price level of the Merger Consideration.

Accordingly, if the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares. If the Merger is not completed, the Board will continue to evaluate and review our business operations, strategic direction and capitalization, among other things, and will make such changes, if any, as are deemed appropriate. If the Merger Agreement Proposal is not approved by stockholders or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Board will be offered or that our business, prospects or results of operations will not be adversely impacted.

Q:	What do I need to do now? How do I vote my shares?

A:

We urge you to read this proxy statement carefully, including its annexes and the documents referred to, or incorporated by reference, in this proxy statement, and to consider how the Merger affects you. If you are a stockholder of record (i.e., if your shares are registered in your name with EQ Shareowner Services, our transfer agent), there are four ways to vote:

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope;

•	by visiting the Internet at the address on your proxy card;

•	by calling toll-free (within the U.S. or Canada) the phone number on your proxy card; or

•	by attending the Special Meeting and voting via the Virtual Special Meeting Website (however, simply attending the Special Meeting will not cause your proxy to be revoked).

A 16-digit control number, located on your proxy card, is designed to verify your identity and confirm that your voting instructions have been properly recorded when voting electronically over the Internet or by telephone. Please be aware that, although there is no charge for voting your shares, if you vote electronically over the Internet or by telephone, you may incur costs such as Internet access and telephone charges for which you will be responsible.

To vote your shares during the Special Meeting, click on the vote button provided on the screen and follow the instructions provided. If you encounter any difficulties accessing the Special Meeting during the check-in or Special Meeting time, please call the technical support number that will be posted on the log in page.

Even if you plan to attend the Special Meeting via the Virtual Special Meeting Website, you are strongly encouraged to vote your shares by proxy. If you are a record holder or if you obtain a valid proxy to vote shares that you beneficially own, you may still vote your shares at the Special Meeting via the Virtual Special Meeting Website even if you have previously voted by proxy. If you are present at the Special Meeting and vote via the Virtual Special Meeting Website, your previous vote by proxy will not be counted.

If your shares are held in “street name” through a broker, bank, trustee or other nominee, you may vote through your broker, bank, trustee or other nominee by completing and returning the voting form provided by your broker, bank, trustee or other nominee, or, if such a service is provided by your broker, bank, trustee or other nominee, electronically over the Internet or by telephone. To vote over the Internet or by telephone through your broker, bank, trustee or other nominee, you should follow the instructions on the voting form provided by your broker, bank, trustee or other nominee. Your broker, bank, trustee or other nominee cannot vote on the Merger Agreement Proposal without your instructions. If you hold your shares in “street name,” you may not vote your shares at the Special Meeting via the Virtual Special Meeting Website unless you obtain a valid proxy from your broker, bank, trustee or other nominee.

Q:	What happens if I do not vote?

A:

The vote on the Merger Agreement Proposal is based on the total number of outstanding shares of common stock entitled to vote at the Special Meeting as of the Record Date, not just the shares that are voted. If you do not vote, it will have the same effect as a vote “AGAINST” the Merger Agreement Proposal.

Q:	Should I send in my stock certificates or other evidence of ownership now?

A:

No. If you hold your shares in certificated form and in your name as a stockholder of record, then shortly after the Merger is completed, you will receive a letter of transmittal from the paying agent for the Merger with detailed written instructions for exchanging your shares for the Merger Consideration. If your shares are held in “street name” by your broker, bank, trustee or other nominee, you may receive instructions from your broker, bank, trustee or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the Merger Consideration. Do not send in your certificates, if any, now or with your proxy card.

Q:	I hold my shares in certificated form but do not know where my stock certificate is—how will I get the Merger Consideration for my shares?

A:

If the Merger is completed, the transmittal materials you will receive after the completion of the Merger will include the procedures that you must follow if you cannot locate your stock certificate, including signing an affidavit attesting to the loss of your stock certificate. The paying agent may also require that you provide a bond in customary amount or an indemnity agreement to cover any potential loss.

Q:	What happens if I sell my shares before completion of the Merger?

A:

If you transfer your shares, you will have transferred your right to receive the Merger Consideration in the Merger. In order to receive the Merger Consideration, you must hold your shares through completion of the Merger.

The Record Date for stockholders entitled to vote at the Special Meeting is earlier than the consummation of the Merger. If you transfer your shares after the Record Date but before the closing of the Merger, you will have transferred your right to receive the Merger Consideration in the Merger, but retained the right to vote at the Special Meeting.

Q:	Am I entitled to exercise dissenter’s rights instead of receiving the Merger Consideration for my shares?

A:

Yes. Under Nevada law, holders of common stock are entitled to assert dissenter’s rights in connection with the Merger, but only if they comply with all requirements of the Dissenter’s Rights Statutes, which are summarized in this proxy statement. Any stockholder who does not vote (and who does not cause or permit the stockholder’s shares to be voted) in favor of the Merger Agreement Proposal will have the right to dissent from the Merger and, in lieu of receiving the Merger Consideration, obtain payment of the fair value (as defined in NRS 92A.320) of the stockholder’s shares, but only if (1) the stockholder delivers to the Company, before the vote on the Merger Agreement Proposal is taken at the Special Meeting, written notice of the stockholder’s intent to demand payment for the stockholder’s shares if the Merger is effectuated, and (2) the stockholder complies with all other applicable requirements of under the Dissenter’s Rights Statutes. If the Company and a former stockholder that remains entitled to and properly asserts dissenter’s rights cannot agree on as to the fair value, the Company must then commence a proceeding in Nevada state district court to determine the fair value, which may be more than, equal to, or less than the Merger Consideration. A copy of the full text of the Dissenter’s Rights Statutes is included as Annex C to this proxy statement. Failure to follow the procedures set forth in the Dissenter’s Rights Statutes will result in the forfeiture of dissenter’s rights. You are encouraged to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising dissenter’s rights, stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Any stockholder who submits a proxy indicating a vote “FOR” the Merger Agreement Proposal will waive dissenter’s rights unless, prior to the taking of the vote at the Special Meeting, the stockholder (1) revokes the proxy, if revocable, (2) delivers to the Company, before the vote on the Merger Agreement Proposal is taken at the Special Meeting, written notice of the stockholder’s intent to demand payment for the stockholder’s shares if the Merger is effectuated, and (3) otherwise complies with the Dissenter’s Rights Statutes. Failure to follow exactly the procedures specified under the Dissenter’s Rights Statutes will result in the forfeiture of dissenter’s rights. Because of the complexity of the Nevada law relating to dissenter’s rights, if you are considering exercising your dissenter’s rights, we encourage you to seek the advice of your own legal counsel. For more information, see “Special Factors—Dissenter’s Rights” beginning on page 80. In addition, a copy of the full text of the Dissenter’s Rights Statutes is attached as Annex C to this proxy statement. You are encouraged to read these provisions carefully and in their entirety.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:

If your shares are registered directly in your name with our transfer agent, EQ Shareowner Services, you are considered, with respect to those shares, to be the “stockholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by the Company.

If your shares are held through a broker, bank, trustee or other nominee, you are considered the “beneficial owner” of shares held in “street name.” In that case, this proxy statement has been forwarded to you by your broker, bank, trustee or other nominee who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank, trustee or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the Special Meeting via the Virtual Special Meeting Website. However, because you are not the stockholder of record, you may not vote your shares at the Special Meeting via the Virtual Special Meeting Website unless you obtain a valid proxy from your broker, bank, trustee or other nominee.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:

No. Your broker, bank, trustee or other nominee is permitted to vote your shares on the Merger Agreement Proposal only if you instruct your broker, bank, trustee or other nominee how to vote. You should follow the procedures provided by your broker, bank, trustee or other nominee to vote your shares. Without instructions, your shares will not be voted on the Merger Agreement Proposal, which will have the same effect as a vote “AGAINST” the Merger Agreement Proposal.

Q:	What is a proxy?

A:

A proxy is your legal designation of another person, which we refer to as a “proxy holder,” to vote your shares. The written document describing the matter to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares is called a “proxy card.” J. Michael Wolfe, our President and Chief Executive Officer, and Grey H. Gibbs, our Senior Vice President of Finance and Administration, are the proxy holders for the Special Meeting, with full power of substitution (together, the “Proxy Holders”).

Q:	Can I revoke my proxy?

A:

Yes. You can revoke your proxy at any time before the vote is taken at the Special Meeting. If you are a stockholder of record, you may revoke your proxy by notifying the Company’s Secretary in writing at 5405 Spine Road, Boulder, Colorado 80301, or by submitting a new proxy by telephone, the Internet or mail, in each case, dated after the date of the proxy being revoked. In addition, you may revoke your proxy by attending the Special Meeting and voting via the Virtual Special Meeting Website (however, simply attending the Special Meeting will not cause your proxy to be revoked). Please note that if you hold your shares in “street name” and you have instructed a broker, bank, trustee or other nominee to vote your shares, the above-described options for revoking your voting instructions do not apply, and instead you must follow the instructions received from your broker, bank, trustee or other nominee to revoke your voting instructions.

Q:	If a stockholder gives a proxy, how are the shares voted?

A:

Regardless of the method you use to vote, the Proxy Holders will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted “FOR,” “AGAINST” or “ABSTAIN” from voting on the Merger Agreement Proposal.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the Merger Agreement Proposal.

Q:	How are votes counted?

A:	For the Merger Agreement Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions and broker non-votes, if any, will have the same effect as votes “AGAINST” the Merger Agreement Proposal.

Because the Merger Agreement Proposal is a non-routine matter for which brokers do not have discretionary authority to vote, we do not expect any broker non-votes at the Special Meeting.

Q:	What should I do if I receive more than one set of voting materials?

A:	Please sign, date and return (or grant your proxy electronically over the Internet or by telephone) each proxy card and voting instruction card that you receive.

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

We will bear all expenses incurred in connection with the solicitation of proxies. We may also reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to beneficial owners and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Where can I find the voting results of the Special Meeting?

A:

We intend to publish the final voting results of the Special Meeting in a Current Report on Form 8-K to be filed with the SEC within four business days after the Special Meeting. All reports that we file with the SEC are publicly available when filed. See “Where You Can Find More Information” beginning on page 136.

Q:	Will I have to pay taxes on the Merger Consideration I receive?

A:

The receipt of cash in exchange for shares pursuant to the Merger generally will be a taxable transaction for U.S. federal income tax purposes if you are a U.S. Holder (as defined in “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 75). If you are a Non-U.S. Holder (as defined in “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 75) the receipt of cash in exchange for shares pursuant to the Merger generally will not be a taxable transaction for U.S. federal income tax purposes, unless you have certain connections to the United States. You are urged to read “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 75 for a more detailed discussion of the U.S. federal income tax consequences of the

Merger. Because individual circumstances may differ, you are urged to consult your own tax advisors regarding the particular tax consequences to you of the exchange of shares for cash, pursuant to the Merger, in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

Q:	What is householding and how does it affect me?

A:

The SEC permits companies to send a single set of proxy materials to any household at which two or more stockholders reside, unless contrary instructions have been received and only if the applicable stockholder provides advance notice and follows certain procedures.

In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of common stock held through brokerage firms. If your family has multiple accounts holding common stock, you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

For more information, please see “Householding” beginning on page 135.

Q:	When do you expect the Merger to be completed?

A:

We are working toward completing the Merger as quickly as reasonably practicable. Assuming timely satisfaction of necessary closing conditions, including the approval by our stockholders of the Merger Agreement Proposal, we currently expect to complete the Merger in the first calendar quarter of 2021. There are no governmental approvals needed to effectuate the Merger or consummate the other transactions contemplated by the Merger Agreement. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to the closing conditions described in “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 109, many of which are outside of our control.

Q:	If the Merger is completed, how will I receive the cash for my shares?

A:

If the Merger is completed and you are not exercising dissenter’s rights and your shares are held in book-entry, the paying agent will issue and deliver to you a check or wire transfer for your shares without any further action on your part. If the Merger is completed and you are not exercising dissenter’s rights, and you are a stockholder of record with your shares held in certificated form, you will receive a letter of transmittal with instructions on how to send your shares to the paying agent in connection with the Merger. The paying agent will issue and deliver to you a check or wire transfer for your shares after you comply with these instructions. Please do not send your stock certificates with your proxy card. See “The Merger Agreement—Exchange and Payment Procedures” beginning on page 95.

If the Merger is completed and you are not exercising dissenter’s rights, and your shares are held in “street name” by your broker, bank, trustee or other nominee, you will receive instructions from your broker, bank, trustee or other nominee as to how to effect the surrender of, and receive payment for, your shares held in “street name.”

Q:	What happens if the market price of shares our common stock significantly changes before the Closing?

A:	Parent is not obligated to change the Merger Consideration as a result of a change in the market price of our common stock.

Q:	Do any of the Company’s directors or officers have interests in the Merger that may differ from those of the Company’s stockholders generally?

A:

In considering the unanimous recommendation of each of the Special Committee and the Board with respect to the Merger Agreement Proposal, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of stockholders generally. In (i) evaluating and negotiating the Merger Agreement; (ii) adopting and approving the Merger Agreement and approving the Merger; and (iii) recommending that the Merger Agreement and the transactions contemplated thereby (including the Merger) be approved by stockholders, the Special Committee and the Board, as applicable, were aware of and considered these interests to the extent that they existed at the time, among other matters. For more information, see “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger; Potential Conflicts of Interest” beginning on page 72.

Q:	Are there any other risks to me from the Merger that I should consider?

A:	Yes. There are risks associated with all business combinations, including the Merger. For further details, see “Cautionary Note Regarding Forward-Looking Statements” beginning on page 85.

Q:	Who can help answer my other questions?

A:

If you have more questions about the Merger, require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact the Company at:

AeroGrow International, Inc.

Attention: Senior Vice President of Finance and Administration

5405 Spine Road

Boulder, Colorado 80301

grey@aerogrow.com

(303) 444-7755

If your broker, bank, trustee or other nominee holds your shares, you should also contact your broker, bank, trustee or other nominee for additional information.

SPECIAL FACTORS

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Parties Involved in the Merger

AeroGrow International, Inc.

AeroGrow is a Nevada corporation and a developer, marketer, direct-seller, and wholesaler of advanced indoor garden systems designed for consumer use and priced to appeal to the gardening, cooking, healthy eating, and home and office decor markets. We offer multiple lines of proprietary indoor gardens, grow lights, a patented nutrient formula, more than 40 corresponding proprietary seed pod kits, and various cooking, gardening and decor accessories, primarily in the United States and Canada, as well as selected countries in Europe. Please see “Where You Can Find More Information” for additional information regarding us.

Our common stock is listed on the OTCQB under the symbol “AERO.”

Our principal executive office is located at 5405 Spine Road, Boulder, Colorado 80301, and our telephone number is (303) 444-7755.

The Scotts Miracle-Gro Company

Scotts Miracle-Gro, an Ohio corporation, is the leading manufacturer and marketer of branded consumer lawn and garden products in North America. Scotts Miracle-Gro products are marketed under some of the most recognized brand names in the industry. Scotts Miracle-Gro’s key consumer lawn and garden brands include Scotts® and Turf Builder® lawn and grass seed products; Miracle-Gro® soil, plant food and insecticide, LiquaFeed® plant food and Osmocote® (Osmocote® is a registered trademark of Everris International B.V., a subsidiary of Israel Chemicals Ltd.) gardening and landscape products; and Ortho®, Home Defense® and Tomcat® branded insect control, weed control and rodent control products. Scotts Miracle-Gro is the exclusive agent of Monsanto, a subsidiary of Bayer AG, for the marketing and distribution of certain of Monsanto’s consumer Roundup® branded products within the United States and certain other specified countries. Scotts Miracle-Gro has a presence in similar branded consumer products in China. Scotts Miracle-Gro’s common shares are listed on the NYSE under the symbol “SMG.”

Scotts Miracle-Gro’s principal executive office is located at 14111 Scottslawn Road, Marysville, Ohio 43041, and its telephone number is (937) 644-0011.

SMG Growing Media, Inc.

Parent is an Ohio corporation and a direct, wholly-owned subsidiary of Scotts Miracle-Gro and serves as a holding company for Scotts Miracle-Gro’s growing media and hydroponics business.

Parent’s principal executive office is located at 14111 Scottslawn Road, Marysville, Ohio 43041, and its telephone number is (937) 644-0011.

AGI Acquisition Sub, Inc.

Merger Sub is a Nevada corporation and a direct, wholly-owned subsidiary of Parent. Merger Sub was incorporated in 2020 by Parent solely for the purpose of entering into the transactions contemplated by the Merger Agreement, and has not entered into any business activities other than in connection with the transactions contemplated by the Merger Agreement. Upon completion of the Merger, Merger Sub will cease to exist as a separate entity and the Company will continue as the surviving corporation in the Merger.

Merger Sub’s principal executive office is located at 14111 Scottslawn Road, Marysville, Ohio 43041, and its telephone number is (937) 644-0011.

Merger Consideration

At the Effective Time, each share of common stock (other than (i) the shares of common stock owned by Parent and any shares of common stock owned by the Company (collectively, the “Excluded Shares”) and (ii) each share of common stock (the “Dissenting Shares”) outstanding immediately prior to the Effective Time and held immediately prior to the Effective Time by a person which (a) immediately prior to the Effective Time is the holder of Dissenting Shares and (b) has duly preserved, demanded and perfected, and has not withdrawn or otherwise waived or lost, dissenter’s rights pursuant to NRS 92A.300 through NRS 92A.500, inclusive (such person, a “Dissenting Stockholder”)) issued and outstanding immediately prior to the Effective Time (such shares of common stock, the “Eligible Shares”) will be automatically converted into the right to receive $3.00 in cash, without interest thereon and subject to any required withholding of taxes, will cease to be outstanding, will be cancelled and will cease to exist, and each certificate representing Eligible Shares, and each book-entry share of stock representing Eligible Shares, will thereafter only represent the right to receive $3.00 in cash (the “Merger Consideration”).

Background of the Merger

The Board, with input from AeroGrow’s management team, regularly reviews AeroGrow’s performance, prospects and strategy in light of current business and economic conditions, as well as developments in its industry. These regular reviews have, from time to time, included evaluation of potential opportunities for commercial arrangements, potential changes to the AeroGrow’s strategy and strategic opportunities. The Board also regularly discusses and evaluates potential risks that AeroGrow faces in executing its current strategy, including, among other things, its dependence on sales through Amazon.com, Inc. (“Amazon”), its ability to market and sell its product offerings and the seasonality of its sales. The Board evaluates the benefits and risks of strategic alternatives based upon what they believe will create stockholder value, further AeroGrow’s strategic objectives, and better serve, satisfy and grow AeroGrow’s customer base.

Scotts Miracle-Gro has held a significant equity ownership interest in AeroGrow since 2013. In 2016, when Scotts Miracle-Gro increased its equity ownership interest in AeroGrow above 80% (on a fully diluted basis), the Board was reconstituted, with three members affiliated with Scotts Miracle-Gro (currently, Ms. Ziegler and Messrs. Hagedorn and Miller) and two independent directors (currently, Messrs. Clarke and Kent) comprising AeroGrow’s current five-member Board.

At all relevant times during 2020 through the date of this proxy statement, Scotts Miracle-Gro and its affiliates held 27,639,294 shares of our common stock (representing approximately 80.5% of the outstanding shares of common stock as of January 20, 2021). Affiliates of Scotts Miracle-Gro are also party to several agreements with AeroGrow, including the Brand License Agreement, the Technology License Agreement, the Supply Chain Services Agreement, the Collaboration Services Agreement and the 2020 Loan Agreement (each as defined and described in “Other Important Information Regarding the Purchaser Parties and Scotts Miracle-Gro—Significant Past Transactions and Contracts”).

Following a regularly scheduled in-person Board meeting on February 27, 2020, the Board, with all Board members present, met in executive session without representatives of AeroGrow’s management present. The Board was joined by Peter Supron, Chief of Staff at Scotts Miracle-Gro and a former member of the Board, who was present at the invitation of the Board Chair, Mr. Hagedorn. Mr. Supron presented to the Board a proposed framework that included restructuring AeroGrow’s operations by consolidating substantially all business operations into Scotts Miracle-Gro and reducing the number of AeroGrow’s stockholders through a reverse stock split in order to eliminate the expense associated with AeroGrow’s public reporting obligations, possibly followed by a parent-subsidiary merger in which unaffiliated minority stockholder approval would not be required. As a result of the proposed consolidation of substantially all of AeroGrow’s business operations with operations of Scotts Miracle-Gro (with or without a subsequent merger), AeroGrow’s future revenues would come primarily from royalties on Scotts Miracle-Gro’s sales of AeroGrow products. Mr. Supron indicated that the framework presented was designed to reduce AeroGrow’s operational burdens and complexity, and consequently improve and stabilize AeroGrow’s profitability. Mr. Supron postulated that the consummation of a reverse stock split would reduce the number of record stockholders to a number that would allow the common stock to (i) cease being quoted on the OTCQB and (ii) become eligible for termination of registration under the Exchange Act, which would reduce the operating and compliance costs that AeroGrow incurs as a result of being a publicly-traded and SEC-reporting company. Pursuant to the Scotts Miracle-Gro framework, if, after giving effect to the reverse stock split, any stockholders would hold fractional shares of common stock, AeroGrow would pay to such holders in exchange for their fractional shares an amount in cash based on the value of the common stock. Mr. Supron conveyed to the Board that Scotts Miracle-Gro would seek alignment from the non-Scotts Miracle-Gro affiliated Board members on the advisability of implementing its suggested operational adjustments and consummating a reverse stock split and recommended that the Board discuss the Scotts Miracle-Gro framework with independent legal counsel. Mr. Supron also noted that Scotts Miracle-Gro would be filing an amendment to their Schedule 13D with the SEC describing the proposed framework later on February 27, 2020 or on the morning of February 28, 2020.

During the meeting, members of the Board discussed the Scotts Miracle-Gro framework along with various alternatives, including the sale of all or part of AeroGrow or the potential for the repurchase of outstanding shares of AeroGrow common stock held by non-Scotts Miracle-Gro affiliates. The Board also asked Scotts Miracle-Gro to provide additional information, such as an analysis of the value of its proposal, and Scotts Miracle-Gro agreed to prepare this information and share it with AeroGrow’s outside directors. Mr. Supron recommended that the Board engage an outside advisor to evaluate the Scotts Miracle-Gro framework and other alternatives, confirmed that Scotts Miracle-Gro would cooperate with the advisor in its process, and indicated that Scotts Miracle-Gro might be willing to consider viable strategic alternatives other than the proposed framework. Messrs. Clarke and Kent encouraged Mr. Supron to consider a stockholder liquidity event for AeroGrow’s unaffiliated minority stockholders.

Mr. Wolfe, AeroGrow’s Chief Executive Officer, rejoined the Board at the end of the executive session and the discussion was recapped to him by Mr. Supron. In addition, given the pending filing of the amendment to Scotts Miracle-Gro’s Schedule 13D, Mr. Supron encouraged Mr. Wolfe to immediately begin communication with AeroGrow’s employees regarding the Scotts Miracle-Gro framework and the impact it would have on AeroGrow employees, including potential severance and retention bonus considerations.

On February 27, 2020, AeroGrow’s common stock closed trading on the OTCQB at $1.62 per share.

On February 28, 2020, Messrs. Clarke and Kent held a telephonic meeting with AeroGrow’s outside legal counsel, Hutchinson Black and Cook, LLC (“HBC”) and initiated communications with Bryan Cave Leighton Paisner LLP (“Bryan Cave”) to represent the independent directors and a special committee of the Board should such special committee be approved by the Board. Representatives of HBC and Bryan Cave advised Messrs. Clarke and Kent of their legal and fiduciary duties.

On March 1, 2020, a representative of Bryan Cave contacted Scotts Miracle-Gro regarding the proposed Schedule 13D amendment and discussed issues with internal counsel at Scotts Miracle-Gro.

On March 2, 2020, Scotts Miracle-Gro and its affiliates filed an amendment to their Schedule 13D with the SEC describing the above-outlined framework.

Between February 27, 2020 and March 4, 2020, Messrs. Clarke and Kent discussed a response to Scotts Miracle-Gro’s proposed framework and appropriate next steps, including, potentially, the formation of a special committee, as described below.

On March 5, 2020, Messrs. Clarke and Kent delivered a letter to Mr. Hagedorn copying Mr. Miller and Ms. Ziegler noting their discomfort with the approach taken by Scotts Miracle-Gro vis-a-vis AeroGrow’s unaffiliated minority stockholders and also criticizing Scotts Miracle-Gro’s approach as abrupt, unnecessarily urgent and potentially conflicting with prior Board direction regarding management priorities and the relative emphasis given to sales growth and profit improvement. Messrs. Clarke and Kent expressed their interest in participating in a detailed review of AeroGrow’s business model and range of options together with AeroGrow’s management and potentially outside advisors. Messrs. Clarke and Kent expressed the importance of considering options in addition to those suggested by Scotts Miracle-Gro to ensure that the interests of unaffiliated minority stockholders were considered and protected.

On March 10, 2020, Mr. Hagedorn sent a letter to Messrs. Clarke and Kent via email expressing that the Board has long identified AeroGrow’s overhead as a significant drag on performance and that Scotts Miracle-Gro has provided support to AeroGrow and its management to encourage growth and profitability. The letter stated that Scotts Miracle-Gro believed that radical change was the only viable course available to AeroGrow’s stockholders and that the operational and structural proposals recommended by Scotts Miracle-Gro at the February Board meeting reflected Scotts Miracle-Gro’s good faith effort to provide tangible value to all stockholders. The letter also instructed Messrs. Clarke and Kent to engage a financial advisor to independently evaluate the Scotts Miracle-Gro framework as well as any alternative strategic plans or transactions as suggested by Messrs. Clarke and Kent. The letter expressed that, with respect to the transactions involving AeroGrow and Scotts Miracle-Gro, the historical practice had been to require approval by the independent directors and should remain as such to protect the interests of AeroGrow’s minority stockholders.

On March 25, 2020, a representative of Bryan Cave again advised Messrs. Clarke and Kent of their legal and fiduciary duties. Messrs. Clarke and Kent also discussed and identified potential financial advisors should they be required to engage an advisor in their roles as members of a special committee.

The Board held a meeting by videoconference on March 26, 2020, which was attended by members of AeroGrow’s management, HBC and Mr. Supron. A representative of HBC advised the Board of its fiduciary duties under Nevada law, both generally and with respect to considering a strategic corporate transaction with a majority stockholder. The Board discussed the viability of running a strategic exploration process in the midst of the outbreak of the COVID-19 pandemic and the need for management cash flow models to do so.

After robust discussion, the Board resolved to form the Special Committee comprised of Messrs. Clarke and Kent, the Board’s independent and disinterested directors, to review the proposed Scotts Miracle-Gro framework and further authorized the Special Committee to engage independent advisors to assist with such review. The Special Committee was not delegated authority to approve or reject the Scotts Miracle-Gro framework, but rather to review it and engage an independent financial advisor. The Special Committee requested that Scotts Miracle-Gro submit a more comprehensive proposal for review and agreed to finalize the process for selecting and engaging an independent financial advisor.

On March 31, 2020, a representative of HBC advised the Board of its legal and fiduciary duties via email.

On April 7, 2020, Mr. Hagedorn, on behalf of Scotts Miracle-Gro, delivered a detailed written proposal dated April 6, 2020 to the Special Committee and Mr. Wolfe. The proposal provided background on Scotts Miracle-Gro’s aggregate investment in AeroGrow over the years and its view of AeroGrow’s business and prospects, including Scotts Miracle-Gro’s assertion that AeroGrow had failed to meet anticipated revenue growth and leverage its selling, general and administrative costs to drive higher profit margin. The letter also noted that in order to raise capital, AeroGrow had sold several rights and entered into license agreements with Scotts Miracle-Gro that may not be transferable to third-party buyers of AeroGrow, without Scotts Miracle-Gro’s consent. The letter proposed an organizational simplification and cost reduction plan, which would include consolidating AeroGrow’s leadership and supply chain, finance and product development functions into Scotts Miracle-Gro to produce an estimated annual savings to AeroGrow of $1.5 million. The letter further proposed that Scotts Miracle-Gro would pay AeroGrow a 2.5% royalty. The letter lacked detail on the specific terms of the royalty. The letter also included a proposal to conduct a reverse stock split to allow AeroGrow to cease its SEC reporting obligations, which Scotts Miracle-Gro estimated would save AeroGrow an additional $300,000 to $500,000 annually. The letter outlined estimated costs to implement the proposal, including $1.5 million in consolidation costs. The letter offered to purchase any outstanding working capital from AeroGrow at the time of the transaction. The letter further noted Scotts Miracle-Gro’s willingness to consider and participate in the Special Committee’s review of alternatives. The letter also provided that AeroGrow’s cash on hand at the time of the transaction could be used to repurchase shares from unaffiliated minority stockholders seeking an exit. Scotts Miracle-Gro requested that the Special Committee respond by May 22, 2020.

On April 6, 2020, AeroGrow’s common stock closed trading on the OTCQB markets at $1.45 per share.

On April 7, 2020, the Board held a meeting by videoconference attended by all members of the Board, certain members of AeroGrow’s management, a representative of HBC and Mr. Supron. The Board discussed the April 6, 2020 written proposal from Scotts Miracle-Gro and questions and requests for additional information from Scotts Miracle-Gro ensued. The Board also discussed the ownership by Scotts Miracle-Gro of certain intellectual property used by AeroGrow and the various other contractual relationships between AeroGrow and Scotts Miracle-Gro. It was recognized that these licenses and agreements may negatively impact the value of AeroGrow to, or frustrate a transaction with, third parties. The Board also discussed AeroGrow’s fiscal year 2021 operating plan and requested further development of the plan, including the potential impacts of COVID-19.

Between April 9, 2020 and May 6, 2020, members of the Special Committee evaluated four potential financial advisors and interviewed the two finalists.

Prior to May 6, 2020, at the suggestion of the Board, Mr. Wolfe and Mr. Supron began collaborating on possible avenues of integration for the two companies that would simplify AeroGrow’s business, reduce AeroGrow’s costs, and provide a potential exit for AeroGrow’s stockholders. Mr. Supron and AeroGrow’s management met several times to develop a joint proposal. On May 6, 2020 Mr. Supron informed Mr. Wolfe that Scotts Miracle-Gro was no longer interested in developing a joint proposal.

On May 6, 2020, the Special Committee communicated to the Board that, after evaluating potential financial advisors, it had selected Stifel as its financial advisor to assist the Special Committee in considering AeroGrow’s strategic options and assess the transaction proposed by Scotts Miracle-Gro. The Special Committee considered many factors in selecting a financial advisor, including independence from Scotts Miracle-Gro, relationships with other potential strategic or financial buyers, relevant similar experience and national reputation.

On May 8, 2020, the Board held a telephonic meeting with representatives of AeroGrow’s management, a representative of HBC and Mr. Supron present. AeroGrow’s management presented a business update to the Board, including a report on recent sales results and trends. Management also presented, and the Board reviewed and agreed to, financial projections, which would form the basis of the “management projections” (as defined and further described under “—Management Projections”). The Board also discussed the need for a working capital line of credit and representatives of Scotts Miracle-Gro stated that a line of credit might be available from Scotts Miracle-Gro if Scotts Miracle-Gro’s restructuring proposal progressed.

Mr. Supron then presented a revised proposal from Scotts Miracle-Gro to the Board. Mr. Supron explained that, under this revised proposal, AeroGrow would remain a separate, publicly traded legal entity with limited operations and remain 80% owned by Scotts Miracle-Gro. Its operations (other than financial statement preparation and SEC reporting) would be consolidated with Scotts Miracle-Gro, effective October 1, 2020. Scotts Miracle-Gro would pay AeroGrow a royalty of 5% of net sales for products utilizing the AeroGrow brand and any intellectual property not currently owned by Scotts Miracle-Gro. Scotts Miracle-Gro would purchase the working capital of AeroGrow on September 30, 2020 at fair value as adjusted for any costs transferred to Scotts Miracle-Gro prior to October 1, 2020. The proposal also noted that AeroGrow would issue as a dividend to stockholders any excess cash on hand on or around October 1, 2020. The proposal also provided that

AeroGrow would sever approximately 24 employees between August 1, 2020 and November 30, 2020, including AeroGrow’s Chief Executive Officer, Mr. Wolfe.

Between May 8, 2020 and May 26, 2020, the Special Committee met telephonically with representatives of Stifel and Bryan Cave multiple times to discuss the process and timeline of evaluating Scotts Miracle-Gro’s proposal and other alternatives, including outreach to potential strategic and financial parties who might be interested in a transaction with AeroGrow and to negotiate and finalize the terms and conditions of the engagement agreement with Stifel.

On May 11, 2020, HBC contacted Scotts Miracle-Gro’s internal legal counsel to discuss, together with Bryan Cave, the process that AeroGrow intended to use to evaluate the Scotts Miracle-Gro proposal and to seek a mutual understanding of the impact of the statutory provisions of the Nevada Revised Statutes relating to interested party transactions. On May 11, 2020, Scotts Miracle-Gro’s internal legal counsel provided HBC with Scotts Miracle-Gro’s understanding regarding such statutory provisions.

On May 12, 2020, HBC provided to Bryan Cave and Scotts Miracle-Gro an outline of the Board’s proposed process, including the Special Committee engaging a financial advisor to advise it on the Scotts Miracle-Gro proposal and other proposals, the Special Committee making a tentative decision based on, among other things, the financial advisor’s advice (after which the full Board would pursue an alternative proposal or the Special Committee would pursue the Scotts Miracle-Gro proposal) and the final approval by the Board of the transaction based on a fairness opinion from the financial advisor to the Special Committee.

On May 12, 2020, HBC, Bryan Cave and Scotts Miracle-Gro’s internal legal counsel discussed the processes under consideration by the Board and Special Committee to review Scotts Miracle-Gro’s proposal.

On May 15, 2020, Bryan Cave provided a courtesy copy of the draft Stifel engagement letter to HBC and Scotts Miracle-Gro’s internal legal counsel. Bryan Cave, HBC and Scotts Miracle-Gro’s internal legal counsel exchanged comments on the draft Stifel engagement letter over the next several days.

On May 16, 2020, the members of the Special Committee sent a letter to Mr. Hagedorn updating him on the progress of the Special Committee since the Board meeting held on May 8, 2020. The letter stated that the Special Committee had engaged Stifel as the exclusive financial advisor to the Special Committee and that Stifel would proceed to review the proposal presented by Scotts Miracle-Gro at the May 8th Board meeting and manage a process to identify third parties interested in acquiring AeroGrow. The letter also requested that Scotts Miracle-Gro provide a complete and comprehensive proposal for Stifel to review, as the presentation to the Board on May 8, 2020 lacked sufficient detail. The letter further indicated that, based on the expected time commitment of the Special Committee members, the members of the Special Committee were seeking additional compensation for their Special Committee service and that this proposal should be reviewed with the other members of the Board. In addition, the letter stated that the Special Committee members were requesting that Scotts Miracle-Gro formally indemnify them against claims, costs and liabilities arising because of their services as directors of AeroGrow and Special Committee members and that Mr. Hagedorn, as Chairman of AeroGrow and an executive of Scotts Miracle-Gro, coordinate the preparation of an indemnification agreement with Scotts Miracle-Gro’s counsel.

On May 19, 2020, Mr. Supron reached out to Grey Gibbs, Vice President – Accounting of AeroGrow, regarding a confidentiality agreement addressing vendor data, retail customer data, and supplier master data, so that Scotts Miracle-Gro could continue a system configuration process.

On May 20, 2020, Mr. Supron sent an email to the members of the Special Committee, Mr. Wolfe and Mr. Gibbs regarding the structure of the proposed royalty agreements and the proposed terms of, and timetable for, a potential working capital loan from Scotts Miracle-Gro to AeroGrow and providing a draft confidentiality agreement between the parties. Mr. Clarke responded to Mr. Supron’s email with an update from the Special Committee regarding the engagement of an advisor indicating that the Special Committee had agreed to terms with Stifel the previous week and was working on the engagement letter with Stifel’s counsel, HBC and Bryan Cave. Mr. Clarke also responded to Mr. Supron’s note regarding the proposed royalty agreements by requesting that Scotts Miracle-Gro provide the Special Committee with a draft term sheet summarizing the deal terms in more detail than the summary provided in Scotts Miracle-Gro’s previous presentation to the Board.

On May 28, 2020, Scotts Miracle-Gro delivered a letter dated May 27, 2020 (the “May 27 Letter”) to Stifel outlining, among other things, its perspective on the proposed transaction and the resources that Scotts Miracle-Gro could offer to address what it described as certain deficiencies in AeroGrow’s business model in order to increase sales and mitigate the material risks in the then-current AeroGrow business plan. Scotts Miracle-Gro also stated in the letter that the agreements between AeroGrow and Scotts Miracle-Gro with respect to Scotts Miracle-Gro’s intellectual property and other commercial rights should be considered when evaluating the value of AeroGrow with respect to any potential third-party transaction but that, if a reasonable third-party offer were to materialize, Scotts Miracle-Gro indicated it would work diligently to resolve commercial and intellectual property rights as appropriate to close the transaction. While Scotts Miracle-Gro noted in the letter that it was supportive of efforts by Stifel and the Board to evaluate the Scotts Miracle-Gro proposal and to identify a third-party buyer capable of quickly closing a transaction, Scotts Miracle-Gro indicated its concerns regarding the feasibility of identifying a buyer who could expeditiously close an all-cash transaction given the then-current market considerations, the various existing agreements and obligations as between Scotts Miracle-Gro and AeroGrow and the limitations of AeroGrow’s then-current operations.

On May 29, 2020, Scotts Miracle-Gro’s internal legal counsel informed Bryan Cave that, in deference to the independence of the Special Committee’s process, Scotts Miracle-Gro would not be able to provide indemnification to the members of the Special Committee. Bryan Cave responded to clarify that the Special Committee was not requesting a new indemnity agreement but instead a covenant not to sue coupled with a payment guaranty of AeroGrow’s existing indemnification obligations. On June 1, 2020, Scotts Miracle-Gro’s internal legal counsel reiterated that Scotts Miracle-Gro would not provide separate indemnification of AeroGrow’s Board members (including the Special Committee) directly through an indemnity agreement or indirectly through a guarantee and that Scotts Miracle-Gro supported the independence of the Special Committee’s process.

On May 29, 2020, in advance of a call scheduled between the parties, Scotts Miracle-Gro provided a draft of an intellectual property license agreement to the Special Committee and Stifel, which generally provided more detailed terms for Scotts Miracle-Gro’s May 8, 2020 royalty proposal.

On May 29, 2020, representatives of Stifel held a telephonic outreach process kick-off meeting with AeroGrow management. At this meeting, also attended by Mr. Kent, management agreed to determine the costs associated with its public company reporting obligations and the extent to which intellectual property sold to Scotts Miracle-Gro in 2013 was still in use.

Also on May 29, 2020, representatives of Stifel held a separate meeting with Scotts Miracle-Gro, attended by the Special Committee, to discuss the royalty agreement proposal presented at the May 8, 2020 Board meeting. At that meeting, Mr. Supron stated that Scotts Miracle-Gro would not be a seller at an enterprise value of less than $60 million, or roughly $1.75 per share.

On June 1, 2020, representatives of AeroGrow management, Scotts Miracle-Gro, the Special Committee, and each of their respective counsels agreed on an outline for the Special Committee process and on a summary of the relative intellectual property rights of AeroGrow and Scotts Miracle-Gro. Those outlines were subsequently shared with the Board.

From June 1, 2020 through June 25, 2020, the Special Committee held weekly telephonic meetings with representatives of Stifel in order to assist in Stifel’s preparation for outreach to third parties who might be interested in a transaction with AeroGrow. Such weekly Special Committee meetings continued through the filing date of this proxy statement. The representatives of Stifel also met regularly with AeroGrow’s management to assist it in preparing for such outreach, which included preparation of the written materials for the confidential information memorandum (the “CIM”) and other documentation to be used in connection with Stifel’s market outreach. The CIM included, among other things, the management projections and a summary of Scotts Miracle-Gro’s intellectual property and other commercial rights relating to AeroGrow.

On June 2 and 3, 2020, the Special Committee, Bryan Cave, Mr. Hagedorn, Mr. Supron and Scotts Miracle-Gro’s internal legal counsel engaged in discussion via email regarding the Special Committee’s requests for additional compensation for service on the Committee and indemnification from Scotts Miracle-Gro. On June 3, 2020, Mr. Miller emailed Bryan Cave and the members of the Special Committee with a proposal to address the Special Committee members’ concerns, including a request to the Board to authorize additional compensation to the members of the Special Committee, a proposed agreement by Scotts Miracle-Gro not to sue the independent directors and a refusal by Scotts Miracle-Gro to indemnify the Special Committee members’ beyond the existing directors’ and officer’s insurance policy.

On June 5, 2020, the Board held a videoconference meeting with members of AeroGrow’s management and HBC present. The Special Committee recommended, and the Board approved, an agreement between AeroGrow and Scotts Miracle-Gro providing for a full and complete mutual release and covenants not to sue in connection with the exploration of a transaction. The Board also approved compensation for the Special Committee members (with Messrs. Clarke and Kent abstaining), which was not contingent upon the outcome of their evaluation or recommendation regarding the Scotts Miracle-Gro proposal. The Board also considered a management presentation regarding AeroGrow’s need for a seasonal working capital loan.

On June 5, 2020, Scotts Miracle-Gro and AeroGrow entered into a Release Agreement and Covenant Not to Sue.

On June 9, 2020, AeroGrow and Scotts Miracle-Gro entered into a confidentiality agreement.

On June 11, 2020, the Board met by videoconference with members of AeroGrow’s management, HBC and Mr. Supron present. The Board received a quarterly business update, including an update on sales increases due to COVID-19 and also discussed and approved updates to AeroGrow’s fiscal year 2021 operating plan.

On June 23, 2020, Mr. Supron, Scotts Miracle-Gro’s internal legal counsel, representatives of Stifel and Bryan Cave discussed the market check process and strategic alternatives that Scotts Miracle-Gro would be willing to consider.

After the close of trading on June 23, 2020, AeroGrow issued a press release announcing its financial results for the fiscal year ended March 31, 2020, reporting a 29% increase in sales and a 134% increase in income from operations over the prior fiscal year’s fourth fiscal quarter. The press release also noted that AeroGrow expected sales in the first fiscal quarter of fiscal year 2021 to be three times previous fiscal year’s first fiscal quarter. The press release also announced that the Board had formed the Special Committee to conduct “a broad review of strategic alternatives focused on maximizing stockholder value” and that the Special Committee had engaged Stifel to serve as financial advisor to assist in the review.

On June 24, 2020, AeroGrow’s common stock closed trading on the OTCQB at $3.15 per share.

On June 25, 2020, Mr. Supron expressed concerns to Stifel regarding third-party valuations of AeroGrow compared to Scotts Miracle-Gro’s valuation due to Scotts Miracle-Gro’s ownership of certain intellectual property assets used in the AeroGrow business.

On June 25, 2020, the Special Committee held a telephonic meeting with representatives of Stifel and Bryan Cave present. After discussion, the Special Committee authorized Stifel to begin contacting parties that may be interested in exploring a transaction with AeroGrow.

Commencing on June 29, 2020 and continuing through August 10, 2020, Stifel contacted 102 strategic parties and 220 financial parties. The parties were both U.S.- and internationally-based. Of these, 74 financial parties and five strategic parties executed confidentiality agreements with AeroGrow and were provided with additional information on AeroGrow’s business and financial models, including the CIM. The confidentiality agreements did not contain “standstill” provisions.

On July 13, 2020, the Special Committee held a telephonic meeting with representatives of Stifel and Bryan Cave present. The representatives of Stifel reported on the outreach to strategic parties and financial parties and due diligence calls with interested parties. The Special Committee also discussed and approved a bid process that established a deadline of July 30, 2020 for receipt of indications of interest.

Scotts Miracle-Gro utilized Wells Fargo Securities, LLC (“Wells”) as an informal resource to provide management with assistance in connection with its participation in the Special Committee’s bid process and its consideration of a potential transaction with AeroGrow. Scotts Miracle-Gro reached out to Wells because it is an internationally recognized investment banking firm that has substantial M&A advisory experience, including in the consumer products and direct-to-consumer/e-commerce industries and with respect to microcap public companies, and because of the firm’s longstanding relationship as a financial advisor to Scotts Miracle-Gro. During the two years preceding the date hereof, Wells and its affiliates have received, in aggregate, approximately $1.8 million from Scotts Miracle-Gro for the provision of investment, commercial and other financial advisory services. Wells was not engaged by Scotts Miracle-Gro to formally provide any financial advisory or other investment banking services in connection with the potential AeroGrow transaction, and Scotts Miracle-Gro did not pay any amount to Wells for the assistance it provided to Scotts Miracle-Gro in connection with the proposed AeroGrow transaction. Between July 17 and July 22, representatives of Scotts Miracle-Gro and Wells discussed certain performance metrics with respect to AeroGrow—including AeroGrow’s historical stock price performance, recent earnings and summary financials, as well as certain preliminary and illustrative valuation information with respect to AeroGrow for purposes of Scotts Miracle-Gro’s consideration of an appropriate per share purchase price, and Wells provided an informal assessment to Scotts Miracle-Gro in connection with these discussions on July 30, 2020, as described below. None of these preliminary and illustrative discussion materials contained any formal valuation or other financial analysis by Wells in connection with an AeroGrow transaction; nor did they relate to the fairness of the consideration provided for in the Merger Agreement to AeroGrow’s unaffiliated stockholders. These preliminary and illustrative discussion materials were based on Wells’ review of, among other things, the projections and certain other information contained in the CIM, publicly available historical business and financial information about AeroGrow and publicly available information about select peer companies and prior precedent transactions. Scotts Miracle-Gro informed Wells that the projections reflected in the CIM may be difficult to achieve as a result of the uncertainty of the Bloom product launch and the future performance of AeroGrow to the extent expectations are based on the continuation of the significant improvement in AeroGrow’s operating performance relating to COVID-19. Wells did not perform any due diligence on any of the foregoing, and Wells relied on the accuracy and completeness of such data in order to provide Scotts Miracle-Gro the assistance described herein as it deemed necessary and appropriate. Wells was not requested to provide, and did not provide, any formal valuation or other financial analysis, any opinion as to the fairness of the proposed transaction, any valuation for the purpose of assessing fairness of the consideration or any recommendation as to how a stockholder should vote on the proposed transaction.

On July 23, 2020, Stifel sent a letter to Scotts Miracle-Gro inviting it to submit a preliminary non-binding proposal for the acquisition of AeroGrow by July 30, 2020.

On July 28, 2020, Scotts Miracle-Gro delivered a letter to Stifel, which stated, among other things, Scotts Miracle-Gro’s desire to meet to discuss the following issues it believed to be critical to ensure an efficient and transparent process for all parties involved, including any third-party bidders and unaffiliated minority stockholders: (i) whether Scotts Miracle-Gro intended to acquire the AeroGrow common stock that it did not then-currently own or whether Scotts Miracle-Gro would sell its rights and interests in AeroGrow; and (ii) the value of the various assets and contractual rights relating to AeroGrow that Scotts Miracle-Gro owned and how those assets and rights would be addressed, and Scotts Miracle-Gro’s likely posture regarding those assets and rights, in a transaction involving a third-party bidder. Scotts Miracle-Gro requested a meeting as soon as possible after the deadline for indications of interest to discuss: (i) Stifel’s evaluation and ranking of the third-party bids; (ii) Stifel’s methodology for ranking bids, including factors such as likelihood of closing; (iii) the identity of the leading bidders that Stifel believed offered the best opportunity for a successful transaction; (iv) Stifel’s expectations regarding the net per-share proceeds that would ultimately be paid to AeroGrow stockholders upon closing following the due diligence and negotiation processes; and (v) how Stifel would intend to address, in a transaction involving a third-party bidder, the various assets and contractual rights relating to AeroGrow that Scotts Miracle-Gro owned. Scotts Miracle-Gro indicated that it was hopeful that a meeting with Stifel would, among other things, provide Scotts Miracle-Gro with the additional information it needed to determine whether it would be a buyer or a seller in any potential transaction. Scotts Miracle-Gro also reiterated its position from the May 27 Letter, that it believed Scotts Miracle-Gro was uniquely positioned to consummate a transaction that could reliably and efficiently close and that would maximize overall value to all AeroGrow stockholders, including unaffiliated minority stockholders.

On July 30, 2020, representatives of Wells provided Scotts Miracle-Gro with preliminary and illustrative discussion materials containing high-level arithmetic calculations relating to AeroGrow’s financial forecasts provided to Wells by Scotts Miracle-Gro reflecting: (i) a moderate growth case aligned to industry peers with marginal margin expansion (“Case A”); and (ii) a heavily discounted growth case with no margin expansion (“Case B”). The preliminary and illustrative materials also included the financial projection assumptions which were approved for use in Wells’ analysis by Scotts Miracle-Gro underlying Case A and Case B; revenue projection assumptions by product channel for the financial forecasts reflected in the CIM (the “AeroGrow Case”), Case A and Case B which were approved for use in Wells’ analysis by Scotts Miracle-Gro; a summary of AeroGrow’s recent and projected financial performance under the AeroGrow Case, Case A and Case B which were approved for use in Wells’ analysis by Scotts Miracle-Gro; preliminary and illustrative arithmetic calculations presenting per share valuations of AeroGrow under the AeroGrow Case, Case A and Case B; a preliminary and illustrative analysis of the net present value of the royalties payable by AeroGrow to Scotts Miracle-Gro under Case A and Case B; presentations of precedent branded consumer and high growth consumer transactions; and analyses of branded consumer and direct-to-consumer/e-commerce peer companies.

On July 30, 2020, representatives of Wells provided Scotts Miracle-Gro with discussion materials containing high level illustrative financial forecasts for AeroGrow reflecting: (i) a moderate growth case aligned to industry peers with marginal margin expansion (“Case A”); and (ii) a heavily discounted growth case with no margin expansion (“Case B”). The materials also included the financial projection assumptions underlying Case A and Case B; revenue projection assumptions by product channel for the financial forecasts reflected in the CIM (the “AeroGrow Case”), Case A and Case B; a summary of AeroGrow’s recent and projected financial performance under the AeroGrow Case, Case A and Case B; preliminary per share valuations of AeroGrow under the AeroGrow Case, Case A and Case B; a preliminary analysis of the net present value of the royalties payable by AeroGrow to Scotts Miracle-Gro under Case A and Case B; analyses of precedent branded consumer and high growth consumer transactions; and analyses of branded consumer and direct-to-consumer/e-commerce peer companies.

On July 31, 2020, the Special Committee held a telephonic meeting with representatives of Stifel and Bryan Cave present. The Special Committee approved an extension of the bid deadline to August 10, 2020 to allow more time as requested by certain bidders. Representatives of Stifel also advised the Special Committee on its communications with Scotts Miracle-Gro, including that representatives of Stifel had informed Scotts Miracle-Gro that its current proposal under-valued AeroGrow. The representatives of Stifel further indicated to the Special Committee that no bid details would be shared with AeroGrow’s management or Scotts Miracle-Gro until after the expiration of the extended bid deadline.

On July 31, 2020, Stifel received a written indication of interest from a financial party (“Party B”) to acquire all of the common stock of AeroGrow for cash at an implied price between $2.80 to $3.32 per share based on a range of EBITDA multiples of 10x to 12x, with an assumption that EBITDA for the trailing 12 months as of September 30, 2020 would be $8.8 million. This EBITDA assumption was generally consistent with the management projections; however, it assumed the elimination of certain Scotts Miracle-Gro royalty payments. The indication of interest assumed Party B would own all relevant AeroGrow intellectual property and also indicated that the purchase would be partially financed with third-party debt. During the weeks subsequent to Party B’s submission of an indication of interest, representatives of Stifel held multiple follow-up calls with representatives of Party B in order to better understand (i) the details and intent regarding elements of Party B’s indication of interest; (ii) Party B’s willingness to improve the terms of its indication of interest (either to the high end of the purchase price range or above); (iii) Party B’s requirement to acquire relevant intellectual property rights from Scotts Miracle-Gro and enter into commercial arrangements of transitional or longer-term nature with Scotts Miracle-Gro; and (iv) whether there was a reasonable expectation that Scotts Miracle-Gro would be a seller of its controlling equity interest of AeroGrow under the terms of Party B’s indication of interest. In later discussion, points (iii) and (iv) above became key elements of discussion.

On July 31, 2020, Mr. Miller emailed Mr. Wolfe to request an update regarding the timeline for bids being submitted to Stifel and stating that a meeting should be scheduled to discuss the process, the list of bids and the start of the discussions on a path forward. Messrs. Clarke and Kent responded that the Special Committee granted an extension to Stifel to continue receiving indications of interest until August 10, 2020 and that Stifel had requested a special meeting be called for August 12 or 13 for an update. Mr. Miller responded that this matter should have been discussed by AeroGrow’s management with the entire Board and that his request for a meeting the following week remained. Messrs. Clarke and Kent emailed Mr. Miller, members of AeroGrow’s management, Mr. Hagedorn and Mr. Supron regarding Mr. Miller’s concerns, stating that the Special Committee engaged the financial advisor and, therefore, had granted the extension and that AeroGrow management was not involved in the process and was not consulted. Messrs. Clarke and Kent further indicated that AeroGrow was still awaiting a firm indication from Scotts Miracle-Gro.

On July 31, 2020, AeroGrow’s common stock closed trading on the OTCQB at $4.25 per share.

On August 1, 2020, Mr. Supron telephonically informed Mr. Kent that the Special Committee did not promptly inform the Board that the deadline for indications of interest had been extended and expressed concerns about Stifel’s outreach process. Mr. Kent replied that Scotts Miracle-Gro should use the additional time to determine if they were a buyer or a seller. Mr. Kent further reiterated that Stifel continued to present AeroGrow to potential bidders “as is” meaning all agreements with Scotts Miracle-Gro would remain in place with a third-party buyer, and that an auction might occur at a later date so Scotts Miracle-Gro needed to decide if they wanted to participate.

On August 2, 2020, Mr. Clarke responded to Mr. Supron agreeing that the Board should receive an update and reminding Mr. Supron that August 12 was proposed as the date for Stifel to brief the Board on the status of the end of the first phase of the bidding process. He stated that, at that time, the Board could determine next steps.

On August 3, 2020, as approved by independent and disinterested directors by written consent on July 31, 2020, AeroGrow entered into the 2020 Loan Agreement with Scotts Miracle-Gro, which provided AeroGrow with a $7.5 million working capital term loan. The amount of the loan was based on a stretch planning analysis provided by AeroGrow’s management at the request of Ms. Ziegler and Mr. Supron, who encouraged AeroGrow’s management to drive sales aggressively in the third and fourth fiscal quarters in light of the strength of the sales trends. The proceeds would be made available to AeroGrow as needed in increments of $500,000 not to exceed $7.5 million with a due date of June 30, 2021. Interest would accrue at the stated rate of 10% and be due quarterly in arrears on each of September 30, 2020, December 30, 2020, March 31, 2021 and June 30, 2021. The terms of the 2020 Loan Agreement generally matched, or were more favorable than, the terms of previous loans from Scotts Miracle-Gro, as discussed in more detail in “Other Important Information Regarding the Purchaser Parties and Scotts Miracle-Gro—Significant Past Transactions and Contracts.”

On August 5, 2020, representatives of Scotts Miracle-Gro and Wells met to review the discussion materials and discuss the possible range of bids that might be submitted to the Special Committee from third parties in connection with its process.

On August 6, 2020, Mr. Supron communicated with Mr. Clarke to express concerns that Scotts Miracle-Gro had no meaningful discussions with Stifel since their engagement and that the Board may lose time in the process. Mr. Supron recommended that Scotts Miracle-Gro and Stifel discuss the indications of interest and what Stifel would expect regarding the proceeds to AeroGrow’s stockholders through this transaction. He indicated that Scotts Miracle-Gro could more clearly address at that point whether it was a buyer or seller as well as outline any conditions Scotts Miracle-Gro may have in working with various sellers. Mr. Clarke replied that Scotts Miracle-Gro could ensure the Board did not lose any time in the process by confirming its position as a buyer or seller, and also that it would not be appropriate to share the indications of interest with Scotts Miracle-Gro since the market check process was not yet complete.

On August 10, 2020, Stifel received verbal indications of interest from two strategic parties (Parties C and D). Party C (a privately-held company) proposed a stock transaction that valued AeroGrow’s common stock at between approximately $2.24 and $2.74 per share. The proposal provided that the consideration for AeroGrow’s common stock would be paid with stock of Party C with the potential, but not the preference of Party C, to pay some level of cash to unaffiliated minority stockholders. The indication assumed existing intellectual property and commercial arrangements with Scotts Miracle-Gro would remain in place and that no third-party financing was necessary. Due to the fact that other bidders had proposed all-cash transactions, Stifel provided feedback to Party C at the time of its offer that the all-stock proposal would not be viewed as competitive.

Party D verbally proposed an all cash transaction whereby Party D would purchase all of AeroGrow’s common stock at a price between $1.98 and $2.56 per share. Party D expressed a preference for Party D to own all relevant AeroGrow intellectual property and did not indicate the need for third-party financing. Subsequent to the initial communication of Party D’s verbal proposal, representatives of Party D were unresponsive to Stifel’s multiple attempts made via email and telephone to hold follow-up conversations regarding Party D’s verbal proposal.

On August 10, 2020, AeroGrow’s common stock closed trading on the OTCQB at $4.50 per share.

After the close of trading on August 11, 2020, AeroGrow issued a press release announcing its financial results for the first fiscal quarter ended June 30, 2020, reporting a 267% increase in sales compared to the first fiscal quarter of the prior fiscal year and income from operations increasing to $2.7 million, up from a loss of $1.1 million in the prior year.

On August 11, 2020, AeroGrow’s common stock closed trading on the OTCQB at $4.53 per share.

On August 12, 2020, representatives of Stifel held an informational meeting with the Board, representatives of AeroGrow’s management, HBC and Mr. Supron present. The representatives of Stifel provided an update on the outreach process and presented a general overview of the non-binding indications of interest received. The representatives of Stifel reported that of the 322 parties contacted, 79 signed confidentiality agreements and received additional information and of those, 15 held calls with Stifel following receipt of additional information. The representatives of Stifel further reported on the indications of interest received from Parties A, B, C and D.

On August 17, 2020, Scotts Miracle-Gro delivered a letter to Stifel noting that it did not believe any of the four indications of interest received were worth further pursuing in part because of Scotts Miracle-Gro’s intellectual property and other commercial rights and their highly conditional nature. Pursuant to the letter, Scotts

Miracle-Gro proposed to acquire all of the shares of AeroGrow that it did not already own for $1.75 per share in cash.

On August 17, 2020, AeroGrow’s common stock closed trading on the OTCQB at $5.70 per share.

On August 18, 2020, Scotts Miracle-Gro and its affiliates filed an amendment to their Schedule 13D with the SEC disclosing its $1.75 per share offer.

On August 18, 2020, AeroGrow’s common stock closed trading on the OTCQB at $5.74 per share.

On August 19, 2020, AeroGrow issued a press release acknowledging the Schedule 13D filing by Scotts Miracle-Gro and its affiliates and noting that the Special Committee will review the Schedule 13D filing and was working with Stifel in considering the next steps and all alternatives.

Also, on August 19, 2020, Bryan Cave communicated to representatives of AeroGrow and Scotts Miracle-Gro that, in order to motivate potential third-party bidders to stay in the process and dedicate the resources necessary to further explore a transaction, the Special Committee requested that Scotts Miracle-Gro or AeroGrow agree to assure the highest bidder that its due diligence and transaction expenses up to $250,000 will be reimbursed in the event Scotts outbids their proposal or the Board terminates the process. A representative of Scotts Miracle-Gro indicated that Scotts Miracle-Gro would like the opportunity to meet with the bidders and provide them with an overview of Scotts Miracle-Gro’s intellectual property and other commercial rights and address expectations on value and transferability of such rights. Scotts Miracle-Gro noted that if after such discussion bidders chose to move forward, Scotts would be amenable to discussing some level of financial assurance.

On August 20, 2020, AeroGrow’s common stock closed trading on the OTCQB at $3.13 per share.

On August 21, 2020, a representative of AeroGrow’s management provided the Board a summary of stockholder feedback and questions regarding Scotts Miracle-Gro Schedule 13D filing and Stifel’s outreach process. Also in this email AeroGrow’s management provided the standard response it was using to respond to stockholder inquiries.

On August 27, 2020, a representative of Scotts Miracle-Gro informed a representative of Bryan Cave that Scotts Miracle-Gro did not believe that any bidder would be able to step into AeroGrow’s shoes with respect to the contractual arrangements between Scotts Miracle-Gro and AeroGrow and that bidders should, be informed of Scotts Miracle-Gro’s position.

On August 28, 2020, affiliates of Scotts Miracle-Gro delivered reservation of rights letters to AeroGrow related to the Brand License Agreement and the Technology License Agreement reserving the right of the affiliate of Scotts Miracle-Gro to terminate the agreements.

On August 28, 2020, Scotts Miracle-Gro also delivered to Bryan Cave by email an updated summary of Scotts Miracle-Gro intellectual property and other rights relating to AeroGrow that had been previously shared with the Board on June 1, 2020. Scotts Miracle-Gro indicated in its email that such summary should be shared with bidders to understand AeroGrow’s limited intellectual property rights if the various commercial license agreements with Scotts Miracle-Gro were to be terminated by Scotts Miracle-Gro. Scotts Miracle-Gro also indicated that bidders should be informed of AeroGrow’s alleged failure to perform its obligations under certain agreements with Scotts Miracle-Gro per the above referenced reservation of rights letters.

On September 1, 2020, on behalf of AeroGrow, Mr. Wolfe responded to the reservation of rights letters received from Scotts Miracle-Gro disagreeing with the assertion that Scotts Miracle-Gro’s affiliate had the right to terminate the Brand License Agreement and the Technology License Agreement.

On September 1, 2020, the Special Committee met telephonically with representatives of Stifel and Bryan Cave. The Special Committee considered Scotts Miracle-Gro’s position on existing intellectual property agreements and its August 18, 2020 bid. Discussion included management’s position that the Scotts Miracle-Gro trademarks are not of value to AeroGrow and the nutrients patent, which management believes to be the sole remaining piece of Scotts Miracle-Gro intellectual property in use in AeroGrow’s current product range and will not be used in Large Size Products (“LSPs”) under co-development with Scotts Miracle-Gro, has a simple work around for a third-party bidder, leaving only the retail distribution rights to the LSPs, excluding Amazon and direct-to-consumer, as the lone potential value generator for AeroGrow that would be lost to a third-party acquirer.

On September 1, 2020, at the request of Stifel, Mr. Wolfe sent an email to Stifel setting forth AeroGrow management’s position on how AeroGrow would operate without Scotts Miracle-Gro’s involvement, including management’s opinion on intellectual property rights. This analysis was further updated on September 14, 2020.

On September 2, 2020, the Board held a meeting with representatives of Stifel and HBC present. The representatives of Stifel discussed the third-party outreach process and bids along with information that it would need and analysis to be conducted if Stifel were to be asked to provide a fairness opinion in connection with a proposed transaction. The representatives of Stifel also discussed the royalty and license arrangements between Scotts Miracle-Gro and AeroGrow and summarized their assessment of the relevant intellectual property issues related to AeroGrow’s use of several Scotts Miracle-Gro trademarks and a nutrients patent. The representatives of Stifel supported management’s view that a third-party bidder would not need these trademarks or the patent to successfully operate AeroGrow. The representatives of Stifel also discounted AeroGrow’s continued need for shared services and working capital under third-party ownership. The representatives of Stifel stressed the need for Scotts Miracle-Gro to confirm if it was willing to sell the shares it beneficially owned if a third-party bidder agreed to pay more than $1.75 per share. The Special Committee requested the Board approve a $250,000 expense reimbursement to the most promising third-party bidder to encourage such bidder to continue to engage as it would be cost protected should Scotts Miracle-Gro top their offer or the process be terminated. The Board took no action at that meeting but requested that Stifel meet again with Scotts Miracle-Gro management to chart a path forward.

On September 17, 2020, the Special Committee held a telephonic meeting with representatives of Stifel and Bryan Cave present. Mr. Supron and Scotts Miracle-Gro’s internal legal counsel also attended. The Special Committee sought clarity from Scotts Miracle-Gro as to whether Scotts Miracle-Gro would be a buyer or a seller in a potential transaction. Scotts Miracle-Gro indicated it did not believe a sale transaction with any of the bidders would be acceptable to Scotts Miracle-Gro because it had decided that, at the valuations implied by the proposals, it did not want to sell its ownership stake in AeroGrow and, consequently, indicated its position as a buyer only. Scotts Miracle-Gro representatives also informed the Special Committee that any continuation of Scotts Miracle-Gro’s intellectual property and other commercial agreements with AeroGrow would not be offered “on the same favorable terms” to potential acquirers. Representatives of Scotts Miracle-Gro then discussed the possibility of purchasing all of AeroGrow common stock it did not own at a price of $3.00 per share.

On September 17, 2020, AeroGrow’s common stock closed trading on the OTCQB at $3.26 per share.

Between September 20 and 22, 2020, representatives of Stifel attempted to negotiate with Scotts Miracle-Gro to improve its offer of $3.00 per share. Although Scotts Miracle-Gro was unwilling to increase its offer price, Mr. Supron assured representatives of Stifel that there would be no downward adjustments to the $3.00 per share offer price.

On September 25, 2020, representatives of Scotts Miracle-Gro delivered a draft letter of intent to the Special Committee indicating its intent to purchase the shares of common stock of AeroGrow that it did not already own for $3.00 per share, subject to definitive documentation. The letter proposed a binding exclusivity period through November 15, 2020, which would restrict AeroGrow from transacting with another party through such date.

On September 25, 2020, AeroGrow’s common stock closed trading on the OTCQB at $2.97 per share.

Between September 25, 2020 and October 2, 2020, Vorys, Sater, Seymour and Pease LLP (“Vorys”), legal counsel to Scotts Miracle-Gro, and HBC and other representatives of Scotts Miracle-Gro, the Special Committee and Bryan Cave exchanged drafts of the letter of intent and negotiated its terms, including with respect to, among other things, the absence of a financing condition, the scope and nature of Scotts Miracle-Gro’s due diligence efforts and the inclusion of an exclusivity period. The negotiations resulted in, among other things, Scotts Miracle-Gro’s representations that it would not have to finance the Merger Consideration and the confirmatory scope and nature of its due diligence efforts and the duration of the exclusivity period noted above. The Special Committee was provided regular updates on the negotiations and provided guidance on the negotiations to management, HBC and Bryan Cave.

On September 26, 2020, the Special Committee held a telephonic meeting with a representative of Bryan Cave present. The meeting was held for the purpose of confirming the Special Committee’s fulfillment of its fiduciary duties to AeroGrow and its stockholders, including the unaffiliated minority stockholders. The Special Committee discussed the letter of intent received from Scotts Miracle-Gro and considered the fairness and adequacy of the $3.00 per share offer in light of AeroGrow’s history, prospects, recent and historical stock price performance, Stifel’s market outreach and other factors. Specifically, the Special Committee considered the impact on the common stock’s trading price based on market speculation after Scotts Miracle-Gro filed its initial Schedule 13D amendment on March 2, 2020 as compared to AeroGrow’s historical trading price, AeroGrow’s lack of historical profit and the sustainability of AeroGrow’s recent COVID-19 driven sales spikes. The Special Committee considered whether AeroGrow’s sales projections were reasonable given that future growth would be dependent on the success of a new product with a different price category and target consumer. The Special Committee also considered the non-binding indications of interest received from Stifel’s market outreach, noted the uncertainty regarding the likelihood of completing a transaction with any of the bidders besides Scotts Miracle-Gro, and noted that only one bidder exceeded the $3.00 per share price offered by Scotts Miracle-Gro, but that bid was dependent on Scotts Miracle-Gro selling certain intellectual property to the bidder at a price which had not been determined and that would ultimately reduce dollar-for-dollar the total per-share consideration paid to stockholders. The Special Committee further considered the fact that some bidders had assumed certain intellectual property rights belonging to, and commercial arrangements with, Scotts Miracle-Gro would continue or be transferred to the prevailing bidder and that such arrangements were not possible without cooperation from Scotts Miracle-Gro. Furthermore, the Special Committee noted that Scotts Miracle-Gro had told the Special Committee on September 17, 2020 that any such continuation would not be offered “on the same favorable terms.” The Special Committee also discussed the general uncertainty regarding whether Scotts Miracle-Gro would constructively participate in a full sale process, and that without such participation by Scotts Miracle Gro as the 80% beneficial owner, no process could move forward. The Special Committee further considered the timing and other benefits of the proposed transaction with Scotts Miracle-Gro given the historically relatively high share price offered by Scotts Miracle-Gro, the need for Scotts Miracle-Gro to perform only limited due diligence and the certainty of closing. The Special Committee also recognized the challenges regarding Scotts Miracle-Gro’s existing ownership of intellectual property and other business relationships with AeroGrow, any of which may impede the possibility of concluding or significantly reduce the valuation in a transaction with another party.

On September 27, 2020, the Special Committee held a telephonic meeting with representatives of Stifel and Bryan Cave present. This meeting was in follow-up to the Special Committee’s meeting the prior day as well as discussions with representatives of Stifel regarding the financial analysis that would inform their fairness opinion, if requested. After full discussion, including discussion regarding the sale process conducted by Stifel and other items discussed at the Special Committee’s meeting the prior day, the Special Committee agreed to recommend to the Board that AeroGrow pursue a transaction with Scotts Miracle-Gro at $3.00 per share.

On October 2, 2020, based on a recommendation by the Special Committee, the Board approved entry into the letter of intent with Scotts Miracle-Gro. The Board also unanimously approved a retention plan for AeroGrow employees intended to retain employees through any potential transaction, motivate them to successfully complete a potential transaction and continue to execute on AeroGrow’s operating plans through what may be a period of significant uncertainty. The retention plan clarified the terms for the payment of compensation earned pursuant to AeroGrow’s long-term incentive plan and fiscal year 2021 annual bonus plan, each scheduled to be paid after the end of AeroGrow’s 2021 fiscal year, should an employee be retained or terminated in connection with a transaction that closes prior to the March 31, 2021 fiscal year end. In addition, the Board approved a severance policy that provides for severance pay for all employees terminated without cause based on a formula derived from years of service or annual salary and for one year of full salary for Mr. Gibbs. Severance benefits for Messrs. Wolfe and Thompson were already provided in their respective employment agreements.

Later on October 2, 2020, AeroGrow and Scotts Miracle-Gro executed a non-binding letter of intent indicating Scotts Miracle-Gro’s intent to purchase the shares of common stock of AeroGrow that it did not already own for $3.00 per share. The letter also restricted AeroGrow and its representatives from directly or indirectly, soliciting, initiating or encouraging the submission of any acquisition proposals from other parties through November 15, 2020. At no point after AeroGrow and Scotts Miracle-Gro executed the letter of intent did Stifel receive any unsolicited inbound interest from any parties to submit an acquisition proposal.

On October 5, 2020, Scotts Miracle-Gro and its affiliates filed an amendment to their Schedule 13D with the SEC after market close disclosing the entry into the letter of intent.

On October 5, 2020, AeroGrow’s common stock closed trading on the OTCQB at $3.00 per share.

On October 8, 2020, AeroGrow filed a Form 8-K with the SEC disclosing its entry into the letter of intent.

On October 9, 2020, Vorys delivered a draft definitive merger agreement to HBC.

On October 21, 2020, HBC returned a draft of the definitive merger agreement to Vorys. From October 21, 2020 through November 11, 2020, Vorys and HBC and other representatives of Scotts Miracle-Gro, the Special Committee and Bryan Cave exchanged drafts of the Merger Agreement and negotiated its terms, including with respect to the elimination of a termination fee, guarantee by Scotts Miracle-Gro and the extensiveness of AeroGrow’s representations and warranties. The negotiations resulted in the removal of the termination fee from the Merger Agreement and the addition of a guarantee by Scotts Miracle-Gro of the Merger Consideration and certain indemnification obligations. The Special Committee was provided regular updates on the negotiations and provided guidance on the negotiations to management, Stifel, HBC and Bryan Cave.

On November 10, 2020, the Special Committee met with representatives of Bryan Cave and Stifel present, reviewed the terms of the Merger Agreement, heard an extensive presentation from the representatives of Stifel of Stifel’s market check and valuation processes and conclusions, confirmed that Stifel was prepared to issue an opinion to the Special Committee as to fairness of the consideration under the Merger Agreement, from a financial point of view, as of the date of the opinion, and unanimously determined to recommend that the Board approve the entry into the Merger Agreement.

On November 11, 2020, the Board held a videoconference meeting with representatives of AeroGrow management, HBC and Stifel in attendance. Representatives of Stifel reviewed with the Board their financial analysis with respect to the Merger Consideration of $3.00 per share of common stock, which they had presented to the Special Committee the previous day. HBC discussed the Board’s fiduciary duties and reviewed with the Board the key legal terms of the draft merger agreement. The representatives of Stifel then confirmed the oral opinion they had delivered to the Special Committee the previous day by delivery of a written opinion, dated November 11, 2020, to the Special Committee, that, as of the date of such opinion and subject to the qualifications, assumptions, exceptions and limitations set forth in the opinion, the Merger Consideration to be paid by the Parent pursuant to the Merger Agreement was fair, from a financial point of view, to the holders of common stock, other than Parent, Parent’s affiliates and AeroGrow or with respect to dissenting shares.

Following additional discussion and deliberation, by a unanimous vote of the Board members, the Board (i) adopted and approved the Merger Agreement, (ii) directed that the Merger Agreement be submitted to the stockholders of AeroGrow for approval and (iii) recommended that AeroGrow’s stockholders vote in favor of the approval of the Merger Agreement and approve the Merger and the other transactions contemplated thereby.

On November 11, 2020, AeroGrow and Scotts Miracle-Gro executed the Merger Agreement.

On November 12, 2020, AeroGrow filed a Form 8-K prior to the opening of trading on the OTCQB disclosing entry into the Merger Agreement.

After the close of trading on November 16, 2020, AeroGrow issued a press release announcing its financial results for its second fiscal quarter ended September 30, 2020. AeroGrow reported a 224% increase in sales compared to the prior fiscal year along with income from operations increasing to $1.3 million, up from a loss of $2.3 million in the prior year. The press release noted that favorable sales trends had continued early in the third fiscal quarter. The press release also announced that on November 11, 2020 AeroGrow entered into the Merger Agreement with affiliates of Scotts Miracle-Gro.

Recommendation of the Board and Reasons for the Merger; Fairness of the Merger

Recommendation of the Board

The Board formed the Special Committee, comprised at all times of all of the Company’s directors who are independent and not affiliated with Scotts Miracle-Gro, in March 2020 to, among other things, review any proposed transaction between the Company and Parent or any affiliate of Parent, and engage Stifel to provide financial advice in connection with the review. At all times during 2020, the Board consisted of five directors, two of whom are independent and not affiliated with Scotts Miracle-Gro, and three of whom, currently Ms. Ziegler and Messrs. Hagedorn and Miller, are affiliated with Scotts Miracle-Gro. Ms. Ziegler and Mr. Miller were each appointed to the Board by Parent in April 2019 and replaced two members of the Board who were also affiliated with Scotts Miracle-Gro. In this section of the proxy statement entitled “Recommendation of the Board and Reasons for the Merger; Fairness of the Merger,” references to the Board refer to the Board, including Ms. Ziegler and Messrs. Hagedorn and Miller, who reminded the Board of their affiliation with Scotts Miracle-Gro. After careful consideration, at a special meeting on November 10, 2020, after consultation with the Special Committee’s legal and financial advisors, the Special Committee unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby (including the Merger) were fair to, and in the best interests of, the Company and the holders of shares of common stock (including unaffiliated security holders, but excluding Parent and the Company), and (ii) recommended that the Board adopt and approve the Merger Agreement and approve the Merger. The Board (including Ms. Ziegler and Messrs. Hagedorn and Miller, who reminded the Board of their affiliation with Scotts Miracle-Gro), on behalf of the Company, based on the recommendation of the Special Committee and after consultation with the Company’s legal and financial advisors, unanimously (i) adopted and approved the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Merger), (ii) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Merger) were fair to, and in the best interests of, the Company and the holders of shares of common stock (including unaffiliated security holders, but excluding Parent and the Company), (iii) directed that the Merger Agreement and the Merger be submitted for approval by a vote of the holders of common stock at the Special Meeting and (iv) recommended that the holders of common stock affirmatively vote to approve the Merger Agreement and the Merger.

Accordingly, based on its evaluation and having received the recommendation of the Special Committee, the Board, by unanimous vote, recommends that stockholders vote “FOR” the approval of the Merger Agreement Proposal. In addition, the Special Committee and the Board believe that the Merger is fair to the Company’s “unaffiliated security holders,” as defined under Rule 13e-3 of the Exchange Act.

Reasons for the Merger

In evaluating the Merger Agreement and the transactions contemplated thereby (including the Merger), the Special Committee and the Board consulted with representatives of the Special Committee’s financial advisor and legal advisors. In unanimously recommending that stockholders vote in favor of the Merger Agreement Proposal, the Special Committee and the Board considered a number of factors, including the following (which factors are not necessarily presented in order of relative importance):

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the understanding of each of the Special Committee and the Board of the Company’s business, assets, financial condition, liquidity position and results of operations, its competitive position and historical and prospective performance, and the nature of the industry in which the Company competes.

•	the fact that the all-cash Merger Consideration will provide certainty of value and liquidity to stockholders, while eliminating the effect of long-term business and execution risks to stockholders.

•	the historical and recent relationship of the $3.00 Merger Consideration to the trading price of our common stock on the OTCQB.

•	the current and historical market prices of our common stock, including the market performance of our common stock relative to those of other participants in our industry and the general market.

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that shares of our common stock have historically been thinly traded (our common stock had an average daily trading volume of approximately 31,000 shares over the 12 months ended October 5, 2020, the day we announced our entry into the non-binding letter of intent with Scotts Miracle-Gro), resulting in price volatility, illiquidity for stockholders and the possibility that significant stockholders would not be able to liquidate their positions without negatively impacting the market price of our common stock.

•	the evaluation of multiple strategic alternatives and the solicitation of bids from multiple strategic and financial sponsor parties, as discussed under “ —Background of the Merger.”

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the Special Committee’s and the Board’s belief that, if any third parties were interested in exploring a transaction with the Company, such potential acquirers were contacted by Stifel or would have been motivated to approach the Company.

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the Special Committee’s and the Board’s belief, after consultation with representatives of Stifel, that no other potential transaction party was likely to be both willing and able to acquire the Company at a valuation of $3.00 per share or greater, including because of the rights that Scotts Miracle-Gro has under its agreements with the Company, and Scotts Miracle-Gro’s expressed unwillingness to sell those rights, which could have a negative effect on the perceived value of the Company to a third-party acquirer.

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the fact that a transaction with a third party could not be consummated without the support of Parent and Scotts Miracle-Gro, given their beneficial ownership of approximately 80.5% of the outstanding shares of our common stock at all relevant times during 2020.

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the advantages of entering into the Merger Agreement in comparison with the risks of remaining an independent public company, including, but not limited to, the risks and uncertainties with respect to:

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achieving the Company’s growth plans in light of the current and foreseeable market conditions, including the risks and uncertainties in the U.S. and global economy generally and the Company’s industry specifically, in each case, especially in light of COVID-19;

•	the relatively significant administrative costs of continuing as a stand-alone publicly-traded company;

•	the Company’s lack of historical profit and the uncertainty regarding the Company’s ability to sustain its recent COVID-19 driven sales spike;

•	the Company’s ongoing capital needs and frequent need to seek additional funding from Scotts Miracle-Gro as a result of the Company’s historical inability to obtain funding from third party sources;

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that the Company’s projections of future revenue and profit growth would depend on the success of a new product that has not yet been sold and will be in a different price category and have a different consumer than its current products, all of which create uncertainty regarding the Company’s future growth prospects;

•	the seasonality of the Company’s sales and the degree to which such seasonality increases the risks associated with the Company’s working capital financing requirements;

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achieving projected fiscal year 2021 performance and long-term financial projections as a standalone company is unlikely to result in value to the Company’s stockholders that would exceed, on a present-value basis, the value of the Merger Consideration;

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that Scotts Miracle-Gro was the most logical acquirer of the Company and, in light of Scotts Miracle-Gro’s strategic positioning, existing commercial relationships with the Company, synergy potential and Scotts Miracle-Gro’s existing investment in the Company, that Scotts Miracle-Gro was the potential transaction partner most likely to offer the highest value to the Company’s unaffiliated minority stockholders;

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Scotts Miracle-Gro’s consistent assertions that Scotts Miracle-Gro was not willing to waive in advance any contractual, governance or other rights that Scotts Miracle-Gro has under the existing commercial agreements between Scotts Miracle-Gro and the Company, and the uncertainty regarding whether Scotts Miracle-Gro would be willing to substantially renegotiate those rights or commercial arrangements with a third party acquirer;

•	that, if Scotts Miracle-Gro intended to maintain all of its contractual rights, a transaction with a potential third-party acquirer was highly unlikely;

•	Scotts Miracle-Gro’s ownership of certain intellectual property used in the Company’s business;

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Scotts Miracle-Gro’s stated position that any continuation of its intellectual property and other commercial arrangements with AeroGrow would not be offered “on the same favorable terms” to potential acquirers;

•	our lack of resources and external financing sources to continue to support our core business and finance a major new product launch to be known as “Bloom by Botanicare” (“Bloom”); and

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the various additional risks and uncertainties that are set forth in Part I, Item 1A. of our Annual Report on Form 10-K for the fiscal year ended March 31, 2020, filed with the SEC on June 23, 2020, which is incorporated by reference herein, as updated by our subsequent filings with the SEC.

•	our ability to service, pay down or pay off our debt levels while maintaining our operations and funding current and future capital expenditures.

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our accelerated rate of growth in net sales for the six months ended September 30, 2020 correlates with shelter-in-place orders issued in many locations in March 2020 in response to the COVID-19 pandemic and it is uncertain whether such sales results will continue in future periods.

•	its belief, based on discussions and negotiations with Parent, that $3.00 per share was the highest price Parent would be willing to pay.

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the fact that the Company sought out and engaged over 320 other potential purchasers and the Board determined that there were no other potential purchasers that would be reasonably likely to engage in a transaction in the near term at a price per share equal to or greater than the price being offered by Parent and on other acceptable terms.

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of the four indications of interest received from other potential purchasers, the proposed price per share was below $3.00, after taking all assumptions and terms into account and subject to secondary diligence by the potential purchasers.

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Parent’s communication to the Special Committee in September 2020, that it was only a buyer (and not a seller) of the Company and would not vote for or otherwise support a transaction to sell the Company to any party, at any price, or support any other alternative strategic transaction involving the Company.

•	Scotts Miracle-Gro’s assertion of termination rights under license agreements between OMS Investments, Inc. (“OMS”), an indirect-wholly owned subsidiary of Scotts Miracle-Gro, and the Company.

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the extensive arm’s length negotiations with Parent, which, among other things, moved from a reorganization and reverse stock split proposal with no liquidity event for unaffiliated minority stockholders to a merger and resulted in an increase in the initially offered merger consideration from $1.75 per share to $3.00 per share.

•	the likelihood that the Merger will be consummated, based on, among other things:

•	the limited number of conditions to the Merger;

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that the conditions to closing contained in the Merger Agreement are reasonable and customary in number and scope and which, in the case of the condition related to the accuracy of the Company’s representations and warranties, are generally subject to a Material Adverse Effect qualification, as described under “The Merger Agreement—Representations and Warranties;”

•	the absence of a financing condition;

•	Parent’s representation and Scotts Miracle-Gro’s guarantee that Parent will have sufficient financial resources to pay the aggregate Merger Consideration and consummate the Merger;

•	the Board’s and the Special Committee’s assessment, after discussion with representatives of Stifel, that Parent and Scotts Miracle-Gro have the financial capability to complete the Merger;

•	that there are no governmental approvals needed to effectuate the Merger or consummate the other transactions contemplated by the Merger Agreement;

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the commitment of Parent to vote or cause to be voted any shares of common stock beneficially owned by it or any of its affiliates or with respect to which it or any of its affiliates has the power (by agreement, proxy or otherwise) to cause to be voted in favor of the Merger Agreement Proposal at the Special Meeting and at all adjournments, recesses or postponements thereof, which limits Parent’s ability to seek to avoid completing the Merger should Parent’s view of the desirability of the transaction change during the pendency of the Merger (as more fully described under “—Parent’s Obligation to Vote in Favor of the Merger”); and

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the remedies available under the Merger Agreement to the Company in the event of a breach by Parent, including, but not limited to, our ability, under certain circumstances pursuant to the Merger Agreement, to seek specific performance to prevent breaches of the Merger Agreement, and to enforce specifically the terms of the Merger Agreement, as described under “The Merger Agreement—Specific Performance.”

•	the terms of the Merger Agreement and the related agreements, including, but not limited to:

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the ability of the Company and its representatives, in accordance with the terms of the Merger Agreement, at any time prior to obtaining the Requisite Company Vote, to provide non-public information to, and engage in discussions and negotiations with, any person that submits an unsolicited, bona fide written Acquisition Proposal for the Company, if the Special Committee determines in good faith, after consultation with outside legal counsel, that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably expected to result in a Superior

Proposal and that the failure to take such action would violate the fiduciary duties of the Company’s directors constituting the Special Committee under applicable law;

•	the absence of a termination fee;

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that the Merger Agreement permits the Company to award retention payments to current employees and executives, which, the Special Committee and the Board believed, would increase the stability of the Company during the pendency of the Merger and reduce the risks to the Company in the event the Merger is terminated and not completed for any reason (as more fully described under “Interests of the Company’s Directors and Executive Officers in the Merger—Retention Program and Severance Policy”); and

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the ability of the Special Committee, in certain circumstances specified in the Merger Agreement, to make a Change of Recommendation and the Company’s ability to terminate the Merger Agreement in order to enter into a Superior Proposal For more information, see “The Merger Agreement—Covenants and Agreements—Acquisition Proposals; Change of Recommendation.”

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that for us to complete the Merger, under NRS 92A.120, holders of a majority of the outstanding shares of common stock at the close of business on the Record Date must vote “FOR” the Merger Agreement Proposal (although the transaction has not been structured to require the approval of the holders of at least a majority of the shares of common stock beneficially owned by security holders unaffiliated with the Purchaser Parties and their respective affiliates (including Scotts Miracle-Gro and our directors who are affiliated with Scotts Miracle-Gro, to the extent such directors beneficially own any shares of common stock), and such approval is not required under Nevada law for us to complete the Merger).

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that any stockholder who does not vote (and who does not cause or permit the stockholder’s shares to be voted) in favor of the Merger Agreement Proposal will have the right to dissent from the Merger and, in lieu of receiving the Merger Consideration, obtain payment of the fair value (as defined in NRS 92A.320) of the stockholder’s shares, but only if (1) the stockholder delivers to the Company, before the vote on the Merger Agreement Proposal is taken at the Special Meeting, written notice of the stockholder’s intent to demand payment for the stockholder’s shares if the Merger is effectuated, and (2) the stockholder complies with all other applicable requirements of under the Dissenter’s Rights Statutes.

•	the Board’s view that the Merger Agreement was the product of arm’s-length negotiations and contained customary terms and conditions.

•	the timing of the Merger and the risk that if the Board did not accept Parent’s offer at the time it was made, the Board might not have had another opportunity to do so.

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the financial analysis presented to the Board by representatives of Stifel on November 11, 2020 and the oral opinion of Stifel rendered to the Special Committee on November 10, 2020, confirmed by delivery of a written opinion dated November 11, 2020, that, subject to the qualifications, assumptions, exceptions and limitations set forth therein, the Merger Consideration to be paid by Parent under the Merger Agreement was fair, from a financial point of view, to the holders of shares of common stock, other than (i) Parent, Parent’s affiliates and the Company and (ii) Dissenting Shares, as more fully described below in “ —Opinion of Stifel, Nicolaus & Company, Incorporated.”

The Special Committee and the Board also considered a number of uncertainties and risks concerning the Merger that generally weighed against entering into the Merger Agreement, including the following (which factors are not necessarily presented in order of relative importance):

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the fact that the announcement and pendency of the Merger, or the risks and costs to the Company if the Merger does not close, could result in the diversion of management and employee attention, and potentially have a negative effect on the Company’s business and relationships with customers, suppliers and vendors.

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the effect of a public announcement of the Company entering into the Merger Agreement on the Company’s operations, stock price and employees and its ability to attract and retain key management and personnel while the Merger is pending.

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the fact that the unaffiliated stockholders will not participate in any future earnings or growth of the Company and will not benefit from any appreciation in value of the Company, including any appreciation in value that could be realized as a result of improvements to our operations.

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that the Merger is not conditioned upon the approval of at least a majority of the stockholders other than the Purchaser Parties and their respective affiliates (including Scotts Miracle-Gro and our directors who are affiliated with Scotts Miracle-Gro, to the extent such directors beneficially own any shares of common stock).

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the fact that, pursuant to NRS 92A.380(2), a stockholder who is entitled to dissent and obtain payment pursuant to the Dissenter’s Rights Statutes must not challenge the Merger unless the Merger is unlawful or constitutes or is the result of actual fraud against the stockholder or the Company.

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the possibility that Parent or Scotts Miracle-Gro will be unable to pay the aggregate Merger Consideration on the Closing Date, including, but not limited to, the risk that Parent or Scotts Miracle-Gro will not have sufficient cash on hand to pay the aggregate Merger Consideration.

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the restrictions on the Company’s conduct of business prior to the consummation of the Merger, including the requirement that it conduct its business in the ordinary course, subject to specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise before the completion of the Merger and that, absent the Merger Agreement, the Company might have pursued.

•	the fact that an all cash transaction would be taxable to the Company’s stockholders that are U.S. Holders for U.S. federal income tax purposes.

•	the fact that under the terms of the Merger Agreement, the Company is unable to solicit other acquisition proposals.

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the fact that, by reason of the factors described immediately above, the likelihood of any third party submitting to the Special Committee or the Company (on an unsolicited basis pursuant to the “window shop” exceptions to the Company’s no-solicitation covenant in the Merger Agreement) an Acquisition Proposal constituting or reasonably likely to lead to a Superior Proposal is materially diminished.

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the risk that, while the Merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the Merger will be satisfied, and as a result, it is possible that the Merger may not be completed even if approved by the Company’s stockholders.

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the significant costs involved in connection with entering into the Merger Agreement and completing the Merger and the substantial time and effort of the Company’s management required to complete the Merger, which may disrupt the Company’s business operations.

•	the fact that the Company’s business, operations, financial results and liquidity position could suffer in the event that the Merger is not consummated.

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the risk that the Merger might not be completed and the effect of the resulting public announcement of termination of the Merger Agreement on the trading price of the Company’s common stock on the OTCQB.

•	the risk of litigation arising in respect of the Merger Agreement or the transactions contemplated thereby (including the Merger).

In addition, the Board was aware of and considered the interests that certain of our directors and executive officers may have in the Merger that differ from, or are in addition to, those of our other stockholders. For more information, please see “ —Interests of the Company’s Directors and Executive Officers in the Merger; Potential Conflicts of Interest.”

The foregoing discussion is not meant to be an exhaustive list, but summarizes many, if not all, of the material factors considered by the Board in its consideration of the Merger. After considering these and other factors, the Special Committee and the Board concluded that the potential benefits of the Merger outweighed the uncertainties and the risks. In view of the variety of factors considered by the Special Committee and the Board and the complexity of these factors, the Special Committee and the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the foregoing factors in reaching their respective determinations and recommendations. Moreover, each member of the Special Committee and the Board (including Ms. Ziegler and Messrs. Hagedorn and Miller, who reminded the Board of their affiliation with Scotts Miracle-Gro) applied their own personal business judgment to the sale process and may have assigned different weights to different factors. The Special Committee and the Board (including Ms. Ziegler and Messrs. Hagedorn and Miller, who reminded the Board of their affiliation with Scotts Miracle-Gro) adopted and approved the Merger Agreement and the transactions contemplated thereby (including the Merger) and the Special Committee and the Board unanimously recommend that stockholders approve the Merger Agreement Proposal based upon the totality of the information presented to, and considered by, the Special Committee and the Board.

In the course of determining that the Merger Agreement and the transactions contemplated thereby (including the Merger) were fair to, and in the best interests of, the Company and the holders of shares of common stock (including unaffiliated security holders, but excluding Parent and the Company), the Special Committee and the Board did not consider the liquidation value of the Company, and did not believe it to be a relevant methodology, because it considered the Company to be a viable, going concern, it considered determining a liquidation value to be impracticable given the significant execution risk involved in any breakup of the Company and that the Company will continue to operate its business following the Merger. Further, the Special Committee and the Board did not consider net book value as a factor because they believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs and because net book value does not take into account the prospects of the Company, market conditions, trends in the industry in which the Company operates or the business risks inherent in that industry. The Special Committee and the Board were not aware of any firm offer for a merger, sale of all or a substantial part of the Company assets, or a purchase of a controlling amount of the Company’s securities having been received by the Company from anyone other than the Purchaser Parties and their respective affiliates (including Scotts Miracle-Gro) with respect to the current transaction, in the two years preceding the signing of the Merger Agreement.

The Special Committee did not seek to establish a pre-Merger going concern value for the Company, and therefore no such value was considered by the Board in making its fairness determination on behalf of the Company. Rather, the Special Committee believed that the financial analyses presented by Stifel, as more fully summarized in the section entitled “ —Opinion of Stifel, Nicolaus & Company, Incorporated,” on which the Special Committee relied in making its recommendation to the Board, were indicative of going concern values for the Company as it continues to operate its business.

Fairness of the Merger

In its September 26, 2020 meeting and at prior and subsequent meetings with its legal and financial advisors, the Special Committee considered the fairness of the proposed Merger to the Company’s unaffiliated security holders from a variety of perspectives in addition to a financial point of view. The reorganization plan proposed by Scotts Miracle-Gro after the Board’s February 27, 2020 meeting and described in Scotts Miracle-Gro’s Schedule 13D amendment filed with the SEC on March 2, 2020, and subsequent proposals, the outcome of which Scotts Miracle-Gro, as holder of approximately 80.5% of the Company’s common stock, could control, would have led to the Company’s operations being fully integrated into Scotts Miracle-Gro and the Company’s revenue model shifting from an operating business to an intellectual property licensing and royalty receiving entity, as well as the potential for termination of the Company’s SEC reporting obligations and stock trading on the OTCQB, thereby limiting or eliminating many attributes typical of a publicly traded company, and reducing market demand and liquidity for the Company’s common stock.

The Special Committee’s engagement of Stifel to consider strategic options beyond Scotts Miracle-Gro’s proposed reorganization resulted in an extensive market check of how third-party financial and strategic investors would value the Company, and the extent of investor interest the Company and its Board could expect. This process resulted in arm’s length indications of interest from four disinterested investors, with one proposal exceeding a per share price of $3.00 at the top of its bid range but based on a multiple of EBITDA that the Company had not achieved. The Special Committee did not look to factors such as net book value or liquidation value, but considered (i) current and historical trading prices for the Company’s common stock under its current going concern revenue model, (ii) vulnerability of the Company’s common stock price stability due to limited public float and trading volume, (iii) the Company’s intellectual property ownership limitations, and non-renewal exposure under existing contracts with Scotts Miracle-Gro, (iv) uncertainty around any cooperation with, or acceptance by, Scotts Miracle-Gro of a third-party sale process, and ultimate position that it would not be a seller at the prices indicated by the market check process, and (v) relatively limited required diligence and predictable path to closing with Scotts Miracle-Gro.

In light of these factors, with particular weight given to items (i) through (iv) above, the Special Committee concluded that it was in the best interests of the Company’s unaffiliated security holders to provide them an assured exit under agreed terms and at a fair value to all unaffiliated security holders, which the Merger provided. The Special Committee further determined that Stifel’s involvement in the process and negotiations with Scotts Miracle-Gro had resulted in a competitive process and final offer. The Special Committee did not believe approval of the Merger by a majority of the Company’s unaffiliated security holders was necessary or determinative of the fairness of the Merger to the unaffiliated security holders. In addition, such minority approval was not required under Nevada law. Based on the overall negotiations with Scotts Miracle-Gro, the Special Committee did not believe that Scotts Miracle-Gro would agree to enter into the Merger Agreement without certainty of completion and, as noted immediately below, believed that sufficient procedural safeguards to ensure fairness of the Merger were already in place.

The Special Committee and the Board believe that sufficient procedural safeguards were and are present to ensure the fairness of the Merger and to permit the Special Committee and the Board to represent effectively the interests of the unaffiliated stockholders. These procedural safeguards include the following:

•

the Special Committee consists solely of independent and disinterested directors who are not officers or employees or affiliated with the Purchaser Parties or their respective affiliates (including Scotts Miracle-Gro), and who do not otherwise have a conflict of interest or lack independence with respect to the Merger;

•

although the Special Committee did not retain an unaffiliated representative to act solely on behalf of stockholders who were unaffiliated with the Purchaser Parties or their respective affiliates (including Scotts Miracle-Gro) for purposes of negotiating the transaction with the Purchaser Parties or preparing a report concerning the fairness of the transaction with the Purchaser Parties, the Special Committee was comprised solely of independent and disinterested directors and received financial advice from Stifel, an independent and nationally recognized financial advisor;

•

the members of the Special Committee were adequately compensated for their services and their compensation was in no way contingent on their approving the Merger Agreement and taking the other actions described in this proxy statement;

•	the members of the Board who are affiliated with Scotts Miracle-Gro reminded the Board of their affiliation with Scotts Miracle-Gro;

•	the members of the Special Committee are not officers or employees of the Company;

•	the Special Committee retained independent financial and legal advisors to evaluate the Merger, and was empowered to consider and negotiate the Merger Agreement and the transactions contemplated thereby (including the Merger), and to make a recommendation to the Board as to what action (including approval or rejection thereof, if appropriate), if any, should be taken by the Company with respect thereto;

•

the terms of the Merger Agreement (including the Merger Consideration) and the transactions contemplated thereby (including the Merger) were extensively reviewed by the Company’s officers and extensively negotiated by the Company’s financial and legal advisors, and were also closely reviewed and scrutinized by the Special Committee;

•

the various terms of the Merger Agreement, including the ability of the Company to receive, negotiate and, under specified circumstances, to terminate the Merger Agreement to accept a Superior Proposal (as more fully described under “The Merger Agreement—Covenants and Agreements—Acquisition Proposals; Change of Recommendation”); and

•

that the members of the Special Committee met frequently during the period from March 26, 2020 through the execution of the Merger Agreement, to receive updates; to review, among other things, the Company’s business, operations, financial condition, earnings and prospects, its competitive position and historical and projected financial performance, its long-range plans, and the risk in achieving those prospects and plans; to review the Company’s strategic and commercial alternatives and options; to oversee outreach to potential third party acquirers and to consider and evaluate discussions with Parent and, ultimately, the proposal from Parent.

Position of the Purchaser Parties and Scotts Miracle-Gro as to the Fairness of the Merger

Under the SEC rules governing “going private” transactions, each of the Purchaser Parties and their respective affiliates (including Scotts Miracle-Gro) may be deemed to be an “affiliate” (as defined under Rule 13e-3 of the Exchange Act) of the Company engaged in the “going private” transaction and, therefore, each of the Purchaser Parties and their respective affiliates (including Scotts Miracle-Gro) is required to express its purposes and reasons for the merger to the Company’s “unaffiliated security holders” (as defined under Rule 13e-3 of the Exchange Act). The Purchaser Parties and their respective affiliates (including Scotts Miracle-Gro) are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Purchaser Parties and their respective affiliates (including Scotts Miracle-Gro) should not be construed as a recommendation to any unaffiliated stockholder as to how that stockholder should vote on the Merger Agreement Proposal.

The Purchaser Parties and Scotts Miracle-Gro believe that the Merger (which is the Rule 13e-3 transaction for which a Schedule 13E-3 Transaction Statement was or simultaneously with this proxy statement will be filed with the SEC) is fair to the Company’s unaffiliated stockholders on the basis of the factors described in “ —Purpose and Reasons of the Purchaser Parties and Scotts Miracle-Gro for the Merger” and the additional factors described below.

The Purchaser Parties and Scotts Miracle-Gro did not participate in the deliberations of the Special Committee regarding the Merger. The Purchaser Parties and Scotts Miracle-Gro have not performed, or engaged a financial advisor to perform, any valuation or other analysis for the purpose of assessing the fairness of the Merger to the Company’s unaffiliated stockholders. However, based on the knowledge and analysis by the Purchaser Parties and Scotts Miracle-Gro of available information regarding the Company, its business and the factors considered by, and the analysis and resulting conclusions of, the Special Committee and the Board, as discussed in the section “ —Purpose and Reasons of the Company for the Merger,” the Purchaser Parties and Scotts Miracle-Gro believe that the Merger is substantively and procedurally fair to the Company’s unaffiliated stockholders. In particular, the Purchaser Parties and Scotts Miracle-Gro based their belief on the following factors, among others, which are not presented in any relative order of importance:

•

while those directors of the Company who are affiliated with the Purchaser Parties and Scotts Miracle-Gro are employees of Scotts Miracle-Gro and may be deemed to have an indirect interest in the common stock held by the Purchaser Parties as described under the section captioned “ —Interests of the Company’s Directors and Executive Officers in the Merger; Potential Conflicts of Interest,” the directors affiliated with the Purchaser Parties and Scotts Miracle-Gro were not members of, and did not participate in, the deliberations of the Special Committee and, as a result, the directors affiliated with the Purchaser Parties and Scotts Miracle-Gro do not believe that their, the Purchaser Parties’ or Scotts Miracle-Gro’s interests in the Merger influenced the decision of the Special Committee with respect to the Merger Agreement or the Merger Agreement Proposal;

•

that shares of the Company’s common stock have historically been thinly traded (the Company’s common stock had an average daily trading volume of approximately 31,000 shares over the 12 months ended October 5, 2020, the day the Company announced its entry into the non-binding letter of intent with Scotts Miracle-Gro), resulting in price volatility, illiquidity for stockholders and the possibility that significant stockholders would not be able to liquidate their positions without negatively impacting the market price of the Company’s common stock;

•	the Merger Consideration is all cash, which provides certainty of value and liquidity to the unaffiliated stockholders;

•	consummation of the Merger will allow the unaffiliated stockholders not to be exposed to risks and uncertainties relating to the prospects of the Company following completion of the Merger;

•	Scotts Miracle-Gro’s ownership of assets used by the Company that may not be transferrable;

•

the terms of the Merger Agreement (including the Merger Consideration) and the transactions contemplated by it (including the Merger) were extensively reviewed by the Company’s management and extensively negotiated by the Company’s officers and financial and legal advisors, and were also closely reviewed and scrutinized by the Special Committee and its financial and legal advisors;

•

the fact that following the outreach to potential third-party acquirers by Stifel, the Purchaser Parties submitted a final proposal not subject to material due diligence or financing and negotiated the terms of the Purchaser Parties’ bid for a period of almost six weeks prior to the signing of the Merger Agreement;

•	the Company is permitted to, subject to customary requirements included in the Merger Agreement, enter into or recommend a Superior Proposal;

•

the fact that any stockholder who does not vote (and who does not cause or permit the stockholder’s shares to be voted) in favor of the Merger Agreement Proposal will have the right to dissent from the Merger and, in lieu of receiving the Merger Consideration, obtain payment of the fair value (as defined in NRS 92A.320) of the stockholder’s shares (but only if (1) the stockholder delivers to the Company, before the vote on the Merger Agreement Proposal is taken at the Special Meeting, written notice of the stockholder’s intent to demand payment for the stockholder’s shares if the Merger is effectuated, and (2) the stockholder complies with all other applicable requirements of under the Dissenter’s Rights Statutes), and if the Company and a former stockholder that remains entitled to and properly asserts dissenter’s rights cannot agree on as to the fair value, the Company must then commence a proceeding in Nevada state district court to determine the fair value, which may be more than, equal to, or less than the Merger Consideration. See “—Dissenter’s Rights.”

•

the Special Committee retained independent financial and legal advisors to evaluate the Merger, and was empowered to consider and negotiate the Merger Agreement and the transactions contemplated thereby (including the Merger) and to make a recommendation to the Board as to what action (including approval or rejection thereof, if appropriate), if any, should be taken by the Company with respect thereto;

•

the fact that at the November 10, 2020 meeting of the Special Committee, Stifel rendered its oral opinion to the Special Committee, confirmed by the delivery of a written opinion dated November 11, 2020, that, subject to the qualifications, assumptions, exceptions and limitations set forth therein, the Merger Consideration to be paid by Parent under the Merger Agreement was fair, from a financial point of view, to the holders of shares of common stock, other than (i) Parent, Parent’s affiliates and the Company and (ii) Dissenting Shares (as more fully described under “ —Opinion of Stifel, Nicolaus & Company, Incorporated”);

•

the Special Committee unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby (including the Merger) were fair to, and in the best interests of, the Company and the holders of shares of common stock (including unaffiliated security holders, but excluding Parent and the Company), and (ii) recommended that the Board adopt and approve the Merger Agreement and approve the Merger; and

•

the Board (including Ms. Ziegler and Messrs. Hagedorn and Miller, who reminded the Board of their affiliation with Scotts Miracle-Gro), on behalf of the Company, based on the recommendation of the Special Committee and after consultation with the Company’s legal and financial advisors, unanimously (i) adopted and approved the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Merger), (ii) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Merger) were fair to, and in the best interests of, the Company and the holders of shares of common stock (including unaffiliated security holders, but excluding Parent and the Company), (iii) directed that the Merger Agreement and the Merger be submitted for approval by a vote of the holders of common stock at the Special Meeting and (iv) recommended that the holders of common stock affirmatively vote to approve the Merger Agreement and the Merger.

In addition to the factors above, the Purchaser Parties and Scotts Miracle-Gro considered (i) the historical stock trading price of the Company, (ii) the then-current stock trading price of the Company, and (iii) the Purchaser Parties’ and Scotts Miracle-Gro’s internal determination based on non-stock trading price metrics, including a discounted cash flow analysis, comparisons against other publicly traded companies and an assumption that Scotts Miracle-Gro would continue to permit the Company to utilize contractual and intellectual property arrangements with Scotts Miracle-Gro’s subsidiaries on then-current terms, that the Company could have a pre-Merger going concern value on a standalone basis in the range of approximately $1.12 per share to $3.99 per share. The Purchaser Parties’ and Scotts Miracle-Gro’s going-concern determination was made purely for internal analysis purposes and not with a view toward determining the fairness of the proposed Merger to the Company’s unaffiliated stockholders. To the extent that the closing price for the Company’s shares on the OTCQB on November 11, 2020, the last trading day prior to the public announcement of the Merger, reflected the per share going concern value of the Company, the Merger Consideration represented a premium of approximately 6% to the going concern value of the Company.

The Purchaser Parties and Scotts Miracle-Gro did not consider the liquidation value of the Company to be a relevant valuation methodology and, therefore, did not appraise the assets of the Company to determine the liquidation value because (i) of the impracticability of determining a liquidation value given the significant execution risk involved in any breakup, (ii) the Purchaser Parties and Scotts Miracle-Gro considered the Company to be a viable going concern and (iii) the business and operations of the Company will continue to be operated following the Merger and will be integrated into Parent’s business. The Purchaser Parties and Scotts Miracle-Gro did not consider net book value, which is an accounting concept, because, in the Purchaser Parties’ and Scotts Miracle-Gro’s view, net book value is neither indicative of the Company’s market value nor its value as a going concern, but rather is an indicator of historical costs. The Purchaser Parties and Scotts Miracle-Gro have also not made any purchases of shares of common stock during the past two years and are not aware of any firm offers for the Company made by any unaffiliated person, other than the Purchaser Parties and Scotts Miracle-Gro, within the past two years. See “Other Important Information Regarding the Company—Transactions in the Company’s Common Stock.”

The foregoing discussion of the information and factors considered by the Purchaser Parties and Scotts Miracle-Gro in connection with the fairness of the Merger Agreement and the transactions contemplated thereby (including the Merger) is not intended to be exhaustive but is believed to include all material factors considered by them. The Purchaser Parties and Scotts Miracle-Gro did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the Merger Agreement or the Merger. Rather, the Purchaser Parties and Scotts Miracle-Gro believe these factors provide a reasonable basis upon which to form its belief that the Merger Agreement and the Merger, are fair to the Company’s unaffiliated stockholders, even though the Merger Agreement does not require approval of the Merger by a majority of the Company’s unaffiliated stockholders. This belief should not, however, be construed as a recommendation to any unaffiliated stockholder to vote in favor of the Merger Agreement Proposal.

None of the Purchaser Parties or Scotts Miracle-Gro makes any recommendation as to how any unaffiliated stockholder should vote its shares of common stock on the Merger Agreement Proposal.

Opinion of Stifel, Nicolaus & Company, Incorporated

At a meeting of the Special Committee held on November 10, 2020 to evaluate and approve the Merger, Stifel rendered its oral opinion to the Special Committee, confirmed by the delivery of a written opinion dated November 11, 2020, addressed to the Special Committee to the effect that, as of the date of such opinion and subject to the qualifications, assumptions, exceptions and limitations set forth therein, the Merger Consideration to be paid by Parent under the Merger Agreement was fair, from a financial from a financial point of view, to the holders of shares of common stock, other than (i) Parent, Parent’s affiliates and the Company and (ii) Dissenting Shares.

The Special Committee did not impose any limitations on Stifel with respect to the investigations made or procedures followed in rendering Stifel’s opinion. In selecting Stifel, the Special Committee considered, among other things, the fact that Stifel is a reputable investment banking firm with substantial experience advising companies in the consumer products sector and in providing strategic advisory services in general, and Stifel’s familiarity with the Company and its business. Stifel, as part of its investment banking services, is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

The full text of Stifel’s opinion is attached to this proxy statement as Annex B and is incorporated herein by reference. The summary of Stifel’s opinion contained in this proxy statement is qualified in its entirety by reference to the full text of Stifel’s opinion. The Company’s stockholders are encouraged to read Stifel’s opinion carefully and in its entirety for a discussion of the procedures followed, assumptions made, other matters considered, limits of the review undertaken by Stifel, and qualifications contained in Stifel’s opinion.

In rendering its opinion, Stifel, among other things:

(i)

discussed the Merger and related matters with the Company’s counsel and reviewed a draft copy of the Merger Agreement, dated November 11, 2020, such draft being the latest draft of the Merger Agreement provided to Stifel;

(ii)

reviewed the audited consolidated financial statements of the Company contained in its Annual Report on Form 10-K for the fiscal years ended March  31, 2020, March  31, 2019 and March 31, 2018 and the unaudited consolidated financial statements of the Company contained in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2020;

(iii)	reviewed and discussed with the Company’s management certain other publicly available information concerning the Company;

(iv)

reviewed certain non-publicly available information concerning the Company, including internal financial analysis and forecasts prepared by its management and held discussions with the Company’s senior management regarding recent developments;

(v)	reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that Stifel deemed relevant to its analysis;

(vi)	reviewed and analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that Stifel considered relevant to its analysis;

(vii)	reviewed the reported prices and trading activity of the Company’s common stock;

(viii)	performed a discounted cash flow analysis;

(ix)

considered the results of Stifel’s efforts, at the direction of the Company, to solicit indications of interest from selected third parties with respect to a merger or other transaction with the Company;

(x)	conducted such other financial studies, analysis and investigations, and considered such other information, as Stifel deemed necessary or appropriate for purposes of its opinion; and

(xi)

took into account Stifel’s assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuations and its knowledge of the Company’s industry generally.

In rendering its opinion, Stifel relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to Stifel by or on behalf of the Company, or that was otherwise reviewed by Stifel, and did not assume any responsibility for independently verifying any of such information. With respect to the financial forecasts supplied to Stifel by the Company, Stifel assumed, at the direction of the Special Committee, that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and base financial performance of the Company and that they provided a reasonable basis upon which Stifel could form its opinion. Such forecasts and projections were not prepared with the expectation of public disclosure. All such projected financial information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and, in particular, assumptions regarding the widespread disruption, extraordinary uncertainty and unusual volatility arising from the effects of the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions. Accordingly, actual results could vary significantly from those set forth in such projected financial information. Among other things, such projected information assumes the ongoing COVID-19 pandemic will have a favorable impact on the Company. Stifel has relied on this projected financial information without independent verification or analyses and does not in any respect assume any responsibility for the accuracy or completeness thereof.

Stifel also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of the Company since the date of the last financial statements of the Company made available to Stifel. Stifel did not make or obtain any independent evaluation, appraisal or physical inspection of the Company’s assets or liabilities, nor was Stifel furnished with any such evaluation or appraisal. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, Stifel assumes no responsibility for their accuracy.

Stifel assumed, with the consent of the Special Committee, that there are no factors that would materially delay or subject to any material adverse conditions any necessary regulatory or governmental approval and that all conditions to the Merger will be satisfied and not waived. In addition, Stifel assumed that the definitive Merger Agreement would not differ materially from the draft Stifel reviewed. Stifel also assumed that the Merger will be consummated substantially on the terms and conditions described in the Merger Agreement, without any waiver of material terms or conditions by the Company or any other party and without any adjustment to the Merger Consideration, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the Merger will not have an adverse effect on the Company, Parent or the Merger. Stifel assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, and all other applicable federal and state statutes, rules and regulations. Stifel further assumed that the Company has relied upon the advice of its counsel, independent accountants and other advisors (other than Stifel) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to the Company, the Merger and the Merger Agreement.

Stifel’s opinion is limited to the fairness of the Merger Consideration to the holders of the common stock (other than (i) Parent, Parent’s affiliates and the Company and (ii) Dissenting Shares), from a financial point of view, and does not address any other terms, aspects or implications of the Merger, including, without limitation, the form or structure of the Merger, any consequences of the Merger on the Company, its stockholders, creditors or any other constituency or otherwise, or any terms, aspects or implications of any voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise. Stifel’s opinion also does not consider, address or include: (i) any other strategic alternatives currently (or which have been or may be) contemplated by the Board; (ii) the legal, tax or accounting consequences of the Merger on the Company or the holders of the common stock; (iii) the fairness of the amount or nature of any compensation to any of the Company’s officers, directors or employees, or class of such persons, relative to the compensation to the holders of the common stock; (iv) the effect of the Merger on, or the fairness of the consideration to be received by, holders of any class of securities of the Company other than the common stock, or any class of securities of any other party to any transaction contemplated by the Merger Agreement; (v) whether Parent has sufficient cash, available lines of credit or other sources of funds to enable it to pay the Merger Consideration; or (vi) the treatment of, or effect of the Merger on, the Company Options (as defined in the Merger Agreement).

Furthermore, Stifel is not expressing any opinion as to the prices, trading range or volume at which the Company’s or Parent’s securities will trade following public announcement or consummation of the Merger.

Stifel’s opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to Stifel by or on behalf of the Company or its advisors, or information otherwise reviewed by Stifel, as of the date of its opinion. It is understood that subsequent developments may affect the conclusion reached in Stifel’s opinion and that Stifel does not have any obligation to update, revise or reaffirm its opinion, except in accordance with the terms and conditions of Stifel’s engagement letter agreement with the Company.

Stifel’s opinion is for the information of, and directed to, the Special Committee for its information and assistance in connection with its consideration of the financial terms of the Merger. Stifel’s opinion does not constitute a recommendation to the Special Committee or the Board as to how it should vote on the Merger or to any stockholder of the Company as to how any such stockholder should vote at the Special Meeting, or whether or not any stockholder of the Company should enter into a voting, support, shareholders’ or affiliates’ agreement with respect to the Merger, or exercise any dissenters’ rights that may be available to such stockholder. In addition, Stifel’s opinion does not compare the relative merits of the Merger with any other alternative transactions or business strategies which may have been available to the Company and does not address the underlying business decision of the Board or the Company to proceed with or effect the Merger.

Stifel does not advise on legal, tax, regulatory or bankruptcy matters. Stifel has not considered any potential legislative or regulatory changes currently being considered or recently enacted by the United States Congress, the SEC, or any other regulatory bodies, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the SEC or the Financial Accounting Standards Board. Stifel’s opinion is not a solvency opinion and does not in any way address the solvency or financial condition of the Company, Parent or any other party.

Stifel’s Fairness Opinion Committee has approved the issuance of Stifel’s opinion. Stifel’s opinion may not be published or otherwise used or referred to, nor shall any public reference to Stifel be made, without Stifel’s prior written consent, except in accordance with the terms and conditions of Stifel’s engagement letter agreement with the Company.

The following represents a summary of the material financial analyses performed by Stifel in connection with its opinion. Some of the summaries of financial analyses performed by Stifel include information presented in tabular format. In order to fully understand the financial analyses performed by Stifel, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the information set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Stifel.

Except as otherwise noted, the information utilized by Stifel in its analyses, to the extent that it was based on market data, is based on market data as it existed on or before November 9, 2020 and is not necessarily indicative of current market conditions. The analyses described below do not purport to be indicative of actual future results, or to reflect the prices at which any securities may trade in the public markets, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, economic conditions and other factors that influence the price of securities.

Selected Comparable Companies Analysis

Stifel compared the Company, from a financial point of view, to 15 selected publicly traded companies in the housewares industry, which Stifel deemed to be relevant based on their business profiles and financial metrics, including product portfolios, end-markets, customers, size, growth and profitability, among others. Separately, Stifel compared the Company to the six of these 15 companies with equity values below $500 million and one with an equity value below $750 million. Stifel compared the Company’s estimated calendar year 2020 and estimated calendar year 2021 financial metrics, as provided by the Company’s management, to estimated calendar year 2020 and estimated calendar year 2021 financial metrics of these 15 selected companies, obtained from available public sources. Stifel believes that the group of companies listed below have business models similar to those of the Company, but noted that none of these companies is identical to the Company and none has the same management, composition, size, operations, financial profile or combination of businesses as the Company:

•	Whirlpool Corporation

•	Newell Brands Inc.

•	SEB SA

•	Helen of Troy Limited

•	Spectrum Brands Holdings, Inc.

•	Breville Group Limited

•	Central Garden & Pet Company

•	Tupperware Brands Corporation

•	Dorel Inc.

•	National Presto Industries Inc.

•	Lifetime Brands, Inc.

•	Noritake Co., Inc.

•	Hamilton Beach Brands Holdings Company

•	Churchill China PLC

•	Portmeirion Group PLC

Based on this information, Stifel calculated and compared multiples of enterprise value (“EV”), which Stifel defined as fully-diluted equity value using the treasury stock method, plus debt, preferred stock and minority interests, less cash and cash equivalents, to estimated calendar years 2020 and 2021 adjusted earnings before one-time charges, interest, taxes, and depreciation and amortization (“EV / EBITDA”) for the Company and the selected companies.

The following table sets forth the multiples indicated by this analysis, including the range of selected multiples relative to the selected companies, which reflects the first quartile, median, mean and third quartile metrics of such companies, and the multiples implied by the Merger:

EV / EBITDA
	CY2020E	CY2021E
Sub-$500 Equity Value
1st Quartile	5.2x	4.5x
Mean	6.8x	5.3x
Median	6.4x	4.9x
3rd Quartile	7.1x	6.0x
Overall
1st Quartile	6.3x	4.9x
Mean	8.4x	7.3x
Median	7.8x	6.5x
3rd Quartile	10.9x	9.2x

This analysis resulted in the following ranges of implied equity values per share of the Company’s common stock:

	Implied Stock Price
	CY2020E	CY2021E
Sub-$500 Equity Value
1st Quartile	$1.45	$1.77
3rd Quartile	$1.96	$2.34
Overall
1st Quartile	$1.74	$1.94
3rd Quartile	$3.01	$3.58

Stifel noted that the Merger Consideration falls within the range of implied equity values per share implied by this analysis.

No company utilized in the selected company analysis is identical to the Company. In evaluating the selected companies, Stifel made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions, and other matters, many of which are beyond the Company’s control, such as the impact of competition on its business and the industry generally, industry growth and the absence of any adverse material change in the Company’s financial condition and prospects or the industry or in the financial markets in general. For example, Stifel considered that the COVID-19 pandemic has had a favorable impact on the housewares industry in general and the Company in particular, but that it was not possible to predict whether the environment created by COVID-19 would lead to more or less competition for the Company’s products (whether in the form of other home-garden products or other housewares) or what impact it would have on overall long-term growth in the housewares industry. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using peer group data.

Selected Comparable Transaction Analysis

Based on public information available to Stifel, Stifel calculated and compared the multiples of EV to last 12 months (“LTM”) EBITDA for the Company implied in the Merger to the corresponding multiples implied in the following 17 precedent transactions involving housewares companies that Stifel deemed to be reasonably analogous to the business of the Company or aspects thereof:

Date	Target	Buyer	Enterprise Value ($mm)	Enterprise Value / EBITDA
Sep-19	Furlong Mills Limited	Churchill China	$9.0	6.7x
Jul-19	Nambe	Portmeirion	12.0	10.9x
Mar-19	Flawless & Finishing Touch (IdeaVillage Products)	Church & Dwight Co., Inc.	900.0	16.4x
Aug-18	SodaStream International	PepsiCo, Inc.	3,221.7	31.1x
Jan-18	Global Battery and Lighting Business (Spectrum Brands, Inc.)	Energizer Holdings, Inc.	2,000.0	11.8x
Dec-17	Filament Brands	Lifetime Brands, Inc.	313.0	6.3x
Jul-17	Water Pik, Inc.	Church & Dwight Co., Inc.	1,033.0	12.9x
Oct-16	Tools Business (Newell Brands Inc.)	Stanley Black & Decker, Inc.	1,950.0	13.0x
Jan-16	Haier US Appliance Solutions, Inc.	Qingdao Haier Co., Ltd.	5,600.0	8.2x
Dec-15	Jarden Corp.	Newell Rubbermaid Inc. (nka:Newell Brands Inc.)	17,957.0	21.6x
Oct-15	Visant Holding Corp. (Jostens Holding Corp.)	Jarden Corp.	1,500.0	7.4x
Jul-15	Aga Rangemaster Group plc	The Middleby Corporation	200.0	9.1x
Nov-14	Duracell International, Inc.	Berkshire Hathaway Inc.	4,724.5	7.0x
Sep-14	BSH Hausgeräte GmbH	Robert Bosch GmbH	$8,467.2	6.5x
Sep-13	Yankee Candle Investments LLC	Jarden Corp.	1,750.0	8.6x
Oct-12	Hardware and Home Improvement Group (Stanley Black & Decker, Inc.)	Spectrum Brands, Inc.	1,400.0	7.4x
Apr-12	Braun (Procter & Gamble Co.)	De’Longhi S.p.A.	279.7	7.6x

1st Quartile			$313.0	7.4x
Mean			$3,018.7	11.3x
Median			$1,500.0	8.6x
3rd Quartile			$3,221.7	12.9x

The following table sets forth the multiples indicated by this analysis and the multiples implied by the Merger. The range of multiples reflects the first quartile, median, mean and third quartile metrics of the precedent transactions:

EV / EBITDA
1st Quartile	7.4x
Mean	11.3x
Median	8.6x
3rd Quartile	12.9x

Based on its review of the precedent transactions, Stifel applied selected multiples to the corresponding LTM Adjusted EBITDA of the Company for the 12-month period ending September 30, 2020, as provided by the Company’s management. EBITDA adjustments included addbacks for one-time and public company costs and deductions for standalone company costs. This analysis resulted in the following ranges of implied equity values per share of the Company’s common stock:

Implied Stock Price
1st Quartile	$1.66
3rd Quartile	$2.87

Stifel noted that the Merger Consideration is greater than the high end of the range of implied equity values per share implied by this analysis.

No transaction used in the precedent transactions analysis is identical to the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved in the precedent transactions, as well as the disparate general business, economic, market and financial conditions that existed at the time the precedent transactions were consummated and other factors that could affect the public trading value of the companies involved in the precedent transactions which in turn, affect the enterprise value and equity value of the companies involved in the transactions to which the Merger is being compared.

Discounted Cash Flow Analysis

Stifel used the “base case” and the “adjusted case”, as provided by the Company’s management, to perform four discounted cash flow analyses: two based on the terminal multiple method, one for each of the “base case” and the “adjusted case”, and two based on the perpetuity growth method, one for each of the “base case” and the “adjusted case”. In conducting these analyses, Stifel assumed that the Company would perform in accordance with the “base case” or the “adjusted case,” as applicable. The “base case” and the “adjusted case” supplied to and utilized by Stifel are summarized in “—Management Projections.”

Terminal Multiple Method (“Base Case”)

Stifel first estimated the terminal value of the Company’s projected cash flows by applying a range of terminal multiples Stifel deemed relevant to the Company’s estimated calendar year 2025 EBITDA, which multiples ranged from 7.0x to 9.0x based on the range determined in “—Selected Comparable Companies Analysis.” Stifel calculated projected unlevered free cash flow, defined as net operating profit after taxes adjusted for depreciation and amortization, capital expenditures and investment in net working capital, from calendar year 2021 through calendar year 2025 using management’s forecasts and discounted these cash flows and the terminal value to present values using discount rates of 14.0% to 16.0%, based on Stifel’s estimation of the Company’s weighted average cost of capital, which was calculated inclusive of certain Company-specific inputs, including cost of debt, cost of equity and a market capitalization size risk premium. This analysis indicated a range of enterprise values which Stifel then increased by the Company’s net cash, defined as cash and equivalents less interest-bearing debt, to calculate a range of equity values. Stifel then divided these equity values by fully-diluted shares outstanding using the treasury stock method and calculated implied equity values per share ranging from $3.47 to $4.57, the high-end of which range was the equity value per share derived using the high-end terminal multiple and applying the low-end discount rate, and the low-end of which range was the equity value per share derived using the low-end terminal multiple and applying the high-end discount rate. Stifel noted that the Merger Consideration falls below the range of implied equity values per share implied by this analysis.

Perpetuity Growth Method (“Base Case”)

Stifel first estimated the terminal value of the Company’s projected cash flows by applying a range of perpetuity growth rates Stifel deemed relevant to the Company’s estimated calendar year 2025 free cash flow, which growth rates ranged from 1.0% to 3.0%. Stifel calculated projected unlevered free cash flow, defined as net operating profit after taxes adjusted for depreciation and amortization, capital expenditures and investment in net working capital, from calendar year 2021 through calendar year 2025 using Company management’s forecasts and discounted these cash flows and the terminal value to present values using discount rates of 14.0% to 16.0%, based on Stifel’s estimation of the Company’s weighted average cost of capital. This analysis indicated a range of enterprise values which Stifel then increased by the Company’s net cash, defined as cash and equivalents less interest-bearing debt, to calculate a range of equity values. These equity values were then divided by fully-diluted shares outstanding using the treasury stock method to calculate implied equity values per share ranging from $1.93 to $2.53, the high-end of which range was the equity value per share derived using the high-end growth rate and applying the low-end discount rate, and the low-end of which range was the equity value per share derived using the low-end growth rate and applying the high-end discount rate. Stifel noted that the Merger Consideration falls above the range of implied equity values per share implied by this analysis.

Terminal Multiple Method (“Adjusted Case”)

Stifel first estimated the terminal value of the Company’s projected cash flows by applying a range of terminal multiples Stifel deemed relevant to the Company’s estimated calendar year 2025 EBITDA, which multiples ranged from 7.0x to 9.0x. Stifel calculated projected unlevered free cash flow, defined as net operating profit after taxes adjusted for depreciation and amortization, capital expenditures and investment in net working capital, from calendar year 2021 through calendar year 2025 using Company management’s forecasts and discounted these cash flows and the terminal value to present values using discount rates of 14.0% to 16.0%, based on Stifel’s estimation of the Company’s weighted average cost of capital. This analysis indicated a range of enterprise values which Stifel then increased by the Company’s net cash, defined as cash and equivalents less interest-bearing debt, to calculate a range of equity values. Stifel then divided these equity values by fully-diluted shares outstanding using the treasury stock method and calculated implied equity values per share ranging from $2.84 to $3.74, the high-end of which range was the equity value per share derived using the high-end terminal multiple and applying the low-end discount rate, and the low-end of which range was the equity value per share derived using the low-end terminal multiple and applying the high-end discount rate. Stifel noted that the Merger Consideration falls within the range of implied equity values per share implied by this analysis.

Perpetuity Growth Method (“Adjusted Case”)

Stifel first estimated the terminal value of the Company’s projected cash flows by applying a range of perpetuity growth rates Stifel deemed relevant to the Company’s estimated calendar year 2025 free cash flow, which growth rates ranged from 1.0% to 3.0%. Stifel calculated projected unlevered free cash flow, defined as net operating profit after taxes adjusted for depreciation and amortization, capital expenditures and investment in net working capital, from calendar year 2021 through calendar year 2025 using Company management’s forecasts and discounted these cash flows and the terminal value to present values using discount rates of 14.0% to 16.0%, based on Stifel’s estimation of the Company’s weighted average cost of capital. This analysis indicated a range of enterprise values which Stifel then increased by the Company’s net cash, defined as cash and equivalents less interest-bearing debt, to calculate a range of equity values. These equity values were then divided by fully-diluted shares outstanding using the treasury stock method to calculate implied equity values per share ranging from $1.57 to $2.05, the high-end of which range was the equity value per share derived using the high-end growth rate and applying the low-end discount rate, and the low-end of which range was the equity value per share derived using the low-end growth rate and applying the high-end discount rate. Stifel noted that the Merger Consideration falls above the range of implied equity values per share implied by this analysis.

The foregoing description is a summary of the material financial analyses performed by Stifel in arriving at its opinion. The summary alone does not constitute a complete description of the financial analyses Stifel employed in reaching its conclusions. None of the analyses performed by Stifel were assigned a greater significance by Stifel than any other, nor does the order of analyses described represent relative importance or weight given to those analyses by Stifel. No methodology employed by Stifel can be viewed individually, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Stifel. Additionally, no company or transaction used in any analysis as a comparison is identical to the Company or the Merger, and they all differ in material ways. Accordingly, an analysis of the results described above is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the selected companies or transactions to which they are being compared. Stifel used these analyses to determine the impact of various operating metrics on the implied enterprise values and implied per share equity value of the Company. Each of these analyses yielded a range of implied enterprise values and implied per share equity values, and therefore, such implied enterprise value ranges and implied per share equity values developed from these analyses were viewed by Stifel collectively and not individually. Stifel made its determination as to the fairness, from a financial point of view, to the holders of common stock (other than (i) Parent, Parent’s affiliates and the Company and (ii) Dissenting Shares) of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement, as of the date of Stifel’s opinion, on the basis of its experience and professional judgment after considering the results of all of the analyses performed.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Stifel considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Stifel believes that the summary provided and the analyses described above must be considered as a whole and that selecting portions of these analyses, without considering all of them, would create an incomplete view of the process underlying Stifel’s analyses and Stifel’s opinion; therefore, the range of valuations resulting from any particular analysis described above should not be taken to be Stifel’s view of the actual value of the Company.

Miscellaneous

The Company paid Stifel a fee, which is referred to in this proxy statement as the opinion fee, of $450,000 for providing the Stifel opinion to the Special Committee (not contingent upon the consummation of the Merger), of which $225,000 is creditable against the transaction fee described below. The Company has also agreed to pay Stifel a fee, which is referred to in this proxy statement as the transaction fee, for its services as financial advisor to the Company in connection with the Merger based upon the aggregate consideration payable in the Merger (which as of the day prior to the date of this proxy statement, and net of the creditable portion of the opinion fee described above, is estimated to be approximately $2,687,000), which transaction fee is contingent upon the completion of the Merger. Stifel will not receive any other significant payment or compensation contingent upon the successful consummation of the Merger. In addition, the Company agreed to reimburse Stifel for certain expenses in connection with its engagement, subject to certain limitations, and to indemnify Stifel for certain liabilities arising out of its engagement. Other than the services provided by Stifel to the Company in connection with the Merger and Stifel’s opinion, there were no material relationships that existed during the two years prior to the date of Stifel’s opinion or that were mutually understood to be contemplated in which any compensation was received or was intended to be received as a result of the relationship between Stifel and any party to the Merger.

Stifel may seek to provide investment banking services to the Company, Parent or their respective affiliates in the future, for which Stifel would seek customary compensation. In the ordinary course of its business, Stifel, its affiliates and their respective clients may transact in the securities of each of the Company or Parent and may at any time hold a long or short position in such securities.

Stifel expressly consented to the inclusion in their entirety of its written opinion and presentation to the Special Committee on November 10, 2020 as exhibits to the Transaction Statement on Schedule 13E-3 filed with the SEC in connection with the Merger, and to the attachment of its written opinion as Annex B to this proxy statement. These materials will be available for any interested stockholder of the Company (or any representative of a stockholder who has been so designated in writing) to inspect and copy at the Company’s principal executive offices during regular business hours.

Purpose and Reasons of the Company for the Merger

The Company’s purpose for engaging in the Merger is to enable its stockholders (other than holders of Excluded Shares and Dissenting Shares) to receive the Merger Consideration. The Board considered the Merger Agreement, as well as strategic alternatives, including sale to a third party or continuation as an independent

Company, consistent with its fiduciary duties under NRS 78.138. The Company has determined to undertake the Merger at this time based on the analyses, determinations and conclusions of the Special Committee and the Board described in detail under “ —Recommendation of the Board and Reasons for the Merger; Fairness of the Merger.”

Purpose and Reasons of the Purchaser Parties and Scotts Miracle-Gro for the Merger

Under the SEC rules governing “going private” transactions, each of the Purchaser Parties and their respective affiliates (including Scotts Miracle-Gro) may be deemed to be an “affiliate” (as defined under Rule 13e-3 of the Exchange Act) of the Company engaged in the “going private” transaction and, therefore, each of the Purchaser Parties and their respective affiliates (including Scotts Miracle-Gro) is required to express its purposes and reasons for the merger to the Company’s “unaffiliated security holders” (as defined under Rule 13e-3 of the Exchange Act). The Purchaser Parties and their respective affiliates (including Scotts Miracle-Gro) are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Purchaser Parties and their respective affiliates (including Scotts Miracle-Gro) should not be construed as a recommendation to any unaffiliated stockholder as to how that stockholder should vote on the Merger Agreement Proposal.

The Purchaser Parties and Scotts Miracle-Gro have undertaken to pursue the Merger at this time in light of the opportunities they perceive to enhance Parent’s and, in turn, Scotts Miracle-Gro’s, financial performance by means of acquiring the Company’s brands and other assets through the Merger. For the Purchaser Parties and Scotts Miracle-Gro, the purpose of the Merger is to enable them to exercise complete control of the Company, through a transaction in which the stockholders of the Company (other than the (i) Purchaser Parties and their respective affiliates (including Scotts Miracle-Gro) and (ii) holders of Dissenting Shares) will be entitled to receive $3.00 in cash, without interest and subject to any required withholding of taxes, per share of common stock, and bear the rewards and risks of the ownership of the Company after becoming its sole stockholder. In the opinion of the Purchaser Parties and Scotts Miracle-Gro, the Merger will provide a number of benefits to the Purchaser Parties, Scotts Miracle-Gro and the Company that would follow from the Company becoming an indirect, wholly-owned subsidiary of Scotts Miracle-Gro, including, but not limited to:

•

by ceasing to be a stand-alone public company, the Company will benefit from the elimination of the additional burdens on its management, as well as the expense associated with being a public company, including the burdens of preparing periodic reports, maintaining required controls under U.S. federal securities laws and the costs of maintaining investor relationships, staff and resources;

•	successful completion of the Merger will allow the Company to have increased resources as a wholly-owned subsidiary of Scotts Miracle-Gro in comparison to the Company on a standalone basis;

•	successful completion of the Merger will result in significant cost efficiencies for the Company and Scotts Miracle-Gro;

•

the Merger will increase Scotts Miracle-Gro’s exposure to the Company’s customer base, and will allow both the Company and Scotts Miracle-Gro to expand consumer access to the Company’s product offerings; and

•

the Merger will eliminate the complexities associated with satisfying the Company’s separate financing needs and simplify the Company’s decision-making process which will improve the efficiency of the operation of the Company’s business and its ability to capture business opportunities.

The transaction has been structured as a cash merger to provide the Company’s unaffiliated stockholders with cash for their shares of common stock and to provide a prompt and orderly transfer of ownership of the Company in a single step, without the necessity of financing separate purchases of shares of common stock in a tender offer and implementing a second-step merger to acquire any shares of common stock not tendered into any such tender offer, and without incurring any additional transaction costs associated with such activities.

Plans for the Company After the Merger

Following the consummation of the Merger, the Purchaser Parties and Scotts Miracle-Gro anticipate that the business and operations of the Company will continue to be conducted substantially as they are currently conducted, except that the business of the Company will be integrated into Scotts Miracle-Gro’s business and the Company will cease to be a public company. Pursuant to the Merger Agreement, the shares of common stock will no longer be quoted on the OTCQB and will cease to be registered under the Exchange Act (via termination of registration pursuant to Section 12(g) of the Exchange Act). At the Effective Time of the Merger, the directors of Merger Sub at the Effective Time will become the directors of the Company, and the officers of Merger Sub at the Effective Time will become the officers of the Company, in each case, until their successor is duly elected or appointed and qualified or until his or her death, resignation or removal, as the case may be.

As of the date of this proxy statement, Scotts Miracle-Gro has not fully developed its plans for the Company following the consummation of the Merger as a result of the expedited and targeted nature of the due diligence that it conducted in connection with the Merger and the evolving nature of the Company’s business since March 2020. Following the Merger, Scotts Miracle-Gro will likely consider implementing new back office and operating systems, personnel restructuring, changes in office location and other actions to support its planned growth for the Company. Although any significant systems changes necessarily also involve some level of operational changes, Scotts Miracle-Gro recognizes that the Company has experienced significant growth and possesses meaningful expertise. In addition, Scotts Miracle-Gro is in the process of increasing its presence in both the direct to consumer space and in the western United States. Scotts Miracle-Gro and Company management will consider all of these factors, together with Scotts Miracle-Gro’s increased acceptance of remote workers, as they develop integration and operational plans for the Company.

Certain Effects of the Merger

Upon the terms and subject to the conditions of the Merger Agreement, if the Merger is completed, Merger Sub will merge with and into the Company, and the Company will continue as the surviving corporation as a direct, wholly-owned subsidiary of Parent and an indirect, wholly-owned subsidiary of Scotts Miracle-Gro. Following the completion of the Merger, the Company’s common stock will no longer be publicly traded or quoted on the OTCQB and you will no longer own any shares of the capital stock of the surviving corporation or have any other rights as a stockholder of the Company. You will, however, have the right to receive the Merger Consideration (except stockholders who have duly preserved, demanded and perfected, and not withdrawn or otherwise waived or lost, dissenter’s rights pursuant to NRS 92A.300 through NRS 92A.500, inclusive (as described in “ —Dissenter’s Rights”), who will instead have the rights available pursuant to those statutes). In addition, the Company’s common stock will be deregistered under the Exchange Act, and the Company will no longer file periodic or current reports with the SEC.

The Effective Time will occur at the date and time when the articles of merger have been duly filed with and accepted by the Nevada Secretary of State, or such later date and time as may be agreed by the parties to the Merger Agreement in writing and specified in the articles of merger in accordance with the NRS.

Treatment of the Shares of Common Stock

At the Effective Time, each share of common stock (other than the Excluded Shares and the Dissenting Shares) issued and outstanding immediately prior to the Effective Time will be automatically converted into the right to receive $3.00 in cash, without interest thereon and subject to any required withholding of taxes, will cease to be outstanding, will be cancelled and will cease to exist, and each certificate formerly representing Eligible Shares, and each book-entry share of stock formerly representing Eligible Shares, will thereafter only represent the right to receive the cash consideration prescribed under the Merger Agreement.

Treatment of Equity Awards

The Company has no outstanding equity awards.

Benefits of the Merger for the Company’s Unaffiliated Stockholders

The primary benefit of the Merger to the unaffiliated stockholders will be their right to receive the Merger Consideration of $3.00 in cash, without interest thereon and subject to any required withholding of taxes, as described above. Additionally, such stockholders will avoid the risk after the Merger of any possible decrease in our future earnings, growth or value.

Detriments of the Merger to the Company’s Unaffiliated Stockholders

The primary detriments of the Merger to our unaffiliated stockholders include the lack of an interest of such stockholders in the potential future earnings, growth or value realized by the Company after the Merger.

Certain Effects of the Merger for Parent

Following the Merger, it is contemplated that all of the equity interests in the Company will be owned by Parent. If the Merger is completed, Parent will be the sole beneficiary of our future earnings, growth and value, if any, and will be the only person entitled to vote on corporate matters affecting the Company.

Additionally, following the Merger, the Company will be a private company, wholly-owned by Parent, and, as such, will be relieved of the requirements applicable to companies having publicly traded equity securities, including the stand-alone pressure to meet analyst forecasts or the short-term goals and demands of other stockholders. In addition, registration of the shares of common stock under the Exchange Act will be terminated, which will eliminate the obligation of the Company to separately prepare and furnish information to its stockholders. Parent will benefit from any regulatory compliance cost savings realized by the Company after it becomes a private company. The Company estimates that following the completion of the Merger the annually reoccurring cost savings as a result of no longer being a publicly traded company separately subject to the reporting requirements of U.S. federal securities laws will be approximately $238,000 per year. Any cost savings realized by the surviving corporation as a result of no longer being subject to the reporting requirements of U.S. federal securities laws will be realized solely by the surviving corporation and, indirectly as the beneficial owners of the surviving corporation, Parent and Scotts Miracle-Gro.

The primary detriments of the Merger to Parent include the fact that all of the risk of any possible decrease in the future earnings, growth or value of the Company following the Merger will be borne by Parent. Additionally, Parent’s ownership of the Company will be illiquid, with no public trading market for such securities.

The directors of Merger Sub at the Effective Time of the Merger will be the directors of the surviving corporation, in each case, until their successor is duly elected or appointed and qualified or until his or her death, resignation or removal, as the case may be. The officers of Merger Sub at the Effective Time of the Merger will be the officers of the surviving corporation, in each case, until their successor is duly elected or appointed and qualified or until his or her death, resignation or removal, as the case may be. At the Effective Time of the Merger, the articles of incorporation of the Company will be amended and restated in their entirety as of the Effective Time of the Merger to be in the same form as set forth in Exhibit A to the Merger Agreement. At the Effective Time of the Merger, the bylaws of the Company will be amended and restated in their entirety as of the Effective Time of the Merger to read in their entirety as the bylaws of the Merger Sub immediately prior to such time (except all references therein to the name of Merger Sub will be replaced with the name of the Company).

As of January 20, 2021, the Purchaser Parties and their respective affiliates (including Scotts Miracle-Gro) may be deemed to beneficially own approximately 80.5% of the outstanding shares of our common stock. Following consummation of the Merger, Parent will own 100% of the shares of our common stock and will have a corresponding interest in our net book value and net earnings or losses. Our net income for the fiscal year ended March 31, 2020 was approximately $57,000 and our net book value as of March 31, 2020 was approximately $12,509,000. Our net income for the six months ended September 30, 2020 was approximately $3,914,000 and our net book value as of September 30, 2020 was approximately $16,423,000. The table below sets forth the direct and indirect interests in the Company’s net book value and net earnings of Scotts Miracle-Gro before and immediately after the Merger, based on the net book value at March 31, 2020 and September 30, 2020, and net income for the fiscal year ended March 31, 2020 and the six months ended September 30, 2020.

	Ownership of the Company Prior to the Merger					Ownership of the Company Prior to the Merger
Name	% Ownership	Net Book Value at September 30, 2020	Net Book Value at March 31, 2020	Net Income for the Six Months Ended September 30, 2020	Net Income for the Fiscal Year Ended March 31, 2020	% Ownership	Net Book Value at September 30, 2020	Net Book Value at March 31, 2020	Net Income for the Six Months Ended September 30, 2020	Net Income for the Fiscal Year Ended March 31, 2020
SMG Growing Media, Inc.	80.5%	$13,220,515	$10,069,745	$3,150,770	$45,885	100%	$0.4784	$0.3644	$3,914,000	$57,000
The Scotts Miracle-Gro Company	80.5%	$13,220,515	$10,069,745	$3,150,770	$45,885	100%	$0.4784	$0.3644	$3,914,000	$57,000

Assuming the Merger is consummated, as illustrated in the table above, the aggregate interest of the Purchaser Parties and their respective affiliates (including Scotts Miracle-Gro) in the Company’s net book value and net earnings or losses would increase to 100%, and the Purchaser Parties and their respective affiliates (including Scotts Miracle-Gro) would be entitled to all other benefits resulting from its 100% ownership of the Company, including all income generated by the Company’s operations and any future increase in the Company’s value. Similarly, the Purchaser Parties and their respective affiliates (including Scotts Miracle-Gro) would also bear all of the risk of losses generated by the Company’s operations and any decrease in the value of the Company after the completion of the Merger. The Purchaser Parties and their respective affiliates (including Scotts Miracle-Gro) accounted for the benefit from any tax savings generated by the application of the Company’s net operating loss carryforwards (“NOLs”) and certain tax credit carryforwards in Scotts Miracle-Gro’s fiscal year ended September 30, 2017 when the Purchaser Parties and their respective affiliates (including Scotts Miracle-Gro) increased their beneficial ownership of the Company to 80% of the then-outstanding shares of common stock (on a fully-diluted basis) and began to consolidate the Company into its financial statements. As of September 30, 2020, the deferred tax assets of Scotts Miracle-Gro related to the NOLs, subject to limitation under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), from current and prior ownership changes, were $10.8 million. The NOLs will be subject to expiration gradually from its fiscal year end 2022 through its fiscal year end 2032. Scotts Miracle-Gro has determined that $10.5 million of these deferred tax assets will expire unutilized due to the closing of statutes of limitation and has established a valuation allowance accordingly at September 30, 2020.

Certain Effects on the Company if the Merger is Not Completed

If the Merger Agreement Proposal is not approved by the required vote of our stockholders, or if the Merger is not consummated for any other reason, our stockholders will not receive any payment for their shares in connection with the Merger. Instead, we will remain an independent public company, shares of our common stock will continue to be listed and traded on the OTCQB and registered under the Exchange Act and we will continue to file periodic and current reports with the SEC. In addition, if the Merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including, among other things, the risks described in the risk factors included in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2020, filed with the SEC on June 23, 2020, which is incorporated by reference herein, as updated by our subsequent filings with the SEC.

Furthermore, depending on the circumstances that caused the Merger not to be completed, the price of our common stock may decline significantly, and if that were to occur, it is uncertain when, if ever, the price of our common stock would return to the price at which it traded as of the date of this proxy statement or reach the price level of the Merger Consideration. In addition, Parent and its affiliates (including Scotts Miracle-Gro) would continue to hold a substantial portion of the outstanding shares of our common stock.

Accordingly, if the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares. If the Merger is not completed, the Board will continue to evaluate and review our business operations, strategic direction and capitalization, among other things, and will make such changes, if any, as are deemed appropriate. If the Merger Agreement Proposal is not approved by our stockholders or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Board will be offered or that our business, prospects or results of operations will not be adversely impacted.

Management Projections

The Company does not, as a matter of course, publicly disclose forecasts or internal projections as to its future performance, revenues, earnings or other results due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, in connection with the consideration of the Merger by the Special Committee and the Board, the Company’s management prepared and developed certain unaudited financial projections regarding the Company’s future performance for its fiscal years 2021 through 2023 with “initial CIM base case,” “updated CIM base case,” “base case” and “adjusted case” models (collectively, the “management projections”). On May 8, 2020, the Board reviewed and agreed to the financial projections, which would form the basis of the management projections used by Stifel in connection with its financial analysis, which included the “base case” management projections and the “adjusted case” management projections, as described under “ —Opinion of Stifel, Nicolaus & Company, Incorporated.” Such financial projections would also form the basis of the “initial CIM base case” management projections and the “updated CIM base case” management projections, which would be distributed to potential purchasers. Summaries of the management projections have been included below.

The unaudited financial projections for fiscal year 2021 included in the “initial CIM base case” management projections distributed to potential purchasers include actual results for April 2020 and May 2020, preliminary results for June 2020 and estimates for July 2020 through March 2021. The unaudited financial projections for fiscal year 2021 included in the “updated CIM base case” management projections distributed to potential purchasers include actual results for April 2020, May 2020 and June 2020 and estimates for July 2020 through March 2021. The unaudited financial projections for fiscal year 2021 included in the “base case” management projections and the “adjusted case” management projections used by Stifel in connection with its financial analysis, as described under “—Opinion of Stifel, Nicolaus & Company, Incorporated” include actual results for April 2020 through September 2020 and estimates for October 2020 through March 2021. The unaudited financial projections for fiscal years 2022 and 2023 are based solely on estimates.

The management projections were made available to the Special Committee, the Board and Stifel; the “initial CIM base case” management projections were made available to, and discussed with, Scotts Miracle-Gro and 79 potential purchasers (74 private equity firms, three home and garden companies and two food and agriculture /cannabis companies); and the “updated CIM base case” management projections were made available to, and discussed with, Scotts Miracle-Gro and the four potential purchasers who had submitted bids, in each case, in connection with the process resulting in the execution of the Merger Agreement. The summary of the management projections set forth below is included herein only because certain of the management projections were used at the Board’s direction by Stifel in connection with its financial analysis relating to the Merger Consideration. However, the inclusion of such information should not be regarded as an indication that any party considered, or now considers, any of the management projections to be a reliable prediction of future results. The management projections are subjective in many respects and are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Although presented with numerical specificity, the management projections are based upon, and reflect, numerous judgments, estimates and assumptions made by the Company’s management with respect to, among other things, industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the Company’s business, all of which are difficult to predict and many of which are beyond the Company’s control. As such, the management projections constitute forward-looking statements and are subject to risks and uncertainties that could cause actual results to differ materially from the results projected, including the factors described under “Cautionary Note Regarding Forward-Looking Statements.” As a result, we cannot assure you that the estimates and assumptions made in preparing the management projections will prove accurate, that the projected results will be realized or that actual results will not be significantly higher or lower than projected results. In addition, the management projections cover multiple years through fiscal year 2023 and such information by its nature becomes less reliable with each successive year. Accordingly, this summary of the management projections is not being included in this proxy statement to influence your decision whether to vote in favor of any proposal.

Some or all of the assumptions that have been made regarding, among other things, the occurrence or the timing of certain events or impacts may have changed since the date the management projections were prepared, and the summary of the management projections set forth below does not take into account any circumstances or events occurring after the date the management projections were prepared, including the announcement of the Merger and transaction-related expenses. The management projections do not take into account the effect of any failure of the Merger to occur and should not be viewed as accurate in that context. Similarly, the management projections do not give effect to any strategy that may be implemented after the completion of the Merger, including any potential synergies realized as a result of the Merger.

The management projections were not prepared with a view to public disclosure. The management projections are included in this proxy statement only because certain of the management projections were made available to Stifel for use in connection with its financial analysis, as described under “ —Opinion of Stifel, Nicolaus & Company, Incorporated.” The management projections do not, and were not intended to, act as public guidance regarding our financial performance. Accordingly, the inclusion of the management projections in this proxy statement should not be regarded as an indication that Scotts Miracle-Gro, the Special Committee, the Board, the Company’s management, Stifel or any of their respective affiliates or representatives or any other recipient of this information considered, or now considers, the management projections to be predictive of future results. No one has made or makes any representation to any stockholder regarding the information included in the management projections set forth below. We have made no representation to Parent or Merger Sub in the Merger Agreement concerning these financial forecasts.

Furthermore, the management projections were not prepared with a view to compliance with: (1) generally accepted accounting principles (“GAAP”) in the United States; (2) the published guidelines of the SEC regarding projections and forward-looking statements; or (3) the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Plante & Moran, PLLC, our independent registered public accounting firm, has not examined, reviewed, compiled or otherwise applied procedures to the management projections and, accordingly, assumes no responsibility for, and expresses no opinion on, them. The management projections included in this proxy statement have been prepared by, and are the responsibility of, the Company’s management.

Pro Forma Adjusted EBITDA contained in the management projections set forth below is a non-GAAP financial measure, which is a financial performance measure that is not calculated in accordance with GAAP. This non-GAAP financial measure should not be viewed as a substitute for GAAP financial measures and may be different from similarly titled non-GAAP financial measures used by other companies, which limits its usefulness as a comparative measure. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. The items excluded from net income to arrive at this non-GAAP financial measure are significant components for understanding and assessing the Company’s financial performance and liquidity. Accordingly, this non-GAAP financial measure should be considered together with, and not as alternatives to, financial measures prepared in accordance with GAAP.

Financial measures provided to a financial advisor are excluded from the definition of non-GAAP financial measures under SEC rules and, therefore, are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not relied upon by Stifel for purposes of its financial analysis as described above in “ —Opinion of Stifel, Nicolaus & Company, Incorporated” or the Special Committee or the Board in connection with their consideration of the Merger. Accordingly, we have not provided a reconciliation of the non-GAAP financial measure included in the management projections to the most directly comparable GAAP financial measure.

Except to the extent required by applicable federal securities laws, we do not intend, and expressly disclaim any responsibility, to update or otherwise revise the management projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the management projections are shown to be in error or no longer appropriate. In light of the foregoing factors and the uncertainties inherent in the management projections, stockholders are cautioned not to place undue reliance on the projections included in this proxy statement.

The summaries of the financial forecasts performed by management include information presented in tabular format. In order to fully understand management’s analyses and projections, the tables must be read together with the assumptions underlying such forecasts. The tables alone do not constitute a complete description of management’s analyses and projections. Considering the data described below without considering the full narrative description of management’s analyses and projections, including the assumptions underlying the analyses and projections, could create a misleading or incomplete view of management’s analyses and projections.

In preparing the management projections, our management made the following material assumptions:

•	“initial CIM base case” management projections, “updated CIM base case” management projections and “base case” management projections:

•	revenue estimates:

•

core business revenue in fiscal year 2021 is built up by account / channel by quarter based on estimates from AeroGrow’s sales team, and revenue for fiscal year 2022 and fiscal year 2023 is calculated by applying specific growth rates to each account / channel using fiscal year 2021 as a base;

•

Bloom sales begin in a “beta” phase in September 2020, during which the product is sold for $2,495 per unit, with unit sales gradually increasing each month thereafter at a product price of $3,995; and

•	projected sales from the Multi-Plant High Output Growing System are not included and will provide incremental upside upon launch in fiscal year 2022;

•	gross margins for each channel in fiscal year 2021 are flat compared to fiscal year 2020, and improve by 100 basis points in fiscal year 2022 and another 50 basis points in fiscal year 2023;

•

in fiscal year 2021, Amazon and Retail.com marketing expenditures are flat compared to fiscal year 2020 on a percent of sales basis and Direct Response market expenditures are 190 basis points higher on a percent of sales basis, with variable marketing expenses for each channel increasing by 100 basis points in fiscal year 2022 and another 50 basis points in fiscal year 2023;

•	general marketing expenses are built up by line item for fiscal year 2021, increase by 75% in fiscal year 2022 and another 40% in fiscal year 2023;

•

staffing for the core business in fiscal year 2021 remains flat compared to March 2020 levels, with personnel expenses increasing by 10% in fiscal year 2022 and another 15% in fiscal year 2023, and staffing for the Bloom business increasing as the Bloom business grows throughout the projection period;

•	other operating expenses in fiscal year 2021 are relatively flat compared to fiscal year 2020, with travel and entertainment expenses increasing by 10% in each of fiscal year 2022 and fiscal year

2023, and all other general and administrative expenses increasing by 3% in each of fiscal year 2022 and fiscal year 2023;

•	the following adjustments:

•	removal of public company costs;

•	removal of independent director fees;

•	Scotts Miracle-Gro employee adjustments; and

•	additional one-time expenses; and

•

financial results assume that the existing commercial relationships and agreements with Scotts Miracle-Gro (as discussed in more detail in “Other Important Information Regarding the Purchaser Parties and Scotts Miracle-Gro—Significant Past Transactions and Contracts”) would remain in place and have been adjusted to reflect the standalone and ongoing nature of the business.

•	“adjusted case” management projections:

•	the same assumptions applied to the “base case” management projections with the exception of:

•

a (i) 10% reduction in the projected revenue growth rate of the Company’s core AeroGarden business starting in the fourth fiscal quarter of fiscal year 2021; and (ii) 50% reduction in the projected revenue growth rate of the Company’s Bloom product starting in the fourth fiscal quarter of fiscal year 2021;

•	variable expenses adjusted based on revised sales; and

•	calculations based on a calendar year period ending on December 31 of each year as opposed to the Company’s fiscal year ending March 31 of each year, with calendar year 2020 as the starting point.

Summary of Management Projections

“Initial CIM Base Case”

($ in millions)	Fiscal Year Ending March 31,
	2021E	2022P	2023P
Net Revenue	$77.6	$114.3	$161.8
Gross Profit	$29.3	$44.5	$63.4
Pro Forma Adjusted EBITDA (1)	$7.8	$15.3	$25.5

(1)	Pro Forma Adjusted EBITDA is a non-GAAP financial measure and is defined as earnings before interest, taxes, depreciation and amortization, as further adjusted to:

•	remove certain public company expenses;

•	remove fees paid to the Company’s two independent directors;

•	add back the salary of AeroGrow’s marketing manager, who is currently paid by Scotts Miracle-Gro as management believed this position would need to be filled following a sale of the Company;

•

add back expenses incurred relating to a one-time e-commerce platform security audit in fiscal year 2020 following a cybersecurity event and fees incurred with the strategic alternatives process (which were not added back to 2021E, but was taken into consideration when developing projections for future periods); and

•	certain immaterial ongoing costs related to the Company’s separation from Scotts Miracle-Gro, such as freight expenses and customer service resources.

“Updated CIM Base Case”

($ in millions)	Fiscal Year Ending March 31,
	2021E	2022P	2023P
Net Revenue	$78.0	$114.3	$161.8
Gross Profit	$30.1	$44.5	$63.4
Pro Forma Adjusted EBITDA (1)	$8.7	$15.3	$25.5

(1)	Pro Forma Adjusted EBITDA is a non-GAAP financial measure and is defined as earnings before interest, taxes, depreciation and amortization, as further adjusted to:

•	remove certain public company expenses;

•	remove fees paid to the Company’s two independent directors;

•	add back the salary of AeroGrow’s marketing manager, who is currently paid by Scotts Miracle-Gro as management believed this position would need to be filled following a sale of the Company;

•

add back expenses incurred relating to a one-time e-commerce platform security audit in fiscal year 2020 following a cybersecurity event and fees incurred with the strategic alternatives process (which were not added back to 2021E, but was taken into consideration when developing projections for future periods); and

•	certain immaterial ongoing costs related to the Company’s separation from Scotts Miracle-Gro, such as freight expenses and customer service resources.

“Base Case”

($ in millions)	Fiscal Year Ending March 31,
	2021E	2022P	2023P
Net Revenue	$78.4	$114.3	$161.8
Gross Profit	$30.7	$44.5	$63.4
Pro Forma Adjusted EBITDA (1)	$9.5	$15.3	$25.5

(1)	Pro Forma Adjusted EBITDA is a non-GAAP financial measure and is defined as earnings before interest, taxes, depreciation and amortization, as further adjusted to:

•	remove certain public company expenses;

•	remove fees paid to the Company’s two independent directors;

•	add back the salary of AeroGrow’s marketing manager, who is currently paid by Scotts Miracle-Gro as management believed this position would need to be filled following a sale of the Company;

•

add back expenses incurred relating to a one-time e-commerce platform security audit in fiscal year 2020 following a cybersecurity event and fees incurred with the strategic alternatives process (which were not added back to 2021E, but was taken into consideration when developing projections for future periods); and

•	certain immaterial ongoing costs related to the Company’s separation from Scotts Miracle-Gro, such as freight expenses and customer service resources.

“Adjusted Case”

($ in millions)	Calendar Year Ending December,
	2021E	2022P	2023P
Net Revenue	$98.2	$126.3	$131.8
Gross Profit	$37.9	$49.3	$51.4
Pro Forma Adjusted EBITDA (1)	$12.4	$19.3	$20.1

(1)	Pro Forma Adjusted EBITDA is a non-GAAP financial measure and is defined as earnings before interest, taxes, depreciation and amortization, as further adjusted to:

•	remove certain public company expenses;

•	remove fees paid to the Company’s two independent directors;

•	add back the salary of AeroGrow’s marketing manager, who is currently paid by Scotts Miracle-Gro as management believed this position would need to be filled following a sale of the Company;

•

add backs for expenses incurred relating to a one-time e-commerce platform security audit in fiscal year 2020 following a cybersecurity event and fees incurred with the strategic alternatives process (which were not added back to 2021E, but was taken into consideration when developing projections for future periods); and

•	certain immaterial ongoing costs related to the Company’s separation from Scotts Miracle-Gro, such as freight expenses and customer service resources.

Interests of the Company’s Directors and Executive Officers in the Merger; Potential Conflicts of Interest

When considering the unanimous recommendation of each of the Special Committee and the Board that you vote to approve the Merger Agreement Proposal, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of stockholders generally, as more fully described below. These interests relate to or arise from, among other things:

•	if the Merger is completed, our common stock will be 100% beneficially owned, as of the Closing, by Parent, a direct, wholly-owned subsidiary of Scotts Miracle-Gro;

•	the significant commercial relationships and loans among the Company and the Purchaser Parties;

•	the cash payments to the members of the Special Committee for their Special Committee service, which compensation was not contingent upon the Special Committee’s recommendation regarding the Merger;

•	the fact that certain executive officers of the Company are anticipated to remain executive officers of the surviving corporation;

•	certain severance payments available to certain executive officers of the Company in connection with a termination of employment upon or following the Merger;

•	our directors and executive officers will receive the Merger Consideration for any shares of common stock that they own;

•

that Ms. Ziegler and Messrs. Hagedorn and Miller are affiliated with Scotts Miracle-Gro and that as of January 20, 2021, the Purchaser Parties and their respective affiliates (including Scotts Miracle-Gro) beneficially owned 27,639,294 shares of common stock, representing approximately 80.5% of the outstanding shares of common stock; and

•	the right to continued indemnification and insurance coverage for directors and executive officers of the Company following the completion of the Merger, pursuant to the terms of the Merger Agreement.

In (i) evaluating and negotiating the Merger Agreement; (ii) adopting and approving the Merger Agreement and approving the Merger; and (iii) recommending that the Merger Agreement and the transactions contemplated thereby (including the Merger) be approved by stockholders, the Special Committee and the Board, as applicable, were aware of and considered these interests to the extent that they existed at the time, among other matters.

In addition to the matters described below, three directors, Ms. Ziegler and Messrs. Hagedorn and Miller, were designated by Scotts Miracle-Gro as directors on the Board (and reminded the Board of their affiliation with Scotts Miracle-Gro).

The Board, on behalf of the Company and upon recommendation of the Special Committee, voted in favor of adopting and approving the Merger Agreement and the transactions contemplated thereby (including the Merger).

For purposes of this disclosure, the named executive officers of the Company who, comprise all of the individuals who have served as executive officers of the Company since the beginning of the last fiscal year, are J. Michael Wolfe, President and Chief Executive Officer, John K. Thompson, Executive Vice President, Sales and Marketing, and Secretary, and Grey H. Gibbs, Senior Vice President of Finance and Administration.

Treatment of Shares of Common Stock

All of the Company’s directors and executive officers who own common stock will receive the same Merger Consideration, without interest thereon and subject to any required withholding of taxes, on the same terms and conditions as all other stockholders (other than the former holders of Dissenting Shares). As of the Record Date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, 155,437 shares of common stock, or less than 1.0% of the aggregate shares of common stock entitled to vote at the Special Meeting.

The following table sets forth, as of the Record Date, the cash consideration that each director and executive officer would be entitled to receive if the Merger is consummated with respect to their shares of common stock.

Name	Position	Number of Shares	Aggregate Merger Consideration Payable for Shares
H. MacGregor Clarke	Director	—	$—
Chris J. Hagedorn (1)	Director, Chairman of the Board	—	$—
David B. Kent	Director	—	$—
Cory T. Miller (1)	Director	—	$—
Patricia M. Ziegler (1)	Director	—	$—
J. Michael Wolfe	President and Chief Executive Officer	106,790	$320,370
Grey H. Gibbs	Senior Vice President of Finance and Administration	6,000	$18,000
John K. Thompson	Executive Vice President, Sales and Marketing, and Secretary	42,647	$127,941
Total		155,437	$466,311

(1)

Ms. Ziegler and Messrs. Hagedorn and Miller are affiliated with SMG Growing Media, Inc. None of Ms. Ziegler and Messrs. Hagedorn and Miller holds voting or investment power over the shares owned by SMG Growing Media, Inc. and therefore each disclaims beneficial ownership over such shares.

Treatment of Equity Awards

None of the named executive officers has any outstanding equity awards.

Employment Agreements

Messrs. Wolfe and Thompson

Effective as of March 4, 2012, we entered into an Employment Agreement (each, an “Employment Agreement”) with each of Messrs. Wolfe and Thompson (each, an “Executive”).

In the event that we terminate the employment of an Executive without Cause (as defined below), the Executive will be entitled to receive his base salary for 12 months following the date of termination, plus a prorated portion of his annual cash bonus and continued coverage under the Company’s health and welfare employee benefit plans and programs at active executive levels and costs for 12 months following the date of termination. As a condition to receiving such compensation, pursuant to the terms of the Employment Agreements, Messrs. Wolfe and Thompson are each required to (i) comply with the restrictive covenants provided in the Employment Agreements, including a non-compete and non-solicitation period that applies during the 12-month and 24-month periods, respectively, following any termination of employment, and (ii) execute a release of all claims arising from his employment with the Company

“Cause” is defined as (i) a material act of dishonesty by the Executive in connection with his responsibilities as an Executive, (ii) conviction of, or plea of nolo contendere to, a felony, (iii) gross misconduct, or (iv) continued substantial violation of his employment duties after Executive has received a written demand for performance from the Board which specifically sets forth the factual basis for the Company’s belief that Executive has not substantially performed his duties.

Messrs. Wolfe and Thompson are entitled to gross-up payments in respect of certain excise taxes imposed on “excess parachute payments” under Sections 280G and 4999 of the Code, though we do not anticipate needing to make any such gross-up payments in connection with the Merger.

Retention Program and Severance Policy

Under the Merger Agreement, the Company’s 2021 Annual Bonus Plan (including the Employee Retention Memorandum (the “Retention Memorandum”) implementing such plan, the “Bonus Plan”)) and the Company’s Severance Policy (the “Severance Policy”) will be assumed by the surviving corporation in the Merger, without further action, and will not be modified or terminated by the surviving corporation within 12 months after the Closing unless otherwise required by applicable law. Such programs are designed to promote retention and reward extraordinary effort.

In general, pursuant to the Retention Memorandum, if any participant in the Bonus Plan is retained following the Merger, they will continue to participate in the Bonus Plan and will fully accrue their bonus through March 31, 2021, the last day of the Company’s 2021 fiscal year, and their bonus will be paid in accordance with the terms of the Bonus Plan. The net revenue and operating profit thresholds for calculation of the bonus payout will be what the Company achieves for the full 12-month period ended March 31, 2021. Alternatively, if any participant in the Bonus Plan is terminated at the Effective Time or prior to March 31, 2021, their bonus will be paid based on the amount that has been accrued at the time of their termination and such bonus will be paid at the time of their termination.

In addition, per the Severance Policy, in the event that an employee is terminated by the Company (and the employee was in good standing at the time of the termination), such employee will be compensated in accordance with the following table:

Employee Group	Severance Compensation Calculation
All Employees (except those specified below)	1.5 weeks of pay per year of service (up to 26 weeks) or 4 weeks of pay per $25,000 of base compensation, whichever is greater

Director and Vice President	2 weeks of pay per year of service (up to 52 weeks) or 5 weeks of pay per $25,000 of base compensation, whichever is greater

Senior Vice President	1 full year of salary

Executive Vice President and Chief Executive Officer	Per Employment Agreement (1 full year of salary)

The severance will be paid as one lump payment at the time of termination and all other matters related to an employee’s termination (including COBRA) will be handled in accordance with the Company’s standing policies and administered by the Company’s Human Resources Department.

Ownership Interests of the Purchaser Parties and Scotts Miracle-Gro

Three of our directors, Ms. Ziegler and Messrs. Hagedorn and Miller, are affiliated with Scotts Miracle-Gro. Parent is a direct, wholly-owned subsidiary of Scotts Miracle-Gro and as of January 20, 2021, the Purchaser Parties and their respective affiliates (including Scotts Miracle-Gro) beneficially owned 27,639,294 shares of common stock, representing approximately 80.5% of the outstanding shares of common stock.

Insurance and Indemnification of Directors and Executive Officers

Our directors and executive officers are entitled to certain insurance and indemnification rights in connection with the Merger. See “The Merger Agreement—Covenants and Agreements—Indemnification; Directors’ and Officers’ Insurance” for additional information.

Compensation of the Special Committee

The Special Committee consists solely of independent and disinterested members of the Board. On June 5, 2020, the Board adopted resolutions providing that members of the Special Committee would be paid $75,000 in cash for their Special Committee service and $50,000 of such compensation was paid on July 1, 2020 and $25,000 on September 15, 2020. The compensation was not contingent upon the Special Committee’s recommendation regarding the Merger.

In recommending and approving this compensation structure, the Special Committee and the Board considered, among other things, precedent compensation structures for special committees formed for purposes comparable to those for which the Special Committee was formed.

Intent to Vote in Favor of the Merger

As of the Record Date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, 155,437 shares of common stock, or less than 1.0% of the aggregate shares of common stock entitled to vote at the Special Meeting. The directors have informed the Company that they currently intend to vote all of their shares “FOR” the Merger Agreement Proposal. Furthermore, although none of Ms. Ziegler and Messrs. Hagedorn and Miller holds voting or investment power over the shares owned by Parent and therefore each disclaims beneficial ownership over such shares, Parent is required to vote all of its shares “FOR” the Merger Agreement Proposal. The executive officers have not informed the Company of their intent to vote on the Merger Agreement Proposal. However, the Proxy Holders, who are both executive officers of the Company, intend to vote all of the shares over which they have proxy authority, “FOR” the Merger Agreement Proposal.

Parent’s Obligation to Vote in Favor of the Merger

The Merger Agreement provides that Parent will vote or cause to be voted any shares of common stock beneficially owned by it or any of its affiliates or with respect to which it or any of its affiliates has the power (by agreement, proxy or otherwise) to cause to be voted in favor of the Merger Agreement Proposal at the Special Meeting and at all adjournments, recesses or postponements thereof. As of January 20, 2021, the Purchaser Parties and their respective affiliates (including Scotts Miracle-Gro) beneficially owned 27,639,294 shares of common stock, representing approximately 80.5% of the outstanding shares of common stock.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of the material U.S. federal income tax consequences of the Merger to holders of our common stock whose shares are exchanged for cash pursuant to the Merger. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations promulgated thereunder (“Treasury Regulations”), judicial opinions, and administrative rulings and published positions of the Internal Revenue Service (the “IRS”), each as in effect as of the date hereof. These authorities are subject to change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax. This discussion is not binding on the IRS or the courts and, therefore, could be subject to challenge, which could be sustained. No ruling is intended to be sought from the IRS with respect to the Merger.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of Company common stock that is:

•	a citizen or individual resident of the United States;

•

a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•

a trust if (i) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of Company common stock, other than a partnership or other entity taxable as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder.

With respect to U.S. Holders, this discussion applies only to U.S. Holders of shares of Company common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a holder of Company common stock in light of its particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, controlled foreign corporations, passive foreign investment companies, dealers or brokers in securities or foreign currencies, persons required for U.S. federal income tax purposes to conform the timing of income accruals to their financial statements under Section 451(b) of the Code, traders in securities who elect the mark-to-market method of accounting, holders subject to the alternative minimum tax, U.S. Holders that have a functional currency other than the U.S. dollar, tax-exempt organizations, banks and certain other financial institutions, mutual funds, certain expatriates, partnerships, S corporations, or other pass-through entities or investors in partnerships or such other entities, U.S. Holders who hold shares of Company common stock as part of a hedge, straddle, constructive sale or conversion transaction, U.S. Holders who will hold, directly or indirectly, an equity interest in the surviving corporation, U.S. Holders who hold Excluded Shares, and U.S. Holders who acquired their shares of Company common stock through the exercise of employee stock options or other compensation arrangements).

If a partnership (including for this purpose any entity or arrangement classified or otherwise treated as a partnership for U.S. federal income tax purposes) holds shares of Company common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding shares of Company common stock, you should consult your tax advisor.

Holders of Company common stock are urged to consult their own tax advisors to determine the particular tax consequences to them of the Merger, including the applicability and effect of the alternative minimum tax, and the effect of any U.S. federal, state, local, foreign or other tax laws.

Consequences to U.S. Holders

Exchange of Common Stock Pursuant to the Merger

The receipt of cash by U.S. Holders in exchange for shares of Company common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. Holder who receives cash in exchange for shares of Company common stock pursuant to the Merger will recognize gain or loss in an amount equal to the difference, if any, between (i) the amount of cash received (computed as if there were no applicable withholding taxes) and (ii) the U.S. Holder’s adjusted tax basis in such shares.

If a U.S. Holder’s holding period in the shares of Company common stock surrendered in the Merger is greater than one year as of the date of the Merger, the gain or loss will be long-term capital gain or loss. Long term capital gains of certain non-corporate holders, including individuals, generally are subject to U.S. federal income tax at preferential rates. The deductibility of a capital loss recognized on the exchange is subject to limitations. If a U.S. Holder acquired different blocks of Company common stock at different times or different prices, such U.S. Holder must determine its adjusted tax basis and holding period separately with respect to each block of Company common stock.

Consequences to Non-U.S. Holders

Exchange of Common Stock Pursuant to the Merger

A Non-U.S. Holder whose shares of Company common stock are converted into the right to receive cash in the Merger generally will not be subject to U.S. federal income taxation unless:

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gain resulting from the Merger is effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business (and, if required by any applicable income tax treaty, is attributable to a United States permanent establishment of the Non-U.S. Holder);

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the individual’s taxable year in which the Merger occurs and certain other conditions are satisfied; or

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the Company is or has been a U.S. real property holding corporation (the “USRPHC”) as defined in Section 897 of the Code at any time within the five-year period preceding the Merger, and the Non-U.S. Holder actually or constructively owned more than five percent of the Company’s common stock at any time within that five-year period, provided that our common stock is regularly traded on an established securities market.

Any gain recognized by a Non-U.S. Holder described in the first bullet above generally will be subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates in the same manner as if such holder were a “U.S. person” as defined under the Code, subject to any applicable income tax treaty providing otherwise. A Non-U.S. Holder that is a corporation may also be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on after-tax profits effectively connected with a U.S. trade or business to the extent that such after-tax profits are not reinvested and maintained in the U.S. business.

Gain described in the second bullet above generally will be subject to U.S. federal income tax at a flat 30% rate, or a reduced rate if specified by an applicable income tax treaty, but may be offset by certain U.S. source capital losses, if any, of the Non-U.S. Holder.

With respect to the third bullet above, generally, the Company will be a USRPHC if the fair market value of our U.S. real property interests equals or exceeds 50% of the sum of the fair market values of our worldwide (domestic and foreign) real property interests and other assets used or held for use in a trade or business, all as determined under applicable Treasury Regulations. We believe that we are not currently, and do not expect to be at the Effective Time, a USRPHC. Further, we believe that we will not have been a USRPHC within the five-year period preceding the Effective Time. However, even if we are a USRPHC or were a USRPHC in the five-year period preceding the Effective Time, so long as our common stock is regularly traded on an established securities market, common stock held by a Non-U.S. Holder will be treated as a U.S. real property interest only if the Non-U.S. Holder actually or constructively held more than 5% of our common stock at any time during the shorter of the five-year period preceding the disposition or the Non-U.S. Holder’s holding period for our common stock. If our common stock is treated as a U.S. real property interest with respect to a holder, then (i) any gain recognized by such Non-U.S. Holder with respect to such interest will be subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates in the same manner as if such holder were a “U.S. person” as defined under the Code, subject to any applicable income tax treaty providing otherwise, and (ii) a Non-U.S. Holder that is a corporation may also be subject to the additional “branch profits tax” described above.

Information Reporting and Backup Withholding

Payments made in exchange for shares of Company common stock pursuant to the Merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 24%). To avoid backup withholding, a U.S. Holder that does not otherwise establish an exemption should complete and return IRS Form W-9, certifying that such U.S. Holder is a U.S. person, the taxpayer identification number provided is correct and such U.S. Holder is not subject to backup withholding. In general, a Non-U.S. Holder will not be subject to U.S. federal backup withholding and information reporting with respect to cash payments to the Non-U.S. Holder pursuant to the Merger if the Non-U.S. Holder has provided the appropriate IRS Form W-8.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the IRS in a timely manner.

Additional Withholding Considerations

Pursuant to legislation commonly known as the Foreign Account Tax Compliance Act (“FATCA”), U.S. withholding tax may also apply to certain types of payments made to “foreign financial institutions,” as defined under such rules, and certain other non-U.S. entities. FATCA imposes a 30% withholding tax on certain payments of U.S. source income, and (subject to the proposed Treasury Regulations discussed below), the gross proceeds from the sale or other disposition of our common stock, paid to a foreign financial institution unless the foreign financial institution enters into an agreement with the U.S. Treasury Department and complies with the reporting and withholding requirements thereunder or, in the case of a foreign financial institution in a jurisdiction that has entered into an intergovernmental agreement with the United States, complies with the requirements of such agreement. In addition, FATCA imposes a 30% withholding tax on the same types of payments to a non-financial foreign entity unless the entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. An applicable intergovernmental agreement regarding FATCA between the United States and a foreign jurisdiction may modify the rules discussed in this paragraph. Proposed Treasury Regulations would eliminate FATCA withholding on payments of gross proceeds. Applicable withholding agents generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued, but such Treasury Regulations are subject to change. Holders of our common stock should consult their tax advisors regarding FATCA.

This summary of the material U.S. federal income tax consequences is for general information purposes only and is not tax advice. Holders of Company common stock should consult their tax advisors as to the specific tax consequences to them of the Merger, including the applicability and effect of the alternative minimum tax and the effect of any U.S. federal, state, local, foreign or other tax laws.

Financing of the Merger

The consummation of the Merger is not subject to Parent’s ability to obtain financing.

The Company and Parent estimate that the total amount of funds required to complete the Merger and the transactions contemplated thereby and pay related fees and expenses will be approximately $20.3 million, consisting of approximately $20.1 million in cash Merger Consideration and approximately $0.2 million in transaction related fees and expenses. Parent expects this amount to be funded through available cash on hand.

We believe that Parent will have sufficient cash on the Closing Date to complete the Merger, but we cannot assure you of that. Its amount of cash might be insufficient if, among other things, Scotts Miracle-Gro’s cash position at the Closing Date is materially different than at the date of the Merger Agreement.

Fees and Expenses

The estimated fees and expenses incurred or expected to be incurred by the Company in connection with the Merger are as follows:

Description	Amount
Financial advisory fees and expenses	$3,287,622
Legal, accounting and other professional fees and expenses	$865,000
SEC filing fees	$2,189
Printing and mailing costs	$100,000
Miscellaneous	$165,000

Total	$4,419,811

It is also expected that the Purchaser Parties will incur approximately $225,000 of legal, financial and other advisory fees.

The estimate for legal fees set forth in this proxy statement does not include any amounts attributable to any existing or future litigation challenging the Merger or in connection with any proceeding or other matters undertaken pursuant to the Dissenter’s Rights Statutes. All fees and expenses incurred in connection with the Merger will be paid by the party incurring or required to incur such fees and expenses.

Governmental and Regulatory Approvals

The Merger Agreement provides that, except to the extent a different standard of efforts has been expressly agreed to and set forth in any provision of the Merger Agreement, the Company and Parent will cooperate with each other and use (and cause their respective affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions necessary or advisable on its part under the Merger Agreement and applicable laws to consummate the transactions contemplated by the Merger Agreement as promptly as practicable, including preparing and filing, as promptly as practicable, documentation to effect all necessary notices, reports, consents, registrations, approvals, permits, authorizations, expirations of waiting periods and other filings and to obtain, as promptly as practicable, all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any governmental entity in order to consummate the transactions contemplated by the Merger Agreement.

Notwithstanding anything to the contrary set forth in the Merger Agreement:

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in no event will (i) any party to the Merger Agreement or any of their respective affiliates be required to agree to any term, condition, liability, obligation, requirement, limitation, qualification, remedy, commitment, sanction or other action imposed, required or requested by a governmental entity in connection with its grant of any consent, registration, approval, permit or authorization necessary or advisable in order to consummate the transactions contemplated by the Merger Agreement to be obtained from any governmental entity that is not conditioned upon the consummation of the transactions contemplated by the Merger Agreement or (ii) the Company or any of its affiliates agree to any term, condition, liability, obligation, requirement, limitation, qualification, remedy, commitment, sanction or other action in connection with the obtaining of any such consent, registration, approval, permit or authorization necessary that is not conditioned upon the consummation of the transactions contemplated by the Merger Agreement or that would result in any restrictions, limitations or requirements on the Company or its business or assets following the consummation of the transactions contemplated by the Merger Agreement without the prior written consent of Parent and subject to the following bullet; and

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the Parties agreed that neither the foregoing nor the “reasonable best efforts” standard will require, or be construed to require, Parent or any of its affiliates, (i) to resist, vacate, limit, reverse, suspend or prevent, through litigation, any actual, anticipated or threatened order seeking to delay, restrain, prevent, enjoin or otherwise prohibit or make unlawful the consummation of the transactions contemplated by the Merger Agreement or (ii) in order to obtain any consent, registration, approval, permit or authorization necessary or advisable in order to consummate the transactions contemplated by the Merger Agreement to be obtained from any governmental entity, to agree to any term, condition, liability, obligation, requirement, limitation, qualification, remedy, commitment, sanction or other action that would be reasonably likely to have a material adverse effect on the anticipated benefits to Parent and its affiliates of the transactions contemplated by the Merger Agreement; provided that Parent may compel the Company to agree to any such term or condition or take any such actions (or agree to take such actions) so long as the effectiveness of such term or condition or action is conditioned upon the consummation of the Merger.

Parent has the right to direct all matters with any governmental entity consistent with its obligations under the Merger Agreement; provided that Parent and the Company will have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, any of their respective affiliates and any of their respective representatives, that appears in any filing made with, or written materials submitted to any governmental entity in connection with the transactions contemplated by the Merger Agreement. Neither the Company nor Parent will permit any of its or its affiliates or representatives to participate in any discussions or meetings with any governmental entity in respect of any documentation to effect all necessary notices, reports, consents, registrations, approvals, permits, authorizations, expirations of waiting periods and other filings or any investigation or other inquiry relating thereto or to the transactions contemplated by the Merger Agreement unless it consults with the other in advance and, to the extent permitted by such governmental entity, gives the other the opportunity to attend and participate. Each of the Company and Parent, as applicable, will (and will cause their respective affiliates to) promptly provide or cause to be provided to each governmental entity furnish all non-privileged or protected information and documents reasonably requested by any governmental entity or that are necessary or advisable to permit consummation of the transactions contemplated by the Merger Agreement.

Dissenter’s Rights

Under the Dissenter’s Rights Statutes (NRS 92A.300 through NRS 92A.500, inclusive), any stockholder who does not vote (and who does not cause or permit the stockholder’s shares to be voted) in favor of the Merger Agreement Proposal will have the right to dissent from the Merger and, in lieu of receiving the Merger Consideration, obtain payment of the fair value (as defined in NRS 92A.320) of the stockholder’s shares, but only if (1) the stockholder delivers to the Company, before the vote on the Merger Agreement Proposal is taken at the Special Meeting, written notice of the stockholder’s intent to demand payment for the stockholder’s shares if the Merger is effectuated, and (2) the stockholder complies with all other applicable requirements of under the Dissenter’s Rights Statutes, which are reproduced in their entirety in Annex C to this proxy statement. If the Company and a former stockholder that remains entitled to and properly asserts dissenter’s rights cannot agree on as to the fair value, the Company must then commence a proceeding in Nevada state district court to determine the fair value, which may be more than, equal to, or less than the Merger Consideration.

The Dissenter’s Rights Statutes prescribe the procedures stockholders must follow, and the other requirements and conditions stockholders must satisfy, in order to preserve and exercise their right to dissent and demand payment of fair value. The discussion of the provisions set forth in this section is not a complete summary and is qualified in its entirety by reference to the text of the Dissenter’s Rights Statutes, a copy of which is attached as Annex C to this proxy statement and is incorporated by reference herein. To the extent there is any inconsistency between the summary of Nevada law regarding dissenter’s rights in this proxy statement and the Dissenter’s Rights Statutes, the text of the Dissenter’s Rights Statutes shall govern. Stockholders intending to exercise dissenter’s rights should carefully review Annex C to this proxy statement and strictly adhere to the Dissenter’s Rights Statutes. Failure to follow any of the statutory procedures precisely may result in a termination or waiver of these rights. A summary of the principal steps to be taken is set forth below for any stockholders intending to be deemed a dissenting stockholder and be entitled to exercise dissenter’s rights. All references in this summary to a “stockholder” are to a record holder of common stock. The following discussion is a general summary of the Dissenter’s Rights Statutes:

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When a corporate action subject to dissenter’s rights is submitted to a vote at stockholders’ meeting, the corporation must provide notice of dissenter’s rights in the notice of meeting and proxy materials, along with a copy of the Dissenter’s Rights Statutes (NRS 92A.300 through NRS 92A.500, inclusive). A corporation only needs to notify stockholders of record who are entitled to dissenter’s rights, not all beneficial owners.

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If the corporate action is submitted to a vote at a stockholders’ meeting, a stockholder wishing to dissent must (1) deliver written notice, before the vote is taken, of the stockholder’s intent to demand payment for the stockholder’s shares under the Dissenter’s Rights Statutes if the proposed action is carried out, and (2) not vote (or cause or permit to be voted) any of the stockholder’s shares in favor of the proposed action. A stockholder who is entitled to dissent and obtain payment pursuant to the Dissenter’s Rights Statutes must not challenge the corporate action creating the entitlement unless the action is unlawful or constitutes or is the result of actual fraud against the stockholder or the corporation.

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If the corporation receives requisite stockholder approval for the proposed action and the corporate action is effectuated, the corporation must then deliver a written dissenter’s notice to all stockholders of record who then remain entitled to assert their dissenter’s rights within 10 days of the effective date of the corporate action. The dissenter’s notice must:

•	State where the demand for payment must be sent and where and when share certificates, if any, must be deposited;

•	Inform the holders of shares not represented by certificates the extent to which the transfer of the shares will be restricted after the corporation receives the demand for payment;

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Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter’s rights certify whether or not they acquired beneficial ownership of the shares before that date;

•	Set a date by which the corporation must receive the demand for payment, which must be no earlier than 30 days nor later than 60 days after the date the notice is delivered;

•	State that the stockholder shall be deemed to have waived the right to demand payment with respect to the shares unless the form is received by the corporation by the specified date; and

•	Be accompanied by a copy of the Dissenter’s Rights Statutes.

•	A stockholder who receives a dissenter’s notice and who wishes to demand payment of fair value (as defined in NRS 92A.320) must then:

•	Demand payment;

•	Certify that the stockholder was the beneficial owner prior to the date specified in the dissenter’s notice; and

•	Deposit the stockholder’s certificates, if any, in accordance with the terms of the notice.

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Alternatively, a stockholder may nevertheless decline to exercise dissenter’s rights and withdraw from the appraisal process by notifying the corporation in writing by the date specified in the dissenter’s notice. After this date, the dissenter may withdraw only with the written consent of the corporation.

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Once a dissenting stockholder deposits the stockholder’s certificates (or, in the case of uncertified shares, makes a demand for payment), the stockholders loses all rights as a stockholder, unless they later withdraw from the appraisal process.

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Within 30 days of receiving demand for payment, the corporation must pay the dissenter an amount the corporation estimates to be the fair value of the dissenter’s shares, plus accrued interest. This payment must be accompanied by:

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The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders’ equity for that year or, whether such financial statements are not reasonably available, then such reasonably equivalent financial information and the latest available quarterly financial statements, if not reasonably available, then such reasonably equivalent financial information and the latest available quarterly financial statements, if any;

•	A statement of the corporation’s estimate of the fair value of the shares; and

•	A statement of the dissenter’s rights to contest the corporation’s estimate of fair value.

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If a dissenting stockholder wishes to contest the corporation’s estimate of fair value, the dissenter must notify the corporation in writing within 30 days of receiving the corporation’s initial payment. The dissenter must provide the dissenter’s own estimate of fair value plus interest and demand that the corporation pay the difference between this estimate and the corporation’s estimate.

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The corporation must either pay the additional amount or commence judicial proceedings in Nevada state district court within 60 days of receiving the demand and petition the court to determine the fair value of the shares and accrued interest. The costs of the judicial proceeding, including the reasonable compensation and expenses of court-appointed appraisers, shall be assessed against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

•	Against the corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of the Dissenter’s Rights Statutes; or

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Against either the corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by the Dissenter’s Rights Statutes.

ANY HOLDER WHO WISHES TO BE DEEMED A DISSENTING STOCKHOLDER AND BE ENTITLED TO EXERCISE DISSENTER’S RIGHTS, OR WHO WISHES TO PRESERVE SUCH HOLDER’S RIGHT TO DO SO, SHOULD CAREFULLY REVIEW THE FOREGOING SUMMARY AND ANNEX C BECAUSE FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SPECIFIED THEREIN WILL RESULT IN THE LOSS OF DISSENTER’S RIGHTS. MOREOVER, BECAUSE OF THE COMPLEXITY OF THE PROCEDURES FOR EXERCISING THE RIGHT TO SEEK APPRAISAL OF SHARES, THE COMPANY BELIEVES THAT, IF A STOCKHOLDER CONSIDERS EXERCISING SUCH RIGHTS, SUCH STOCKHOLDER SHOULD SEEK THE ADVICE OF SUCH STOCKHOLDER’S LEGAL COUNSEL.

Closing and Effective Time of the Merger

The Closing will take place by the exchange of documents by facsimile, PDF or other electronic means at 10:00 a.m. Eastern Time on the third business day following the satisfaction or waiver of the last of the conditions set forth in the Merger Agreement and described in “The Merger Agreement—Conditions to Completion of the Merger” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by law, waiver of those conditions) or at such other date, time and place as the Company and Parent may agree in writing.

The Merger will become effective at the date and time when the articles of merger have been duly filed with and accepted by the Nevada Secretary of State, or such later date and time as may be agreed by the parties in writing and specified in the articles of merger in accordance with the NRS. As of the date of this proxy statement, we expect to complete the Merger in the first calendar quarter of 2021; however, consummation of the Merger is subject to the satisfaction or (to the extent permitted by applicable law) waiver of the conditions to the completion of the Merger more fully described in “The Merger Agreement—Conditions to Completion of the Merger,” including, but not limited to, the approval of the Merger Agreement Proposal by a majority of the outstanding shares of common stock entitled to vote on such matter at the Special Meeting, and we cannot specify when, or assure you that, the Company, Parent and Merger Sub will satisfy or waive all or any conditions to the Merger. There may be a substantial amount of time between the date of the Special Meeting and the consummation of the Merger and it is possible that factors outside the control of the Company or Parent could delay the consummation of the Merger, or prevent the Merger from being consummated. However, we expect to consummate the Merger promptly following the satisfaction or (to the extent permitted by applicable law) waiver of the conditions more fully described below in “The Merger Agreement—Conditions to Completion of the Merger.”

Anticipated Date of Completion of the Merger

Assuming timely satisfaction of necessary closing conditions, including the approval by our stockholders of the Merger Agreement Proposal, we currently anticipate that the Merger will be completed in the first calendar quarter of 2021. There are no governmental approvals needed to effectuate the Merger or consummate the other transactions contemplated by the Merger Agreement. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to the closing conditions described in “The Merger Agreement—Conditions to Completion of the Merger,” many of which are outside of our control.

Payment of Merger Consideration

Prior to the Effective Time of the Merger, Parent will designate a Paying Agent (as defined in “The Merger Agreement—Exchange and Payment Procedures”) to exchange the shares of common stock for the Merger Consideration. As promptly as practicable after the Effective Time, but on the Closing Date, Parent will deposit or cause to be deposited with the Paying Agent sufficient cash to pay the aggregate Merger Consideration. The Paying Agent will promptly pay each holder of record entitled to receive the Merger Consideration upon the entry through a book-entry transfer agent of the surrender of such shares of common stock on a book-entry account statement. Interest will not be paid or accrue in respect of any cash payments of the Merger Consideration. The Paying Agent will reduce the amount of any Merger Consideration paid by any applicable withholding taxes.

After the completion of the Merger, you will cease to have any rights as a stockholder of the Company other than the right to receive the Merger Consideration upon the terms and subject to the conditions set forth in the Merger Agreement (except stockholders who have duly preserved, demanded and perfected, and not withdrawn or otherwise waived or lost, dissenter’s rights pursuant to the Dissenter’s Rights Statutes, who will instead have the rights available pursuant to those statutes).

Any portion of the Exchange Fund (as defined in “The Merger Agreement—Exchange and Payment Procedures”) (including the proceeds of any investments thereof (if any)) that remains unclaimed by the holders of shares of common stock for one year from and after the Closing Date will be delivered to Parent or the surviving corporation, as determined by Parent. Any former holder of Eligible Shares who has not theretofore complied with the procedures, materials and instructions contemplated above will thereafter look only to the surviving corporation as a general creditor thereof for such payments (after giving effect to any required tax withholdings) in respect thereof.

YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

Provisions for Unaffiliated Stockholders

No provision has been made to grant the Company’s stockholders, other than Parent or its affiliates, access to the corporate files of the Company or any other party to the Merger or to obtain counsel or appraisal services at the expense of the Company or any other such party.

Other Matters

If you hold your shares in certificated form, you should not return your stock certificate or send documents representing shares with the proxy card. If the Merger is completed, the Paying Agent for the Merger will send you a letter of transmittal and instructions for exchanging your shares for the Merger Consideration. If the Merger is completed and if your shares are held in book-entry form, the Paying Agent will issue and deliver to you a check or wire transfer for your shares.

Deregistration of AeroGrow Common Stock

If the Merger is completed, our common stock will no longer be quoted on the OTCQB and will be deregistered under the Exchange Act. Thereafter, we will no longer file periodic reports with the SEC.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement includes, or incorporates by reference, forward-looking statements. All statements included or incorporated by reference in this proxy statement, other than statements of historical fact, are forward-looking statements. Statements about the expected timing, completion and effects of the Merger and related transactions, the management projections and all other statements in this proxy statement and the annexes hereto, other than historical facts, constitute forward-looking statements. When used in this proxy statement, the words “expect,” “believe,” “anticipate,” “goal,” “plan,” “intend,” “estimate,” “may,” “will” or similar words are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. The Company may not be able to complete the Merger on the terms described herein or other acceptable terms or at all because of a number of factors, including, but not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, (2) the failure to obtain the Requisite Company Vote or the failure to satisfy the closing conditions in the Merger Agreement, (3) risks related to disruption of management’s attention from the Company’s ongoing business operations due to the Merger, (4) the effect of the announcement of the Merger on the ability of the Company to retain and hire key personnel and maintain relationships with its customers, suppliers, operating results and business generally, (5) the Merger may involve unexpected costs, liabilities or delays, (6) the Company’s business may suffer as a result of the uncertainty surrounding the Merger, including the timing of the consummation of the Merger, (7) the outcome of any legal proceeding relating to the Merger, (8) the Company may be adversely affected by other economic, business and/or competitive factors, including, but not limited to, those related to COVID-19, and (9) other risks to consummation of the Merger, including the risk that the Merger will not be consummated within the expected time period or at all, which may adversely affect the Company’s business and the price of the common stock.

Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements represent the Company’s views as of the date on which such statements were made. The Company anticipates that subsequent events and developments may cause its views to change. Although the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, except as required by law. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof. Additional factors that may affect the business or financial results of the Company are described in the risk factors included in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020, filed with the SEC on June 23, 2020, which is incorporated by reference herein, as updated by the Company’s subsequent filings with the SEC. The Company expressly disclaims a duty to provide updates to forward-looking statements, whether as a result of new information, future events or other occurrences, except as required by law.

THE SPECIAL MEETING

This proxy statement is being furnished to our stockholders in connection with the solicitation of proxies by the Board for use at the Special Meeting.

Date, Time and Place of the Special Meeting

We will hold the Special Meeting on February 23, 2021, at 10:00 a.m., Mountain Time. The Special Meeting is scheduled to be held exclusively online. There will not be a physical meeting location. The Special Meeting can be accessed by visiting www.virtualshareholdermeeting.com/AERO2021SM, where you will be able to attend the Special Meeting, vote and submit your questions during the Special Meeting. We encourage you to allow ample time for online check-in, which will open at 9:45 a.m., Mountain Time. Please note that you will not be able to attend the Special Meeting in person. We have chosen to hold a virtual rather than an in-person Special Meeting given the current public health implications of the novel coronavirus (COVID-19) and our desire to promote the health and welfare of our directors, officers and stockholders.

Purpose of the Special Meeting

The purpose of the Special Meeting is for our stockholders to approve the Merger Agreement Proposal relating to the proposed acquisition of the Company by Parent, a direct, wholly-owned subsidiary of Scotts Miracle-Gro. Our stockholders must approve the Merger Agreement Proposal for the Merger to occur. If our stockholders fail to approve the Merger Agreement Proposal, the Merger will not occur. A copy of the Merger Agreement is attached to this proxy statement as Annex A, which we encourage you to read carefully in its entirety, and the material provisions of the Merger Agreement are described under “The Merger Agreement.”

Record Date; Shares Entitled to Vote; Quorum

Only holders of record of our common stock as of the close of business on January 8, 2021, the Record Date for the Special Meeting, are entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement thereof. On the Record Date, 34,328,036 shares of common stock were outstanding and entitled to vote at the Special Meeting.

Each share of common stock is entitled to one vote per share. Therefore, a total of 34,328,036 votes are eligible to be cast at the Special Meeting.

A majority of the shares of common stock entitled to vote, represented via the Virtual Special Meeting Website or by proxy, regardless of whether the proxy has authority to vote on the Merger Agreement Proposal, will constitute a quorum at the Special Meeting, permitting the Company to conduct its business at the Special Meeting.

Treasury shares, which are shares owned by the Company itself, are not voted and do not count for the purpose of establishing a quorum. Once a share is represented at the Special Meeting, it will be counted for the purpose of determining a quorum at the Special Meeting. However, if a new record date is set for an adjourned Special Meeting, then a new quorum will have to be established. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the Special Meeting. Broker non-votes, as described below under the sub-heading “ —Vote Required; Abstentions and Broker Non-Votes,” if any, will not be considered to be present at the Special Meeting. If less than a majority of the issued and outstanding shares of common stock entitled to vote at the Special Meeting on the Record Date are present via the Virtual Special Meeting Website or represented by proxy at the Special Meeting, the stockholders entitled to vote thereat, present via the Virtual Special Meeting Website or represented by proxy, may adjourn the Special Meeting from time to time without notice other than announcement at the Special Meeting (unless a new Record Date is set, or if the adjournment is for more than 30 days) to any stockholder not present at the Special Meeting, to a specified date not later than 60 days after such adjournment.

Vote Required; Abstentions and Broker Non-Votes

For the Company to complete the Merger, under Nevada law, holders of a majority of the outstanding shares of common stock at the close of business on the Record Date must vote “FOR” the Merger Agreement Proposal. In addition, under the Merger Agreement, the receipt of such required vote is a condition to the consummation of the Merger. The transaction has not been structured to require the approval of the holders of at least a majority of the shares of common stock beneficially owned by security holders unaffiliated with the Purchaser Parties and their respective affiliates (including Scotts Miracle-Gro and our directors who are affiliated with Scotts Miracle-Gro, to the extent such directors beneficially own any shares of common stock). Furthermore, such approval is not required under Nevada law for us to complete the Merger. As of the Record Date, there were 34,328,036 shares of common stock outstanding, of which the Purchaser Parties and their respective affiliates (including Scotts Miracle-Gro) beneficially owned 27,639,294 shares of common stock, representing approximately 80.5% of the outstanding shares of common stock. Subject to the terms of the Merger Agreement, Parent has agreed to vote all shares of common stock it beneficially owns in favor of the Merger Agreement Proposal. See “Special Factors—Parent’s Obligation to Vote in Favor of the Merger.” A failure to vote your shares, an abstention from voting or a broker non-vote will have the same effect as a vote “AGAINST” the Merger Agreement Proposal.

In accordance with applicable stock exchange rules, brokers, banks, trustees or other nominees who hold shares in “street name” for their customers do not have discretionary authority to vote the shares with respect to the Merger Agreement Proposal. Accordingly, if brokers, banks, trustees or other nominees do not receive specific voting instructions from the beneficial owner of such shares, they may not vote such shares with respect to the Merger Agreement Proposal. Under such circumstance, a “broker non-vote” would arise. Broker non-votes, if any, will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as a vote “AGAINST” the Merger Agreement Proposal. For shares held in “street name,” only shares affirmatively voted “FOR” the Merger Agreement Proposal will be counted as a favorable vote for the Merger Agreement Proposal. Because the Merger Agreement Proposal is a non-routine matter for which brokers do not have discretionary authority to vote, we do not expect any broker non-votes at the Special Meeting.

Parent’s Obligation to Vote in Favor of the Merger

Subject to the terms of the Merger Agreement, Parent has agreed to vote all shares of common stock it beneficially owns in favor of the Merger Agreement Proposal. As of January 20, 2021, there were 34,328,036 shares of common stock outstanding, of which the Purchaser Parties and their respective affiliates (including Scotts Miracle-Gro) beneficially owned 27,639,294 shares of common stock, representing approximately 80.5% of the outstanding shares of common stock.

Shares Held by the Company’s Directors and Executive Officers

As of the Record Date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, 155,437 shares of common stock, or less than 1.0% of the aggregate shares of common stock entitled to vote at the Special Meeting. The directors have informed the Company that they currently intend to vote all of their shares “FOR” the Merger Agreement Proposal. Furthermore, although none of Ms. Ziegler and Messrs. Hagedorn and Miller holds voting or investment power over the shares owned by Parent and therefore each disclaims beneficial ownership over such shares, Parent is required to vote all of its shares “FOR” the Merger Agreement Proposal. The executive officers have not informed the Company of their intent to vote on the Merger Agreement Proposal. However, the Proxy Holders, who are both executive officers of the Company, intend to vote all of the shares over which they have proxy authority, “FOR” the Merger Agreement Proposal.

Voting of Proxies

Attendance and Voting at the Special Meeting

All holders of shares of common stock as of the Record Date, including stockholders of record and beneficial owners of shares registered in the “street name” of a broker, bank, trustee or other nominee, are invited to attend the Special Meeting via the Virtual Special Meeting Website.

To participate in the Special Meeting, visit www.virtualshareholdermeeting.com/AERO2021SM and enter the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. If you wish to submit a question during the Special Meeting, log into the Virtual Special Meeting Website, www.virtualshareholdermeeting.com/AERO2021SM, type your question into the “Ask a Question” field, and click “Submit.” If your question is properly submitted during the relevant portion of the Special Meeting agenda, we will respond to your question during the live webcast.

If we experience technical difficulties during the Special Meeting (e.g., a temporary or prolonged power outage), we will determine whether the meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the Special Meeting will need to be reconvened on a later day (if the technical difficulty is more prolonged). In any situation, we will promptly notify stockholders of the decision via www.virtualshareholdermeeting.com/AERO2021SM. If you encounter technical difficulties accessing our Special Meeting or asking questions during the Special Meeting, a support line will be available on the login page of the Virtual Special Meeting Website.

Please note that if your shares of common stock are held by a broker, bank or other nominee, and you wish to vote at the Special Meeting, you must obtain a proxy, executed in your favor, from your broker, bank, trustee or other nominee giving you the right to vote your shares at the Special Meeting.

Submitting a Proxy or Providing Voting Instructions

To ensure that your shares are voted at the Special Meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the Special Meeting via the Virtual Special Meeting Website.

Shares Held by Record Holder. If you are a stockholder of record, you may submit a proxy using one of the methods described below:

Submit a Proxy by Telephone or via the Internet. This proxy statement is accompanied by a proxy card with instructions for submitting votes by telephone or via the Internet. You may vote by telephone by calling the toll-free number or via the Internet by accessing the Internet address as specified on the enclosed proxy card. Your shares will be voted as you direct in the same manner as if you had completed, signed, dated and returned your proxy card, as described below.

Submit a Proxy Card. If you complete, sign, date and return the enclosed proxy card by mail so that it is received in time for the Special Meeting, your shares will be voted in the manner directed by you on your proxy card. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the Merger Agreement Proposal. If you are a stockholder of record and fail to return your proxy card, unless you are a holder of record on the Record Date and attend the Special Meeting and vote via the Virtual Special Meeting Website, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as a vote “AGAINST” the Merger Agreement Proposal.

Shares Held in “Street Name.” If your shares are held by a broker, bank, trustee or other nominee on your behalf in “street name,” your broker, bank, trustee or other nominee will send you instructions as to how to provide voting instructions for your shares. Many banks and brokerage firms have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions via a voting instruction form.

In accordance with the applicable stock exchange rules, brokers, banks, trustees or other nominees who hold shares in “street name” for their customers do not have discretionary authority to vote the shares with respect to the Merger Agreement Proposal. Accordingly, if brokers, banks, trustees or other nominees do not receive specific voting instructions from the beneficial owner of such shares, they may not vote such shares with respect to Merger Agreement Proposal. Under such circumstance, a “broker non-vote” would arise. Broker non-votes, if any, will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as a vote “AGAINST” the Merger Agreement Proposal. For shares held in “street name,” only shares affirmatively voted “FOR” the Merger Agreement Proposal will be counted as a favorable vote for the Merger Agreement Proposal. Because the Merger Agreement Proposal is a non-routine matter for which brokers do not have discretionary authority to vote, we do not expect any broker non-votes at the Special Meeting.

Revocability of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke and change it any time before it is voted at the Special Meeting. If you are a stockholder of record, you may revoke your proxy at any time before the vote is taken at the Special Meeting by:

•

submitting a new proxy with a later date, by using the telephone or Internet proxy submission procedures described above, or by completing, signing, dating and returning a new proxy card by mail to the Company;

•	attending the Special Meeting and voting via the Virtual Special Meeting Website (however, simply attending the Special Meeting will not cause your proxy to be revoked); or

•	delivering to the Corporate Secretary of the Company a written notice of revocation to: c/o AeroGrow International, Inc., 5405 Spine Road, Boulder, Colorado 80301.

Please note, however, that only your last-dated proxy will be effective. Attending the Special Meeting without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to the Company or by sending a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company before the Special Meeting.

If you hold your shares in “street name” through a broker, bank, trustee or other nominee, you will need to follow the instructions provided to you by your broker, bank, trustee or other nominee in order to revoke your proxy or submit new voting instructions.

Tabulation of Votes

All votes will be tabulated by a representative of Broadridge Financial Solutions, Inc., who will act as the inspector of elections appointed for the Special Meeting and will separately tabulate affirmative and negative votes, abstentions and broker non-votes, if any.

Recommendation of the Board

The Special Committee evaluated the Merger Agreement and the Merger in consultation with the Special Committee’s legal and financial advisors and recommended the Merger Agreement and the Merger to the Board. The Special Committee unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby (including the Merger) were fair to, and in the best interests of, the Company and the holders of shares of common stock (including unaffiliated security holders, but excluding Parent and the Company), and (ii) recommended that the Board adopt and approve the Merger Agreement and approve the Merger. The Board (including Ms. Ziegler and Messrs. Hagedorn and Miller, who reminded the Board of their affiliation with Scotts Miracle-Gro), on behalf of the Company, based on the recommendation of the Special Committee and after consultation with the Company’s legal and financial advisors, unanimously (i) adopted and approved the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Merger), (ii) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Merger) were fair to, and in the best interests of, the Company and the holders of shares of common stock (including unaffiliated security holders, but excluding Parent and the Company), (iii) directed that the Merger Agreement and the Merger be submitted for approval by a vote of the holders of common stock at the Special Meeting and (iv) recommended that the holders of common stock affirmatively vote to approve the Merger Agreement and the Merger. The approval of the Merger Agreement Proposal requires the vote of a majority of the outstanding shares of common stock entitled to vote on such matter at the Special Meeting. The transaction has not been structured to require the approval of the holders of at least a majority of the shares of common stock beneficially owned by security holders unaffiliated with the Purchaser Parties and their respective affiliates (including Scotts Miracle-Gro and our directors who are affiliated with Scotts Miracle-Gro, to the extent such directors beneficially own any shares of common stock). Furthermore, such approval is not required under Nevada law for us to complete the Merger.

The Board unanimously recommends that you vote “FOR” the Merger Agreement Proposal.

For a discussion of the material factors considered by the Board in reaching its conclusions, please refer to “Special Factors—Recommendation of the Board and Reasons for the Merger; Fairness of the Merger.”

Solicitation of Proxies

The Board is soliciting your proxy, and we will bear the cost of soliciting proxies. We will bear all expenses incurred in connection with the solicitation of proxies. We may also reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to beneficial owners and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Dissenter’s Rights

Stockholders of the Company are entitled to dissenter’s rights and payment for the fair value of their shares in connection with the Merger if they properly preserve and exercise their dissenter’s rights under the provisions of the Dissenter’s Rights Statutes (NRS 92A.300 through NRS 92A.500, inclusive), which are attached to this proxy statement as Annex C. If you want to preserve your ability to exercise these rights, you must deliver to the Company written notice of your intent to demand payment for your shares before the vote is taken on the Merger Agreement Proposal at the Special Meeting and you must not vote (or cause or permit to be voted) any of your shares in favor of the Merger Agreement Proposal. You must also comply with the other requirements set forth in the Dissenter’s Rights Statutes. Failure of a stockholder to follow the procedures set forth in the Dissenter’s Rights Statutes will result in the forfeiture of dissenter’s rights, and cause such stockholders to be bound by the terms of the Merger, including receipt of the Merger Consideration. You are encouraged to read the provisions of the Dissenter’s Rights Statutes carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising dissenter’s rights, stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Please see “Special Factors—Dissenter’s Rights” for additional information and please read the attached Annex C carefully if you are considering dissenting.

Other Matters

If you hold your shares in certificated form, you should not return your stock certificate or send documents representing shares with the proxy card. If the Merger is completed, the Paying Agent for the Merger will send you a letter of transmittal and instructions for exchanging your shares for the Merger Consideration. If the Merger is completed and if your shares are held in book-entry form, the Paying Agent will issue and deliver to you a check or wire transfer for your shares.

Questions and Additional Information

If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares, please contact the Company at:

AeroGrow International, Inc.

Attention: Senior Vice President of Finance and Administration

5405 Spine Road

Boulder, Colorado 80301

grey@aerogrow.com

(303) 444-7755

THE MERGER AGREEMENT

The following section describes the material terms and provisions of the Merger Agreement. The description of the Merger Agreement in this section and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the complete text of the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and is incorporated by reference into this proxy statement. We encourage you to read the Merger Agreement carefully and in its entirety because this summary may not contain all the information about the Merger Agreement and the Merger that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this section or any other information contained in this proxy statement. This section is not intended to provide you with any factual information about us. That information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in “Where You Can Find More Information.” Capitalized terms in this section but not defined in this proxy statement have the meaning ascribed to such terms in the Merger Agreement.

Explanatory Note Regarding the Merger Agreement

The following summary of the Merger Agreement, and the copy of the Merger Agreement attached as Annex A to this proxy statement, are intended to provide information regarding the terms of the Merger Agreement and are not intended to provide any factual information about the Company or modify or supplement any factual disclosures about the Company in its public reports filed with the SEC. The representations, warranties, covenants and agreements described in this section and made in the Merger Agreement by the Company, Parent, Merger Sub and Scotts Miracle-Gro: (i) were made only for purposes of the Merger Agreement and as of specific dates; (ii) were made solely for the benefit of the parties to the Merger Agreement; and (iii) may be qualified and subject to important qualifications, limitations and supplemental information agreed to by the parties to the Merger Agreement in connection with negotiating the terms of the Merger Agreement. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to reports and documents filed with the SEC and, in some cases, were qualified by matters disclosed to Parent and Merger Sub by the Company in the Company Disclosure Schedule, which disclosures were not reflected in the Merger Agreement. In addition, the representations and warranties may have been included in the Merger Agreement for the purposes of allocating contractual risk between the parties to the Merger Agreement, rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Stockholders are not third-party beneficiaries under the Merger Agreement (other than to enforce payment of the Merger Consideration after the Effective Time) and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent, or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may have changed after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures, and such representations and warranties do not purport to be accurate as of the date of this proxy statement. Accordingly, you should not rely on such representations and warranties as characterizations of the actual state of facts at the time they were made or as of the date of this proxy statement. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of the Company, Parent and Merger Sub because the parties may take certain actions that are consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A to this proxy statement, only to provide you with information regarding its terms and conditions, and not to provide you with any other factual information regarding the Company, Parent or Merger Sub or their respective businesses or affiliates. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone and should be read in conjunction with the information provided elsewhere in this proxy statement and in our periodic and current reports, proxy statements and other documents filed with the SEC regarding us and our business. For additional information, please refer to “The Special Meeting—Questions and Additional Information.”

Additional information about us may be found elsewhere in this proxy statement and our other public filings. Please see “The Special Meeting—Questions and Additional Information” and “Where You Can Find More Information.”

Form and Effects of the Merger; Articles of Incorporation and Bylaws; Directors and Officers

Upon the terms and subject to the conditions of the Merger Agreement, if the Merger is completed, the Merger Agreement provides that, at the Effective Time, Merger Sub will merge with and into the Company and the separate corporate existence of Merger Sub will cease. The Company will be the surviving corporation in the Merger (the “surviving corporation”) and will continue its corporate existence as a Nevada corporation after the Merger, and all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all claims, obligations, liabilities, debts and duties of the Company and Merger Sub, shall become the claims, obligations, liabilities, debts and duties of the surviving corporation.

The surviving corporation will be a direct, wholly-owned subsidiary of Parent and an indirect, wholly-owned subsidiary of Scotts Miracle-Gro, and our current stockholders will cease to have any ownership interest in the surviving corporation or rights as stockholders of the Company. Therefore, our current stockholders will not participate in any future earnings or growth of the surviving corporation and will not benefit from any appreciation in value of the surviving corporation that could be realized as a result of improvements to the surviving corporation’s operations following the Effective Time.

The articles of incorporation of the Company as in effect immediately prior to the Effective Time will be amended and restated to read in their entirety as set forth in Exhibit A to the Merger Agreement, which, as so amended and restated, will be the articles of incorporation of the surviving corporation, until thereafter amended in accordance with their terms and applicable law. The bylaws of the Company in effect as of immediately prior to the Effective Time will be amended and restated to read in their entirety as the bylaws of Merger Sub immediately prior to the Effective Time (except all references therein to the name of Merger Sub will be replaced with the name of the Company), which, as so amended and restated, will be the bylaws of the surviving corporation until thereafter amended in accordance with the terms of the articles of incorporation, such bylaws and applicable law.

Subject to applicable law, the directors of Merger Sub immediately prior to the Effective Time will be the directors of the surviving corporation, and the officers of Merger Sub immediately prior to the Effective Time will be the officers of the surviving corporation.

Following the completion of the Merger, the Company’s common stock will no longer be publicly traded or quoted on the OTCQB. In addition, the Company’s common stock will be deregistered under the Exchange Act, and the Company will no longer file periodic or current reports with the SEC.

Closing and Effective Time of the Merger

The Closing of the Merger will take place remotely by the exchange of documents by facsimile, PDF or other electronic means at 10:00 a.m. Eastern Time on the third business day following the satisfaction or waiver of the conditions set forth in in the Merger Agreement to be satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by law, waiver of those conditions) or at such other date, time and place as the Company and Parent may agree in writing.

Pursuant to NRS 92A.240, the Merger will become effective at the date and time when the articles of merger relating to the Merger have been duly filed with and accepted by the Nevada Secretary of State, or such later date and time as may be agreed by the parties to the Merger Agreement in writing and specified in the articles of merger in accordance with the NRS. We expect to complete the Merger as promptly as practicable after our stockholders approve the Merger Agreement Proposal (assuming the prior satisfaction or (to the extent permitted by applicable law) of the other closing conditions to the Merger as described below under the caption “ —Conditions to Completion of the Merger”). As of the date of this proxy statement, we expect to complete the Merger in the first calendar quarter of 2021; however, consummation of the Merger is subject to the satisfaction or (to the extent permitted by applicable law) waiver of the conditions to the completion of the Merger more fully described below under the caption “ —Conditions to Completion of the Merger” and we cannot specify when, or assure you that, the Company, Parent and Merger Sub will satisfy or waive all or any conditions to the Merger. There may be a substantial amount of time between the date of the Special Meeting and the consummation of the Merger and it is possible that factors outside the control of the Company or Parent could delay the consummation of the Merger, or prevent the Merger from being consummated.

Merger Consideration

Effect of the Merger on the Company’s Common Stock

At the Effective Time, except as noted below:

•

Each share of common stock (other than the Excluded Shares and Dissenting Shares (each as defined below)) issued and outstanding immediately prior to the Effective Time (such shares, the “Eligible Shares”) will be automatically converted into the right to receive $3.00 in cash, without interest thereon and subject to any required withholding of taxes, will cease to be outstanding, will be cancelled and will cease to exist, and each certificate representing Eligible Shares, and each book-entry account formerly representing non-certificated Eligible Shares (a “book-entry share”), will thereafter only represent the right to receive $3.00 in cash, without interest thereon and subject to any required withholding of taxes (the “Merger Consideration”).

•

Shares of common stock owned by Parent and any shares of common stock owned by the Company (collectively, the “Excluded Shares”) will be cancelled without payment of any consideration and shall cease to exist.

•

Shares of common stock (the “Dissenting Shares”) outstanding immediately prior to the Effective Time and held immediately prior to the Effective Time by a person which (i) immediately prior to the Effective Time is the holder of Dissenting Shares and (ii) has duly preserved, demanded and perfected, and has not withdrawn or otherwise waived or lost, dissenter’s rights pursuant to NRS 92A.300 through NRS 92A.500, inclusive (such person, a “Dissenting Stockholder”), will be cancelled without payment of any consideration and shall cease to exist. No Dissenting Stockholder will be entitled to receive the Merger Consideration with respect to the Dissenting Shares formerly owned by such Dissenting Stockholder. Each Dissenting Stockholder will be entitled to receive only the payment of the fair value (as defined in NRS 92A.320) of the Dissenting Shares formerly owned by such Dissenting Stockholder in accordance with the Dissenter’s Rights Statutes, solely to the extent such Dissenting Stockholder has perfected and not withdrawn or otherwise lost, and is otherwise entitled to, dissenter’s rights in accordance with the Dissenter’s Rights Statutes. However, if any Dissenting Stockholder withdraws its assertion or demand for dissenter’s rights or otherwise waives or loses its dissenter’s rights under the Dissenter’s Rights Statutes with respect to any Dissenting Shares, such Dissenting Shares will be deemed to have been Eligible Shares and thereupon be converted into the right to receive, without any interest thereon, the Merger Consideration with respect to such Eligible Shares pursuant to the Merger Agreement.

•

Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be automatically converted into one share of common stock, par value $0.001 per share, of the surviving corporation.

Treatment of Equity Awards

The Company has no outstanding equity awards.

Exchange and Payment Procedures

As promptly as practicable after the Effective Time, but on the Closing Date, Parent will deposit, or cause to be deposited, with a paying agent selected and engaged by Parent prior to the Closing Date that is reasonably acceptable to the Special Committee (the “Paying Agent”), an amount in cash in immediately available funds sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments in respect of the Eligible Shares upon the surrender thereof in exchange for the Merger Consideration (the aggregate amount of cash deposited, the “Exchange Fund”).

As promptly as reasonably practicable after the Effective Time (but in any event within three business days thereafter), Parent will cause the Paying Agent to mail or otherwise provide each former holder of record of Eligible Shares that are held in the form of certificates or book-entry shares not held through DTC notice advising such holders of the effectiveness of the Merger, which notice will include (i) appropriate transmittal materials (including a customary letter of transmittal) specifying that delivery will be effected, and risk of loss and title to such certificates and book-entry shares will pass only upon delivery of the certificates (or affidavits of loss in lieu of the certificates) or the surrender of such book-entry shares, as applicable, to the Paying Agent and (ii) instructions for effecting the surrender of the certificates (or affidavits of loss in lieu of the certificates) or such book-entry shares (which will be deemed to have been effected upon the delivery of a customary “agent’s message” with respect to such book-entry shares or such other reasonable evidence, if any, of such surrender as the Paying Agent may reasonably request) to the Paying Agent in exchange for the Merger Consideration that such holder is entitled to receive as a result of the Merger.

With respect to book-entry shares held of record through DTC, Parent and the Company will cooperate to establish procedures with the Paying Agent, DTC and such other necessary or desirable third-party intermediaries to ensure that the Paying Agent will transmit to DTC or its nominees as promptly as practicable after the Effective Time, upon surrender of book-entry shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as agreed by Parent, the Company, the Paying Agent, DTC and such other necessary or desirable third-party intermediaries, the Merger Consideration to which the beneficial owners thereof are entitled pursuant to the terms of the Merger Agreement.

Upon surrender to the Paying Agent of certificates or book-entry shares in accordance with the instructions set forth in the Merger Agreement, as applicable, the holder of such certificate or book-entry share will be entitled to receive in exchange therefor, and Parent shall cause the Paying Agent to pay and deliver, out of the Exchange Fund, as promptly as practicable to such holder, an amount in cash in immediately available funds (after giving effect to any required tax withholdings as provided in the Merger Agreement) equal to the aggregate Merger Consideration that such holder is entitled to receive as a result of the Merger.

For the avoidance of doubt, no interest will be paid or accrued for the benefit of any former holder of Eligible Shares on any amount payable upon the surrender of any certificates or book-entry shares.

In the event of a transfer of ownership of any certificate that is not registered in the stock transfer books or ledger of the Company, or if the consideration payable is to be paid in a name other than that in which the certificate or certificates surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of the Company, a check for any cash to be exchanged upon due surrender of any such certificate or certificates may be issued to such a transferee if the certificate is or the certificates are properly endorsed and otherwise in proper form for surrender and presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable transfer taxes have been paid or are not applicable, in each case, in form and substance reasonably satisfactory to Parent and the Paying Agent. Payment of the Merger Consideration with respect to book-entry shares will only be made to the person in whose name such book-entry shares are registered in the stock transfer books or ledger of the Company.

YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

At the Effective Time, we will close our stock transfer books. After our stock transfer books are closed, there will be no transfer of shares of common stock that were outstanding immediately prior to the Effective Time on the stock transfer books of the Company. If, after the Effective Time, any certificate or acceptable evidence of book-entry share formerly representing any Eligible Shares is presented to the surviving corporation, Parent or Paying Agent for transfer, it will be cancelled and exchanged for payment of the Merger Consideration to which the holder of such Eligible Shares would be entitled.

Any portion of the Exchange Fund (including the proceeds of any investments thereof (if any)) that remains unclaimed by the holders of shares of common stock for one year from and after the Closing Date will be delivered to Parent or the surviving corporation, as determined by Parent. Any former holder of Eligible Shares who has not theretofore complied with the procedures, materials and instructions contemplated above will thereafter look only to the surviving corporation as a general creditor thereof for such payments (after giving effect to any required tax withholdings) in respect thereof.

The letter of transmittal will include instructions if you have lost the share certificate or if it has been stolen or destroyed. If you have lost a stock certificate, or if it has been stolen or destroyed, you will have to provide an affidavit to that fact and, if required by Parent or the Paying Agent, post a bond in customary amount or an indemnity on terms reasonably requested by Parent or the Paying Agent.

Representations and Warranties

In the Merger Agreement, the Company has made customary representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement and the matters contained in the Company Disclosure Schedule delivered by the Company in connection with the Merger Agreement. These representations and warranties relate to, among other things:

•	corporate matters, such as organization, good standing and qualification to do business;

•	that we do not have any subsidiaries;

•	our capital structure and absence of any outstanding equity awards, including stock options;

•

our corporate power and authority to carry on our businesses, to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement, the due execution and delivery of the Merger Agreement by, and enforceability of the Merger Agreement against, us, as well as our receipt of the fairness opinion from Stifel;

•

governmental and other filings and the absence of any breaches or violations of, or a default under our articles of incorporation or bylaws, applicable laws and orders and certain agreements to which we are a party, as a result of entering into and performing under the Merger Agreement and consummating the transactions contemplated by the Merger Agreement;

•	our compliance with certain laws and receipt and maintenance of certain licenses;

•	our filings with and other documents furnished to the SEC;

•	our disclosure controls and procedures and internal control over financial reporting;

•	our financial statements, the absence of any undisclosed liabilities and “off-balance sheet arrangements” and our books and records;

•	absence of certain litigation;

•	absence of certain changes;

•	our material contracts;

•	absence of affiliate transactions;

•	employee benefit matters;

•	labor and employment matters;

•	environmental matters;

•	tax matters;

•	our leased real property and the absence of owned real property;

•	title to tangible property;

•	intellectual property;

•	insurance;

•	the inapplicability of state takeover statutes or regulations to the Merger; and

•

absence of any brokers, finders or investment banks employed by us in connection with the Merger, and fees or commissions payable thereto, other than the employment of Sitfel by us as a financial advisor to the Special Committee.

In the Merger Agreement, Parent and Merger Sub have made customary representations and warranties to the Company that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	corporate matters, such as organization, good standing and qualification to do business;

•

corporate power and authority to carry on Parent’s and Merger Sub’s respective businesses, to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement and the due execution and delivery of the Merger Agreement by, and the enforceability of the Merger Agreement against, Parent and Merger Sub;

•

governmental and other filings and the absence of any breaches or violations of, or a default under the organizational documents of Parent and Merger Sub, applicable laws and orders and certain agreements to which Parent and Merger Sub are a party, as a result of entering into and performing under the Merger Agreement and consummating the transactions contemplated by the Merger Agreement;

•	absence of certain litigation;

•

sufficiency of funds to satisfy the obligations of Parent and Merger Sub under the Merger Agreement and in connection with the consummation of the transactions contemplated by the Merger Agreement; and

•	absence of any brokers, finders or investment banks employed by Parent in connection with the Merger, and fees or commissions payable thereto.

Material Adverse Effect Definitions

Many of the representations and warranties made by the Company to Parent and Merger Sub in the Merger Agreement are qualified by what is material or what may cause a Material Adverse Effect.

For purposes of the Merger Agreement, a “Material Adverse Effect” means any event, change, effect, development, state of facts, condition, circumstance or occurrence that has a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operation of the Company; provided, however, in no event will any of the following events, changes, effects, developments, states of facts, conditions, circumstances or occurrences be deemed to constitute, nor be taken into account in determining whether there has been or may be, a Material Adverse Effect:

•	changes in or affecting general political or economic conditions or the financial, credit, or securities markets in the United States;

•	changes in or conditions generally affecting the industry in which the Company operates; or

•	resulting from or arising out of:

•	the announcement of, or taking any action expressly required by the Merger Agreement or the transactions contemplated by the Merger Agreement;

•	any taking of any action at the written request of Parent or Merger Sub, solely to the extent so requested;

•	change in law, GAAP, or accounting standards or interpretations thereof after the date of the Merger Agreement;

•

any outbreak or escalation of hostilities or acts of war or terrorism or epidemics or pandemics (including the novel coronavirus COVID-19 but only to the extent that there is a material worsening of such outbreak that actually occurs after the date of the Merger Agreement in the markets in which the Company operates);

•	weather or climate conditions, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters;

•

any action initiated or threatened on or after the date of the Merger Agreement by any stockholder of the Company against the Company or any of its directors or officers arising out of the Merger Agreement or the transactions contemplated by the Merger Agreement; or

•

any change in the pricing or trading volume of the Company’s common stock or the failure of the Company to meet any projections or forecasts (provided in the case of this sub-bullet, the event, change, effect, development, condition, circumstance, cause or occurrence underlying such change or failure will not be excluded and may be taken into account, in determining whether there has been or may be a Material Adverse Effect);

provided, that any event, change, effect, development, state of facts, condition, circumstance or occurrence referred to in the first and second bullets and the third, fourth and fifth sub-bullets of the third bullet will not be excluded, and may be taken into account, in determining whether there has been or may be a Material Adverse Effect to the extent the Company is adversely affected thereby in a disproportionate manner relative to other similarly-situated participants in the industry in which the Company operates.

Some of the representations and warranties made by Parent and Merger Sub to the Company in the Merger Agreement are qualified by what is material or what may cause a Parent Material Adverse Effect. For purposes of the Merger Agreement, a “Parent Material Adverse Effect” means, any event, change, development, circumstance, fact or effect that, individually or taken together with any other events, changes, developments, circumstances, facts or effects, is or would reasonably be expected to prevent, materially delay or materially impair the consummation by Parent or Merger Sub of the Merger or the transactions contemplated by the Merger Agreement.

Covenants and Agreements

Interim Operations

We have agreed in the Merger Agreement that, from the date of the Merger Agreement and until the Effective Time (unless Parent otherwise approves in writing, with such approval not to be unreasonably withheld, conditioned or delayed), and except as otherwise expressly required by the Merger Agreement or as required by applicable law, we will conduct our business in the ordinary course of business consistent with past practice and, to the extent consistent therewith, use reasonable best efforts to preserve our business organization intact and maintain satisfactory relations and goodwill with governmental entities, customers, suppliers, licensors, licensees, distributors, creditors, lessors, employees and business associates, and to keep available the services of our present employees and agents

From the date of the Merger Agreement to the Effective Time, we are subject to customary operating covenants and restrictions, including restrictions relating to our ability to:

•	adopt or propose any change to our articles of incorporation or bylaws;

•	merge or consolidate with any other person or restructure, reorganize or liquidate or enter into any agreement imposing material changes or restrictions on our assets, operations or business;

•	acquire assets from any other person, except for acquisitions of raw materials, inventory, equipment, tooling and supplies in the ordinary course of business consistent with past practice;

•

issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or otherwise enter into any contract or understanding with respect to the voting of, any shares of our capital stock, subject to certain exceptions;

•	enter into any contract with any director or officer of the Company or certain beneficial owners of one percent or more of the outstanding shares of our common stock, subject to certain exceptions;

•	create or incur any encumbrance that is not incurred in the ordinary course of business consistent with past practice on any of our assets;

•	make any loans, advances, guarantees or capital contributions to or investments in any person;

•	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to our common stock;

•

reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any shares of our common stock or securities convertible or exchangeable into or exercisable for any shares of our common stock;

•	incur any indebtedness;

•	enter into any material contract;

•

terminate or amend, modify, supplement or waive, or assign, convey, encumber or otherwise transfer, in whole or in part, rights or interest pursuant to or in any material contract, subject to certain exceptions;

•	cancel, modify or waive any debts or claims held by us or waive any material rights;

•

amend, modify, terminate, cancel or let lapse an insurance policy, unless simultaneous with such termination, cancellation or lapse, a replacement self-insurance program is established, subject to certain exceptions, terms and conditions;

•	settle or compromise any proceeding for an amount in excess of $100,000 individually or $250,000 in the aggregate during any calendar year, subject to certain exceptions;

•	make any changes with respect to our legal structure or accounting policies or procedures, except as required by changes in GAAP or law;

•	enter into any line of business in any geographic area other than existing lines of business and lines of products and services reasonably ancillary to an existing line of business;

•	make any material changes to existing lines of business or adopt or make any material modifications to our strategic plan;

•

make, change or revoke any tax election, change an annual tax accounting period, adopt or change any tax accounting method, file any amended tax return, enter into any closing agreement with respect to taxes, settle any tax claim, audit, assessment or dispute, surrender any right to claim a refund or take any action which would be reasonably expected to result in an increase in our tax liability, or, in respect of any taxable period (or portion thereof) ending after the Closing Date, the tax liability of Parent or its affiliates;

•

transfer, sell, lease, divest, cancel, allow to lapse or expire, or otherwise dispose of or transfer, or permit or suffer to exist the creation of any encumbrance upon, any assets (tangible or intangible, including any intellectual property rights), licenses, product lines or business of the Company, subject to certain exceptions;

•	cancel, abandon or otherwise allow to lapse or expire any intellectual property rights, subject to certain exceptions;

•	adopt or implement any shareholder rights plan or similar arrangement;

•

subject to certain exceptions, (i) increase in any manner the compensation or fees, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any employee, except reasonable holiday bonuses payable to all employees, reasonable compensation adjustments for customer service employees, and reasonable compensation adjustments required for exceptional performance or specific needs not to exceed $100,000 in the aggregate unless approved in advance by the Board, (ii) become a party to, establish, adopt, amend, commence participation in or terminate any benefit plan or any arrangement, (iii) grant any new awards, or amend or modify the terms of any outstanding awards, under any benefit plan, (iv) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any benefit plan, (v) forgive any loans or make any extensions of credit in the form of a personal loan to any employee (other than routine travel advances issued in the ordinary course of business), (vi) hire any employee or engage any independent contractor (who is a natural person) with an annual salary or wage rate or consulting fees and target cash bonus opportunity in excess of $100,000 or (vii) terminate the employment of any executive officer other than for cause;

•

become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, labor organization, works council or similar organization;

•

fail to maintain policies and procedures designed to ensure compliance with the U.S. Foreign Corrupt Practices Act of 1977 and all other anti-bribery, anti-corruption, anti-money-laundering and similar applicable laws of each jurisdiction in which we operate or have operated and in which any agent of ours is conducting or has conducted business involving us;

•

fail to maintain policies and procedures designed to ensure compliance with all applicable sanctions and export control laws in jurisdictions in which we do business or are otherwise subject to jurisdiction, including the Export Administration Regulations and U.S. sanctions laws and regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control in each jurisdiction in which we operate or are otherwise subject to jurisdiction;

•	take any action or fail to take any action that is reasonably expected to result in any of the conditions to the Merger not being satisfied;

•	create a subsidiary; or

•	agree, authorize or commit to do any of the foregoing.

Acquisition Proposals; Change of Recommendation

No Solicitation

As used in this proxy statement:

•

“Acquisition Proposal” means any proposal, offer, inquiry or indication of interest (other than one made or submitted to the Company by Scotts Miracle-Gro, Parent or Merger Sub) relating to (i) a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination or similar transaction involving the Company, (ii) a sale, lease or other disposition, directly or indirectly, of any business or assets of the Company outside of the conduct that is (a) consistent in nature, scope and magnitude with the past business practices of the Company prior to the date of the Merger Agreement and taken in the ordinary course of normal, day-to-day operations of the Company and (b) similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of normal, day-to-day operations of other companies of similar size to the Company, or (iii) any issuance, sale or other disposition, directly or indirectly, to any person (or the stockholders of any person) or group (as such term is defined in Rule 13d-3 under the Exchange Act) of securities representing five percent (5%) or more of the voting power of the Company (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities).

•

“Alternative Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement (other than a Permitted Confidentiality Agreement (as defined below)) relating to any Acquisition Proposal.

•

“Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal (provided that for purposes of this definition of “Superior Proposal”, all references to 5% contained in the definition of “Acquisition Proposal” shall be deemed to be references to 75%) which the Special Committee determines in good faith, after consultation with outside legal counsel and its financial advisor, that (i) if consummated, would result in a transaction more favorable to the holders of outstanding shares of common stock, other than Excluded Shares, from a financial point of view than the Merger (after taking into account any revisions to the terms of the Merger Agreement proposed by Parent pursuant to the terms thereof) and (ii) for purposes of any determination to be made or action to be taken by the Special Committee pursuant to the Merger Agreement, is reasonably likely to be consummated on the terms proposed, taking into account all legal, financial, regulatory and approval requirements (including receipt of the requisite approval of the holders of shares of common stock), the sources, availability and terms of any required financing and the existence of a financing contingency, and the identity of the person or persons making the proposal. For the avoidance of doubt, if the transactions contemplated by the Merger Agreement (after taking into account any revisions to the terms of the Merger Agreement proposed by Parent pursuant to the terms thereof) contain substantially identical financial and other terms and conditions to those contained in an Acquisition Proposal, such Acquisition Proposal cannot be deemed by the Special Committee to be a “Superior Proposal” as compared to the proposal then provided by Parent.

The Merger Agreement provides from the execution of the Merger Agreement and that until the earlier of the termination of the Merger Agreement and the Effective Time, we will not, and we will cause each of our subsidiaries and our respective directors, officers and employees, not to, and will direct our directors, employees (including officers) and representatives not to, directly or indirectly:

•

initiate, solicit, propose or knowingly encourage or otherwise knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal;

•	engage in, continue or otherwise participate in any discussions or negotiations relating to any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an

Acquisition Proposal (other than to inform any person who has made any inquiry with respect to, or who has made, an Acquisition Proposal of the provisions of this covenant);

•

provide any information or data concerning the Company or access to the Company’s properties, books and records to any person in connection with any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal;

•	enter into any Alternative Acquisition Agreement;

•

take any action to exempt any third party from the restrictions on “business combinations” or acquisitions or voting of shares of common stock under any applicable takeover statutes or otherwise cause such restrictions to not apply;

•	grant any waiver, amendment or release under any standstill or confidentiality agreement concerning an Acquisition Proposal; or

•	agree, authorize or commit to do any of the foregoing.

Window Shop Exceptions

Notwithstanding the foregoing, prior to, but not after, the approval of the Merger Agreement by the holders of a majority of the outstanding shares of common stock entitled to vote on such matter at the Special Meeting (the “Requisite Company Vote”) is obtained, in response to an unsolicited, bona fide written Acquisition Proposal, the Company (only through the Special Committee and its representatives) may, subject to the conditions described below:

•

provide non-public Company and other information and data concerning the Company and access to the Company’s properties, books and records to the person who made such Acquisition Proposal; provided that such information or data has previously been made available to Parent or its representatives in connection with the transactions contemplated by the Merger Agreement, or if not previously made available to Parent or its representatives, such information or data is made available to Parent not later than 24 hours after the time such information and data is made available to such person, and that, prior to furnishing any such information, the Company receives from the person making such Acquisition Proposal an executed confidentiality agreement with terms not less restrictive to the other party than the terms in the Confidentiality Agreement, dated as of June 3, 2020, by and between The Scotts Company LLC and the Company are on Parent (it being understood that such confidentiality agreement need not contain any “standstill” or other similar provisions, and provided that such confidentiality agreement will not include any restrictions that could restrain the Company from satisfying its information and Parent notification obligations contemplated by the Merger Agreement) (any confidentiality agreement satisfying such criteria, a “Permitted Confidentiality Agreement”); and

•

engage or otherwise participate in any discussions or negotiations with any such person who made such Acquisition Proposal regarding such Acquisition Proposal (including to request clarification of the terms and conditions of such Acquisition Proposal).

The prior actions may be taken if, and only if, prior to taking any action described in the first two bullets above, the Special Committee determines in good faith, after consultation with outside legal counsel that (i) based on the information then available and after consultation with its financial advisor, that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably expected to result in a Superior Proposal and (ii) based on the information then available (including the terms and conditions of such Acquisition Proposal and the Merger Agreement), the failure to take such action would violate the fiduciary duties of the Company’s directors constituting the Special Committee under applicable law.

Notice of Acquisition Proposals

The Company is also required to promptly (but, in any event, within 48 hours) give notice to Parent of:

•

any inquiries, proposals or offers with respect to an Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal received by the Company or the Special Committee (or its representatives);

•

any request for non-public information or data concerning the Company or access to the Company’s properties, books or records in connection with any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal received by the Company, the Special Committee (or its representatives); or

•

any new substantive developments or discussions or negotiations relating to an Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, setting forth in such notice, to the extent not theretofore publicly disclosed or previously disclosed to Parent, the name of the applicable persons who made the Acquisition Proposal and the material terms and conditions of any such Acquisition Proposal or inquiry, proposal or offer and the request for the information or data (including, if applicable, correct and complete copies of any written Acquisition Proposals and other proposed transaction documentation (or where no written proposed transaction documentation have been provided to the Company, a reasonably detailed written summary of the proposed transaction terms then-known by the Company or Special Committee), and thereafter keep Parent reasonably informed, on a prompt basis (but, in any event, within 24 hours of any substantive development or change in status) of the status and terms and conditions of any such Acquisition Proposals, inquiries, proposals or offers, or information requests (including any amendments or supplements thereto) and the status of any such substantive developments or discussions, or negotiations.

The Company is required to provide to Parent as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent by or provided to the Company or the Special Committee (or their representatives) from any person that describes any of the terms or conditions of any Acquisition Proposal.

Change of Recommendation Permitted in Certain Circumstances

The Merger Agreement provides that, except as provided below, none of the Board, the Special Committee, or any other committee of the Board will:

•	withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) the Company Recommendation in a manner adverse to Parent;

•	fail to include the Company Recommendation in the Proxy Statement (as defined in “ —Proxy Statement”);

•

at any time following the receipt of an Acquisition Proposal (other than a tender or exchange offer as contemplated by the following bullet that has been publicly disclosed), fail to reaffirm its approval or recommendation of the Merger Agreement and the Merger as promptly as practicable (but in any event within five business days) after receipt of any written request to do so from Parent;

•

fail to recommend rejection (pursuant to Rule 14e-2(a)(1) under the Exchange Act and under cover of Schedule 14D-9 filed by the Company with the SEC)) of any tender offer or exchange offer for outstanding shares of common stock that has been commenced by any person (other than by Parent or an affiliate of Parent) pursuant to Rule 14d-2 under the Exchange Act on or prior to the 10th business day after such commencement;

•

approve, authorize or recommend (or determine to approve, authorize or recommend) or publicly declare advisable any Acquisition Proposal or other proposal that would be reasonably expected to lead to an Acquisition Proposal or any Alternative Acquisition Agreement; or

•	agree, authorize or commit to do any of the foregoing (any such action, a “Change of Recommendation”).

Notwithstanding the foregoing, at any time prior to the time the Requisite Company Vote is obtained, the Special Committee may make a Change of Recommendation and the Company may terminate the Merger Agreement if:

•	an unsolicited, bona fide written Acquisition Proposal that was not obtained in breach of the Merger Agreement is received by the Company and not withdrawn; and

•

the Special Committee determines in good faith, after consultation with outside legal counsel and its financial advisor, that such Acquisition Proposal constitutes a Superior Proposal; provided, however, that (i) a Change of Recommendation and termination by the Company of the Merger Agreement may not be made unless and until prior to taking such action, the Company gives Parent four business days’ advance written notice that that the Special Committee intends to convene a meeting of the Special Committee to consider or take any other action with respect to making such Change of Recommendation together with a reasonably detailed description of the Superior Proposal (the “Superior Proposal Notice Period”); (ii) during the pendency of the Superior Proposal Notice Period, if requested by Parent, the Special Committee and its representatives must negotiate in good faith with Parent and its representatives to revise the Merger Agreement (in the form of a proposed binding amendment) to enable the Special Committee to determine in good faith, after consultation with its outside legal counsel and its financial advisor, that after giving effect to such modifications, such Acquisition Proposal would no longer constitute a Superior Proposal; and (iii) at the expiration of the Superior Proposal Notice Period, and at such meeting of the Special Committee, the Special Committee, after having taken into account the modifications to the Merger Agreement proposed by Parent, has determined in good faith, after consultation with outside legal counsel and its financial advisor, that a failure to make a Change of Recommendation and terminate the Merger Agreement and abandon the Merger would violate the fiduciary duties of the Company’s directors constituting the Special Committee under applicable law (it being understood that any revisions to the financial terms of, or any material revisions to any of the other substantive terms of, any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of the foregoing, including for purposes of commencing a new Superior Proposal Notice Period, except that subsequent to the initial Superior Proposal Notice Period, the subsequent Superior Proposal Notice Period will be reduced to two business days).

Certain Permitted Disclosure

Notwithstanding our non-solicitation obligations, we are not prohibited from:

•

making any disclosure to the holders of shares of common stock if the Special Committee determines in good faith, after consultation with its outside legal counsel, that the failure to make any such disclosure would violate the fiduciary duties of the Company’s directors constituting the Special Committee under applicable law;

•	disclosing a position contemplated by Rule 14d-9, Rule 14e-2(a)(2) or (3) or Item 1012(a) of Regulation M-A under the Exchange Act; or

•	making any “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

For the avoidance of any doubt, notwithstanding any provision of the Merger Agreement, a factually accurate public or other statement or disclosure made by us (including in response to any unsolicited inquiry, proposal or offer made by any person to the Company not in violation of the Merger Agreement) that describes the existence and operation of the terms and provisions of the non-solicitation obligations or related portions of the Merger Agreement will not, in itself, constitute a Change of Recommendation for any purpose of the Merger

Agreement; provided that if any disclosures or communications of the type described in the two bullets above fail to expressly reaffirm therein the Company Recommendation, such disclosure or communication will constitute a Change of Recommendation for all purposes of the Merger Agreement.

Special Meeting

The Merger Agreement provides that, unless a Change of Recommendation is made by the Special Committee, or the Merger Agreement has been terminated in accordance with its terms, we will, as promptly as practicable after the later of (i) the 10-day waiting period under Rule 14a-6(a) under the Exchange Act and (ii) the date on which the SEC’s staff orally confirms that it has no further comments on the Proxy Statement (such later date, the “Clearance Date”), duly call, give notice of and convene the Special Meeting for the purpose of submitting the Merger Agreement to the holders of common stock for their consideration and to seek to obtain the Requisite Company Vote. The date of the Special Meeting will not be less than 30 days after notice of the Special Meeting is first published, sent or given by us to the holders of common stock.

In connection with the foregoing, we will as promptly as reasonably practicable after the Clearance Date and the setting of the Record Date, cause the Proxy Statement (and all related materials) to be mailed in definitive form to holders of common stock and use our reasonable best efforts to solicit proxies from the holders of shares of common stock to seek to obtain the Company Requisite Vote.

The record date for holders of common stock entitled to notice of and to vote at the Special Meeting (the “Record Date”) will be mutually agreed to by Parent and us. Once the Record Date has been established, we cannot change the Record Date or establish a different such date without the prior written consent of Parent, which consent must not be unreasonably withheld, conditioned or delayed. Notwithstanding anything in the Merger Agreement to the contrary, nothing will prohibit us from postponing, adjourning or otherwise delaying the Special Meeting if (and only if) the Special Committee has determined in good faith, after consultation with its outside counsel, that we are required to postpone, adjourn or delay the Special Meeting pursuant to any request by the SEC’s staff or in order to update, correct or otherwise make any necessary additional disclosures to the holders of common stock such that the Proxy Statement does not contain any untrue statement of material fact, or omit to state any material fact necessary, in order to make the statements made, in the light of the circumstances under which they were made, not misleading; provided, however, that the Special Meeting will not be postponed, adjourned or delayed for more than 10 business days in the aggregate without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

We have agreed to provide Parent reasonably detailed periodic updates concerning proxy solicitation results on a timely basis.

Parent Vote

So long as there has been no Change of Recommendation, Parent is required to vote or cause to be voted any shares of common stock beneficially owned by it or any of its affiliates or with respect to which it or any of its affiliates has the power (by agreement, proxy or otherwise) to cause to be voted, in favor of the approval of the Merger Agreement Proposal at the Special Meeting and at all adjournments, recesses or postponements thereof.

Proxy Statement

The Merger Agreement provides that, as promptly as reasonably practicable after the date of the Merger Agreement, but in any event within fifteen business days after the date of the Merger Agreement, (i) the Company will prepare and file with the SEC a proxy statement in preliminary form relating to the Special Meeting (such proxy statement, including any amendments or supplements thereto, the “Proxy Statement”) and (ii) the Company and Parent will jointly prepare and file with the SEC and the Rule 13e-3 Transaction Statement on Schedule 13E-3 jointly prepared by the Company and Parent and filed with the SEC relating to the Merger

(such Rule 13e-3 Transaction Statement, including any amendments or supplements thereto, the “Schedule 13E-3”). Except as provided in the Merger Agreement, the Proxy Statement will include the Company Recommendation.

Other Regulatory Matters

The Merger Agreement provides that, except to the extent a different standard of efforts has been expressly agreed to and set forth in any provision of the Merger Agreement, the Company and Parent will cooperate with each other and use (and will cause their respective affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions necessary or advisable on its part under the Merger Agreement and applicable laws to consummate the transactions contemplated by the Merger Agreement as promptly as practicable, including preparing and filing, as promptly as practicable, documentation to effect all necessary notices, reports, consents, registrations, approvals, permits, authorizations, expirations of waiting periods and other filings and to obtain, as promptly as practicable, all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any governmental entity in order to consummate the transactions contemplated by the Merger Agreement.

Notwithstanding anything to the contrary set forth in the Merger Agreement:

•

in no event will (i) any party to the Merger Agreement or any of their respective affiliates be required to agree to any term, condition, liability, obligation, requirement, limitation, qualification, remedy, commitment, sanction or other action imposed, required or requested by a governmental entity in connection with its grant of any consent, registration, approval, permit or authorization necessary or advisable in order to consummate the transactions contemplated by the Merger Agreement to be obtained from any governmental entity that is not conditioned upon the consummation of the transactions contemplated by the Merger Agreement or (ii) the Company or any of its affiliates agree to any term, condition, liability, obligation, requirement, limitation, qualification, remedy, commitment, sanction or other action in connection with the obtaining of any such consent, registration, approval, permit or authorization necessary that is not conditioned upon the consummation of the transactions contemplated by the Merger Agreement or that would result in any restrictions, limitations or requirements on the Company or its business or assets following the consummation of the transactions contemplated by the Merger Agreement without the prior written consent of Parent and subject to the following bullet; and

•

the Parties agreed that neither the foregoing nor the “reasonable best efforts” standard will require, or be construed to require, Parent or any of its affiliates, (i) to resist, vacate, limit, reverse, suspend or prevent, through litigation, any actual, anticipated or threatened order seeking to delay, restrain, prevent, enjoin or otherwise prohibit or make unlawful the consummation of the transactions contemplated by the Merger Agreement or (ii) in order to obtain any consent, registration, approval, permit or authorization necessary or advisable in order to consummate the transactions contemplated by the Merger Agreement to be obtained from any governmental entity, to agree to any term, condition, liability, obligation, requirement, limitation, qualification, remedy, commitment, sanction or other action that would be reasonably likely to have a material adverse effect on the anticipated benefits to Parent and its affiliates of the transactions contemplated by the Merger Agreement; provided that Parent may compel the Company to agree to any such term or condition or take any such actions (or agree to take such actions) so long as the effectiveness of such term or condition or action is conditioned upon the consummation of the Merger.

Parent has the right to direct all matters with any governmental entity consistent with its obligations under the Merger Agreement; provided that Parent and the Company will have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, any of their respective affiliates and any of their respective representatives, that appears in any filing made with, or written materials submitted to any governmental entity in connection with the transactions contemplated by the Merger Agreement. Neither the Company nor Parent will permit any of its or its affiliates or representatives to participate in any discussions or meetings with any governmental entity in respect of any documentation to effect all necessary notices, reports, consents, registrations, approvals, permits, authorizations, expirations of waiting periods and other filings or any investigation or other inquiry relating thereto or to the transactions contemplated by the Merger Agreement unless it consults with the other in advance and, to the extent permitted by such governmental entity, gives the other the opportunity to attend and participate. Each of the Company and Parent, as applicable, will (and will cause their respective affiliates to) promptly provide or cause to be provided to each governmental entity furnish all non-privileged or protected information and documents reasonably requested by any governmental entity or that are necessary or advisable to permit consummation of the transactions contemplated by the Merger Agreement.

Status and Notifications

The Company and Parent each will keep the other reasonably apprised of the status of matters relating to the consummation of the transactions contemplated by the Merger Agreement (including in connection with the Proxy Statement and Schedule 13E-3) and will, as promptly as practicable:

•	notify the other of any notices or communication from or with any governmental entity concerning such transactions;

•	furnish the other with copies of written notices or other communications received from any third party, including any governmental entity, with respect to such transactions; and

•	furnish the other with all information as may be necessary or advisable to effect such notices and communications.

The Company and Parent will give prompt notice to each other of any events, changes, developments, circumstances or facts that individually or in the aggregate, has had or would reasonably be expected to:

•	in the case of the Company, have a Material Adverse Effect or prevent, materially delay or materially impair the consummation by the Company of the transactions contemplated by the Merger Agreement;

•	in the case of Parent, have a Parent Material Adverse Effect; or

•

in the case of either the Company or Parent, result in any non-compliance or violation of any of the respective representations, warranties or covenants of the Company, Parent or Merger Sub, as applicable, set forth in the Merger Agreement, to the extent that any such non-compliance or violation would reasonably be expected to result in a failure of certain of the conditions to the Closing, as discussed in further detail in “ —Conditions to Completion of the Merger.”

Employee Benefits

The Merger Agreement provides that, prior to making any written or oral communications to any current or former employee, director or independent contractor of the Company (“Company Employees”) pertaining to compensation or benefit matters that are affected by the transactions contemplated by the Merger Agreement, the Company will provide Parent with a copy of the intended communication, Parent will have a reasonable period of time to review and comment on the communication, and the Company will consider any such comments in good faith. Parent and Merger Sub agreed that all rights in effect as of the date of the Merger Agreement (or the benefits provided by the plans) under the Company’s Long Term Incentive Plan and Bonus Plan (including the Retention Memorandum implementing those plans) and the Company’s Severance Policy will be assumed by the surviving corporation in the Merger, without further action, and will not be modified or terminated by the surviving corporation within 12 months after the Closing unless otherwise required by applicable law.

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the Merger Agreement, Parent and Merger Sub agreed that all rights to exculpation, indemnification or advancement of expenses arising from, relating to or otherwise in respect of, acts or omissions occurring prior to the Effective Time existing in favor of the current or former directors or officers of the Company as provided in the Company’s articles of incorporation or bylaws, that certain Indemnification Agreement, dated April 12, 2019, between the Company and David Kent, and that certain Indemnification Agreement, dated April 12, 2019, between the Company and Greg Clarke, will be assumed by the surviving corporation in the Merger, without further action, at the Effective Time, and will survive the Merger and continue in full force and effect in accordance with their terms. Furthermore, for a period of no less than six years from the Effective Time, Parent is required to maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s articles of incorporation or bylaws in effect as of the date of the Merger Agreement, and cannot amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors or officers of the Company.

At or prior to the Effective Time, the Company will purchase a prepaid (or “tail”) directors’ and officers’ insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time for an aggregate period of not less than six years from the Effective Time, that does not result in gaps or lapses of coverage with respect to matters occurring prior to the Effective Time and that is no less favorable with respect to limits, deductibles and other terms compared to the Company’s existing directors’ and officers’ insurance and indemnification policy or policies or, if such insurance coverage is unavailable, the best available similar coverage (the “D&O Insurance”).

Access and Reports

Subject to certain exceptions and limitations, throughout the period from the date of the Merger Agreement until the Effective Time, the Company must, subject to certain exceptions, afford to the officers and other representatives of Parent reasonable access to the Company Employees and the Company’s agents, properties, offices and other facilities, contracts, and books and records, and, during such period, the Company is required to furnish promptly to Parent all information and documents (to the extent not publicly available) concerning or regarding its business, properties, assets (including intellectual property rights) and personnel as may reasonably be requested by Parent.

The Company and Parent each will keep the other reasonably apprised of the status of matters relating to the consummation of the transactions contemplated by the Merger Agreement and will, as promptly as practicable, (i) notify the other of any notices or communication from or with any governmental entity concerning such transactions, (ii) furnish the other with copies of written notices or other communications received by Parent or the Company, as the case may be, or any of its affiliates from any third party, including any governmental entity, with respect to such transactions and (iii) furnish the other with all information as may be necessary or advisable to effect such notices and communications.

Other Covenants

The Merger Agreement contains additional agreements between the Company, Parent and Merger Sub relating to, among other things:

•	causing the deregistration of the common stock under the Exchange Act as promptly as practicable after (and only after) the Effective Time;

•

upon any takeover statutes becoming applicable to the transactions contemplated by the Merger Agreement, each of Parent and the Company, their respective boards of directors and the Special Committee granting such approvals and taking such actions as are necessary to consummate the transactions contemplated by the Merger Agreement as promptly as practicable and using their best efforts to eliminate or minimize the effects of such takeover statutes;

•

the Company and the Board taking actions to cause to the transactions contemplated by the Merger Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by the Merger Agreement by any individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act; and

•

notification of, consultation with and participation by Parent in connection with the defense or settlement of any stockholder litigation against the Company, its directors or officers relating to the transactions contemplated by the Merger Agreement.

Conditions to Completion of the Merger

The respective obligations of each party to consummate the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

•	the Requisite Company Vote having been obtained at the Special Meeting;

•

no order or law (whether temporary, preliminary or permanent) being in effect which enjoins, prevents or otherwise prohibits, restrains or makes unlawful the consummation of the Merger and the other transactions contemplated by the Merger Agreement; and

•

all authorizations, consents, orders, declarations or approvals of, notifications to or filings or registrations with, or terminations or expirations of waiting periods imposed by governmental entities in connection with the Merger having been obtained, made or occurred, as the case may be, in each case, without the imposition by the applicable governmental entity of any material condition thereto that has not been waived by Parent in its sole discretion.

The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

•	each of the representations and warranties of the Company:

•

with respect to organization, good standing and qualification; capital structure; and corporate authority, approval and fairness must have been true and correct as of the date of the Merger Agreement and must be true and correct at and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty must be so true and correct as of such particular date or period of time);

•

with respect to governmental filings, no violations, certain contracts, etc.; Company reports; disclosure controls and procedures and internal control over financial reporting; financial statements, no undisclosed liabilities, “off-balance sheet arrangements”; books and records; absence of certain changes; takeover statutes; and brokers and finders must have been true and correct in all material respects as of the date of the Merger Agreement and must be true and correct in all material respects at and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty must be so true and correct in all material respects as of such particular date or period of time) (without giving effect to any qualification by “materiality” or “Material Adverse Effect” and words of similar import set forth therein); and

•	other than those set forth in the foregoing sub-bullets, must have been true and correct as of the date of the Merger Agreement and must be true and correct at and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty must be so true and correct as of such particular date or period of time), except, in the case of this sub-bullet, for any failure of any such representation and warranty to be so true and correct (without giving effect to any qualification by “materiality” or “Material Adverse Effect” and words of similar import set forth therein) that would not have a Material Adverse Effect;

•

the performance or compliance by the Company in all material respects with its agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Effective Time;

•	since the date of the Merger Agreement, the nonoccurrence of any event, change development, circumstance, fact or effect that has had or would reasonably be expected to have a Material Adverse Effect;

•

Parent has received at the Closing a certificate signed on the Company’s behalf by its Chief Executive Officer certifying that the conditions set forth in the foregoing three bullets have been satisfied; and

•

we have delivered to (i) Parent a statement executed on behalf of the Company, dated as of the Closing Date, satisfying the requirements of Treasury Department regulations Section 1.1445-2(c)(3) (and complying with Treasury Department regulations Section 1.897-2(h)) in a form reasonably acceptable to Parent certifying that the Company is a U.S. person, and that the shares of common stock do not represent United States real property interests within the meaning of Section 897 of the Code and the Treasury Department regulations promulgated thereunder; and (ii) the Internal Revenue Service the notification required under Treasury Department regulation Section 1.897-2(h)(2) on the date of the Merger Agreement, which notification must be (a) be in a form reasonably satisfactory to Parent, (n) satisfy the requirements of Treasury Department regulation Section 1.897-2(h), and (c) indicate that the certificate described in clause (i) above is provided to Parent pursuant to Treasury Regulation Section 1.1445-2(c)(3) in connection with the Merger on the date of the Merger Agreement.

The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

•	each of the representations and warranties of Parent and Merger Sub with respect to:

•

organization, good standing and qualification; corporate authority; and available funds must have been true and correct as of the date of the Merger Agreement and must be true and correct at and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty must be so true and correct as of such particular date or period of time); and

•

each of the other representations and warranties of Parent and Merger Sub (other than those sections set forth in the foregoing sub-bullet) must have been true and correct as of the date of the Merger Agreement and must be true and correct at and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty must be so true and correct as of such particular date or period of time), except, in the case of this clause sub-bullet, for any failure of any such representation and warranty to be so true and correct (without giving effect to any qualification by “materiality” or “Parent Material Adverse Effect” and words of similar import set forth therein) that would not have a Parent Material Adverse Effect;

•

the performance or compliance by Parent and Merger Sub in all material respects with each of its agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Effective Time; and

•

Parent has delivered to us a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent certifying that the conditions set forth in the foregoing two bullet points have been satisfied.

Termination of the Merger Agreement

The Merger Agreement may be terminated and the transactions contemplated by the Merger Agreement may be abandoned at any time prior to the Effective Time, whether before or after the Requisite Company Vote has been obtained, by mutual written consent of the Company and Parent.

The Merger Agreement may be terminated and the transactions contemplated by the Merger Agreement may be abandoned at any time prior to the Effective Time, by action of either the Company or Parent, if:

•

the Merger is not consummated by 5:00 p.m. local time on March 31, 2021 (the “Outside Date”); provided, that the right to terminate the Merger Agreement pursuant to this provision will not be available to any party if it is then in material breach of any of its representations, warranties, obligations or agreements under the Merger Agreement; or

•

any order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger has become final and non-appealable; provided that the right to terminate pursuant to this provision will not be available to any party that has breached in any material respect its obligations set forth in the Merger Agreement in any manner that has proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger.

The Merger Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned by the Company:

•

if either Parent or Merger Sub breaches or fails to perform in any material respect any of its representations, warranties, covenants or agreements in the Merger Agreement, or if any representation or warranty of Parent or Merger Sub in the Merger Agreement has become untrue following the date of the Merger Agreement, in either case, such that the conditions to our obligation to effect the Merger would not be satisfied (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) 30 days after the giving of notice thereof by the Company to Parent and (ii) three business days prior to the Outside Date); provided, however, that the right to terminate the Merger Agreement pursuant to this provision will not be available to the Company if it is then in material breach of any of its representations, warranties, obligations or agreements under the Merger Agreement; or

•

following a Change of Recommendation if the Requisite Company Vote has not yet been obtained, but only if (i) the Company is not then in breach of its non-solicitation obligations under the Merger Agreement and (ii) such Change of Recommendation is made in accordance with the applicable terms and conditions of the Merger Agreement.

The Merger Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned by the board of directors of Parent:

•

if the Company breaches any of its representations, warranties, covenants or agreements in the Merger Agreement, or if any representation or warranty of the Company in the Merger Agreement has become untrue following the date of the Merger Agreement, in either case such that the conditions to Parent’s obligation to effect the Merger would not be satisfied (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) 30 days after the giving of notice thereof by Parent to the Company and (ii) three business days prior to the Outside Date); provided, however, that the right to terminate the Merger Agreement pursuant to this provision will not be available to Parent if it is then in material breach of any of its representations, warranties, obligations or agreements under the Merger Agreement; or

•	following a Change of Recommendation if the Requisite Company Vote has not yet been obtained at the Special Meeting.

Treatment of Expenses

Whether or not the Merger is consummated, all costs, fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby, including all costs, fees and expenses of its representatives, will be paid by the party incurring such cost, fee or expense, except as otherwise expressly provided in the Merger Agreement.

Modification or Amendment; Waiver

Subject to applicable law, at any time prior to the Effective Time, the Merger Agreement may be modified or amended only by an instrument in writing that is executed by each of the parties.

The conditions to each of the respective parties’ obligations to consummate the transactions contemplated by the Merger Agreement may be waived by such party in whole or in part to the extent permitted by applicable law; provided, however, that any such waiver will only be effective if made in writing and executed by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder or under applicable law will operate as a waiver of such rights and, except as otherwise expressly provided in the Merger Agreement, no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies in the Merger Agreement will be cumulative and not exclusive of any rights or remedies provided by law.

Governing Law

The Merger Agreement was made in and in all respects will be interpreted, construed and governed by and in accordance with the internal procedural and substantive laws of the state of Nevada without regard to the conflict of laws rules or principles thereof (or any other jurisdiction) to the extent that such laws, rules and principles would direct a matter to another jurisdiction.

Specific Performance

Each party to the Merger Agreement may specifically enforce the terms and provisions of the Merger Agreement and obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of the Merger Agreement without posting a bond or other form of security. In the event that any proceeding is brought in equity to enforce the provisions of the Merger Agreement, no party may allege, and each party waives the defense, that there is an adequate remedy at law.

PROPOSAL 1: APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY (INCLUDING THE MERGER)

We are asking you to approve the Merger Agreement and the transactions contemplated thereby (including the Merger).

For a summary of and detailed information regarding this proposal, see the information about the Merger Agreement and the Merger throughout this proxy statement, including the information set forth in “Special Factors” and “The Merger Agreement.” A copy of the Merger Agreement is attached to this proxy statement as Annex A. You are urged to read the Merger Agreement carefully in its entirety.

For us to complete the Merger, under NRS 92A.120, holders of a majority of the outstanding shares of common stock at the close of business on the Record Date must vote “FOR” the Merger Agreement Proposal. The transaction has not been structured to require the approval of the holders of at least a majority of the shares of common stock beneficially owned by security holders unaffiliated with the Purchaser Parties and their respective affiliates (including Scotts Miracle-Gro and our directors who are affiliated with Scotts Miracle-Gro, to the extent such directors beneficially own any shares of common stock). Furthermore, such approval is not required under Nevada law for us to complete the Merger. As of the Record Date, there were 34,328,036 shares of common stock outstanding, of which the Purchaser Parties and their respective affiliates (including Scotts Miracle-Gro) beneficially owned 27,639,294 shares of common stock, representing approximately 80.5% of the outstanding shares of common stock. Subject to the terms of the Merger Agreement, Parent has agreed to vote all shares of common stock it beneficially owns in favor of the Merger Agreement Proposal. See “Special Factors—Parent’s Obligation to Vote in Favor of the Merger.” If you abstain from voting, fail to cast your vote, via the Virtual Special Meeting Website or by proxy, or fail to give voting instructions to your broker, bank, trustee or other nominee, it will have the same effect as a vote “AGAINST” the Merger Agreement Proposal.

The Board unanimously recommends that you vote “FOR” the Merger Agreement Proposal.

OTHER IMPORTANT INFORMATION REGARDING THE COMPANY

Directors and Executive Officers of the Company

The Board presently consists of five members. The persons listed below are the directors and executive officers of the Company as of the date of this proxy statement. The Merger Agreement provides, however, that the directors of Merger Sub immediately prior to the Effective Time of the Merger will be the directors of the surviving corporation immediately following the Merger and serve, in each case, until their successor is duly elected or appointed and qualified or until his or her death, resignation or removal, as the case may be. The Merger Agreement provides that the officers of Merger Sub immediately prior to the Effective Time of the Merger will be the officers of the surviving corporation immediately following the Merger. Following the Merger, each officer will serve, in each case, until their successor is duly elected or appointed and qualified or until his or her death, resignation or removal, as the case may be.

Neither any of these persons nor the Company has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and none of these persons have been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

All of the directors and executive officers can be reached c/o AeroGrow International, Inc., 5405 Spine Road, Boulder, Colorado 80301, and each of the directors and executive officers is a citizen of the United States.

Directors

Name	Age	Position
H. MacGregor Clarke	60	Director
Chris J. Hagedorn	36	Director, Chairman of the Board
David B. Kent	62	Director
Cory T. Miller	47	Director
Patricia M. Ziegler	55	Director

H. MacGregor Clarke has been a director since April 2019 and previously served as a director from July 2009 to March 2013. Mr. Clarke has served as President, Insulation Systems of Johns Manville, a Berkshire Hathaway company, since September 1, 2020. Prior to that time, Mr. Clarke served as Senior Vice President and Chief Financial Officer of Johns Manville, from March 2013 until August 2020. Mr. Clarke also previously served as our Chief Financial Officer from May 2008 through March 2013. From 2007 to 2008, Mr. Clarke was President and Chief Executive Officer, and from 2006 to 2007, Chief Financial Officer, of Ankmar, LLC, a garage door manufacturer, distributor and installer. From 2003 to 2006, Mr. Clarke was a senior investment banker with FMI Corporation (“FMI”), a management consulting and investment banking firm serving the building and construction industry. At FMI, Mr. Clarke was responsible for delivering consulting and investment banking services to clients, and for marketing to prospective clients in the financial services industry. The Board believes that Mr. Clarke’s extensive financial and executive experience, in particular his prior service as an executive officer of four companies, among other factors, qualifies him to serve as a director.

Chris J. Hagedorn has been a director since 2013 and Chairman of the Board since November 2016. Mr. Hagedorn was appointed the General Manager of The Hawthorne Gardening Company (“Hawthorne”), a wholly-owned subsidiary of Scotts Miracle-Gro, in October 2014 and was previously appointed Director of Indoor Gardening at Scotts Miracle-Gro in May of 2013. From 2011 to 2013, Mr. Hagedorn served as a Marketing Manager for the North Region at Scotts Miracle-Gro. Mr. Hagedorn was initially appointed to the Board by Scotts Miracle-Gro pursuant to a provision of the Securities Purchase Agreement (as defined below) between AeroGrow and Scotts Miracle-Gro which allowed Scotts Miracle-Gro, as holder of the Series B

Preferred Stock (as defined below), to appoint one member to the Board for so long as the convertible stock remained outstanding. For more details regarding the Securities Purchase Agreement, the Series B Preferred Stock and the other agreements we have entered into with the Purchaser Parties and their respective affiliates (including Scotts Miracle-Gro), please see “Other Important Information Regarding the Purchaser Parties and Scotts Miracle-Gro—Significant Past Transactions and Contracts.” The Board believes that Mr. Hagedorn’s business experience and ties to Scotts Miracle-Gro, particularly in light of AeroGrow’s strategic alliance with Scotts Miracle-Gro, qualifies him to serve as a director.

David B. Kent has been a director since April 2019. Mr. Kent has served in various senior managerial roles and is currently Co-Founder of Darcie Kent Vineyards. Mr. Kent served as a Brand Manager for Procter & Gamble, the world’s foremost consumer package goods company. Mr. Kent served as Chief Executive Officer of the Wine Group LLC from 2001 to 2012. The Board believes that Mr. Kent’s extensive experience in mergers, acquisitions, marketing and brand management, among other factors, qualifies him to serve as a director.

Cory T. Miller has been a director since April 2019. Cory Miller joined the Board in 2020 and is currently the interim Chief Financial Officer of Scotts Miracle-Gro. Mr. Miller began his career at Scotts Miracle-Gro in 2000 and has held several roles of increasing responsibility. Previous leadership roles at Scotts include Vice President, Hawthorne Finance and Information Technology; Vice President, Hawthorne Finance; Vice President, Hawthorne, Merger & Acquisition Finance Integration; Chief Internal Auditor; and Vice President, Finance and Business Development. Prior to joining Scotts Miracle-Gro, Mr. Miller was a member of the audit practice of Ernst and Young. The Board believes that Mr. Miller’s business experience and ties to Scotts Miracle-Gro, particularly in light of AeroGrow’s strategic alliance with Scotts Miracle-Gro, qualifies him to serve as a director.

Patricia M. Ziegler has been a director since April 2019. Ms. Ziegler joined the Board in 2020 and is currently the Chief Digital and Marketing Services Officer at Scotts Miracle-Gro. Patti began her career at Scotts Miracle-Gro in 2011 and has held several roles within the marketing team with brand, advertising, and digital leadership responsibilities. Currently, Patti is responsible for driving growth with direct to consumer. Before joining the company, Patti held several leadership positions within an advertising agency holding company across a broad range of categories including Consumer Packaged Goods, Retail, Financial Services, Spirits, Healthcare, Restaurants, Utilities, and Tourism. The Board believes that Ms. Ziegler’s marketing and advertising experience, creativity and entrepreneurial approach, and ties to Scotts Miracle-Gro, particularly in light of AeroGrow’s strategic alliance with Scotts Miracle-Gro, qualifies her to serve as a director.

Executive Officers

Name	Age	Position
J. Michael Wolfe	62	President and Chief Executive Officer
Grey H. Gibbs	54	Senior Vice President of Finance and Administration
John K. Thompson	59	Executive Vice President, Sales and Marketing, and Secretary

J. Michael Wolfe became our Chief Operating Officer in January 2010, our President on February 9, 2011, and our Chief Executive Officer on March 31, 2011. He previously served as Vice President of Operations since April 2006. Prior to joining AeroGrow, Mr. Wolfe was an independent consultant. From 1992 to 2002, he was President and Chief Operating Officer of Concepts Direct and was its Chief Executive Officer from 2000 to 2001. At Concepts Direct, Mr. Wolfe oversaw the development, launch and operations of seven independent catalogues. From 1987 to 1992, Mr. Wolfe served as Vice President of Wiland Services, Inc., a database management company, where he oversaw the redesign of the company’s product line, its sales and investor relations.

Grey H. Gibbs has been employed by AeroGrow since November of 2007. He has served as Senior Vice President – Finance and Accounting since May 2015 and previously served as: (i) Vice President of Finance and Accounting from June 2014 to May 2015; (ii) Vice President of Accounting from February 2011 to June 2014;

and (iii) Controller from November 2007 to June 2011. Before joining AeroGrow, Mr. Gibbs was employed by Swift Company, an animal protein processor, as Director of Sarbanes-Oxley Compliance from 2006 to 2007 and Assistant Corporate Controller from 2004 to 2006. From 2003 to 2004, Mr. Gibbs was the Chief Financial Officer of JCIT International, an educational and consulting firm in lean manufacturing. From 1994 to 2002, Mr. Gibbs served in a range of strategic and financial roles for Agilent Technologies and Hewlett Packard, including New Product Introduction Program Manager, Outsourcing Program Manager, Site Finance Manager, Planning and Reporting Analyst and Senior Internal Auditor. Mr. Gibbs was also an Audit Supervising Senior for KPMG LLP from 1991 to 1994.

John K. Thompson became Executive Vice President of Sales and Marketing in April 2014. Mr. Thompson joined AeroGrow in 2002 and has served in a variety of senior management positions at AeroGrow, including his position as Vice President of Marketing from October 2009 to April 2014. Mr. Thompson also served as the Company’s International Division General Manager and Vice President of Investor Relations, and was instrumental in the research activities leading to the development and launch of the Company’s AeroGarden product line. Prior to joining AeroGrow, Mr. Thompson was Director of Marketing for Productivity Point International, a direct marketing and direct sales company, and Sales and Marketing Manager for CareerTrack, a direct marketing company that sold personal and professional growth products to the consumer and commercial markets.

Selected Historical Consolidated Financial Data

Set forth below is certain selected historical consolidated financial data relating to the Company. The historical selected financial data as of and for the six months ended September 30, 2020 and 2019 and the fiscal years ended March 31, 2020, 2019, 2018, 2017 and 2016 has been derived from our consolidated financial statements, which, for the annual periods, have been audited by Plante & Moran, PLLC, an independent registered public accounting firm.

This information is only a summary and should be read in conjunction with the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020, filed with the SEC on June 23, 2020, and the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2020 and September  30, 2020, filed with the SEC on August 11, 2020 and November  16, 2020, respectively, each of which is incorporated by reference into this proxy statement. More comprehensive financial information is included in such reports, including management’s discussion and analysis of financial condition and results of operations, and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained within such reports. See “Where You Can Find More Information.” Results of interim periods are not necessarily indicative of the results expected for a full fiscal year or for future periods.

	Year Ended March 31,					Six Months Ended September 30,
($ in thousands, except per share data)	2020	2019	2018	2017	2016	2020	2019
STATEMENT OF OPERATIONS DATA:
Net Sales	$39,214	$34,366	$32,298	$23,609	$19,612	$30,721	$8,898
Gross profit	$14,029	$11,971	$10,700	$8,565	$6,994	$13,264	$2,921
Operating income (loss)	$308	$7	$(449)	$(346)	$(1,299)	$3,986	$(2,125)
Net income (loss)	$57	$(291)	$92	$(4,766)	$(1,228)	$3,914	$(2,184)
Basic and diluted net income (loss) per share	$0.00	$(0.01)	$0.00	$(0.14)	$(0.18)	$0.11	$(0.06)
PER SHARE DATA:
Weighted average common shares used for basic earnings per share	34,328	34,328	34,328	33,477	6,666	34,328	34,328

	Year Ended March 31,					Six Months Ended September 30,
($ in thousands, except per share data)	2020	2019	2018	2017	2016	2020	2019
BALANCE SHEET DATA:
Current assets	$18,920	$15,814	$17,614	$14,993	$6,570	$27,060	$18,289
Noncurrent assets	$3,127	$1,045	$553	$521	$778	$4,054	$2,649
Current liabilities	$7,140	$4,144	$5,222	$3,596	$5,147	$12,662	$8,155
Noncurrent liabilities	$1,498	$263	$190	$—	$—	$1,129	$1,569
Cash, cash equivalents and restricted cash	$9,061	$1,756	$7,497	$8,819	$1,416	$3,830	$1,012
Working capital	$11,780	$11,670	$12,392	$11,397	$1,423	$14,398	$10,134
Total assets	$22,047	$16,859	$18,167	$15,514	$7,348	$31,114	$20,938
Long-term debt and capital leases, net of current portion	$900	$72	$12	$19	$—	$900	$946
Stockholders’ equity	$12,509	$12,452	$12,743	$11,899	$2,201	$16,423	$10,268

We are not providing any pro forma data giving effect to the Merger because we do not believe such information is material to our stockholders in evaluating the Merger Agreement Proposal since the Merger Consideration is all cash and our common stock would cease to be registered with the SEC and quoted on the OTCQB if the Merger is completed.

No separate financial information has been provided for Parent or Merger Sub since Parent is a holding company that does not have substantive operations and Merger Sub is a newly-formed entity formed in connection with the Merger and has no independent operations and such financial statements are not material to our stockholders in evaluating the Merger Agreement Proposal since the Merger Consideration is all cash, there is no financing condition and our common stock will no longer be quoted on the OTCQB following consummation of the Merger.

Book Value Per Share

As of September 30, 2020, the book value per share of our common stock was $0.4781. Book value per share is computed by dividing total equity of approximately $16,423,000 by 34,328,036, the total shares of common stock outstanding on that date.

Market Price of the Company’s Common Stock and Dividends

Market Price

Our common stock is listed for trading on the OTCQB under the symbol “AERO.” As of the Record Date, there were 34,328,036 shares of our common stock outstanding, held by 487 stockholders of record.

The table below shows, for the periods indicated, the high and low sales prices for our common stock, as reported by the OTCQB:

	Common Stock Price
	High	Low
Fiscal Year Ended March 31, 2019
First quarter	$2.93	$2.16
Second quarter	$3.40	$2.25
Third quarter	$3.19	$2.10
Fourth quarter	$2.49	$1.55
Fiscal Year Ended March 31, 2020
First quarter	$2.00	$1.12
Second quarter	$1.66	$0.92
Third quarter	$1.11	$0.74
Fourth quarter	$1.72	$0.61

	Common Stock Price
	High	Low
Fiscal Year Ending March 31, 2021
First quarter	$3.81	$1.20
Second quarter	$6.09	$2.81
Third quarter	$3.10	$2.75
Fourth quarter (through January 21, 2021)	$3.25	$2.95

The closing price of our common stock on the OTCQB on November 11, 2020, the last trading day prior to the announcement of the Merger, was $2.82 per share. On January 21, 2021, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for our common stock on the OTCQB was $3.02 per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares. The Merger Consideration is fixed at $3.00 per share of our common stock, without interest and subject to any required withholding of taxes.

Any over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Dividends

On November 29, 2016, the Board declared a cash distribution of $1.21 per share of common stock as a special one-time dividend based on Parent’s exercise of the Warrant (as defined in “Other Important Information Regarding the Purchaser Parties and Scotts Miracle-Gro—Significant Past Transactions and Contracts”). The dividend was paid on January 3, 2017 to stockholders of record on December 20, 2016. Otherwise, we have never declared or paid dividends or distributions on our common stock. We have agreed in the Merger Agreement not to declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise on our common stock.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to the beneficial ownership of our common stock, in each case, as of January 20, 2021, by: (i) each of our named executive officers and directors; (ii) all executive officers and directors as a group; and (iii) each person known by us to beneficially own more than 5% of our common stock. All such information provided by the stockholders who are not executive officers or directors reflects their beneficial ownership as of the dates specified in the relevant footnotes to the table.

Applicable percentage ownership for our common stock in the following table is based on 34,328,036 shares of common stock outstanding as of January 20, 2021.

Beneficial ownership is determined in accordance with the rules of the SEC. Shares of common stock, if any, that the beneficial owner has the right to acquire beneficial ownership of within 60 days January 20, 2021, such as any right to acquire through the exercise of any option, warrant or right, are deemed to be outstanding for calculating the number and percentage of outstanding shares of the person holding such securities, but are not deemed to be outstanding for purposes of calculating the percentage ownership of any other person. Beneficial ownership or voting power representing less than 1.0% is denoted with an asterisk (*).

The information provided in the table is based on our records, information publicly filed with the SEC and other information provided to us as of the date of this proxy statement, except where otherwise noted. Unless otherwise noted, these persons, to our knowledge, have sole voting and investment power over the shares listed, and the principal address for each such stockholder is c/o AeroGrow International, Inc., 5405 Spine Road, Boulder, Colorado 80301.

	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner	Shares	Percentage
Greater than 5% Stockholders
SMG Growing Media, Inc. (1)	27,639,294	80.5%
Named Executive Officers and Directors
H. MacGregor Clarke	—	*
Chris J. Hagedorn (2)	—	*
David B. Kent	—	*
Cory T. Miller (2)	—	*
Patricia M. Ziegler (2)	—	*
J. Michael Wolfe	106,790	*
Grey H. Gibbs	6,000	*
John K. Thompson	42,647	*
All Directors and Executive Officers as Group (8 persons)	155,437	*

(1)

Based on a Schedule 13D/A filed with the SEC on November 12, 2020. SMG Growing Media, Inc. is a wholly-owned subsidiary of Scotts Miracle-Gro. The address of SMG Growing Media, Inc. and The Scotts Miracle-Gro Company is 14111 Scottslawn Road, Marysville, Ohio 43041.

(2)

Ms. Ziegler and Messrs. Hagedorn and Miller are affiliated with SMG Growing Media, Inc. None of Ms. Ziegler and Messrs. Hagedorn and Miller holds voting or investment power over the shares owned by SMG Growing Media, Inc. and, therefore, disclaim beneficial ownership over such shares.

Prior Public Offerings

None of the Company, Parent, Merger Sub nor any of their respective affiliates have made an underwritten public offering of the shares of the Company’s common stock for cash during the past three years that was registered under the Securities Act or exempt from registration under Regulation A promulgated thereunder.

Transactions in the Company’s Common Stock

Transactions in the Company’s Common Stock During the Past 60 Days

Other than the Merger Agreement, as discussed in “The Merger Agreement,” the Company, the Purchaser Parties, Scotts Miracle-Gro and their respective affiliates have not executed any transactions with respect to the shares of the Company’s common stock within 60 days of the date of this proxy statement.

Transactions in the Company’s Common Stock by the Company During the Past Two Years

Neither the Company nor any of its affiliates has purchased any shares of the Company’s common stock during the past two years, except as set forth below:

J. Michael Wolfe (President and Chief Executive Officer):

Quantity	Price ($)		Transaction Date	Transaction Description
3,000	1.7520	(1)	02/22/2019	Open market purchase
7,000	1.7771		02/25/2019	Open market purchase

(1)	The price is a weighted average price.

John K. Thompson (Executive Vice President, Sales and Marketing, and Secretary):

Quantity	Price ($)	Transaction Date	Transaction Description
1,000	1.75	02/25/2019	Open market purchase

Transactions in the Company’s Common Stock by the Purchaser Parties and Scotts Miracle-Gro During the Past Two Years

None of the Purchaser Parties, Scotts Miracle-Gro nor any of their respective affiliates (including our directors who are affiliated with Scotts Miracle-Gro, to the extent such directors beneficially own any shares of common stock) has purchased any shares of the Company’s common stock during the past two years.

OTHER IMPORTANT INFORMATION REGARDING THE PURCHASER PARTIES AND SCOTTS MIRACLE-GRO

Identity and Background of Scotts Miracle-Gro, Parent and Merger Sub

Under the SEC rules governing “going private” transactions, each of the Purchaser Parties and their respective affiliates (including Scotts Miracle-Gro) may be deemed to be an “affiliate” (as defined under Rule 13e-3 of the Exchange Act) of the Company engaged in the “going private” transaction. As of January 20, 2021, the Purchaser Parties and their respective affiliates (including Scotts Miracle-Gro) may be deemed to beneficially own approximately 80.5% of the outstanding shares of our common stock.

Scotts Miracle-Gro

Scotts Miracle-Gro, an Ohio corporation, is the leading manufacturer and marketer of branded consumer lawn and garden products in North America. Scotts Miracle-Gro products are marketed under some of the most recognized brand names in the industry. Scotts Miracle-Gro’s key consumer lawn and garden brands include Scotts® and Turf Builder® lawn and grass seed products; Miracle-Gro® soil, plat food and insecticide, LiquaFeed® plant food, and Osmocote® (Osmocote® is a registered trademark of Everris International B.V., a subsidiary of Israel Chemicals Ltd.) gardening and landscape products; and Ortho®, , Home Defense® and Tomcat® branded insect control, weed control and rodent control products. Scotts Miracle-Gro is the exclusive agent of Monsanto, a subsidiary of Bayer AG, for the marketing and distribution of certain of Monsanto’s consumer Roundup® branded products within the United States and certain other specified countries. Scotts Miracle-Gro has a presence in similar branded consumer products in China. Scotts Miracle-Gro’s common shares are listed on the NYSE under the symbol “SMG.”

Scotts Miracle-Gro’s principal executive office is located at 14111 Scottslawn Road, Marysville, Ohio 43041, and its telephone number is (937) 644-0011.

Directors and Executive Officers of Scotts Miracle-Gro

The names and material occupations, positions, offices or employment during the past five years of Scotts Miracle-Gro’s directors and executive officers are set forth below. During the past five years, none of Scotts Miracle-Gro nor any of Scotts Miracle-Gro’s directors or executive officers have been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Unless otherwise indicated, the address for Scotts Miracle-Gro and each of Scotts Miracle-Gro’s listed directors and executive officers is c/o The Scotts Miracle-Gro Company, 14111 Scottslawn Road, Marysville, Ohio 43041, and the phone number for Scotts Miracle-Gro and each of Scotts Miracle-Gro’s listed directors and executive officers is (937) 644-0011.

Name	Position with Scotts Miracle-Gro and Current Occupation of Employment and Five-Year Employment History
Cory T. Miller

Interim Chief Financial Officer; Mr. Miller was named interim Chief Financial Officer of Scotts Miracle-Gro on January 6, 2021. Prior to this appointment, Mr. Miller had served as Vice President, Hawthorne Finance and Information Technology since December 2018. Previously, Mr. Miller served as Vice President, Hawthorne Finance from February 2017 to December 2018; Vice President, Hawthorne Merger & Acquisition Finance Integration from May 2016 to February 2017; Chief Internal Auditor from April 2015 to May 2016; and Vice President, Finance and Business Development from October 2013 to April 2015.

Name	Position with Scotts Miracle-Gro and Current Occupation of Employment and Five-Year Employment History
David C. Evans	Director; Mr. Evans is a director of Cardinal Health Inc. Mr. Evans served as the Interim Chief Financial Officer of Cardinal Health Inc., a global, integrated healthcare services and products company, from September 2019 until May 2020, after a transition role beginning in July 2019. Mr. Evans previously served as Executive Vice President and Chief Financial Officer of Battelle Memorial Institute (“Battelle”), a private research and development organization with revenue of $5 billion, from March 2013 until January 2018. Mr. Evans’ responsibilities at Battelle included strategy, IT and cyber security. Prior to joining Battelle, Mr. Evans served in various managerial roles at Scotts Miracle-Gro, including, most recently, Chief Financial Officer and Executive Vice President, Strategy and Business Development.

Brian D. Finn	Director; Mr. Finn is a director of WaveGuide Corporation, a health care technology company, Owl Rock Capital Corporation, an investment private equity firm specializing in mezzanine loan investments in middle-market companies, and X-Vax Technology, Inc. an early stage biotechnology company. Mr. Finn is also the Chairman of Star Mountain Capital LLC, a private equity firm. Mr. Finn served as the Chief Executive Officer and Chairman of Asset Management Finance Corporation. Mr. Finn was Chairman and Head of Alternative Investments at Credit Suisse Group (“Credit Suisse”). Mr. Finn has held many positions within Credit Suisse and its predecessor firms, including President of Credit Suisse First Boston (“CSFB”), President of Investment Banking, Co-President of Institutional Securities, Chief Executive Officer of Credit Suisse USA and a member of the Office of the Chairman of CSFB. He was also a member of the Executive Board of Credit Suisse. Mr. Finn served as principal and partner of private equity firm Clayton, Dubilier & Rice.

James Hagedorn	Director, Chairman and Chief Executive Officer; Mr. Hagedorn was named Chairman of the Board of Scotts Miracle-Gro’s predecessor in January 2003 and Chief Executive Officer of Scotts Miracle-Gro’s predecessor in May 2001. He also served as President of Scotts Miracle-Gro (or its predecessor) from October 2015 until February 2016. Mr. Hagedorn serves on Scotts Miracle-Gro’s Board of Directors, a position he has held with Scotts Miracle-Gro (or its predecessor) since 1995.

Adam Hanft	Director; Mr. Hanft is the founder and Chief Executive Officer of Hanft Projects LLC (“Hanft Projects”), a strategic consultancy that provides marketing advice and insight to leading consumer and business-to-business companies as well as many leading digital brands. He writes broadly about the consumer culture for numerous publications and is the co-author of “Dictionary of the Future.” He is also a frequent commentator on marketing and branding issues. Prior to starting Hanft Projects, Mr. Hanft served as founder and Chief Executive Officer of Hanft Unlimited, Inc., a marketing organization created in 2004 that included an advertising agency, strategic consultancy and custom-publishing operation. Mr. Hanft also serves as a director for 1 800 FLOWERS COM Inc.

Name	Position with Scotts Miracle-Gro and Current Occupation of Employment and Five-Year Employment History
Stephen L. Johnson	Director; Mr. Johnson is the President and Chief Executive Officer of Stephen L. Johnson and Associates Strategic Consulting, LLC, a strategic provider of business, research and financial management and consulting services formed in 2009. Prior to forming Johnson and Associates, Mr. Johnson worked for the U.S. Environmental Protection Agency for 30 years, where he became the first career employee and scientist to serve as Administrator, a position he held from January 2005 through January 2009. Mr. Johnson serves as a director of Frederick Memorial Hospital and as a Trustee of Taylor University.

Thomas N. Kelly Jr.	Director; Mr. Kelly is a former director of GameStop Corp., where he chaired the Compensation Committee. Mr. Kelly also served as Executive Vice President, Transition Integration of Sprint Nextel Corporation (now known as Sprint Communications, Inc. (“Sprint”)), a global communications company, from December 2005 until April 2006. He served as the Chief Strategy Officer of Sprint from August 2005 until December 2005. He served as the Executive Vice President and Chief Operating Officer of Nextel Communications, Inc., which became Sprint, from February 2003 until August 2005, and as Executive Vice President and Chief Marketing Officer of Nextel Communications, Inc. from 1996 until February 2003.

James D. King	Executive Vice President, Chief Communications Officer; Mr. King was named Executive Vice President, Chief Communications Officer of Scotts Miracle-Gro in April 2019. Prior to this appointment, Mr. King had served as Senior Vice President, Chief Communications Officer from June 2008 to April 2019.

Katherine Hagedorn Littlefield	Director; Ms. Littlefield is a general partner of the Hagedorn Partnership, L.P. She also serves on the board for the Hagedorn Family Foundation, Inc., a charitable organization. She is the sister of James Hagedorn, Scotts Miracle-Gro’s Chief Executive Officer and Chairman of the Board. Ms. Littlefield is a member of the Board of Trustees at Delaware Valley University.

Michael C. Lukemire	President and Chief Operating Officer; Mr. Lukemire was named President and Chief Operating Officer of Scotts Miracle-Gro in February 2016. He served as Executive Vice President and Chief Operating Officer from December 2014 until February 2016.

Nancy G. Mistretta	Director; Ms. Mistretta is a director of HSBC North America Holdings, Inc., HSBC USA Inc., and HSBC Bank USA, N.A., where she serves on the Audit Committee, Risk Committee and the Nominating & Governance Committee. In addition, Ms. Mistretta is a member of the Board of Directors of GAM Holding AG in Zurich, Switzerland, where she chairs the Compensation Committee and serves on the Governance and Nominating Committee. Ms. Mistretta is a retired partner of Russell Reynolds Associates (“Russell Reynolds”), an executive search firm, where she served as a partner from February 2005 until June 2009. She was a member of Russell Reynolds’ Not-For-Profit Sector and was responsible for managing executive officer searches for many large philanthropic organizations, with a particular focus on educational

Name	Position with Scotts Miracle-Gro and Current Occupation of Employment and Five-Year Employment History
searches for presidents, deans and financial officers. Based in New York City, she also was active in the CEO/Board Services Practice of Russell Reynolds. Prior to joining Russell Reynolds, Ms. Mistretta was with JPMorgan Chase & Co. and its heritage institutions for 29 years and served as a Managing Director in Investment Banking from 1991 to 2005.

Ivan C. Smith	Executive Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer; Mr. Smith was named Executive Vice President, General Counsel and Corporate Secretary of Scotts Miracle-Gro in July 2013 and Chief Compliance Officer of Scotts Miracle-Gro in October 2013.

Denise S. Stump	Executive Vice President, Global Human Resources and Chief Ethics Officer; Ms. Stump was named Executive Vice President, Global Human Resources of Scotts Miracle-Gro in February 2003 and Chief Ethics Officer of Scotts Miracle-Gro in October 2013.

Peter E. Shumlin	Director; Governor Shumlin is a director of Putney Student Travel, National Geographic Student Expeditions and New York Times Student Journeys which provides educational summer programs for students around the globe. He is a principal in numerous real estate partnerships specializing in commercial and residential properties. Governor Shumlin served three terms as the 81st Governor of the State of Vermont, having held office from 2011 to 2017. Prior to serving as Governor, he served two terms in the Vermont House of Representatives and 14 non-consecutive years in the Vermont Senate, serving on the Rules Committee, the Finance Committee, the Transportation Committee, the Appropriations Committee and as Senate President Pro Tempore.

LTG (Retired) John Randolph Vines	Director; Lieutenant General (retired) Vines has been a partner of McChrystal Group since 2016 and was previously a Senior Advisor to McChrystal Group beginning in 2011. General Vines retired in 2007 from the U.S. Army after 35 years active service. He was in continuous command for his last six years of service, including Commander, U.S. Army’s XVIII Airborne Corps and Multi-National Corps Iraq. In addition, he commanded the Combined Joint Task Force 180 Afghanistan. General Vines also served as the Senior Defense Representative to Afghanistan and Pakistan and previously commanded the 82nd Airborne Division, which included a year-long deployment in Afghanistan. Following retirement, General Vines has acted as a Department of Defense Senior Mentor to U.S. Army and joint senior leadership and deploying combat units, a member of the Defense Service Board and a member of the Army DARPA Senior Advisory Group.

Parent

Parent is an Ohio corporation that was incorporated in 2005 and a direct, wholly-owned subsidiary of Scotts Miracle-Gro and serves as a holding company for Scotts Miracle-Gro’s growing media and hydroponic businesses.

Parent’s principal executive office is located at 14111 Scottslawn Road, Marysville, Ohio 43041, and its telephone number is (937) 644-0011.

Directors and Executive Officers of Parent

The names and material occupations, positions, offices or employment during the past five years of Parent’s directors and executive officers are set forth below. During the past five years, none of Parent nor any of Parent’s directors or executive officers have been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Unless otherwise indicated, the address for Parent and each of Parent’s listed directors and executive officers is c/o The Scotts Miracle-Gro Company, 14111 Scottslawn Road, Marysville, Ohio 43041, and the phone number for Parent and each of Parent’s listed directors and executive officers is (937) 644-0011.

Name	Position with Parent and Current Occupation of Employment and Five-Year Employment History
James Hagedorn	Director and Chief Executive Officer; Mr. Hagedorn was named Chairman of the Board of Scotts Miracle-Gro’s predecessor in January 2003 and Chief Executive Officer of Scotts Miracle-Gro’s predecessor in May 2001. He also served as President of Scotts Miracle-Gro (or its predecessor) from October 2015 until February 2016. Mr. Hagedorn serves on Scotts Miracle-Gro’s Board of Directors, a position he has held with Scotts Miracle-Gro (or its predecessor) since 1995.

Michael C. Lukemire	President; Mr. Lukemire was named President and Chief Operating Officer of Scotts Miracle-Gro in February 2016. He served as Executive Vice President and Chief Operating Officer from December 2014 until February 2016.

Ivan C. Smith	Executive Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer; Mr. Smith was named Executive Vice President, General Counsel and Corporate Secretary of Scotts Miracle-Gro in July 2013 and Chief Compliance Officer of Scotts Miracle-Gro in October 2013.

Denise S. Stump	Executive Vice President; Ms. Stump was named Executive Vice President, Global Human Resources of Scotts Miracle-Gro in February 2003 and Chief Ethics Officer of Scotts Miracle-Gro in October 2013.

Merger Sub

Merger Sub is a Nevada corporation and a direct, wholly-owned subsidiary of Parent. Merger Sub was incorporated in 2020 by Parent solely for the purpose of entering into the transactions contemplated by the Merger Agreement, and has not entered into any business activities other than in connection with the transactions contemplated by the Merger Agreement. Upon completion of the Merger, Merger Sub will cease to exist as a separate entity and the Company will continue as the surviving corporation in the Merger.

Merger Sub’s principal executive office is located at 14111 Scottslawn Road, Marysville, Ohio 43041, and its telephone number is (937) 644-0011.

Directors and Executive Officers of Merger Sub

The names and material occupations, positions, offices or employment during the past five years of Merger Sub’s directors and executive officers are set forth below. During the past five years, none of Merger Sub nor any of Merger Sub’s directors or executive officers have been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Unless otherwise indicated, the address for Merger Sub and each of Merger Sub’s listed directors and executive officers is c/o The Scotts Miracle-Gro Company, 14111 Scottslawn Road, Marysville, Ohio 43041, and the phone number for Merger Sub and each of Merger Sub’s listed directors and executive officers is (937) 644-0011.

Name	Position with Merger Sub and Current Occupation of Employment and Five-Year Employment History
Ivan C. Smith	Director; Executive Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer of Scotts Miracle-Gro; Mr. Smith was named Executive Vice President, General Counsel and Corporate Secretary of Scotts Miracle-Gro in July 2013 and Chief Compliance Officer of Scotts Miracle-Gro in October 2013.

Michael C. Lukemire	President; Mr. Lukemire was named President and Chief Operating Officer of Scotts Miracle-Gro in February 2016. He served as Executive Vice President and Chief Operating Officer from December 2014 until February 2016.

Peter S. Supron	Vice President; Mr. Supron has served as Chief of Staff to the President of Scotts Miracle-Gro since 2015. Prior to that, he served as Senior Vice President of Business Development, Vice President of Purchasing, and in various finance and strategy roles.

Significant Past Transactions and Contracts

On April 22, 2013, the Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with Parent, pursuant to which Parent acquired 2,649,007 shares of the Company’s Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”), and a warrant to purchase shares of the Company’s common stock (as amended to date, the “Warrant”) for an aggregate purchase price of $4,000,000.

On August 5, 2014, the Company issued 390,092 shares of common stock to Parent, of which: (i) 199,148 shares were issued as a dividend on the shares of Series B Preferred Stock pursuant to the Certificate of Designations (as defined below); (ii) 123,907 shares were issued as payment under the Technology License Agreement (as defined below); and (iii) 67,037 shares were issued as payment under the Brand License Agreement (as defined below)

On April 24, 2015, the Company issued 136,895 shares of common stock to Parent for the payment of interest under the 2014 Term Loan (as defined below), based upon the conversion price of the Series B Preferred Stock.

On July 14, 2015, the Company issued 799,553, of which (i) 211,921 shares were issued as a dividend on the shares of Series B Preferred Stock pursuant to the Certificate of Designations; (ii) 237,246 shares were issued as payment under the Technology License Agreement; and (iii) 350,386 shares were issued as payment under the Brand License Agreement.

On May 9, 2016, the Company issued 196,044 shares of common stock to Parent for the payment of interest under the 2015 Term Loan (as defined below), based upon the conversion price of the Series B Preferred Stock.

On July 1, 2016, the Company issued 878,362 shares of common stock to Parent, of which: (i) 211,921 shares were issued as a dividend on the shares of Series B Preferred Stock pursuant to the Certificate of

Designations; (ii) 259,763 shares were issued as payment under the Technology License Agreement; and (iii) 406,678 shares were issued as payment under the Brand License Agreement.

On December 16, 2016, the Company issued 125,250 shares of common stock to Parent, which reflected accrued dividends on the Series B Preferred Stock pursuant the Certificate of Designations.

On August 29, 2017, the Company issued 850,749 shares of common stock to Parent, of which: (i) 312,708 shares were issued as payment under the Technology License Agreement; and (ii) 539,041 shares were issued as payment under the Brand License Agreement, less 1,000 shares that the Company had previously issued to Parent as an inadvertent overpayment.

On November 29, 2016, Parent fully exercised the Warrant resulting in its acquisition of 21,613,342 shares of common stock.

Warrant

The Warrant entitled, but did not obligate, Parent to purchase a number of shares of common stock that constitutes, on a “fully diluted basis” (as defined in the Warrant), 80% of the Company’s outstanding capital stock (when added to all other shares owned by Parent), as calculated as of the date or dates of exercise. The Warrant was exercisable at any time and from time to time for a period of five years between April 22, 2016 and April 22, 2021. In addition, the Warrant was exercisable in any increment with no obligation to exercise the entire Warrant at one time. On November 29, 2016, Parent fully exercised the Warrant resulting in its acquisition of 21,613,342 shares of common stock and the Company received proceeds of $47.8 million. Also on November 29, 2016, the Board declared a cash distribution of $40.5 million, or $1.21 per share of common stock, as a special one-time dividend based on Parent’s exercise of the Warrant. The dividend was paid on January 3, 2017 to stockholders of record on December 20, 2016. The remaining proceeds were used to repay principal and accrued interest on the 2016 Term Loan (as defined below) and for operations related to the Company’s existing lines of business and working capital. The exercise price of the Warrant was equal to the quotient obtained by dividing: (a) an amount equal to (i) 1.34 times the Company’s trailing twelve months adjusted net sales, which equaled (A) the net sales of the Company under U.S. GAAP plus, (B) the cost to The Scotts Company, LLC or its affiliates for products that exploit the Hydroponic IP (as defined in the Technology License Agreement) but are not included in the net sales of the Company, plus (ii) the aggregate exercise price of outstanding in-the-money options and warrants (excluding the Warrant) based on the market price of the common stock as of the business day immediately preceding the date of exercise (“In-The-Money Derivative Securities”), minus (iii) the total liabilities of the Company under U.S. GAAP, less those liabilities associated with working capital (such as accounts payable of the Company) under U.S. GAAP, plus (iv) cash and cash equivalents, by (b) the total shares of capital stock outstanding, including outstanding In-The-Money Derivative Securities.

Series B Preferred Stock

On November 29, 2016, pursuant to the terms of the Company’s Certificate of Designations of Series B Preferred Stock (the “Certificate of Designations”), the Series B Preferred Stock automatically converted into common stock upon Parent owning at least 50.1% of the issued and outstanding shares of common stock.

Investor’s Rights Agreement

In connection with the Securities Purchase Agreement, on April 22, 2013, the Company and Parent entered into an Investor’s Rights Agreement (the “Investor’s Rights Agreement”). The terms of the Investor’s Rights Agreement include the following:

Registration Rights. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from holders of at least 10% of the Registrable Securities (as defined in the Investor’s Rights Agreement) then outstanding, that the Company file a registration statement on Form S-3 with respect to outstanding Registrable Securities of such holders having an anticipated aggregate offering price, net of selling expenses, of at least $1 million, then the Company shall (i) within 10 days after the date such request is given, give notice thereof (the “Demand Notice”) to all holders other than the initiating holders, and (ii) as soon as practicable, and in any event within 45 days after the date such request is given by the initiating holders, file a registration statement on Form S-3 under the Securities Act, covering all Registrable Securities requested to be included in such registration by any other holders, as specified by notice given by each such holder to the Company within 20 days of the date the Demand Notice is given, subject to the terms and conditions of the Investor’s Rights Agreement. The registration rights provision under the Investor’s Rights Agreement no longer applies.

Right of First Offer. Subject to the terms and conditions of the Investor’s Rights Agreement and applicable securities laws, if the Company proposes to offer or sell any equity securities, the Company must first offer such equity securities to Parent.

Equity-Based Compensation. Beginning with the fiscal year that started on April 1, 2013, from April 1, 2013 unless otherwise approved by the Board, the Company may not grant any equity-based compensation during any fiscal year that would cause the aggregate annual Fair Value Transfer (as defined in the Investor’s Rights Agreement) amount of all equity-based compensation granted in such fiscal year to exceed $182,500 per fiscal year; provided, however, that for the fiscal year beginning April 1, 2013, the following options granted to the Company’s former directors were excluded from the calculation of the aggregate annual Fair Value Transfer for purposes of the covenant: (i) options to purchase 100,000 shares of common stock with an exercise price of $1.10 per share; and (ii) options to purchase 50,000 shares of common stock with an exercise price of $1.21. Beginning with the date of the Investor’s Rights Agreement, any request for approval of an equity-based grant submitted to the Board must include the calculation of the Fair Value Transfer amount for all equity-based compensation granted for such fiscal year, giving effect to the grants proposed for approval. Since April 1, 2013, all grants meeting the foregoing criteria were approved by the Board.

Voting Agreement

In connection with the Securities Purchase Agreement, on April 22, 2013, Parent entered into a Voting Agreement (the “Voting Agreement”) with J. Michael Wolfe, the Company’s current President and Chief Executive Officer, H. MacGregor Clarke, a member of the Board, John K. Thompson, the Company’s current Executive Vice President, Sales and Marketing, and Secretary, Grey H. Gibbs, the Company’s current Senior Vice President of Finance and Administration, Jack J. Walker, The Peierls Foundation, Inc., Lazarus Investment Partners LLLP, and Michael S. Barish. The purpose of the Voting Agreement was to set forth parties’ agreements and understandings with respect to how shares of the Company’s capital stock held by them would be voted on in connection with an increase in the number of shares of common stock required to provide for (i) the conversion of the Series B Preferred Stock, (ii) issuance of common stock as dividends on the Series B Preferred Stock, (iii) issuance of common stock upon exercise of the Warrant, (iv) issuance of common stock as payment in accordance with the Brand License Agreement, and (v) issuance of Common Stock as payment in accordance with the Technology License Agreement. On November 29, 2016, the Voting Agreement terminated upon the conversion of all outstanding shares of Series B Preferred Stock into shares of common stock.

Brand License Agreement

In connection with the Securities Purchase Agreement, on April 22, 2013, OMS and the Company entered into a Brand License Agreement (the “Original Brand License Agreement”). On March 28, 2018, the parties entered into a new Brand License Agreement (the “2018 Brand License Agreement” and, together with the Original Brand License Agreement, as amended to date, the “Brand License Agreement”), dated as of April 1, 2018, in order to extend the term of the Original Brand License Agreement to March 31, 2023, add additional territory for sales of the Company and alter the calculation of license fees from the Original Brand License Agreement. Pursuant to the terms of the Brand License Agreement, OMS granted to the Company a non-exclusive license (the “Brand License”) to use certain trademarks on and in connection with certain hydroponic and aeroponic products in North America and certain European countries in exchange for the Company’s payment to OMS of an amount equal to 5% of incremental growth in annual net sales for the then-current fiscal year, as compared to net sales during the fiscal year ended March 31, 2013 (the “License Fee”). For contract years one through four, the License Fee was payable in shares of commons stock at the then-current Series B Preferred Stock conversion price.

For subsequent contract years, the License Fee is payable in cash. If the License Fee owed to OMS for the fourth contract year was less than $500,000, then the Company would pay an additional fee in shares of common stock equal to the difference between $500,000 and the License Fee due. If the License Fee owed to OMS for the fifth contract year or any subsequent contract year is less than $1,000,000, then the Company must pay OMS an additional fee in cash equal to the difference between $1,000,000 and the License Fee due for such contract year. The Brand License Agreement contains representations, warranties, covenants and indemnification customary for agreements of this type. The initial term of the Original Brand License Agreement was from April 22, 2013 to March 31, 2018 and the initial term of the 2018 Brand License Agreement is from April 1, 2018 to March 31, 2023. The Company may renew the Brand License Agreement for consecutive five-year renewal terms by notifying OMS at least six months in advance of the then-current term, provided that the Company is not then in default thereunder. The Brand License Agreement contains a termination provision customary for agreements of this type. The Brand License may not be assigned or sub-licensed.

OMS assigned to Parent all future payments due or to become due under the Brand License Agreement that are payable in shares of common stock.

During the fiscal year ended March 31, 2020, the Company accrued, and paid subsequent to fiscal year end, payables of approximately $469,000, and during the six months ended September 30, 2020, the Company accrued payables of approximately $559,000, in each case, to OMS, and issued no shares of common stock under the Brand License Agreement. As of September 30, 2020, the Company had issued an aggregate of 662,990 shares of common stock to OMS (which were assigned to Parent) under the Brand License Agreement.

Technology License Agreement

In connection with the Securities Purchase Agreement, on April 22, 2013, OMS and the Company entered into a Technology License Agreement (as amended to date, the “Technology License Agreement”). Pursuant to the terms of the Technology License Agreement, OMS granted the Company an exclusive license (the “Technology License”) to use certain hydroponic intellectual property in North America and certain European countries in exchange for a royalty of 2% of the Company’s net sales (the “Royalty”), as determined at the end of each fiscal year. For contract years one through four, the Royalty was payable in shares of common stock at the then-current Series B Preferred Stock conversion price. For subsequent contract years, the Royalty is payable in cash. The Technology License Agreement contains representations, warranties, covenants and indemnification customary for agreements of this type. The initial term of the Technology License Agreement was five years from April 1, 2013. The Company may renew the Technology License Agreement for consecutive five-year renewal terms by notifying OMS at least six months in advance of the then-current term, provided that the Company is not then in default thereunder. On March 28, 2018, the Company, pursuant to a waiver granted by OMS, renewed the Technology License Agreement for an additional five-year term ending on March 31, 2023. The Technology License Agreement contains a termination provision customary for agreements of this type. The Technology License may not be assigned or sub-licensed.

OMS assigned to Parent all future payments due or to become due under the Technology License Agreement that are payable in shares of common stock.

During the fiscal year ended March 31, 2020, the Company accrued, and paid subsequent to fiscal year end, payables of approximately $784,000, and during the six months ended September 30, 2020, the Company accrued payables of approximately $777,000, in each case, to OMS, and issued no shares of common stock under the Technology License Agreement. As of September 30, 2020, the Company had issued an aggregate of 1,363,142 shares of common stock to OMS (which were assigned to Parent) under the Technology License Agreement.

Intellectual Property Purchase Agreement

In connection with the Securities Purchase Agreement, on April 22, 2013, OMS and the Company entered into an Intellectual Property Purchase Agreement (the “Intellectual Property Purchase Agreement”). Pursuant to the terms of the Intellectual Property Purchase Agreement, we agreed to sell all intellectual property associated with our hydroponic products (the “Hydroponic IP”) developed prior to April 1, 2013, other than the AeroGrow and AeroGarden trademarks, free and clear of all encumbrances, to Scotts Miracle-Gro for $500,000 and we also agreed to pay 2% of our revenue to Scotts Miracle-Gro for a defined period, as discussed under “ —Technology License Agreement.” Scotts Miracle-Gro has the right to use the AeroGrow and AeroGarden trademarks in connection with the sale of products incorporating the Hydroponic IP.

Supply Chain Services Agreement

In connection with the Securities Purchase Agreement, on April 22, 2013, The Scotts Company LLC (“TSC”), a direct, wholly-owned subsidiary of Scotts Miracle-Gro, OMS (and, together with TSC, the “Supply Chain Parties”) and the Company entered into a Supply Chain Services Agreement (as amended to date, the “Supply Chain Services Agreement). Pursuant to the terms of the Supply Chain Services Agreement, the Supply Chain Parties will pay the Company an annual fee equal to 7% of the cost of goods of all products and services requested by the Supply Chain Parties during the term of the Technology License Agreement, thereby assisting the Company in exploiting the Hydroponic IP internationally, subject to certain exceptions.

During the fiscal year ended March 31, 2020 and the six months ended September 30, 2020, there were no payments made under the Supply Chain Services Agreement.

Collaboration Services Agreement

In connection with the Securities Purchase Agreement, on April 22, 2013, TSC, OMS (and, together with TSC, the “Collaboration Parties”) and the Company entered into a Collaboration Services Agreement (as amended to date, the “Collaboration Services Agreement”) under which AeroGrow and TSC may request the other to provide it with certain enumerated services. Pursuant to the terms of the Collaboration Services Agreement, , (i) the Company will reimburse TSC (or the applicable affiliate) for all reasonable out-of-pocket costs incurred by TSC (or the applicable affiliate) in performing the Services for the Company and (ii) TSC will reimburse the Company for (x) all reasonable out-of-pocket costs incurred by the Company in performing the AeroGrow Information Services and (y) pay the Company all service fees for the AeroGrow DTC Services and AeroGrow Development Services as set forth therein.

During the fiscal year ended March 31, 2020 and the six months ended September 30, 2020, the Collaboration Parties paid the Company approximately $203,000 and approximately $31,000, respectively, under the Collaboration Services Agreement.

2014 Term Loan and Security Agreement

On July 10, 2014, the Company, as borrower, and Parent, as lender, entered into a $4.5 million Term Loan and Security Agreement (as amended, the “2014 Loan Agreement”). Under the 2014 Loan Agreement, Parent loaned the Company an aggregate of $4.5 million (the “2014 Term Loan”). The funding provided capital solely to fund the acquisition of inventory by the Company. The proceeds were made available as needed in three advances of up to $1.0 million, $1.5 million, and $2.0 million in July 2014, August 2014, and September 2014, respectively, with a due date of February 15, 2015 (the “Maturity Date”). The unpaid principal balance of the 2014 Term Loan bore interest at a rate equal to 10% per annum through February 15, 2015 and 20% per annum thereafter. Interest on the 2014 Term Loan was payable in shares of common stock at the then-current Series B Preferred Stock conversion price. The principal was paid in cash before the Maturity Date. On April 24, 2015, all outstanding amounts owed by the Company to Parent under the 2014 Loan Agreement were paid. The largest aggregate amount of principal outstanding during the period of the 2014 Loan Agreement was $4.5 million, the Company paid $4.5 million of principal during the period of the 2014 Loan Agreement and the Company paid approximately $201,000 of interest during the period of the 2014 Loan Agreement.

2015 Term Loan and Security Agreement

On July 6, 2015, the Company, as borrower, entered a $6.0 million Term Loan and Security Agreement with Parent, as lender (the “2015 Loan Agreement”). The funding provided capital solely to fund the acquisition of inventory by the Company. The proceeds were made available as needed in three advances of up to $2.0 million, $2.5 million, and $1.5 million in July 2015, August 2015, and September 2015, respectively, with a due date of April 15, 2016. Interest was charged at the stated rate of 10%, but was paid in shares of common stock, valued at a price per share equal to the Series B Preferred Stock conversion price on May 9, 2016 (the date all outstanding amounts owed by the Company to Parent under the 2015 Loan Agreement were paid in full). The largest aggregate amount of principal outstanding during the period of the 2015 Loan Agreement was $6.0 million, the Company paid $6.0 million of principal during the period of the 2015 Loan Agreement and the Company paid approximately $293,000 of interest during the period of the 2015 Loan Agreement.

2016 Term Loan and Security Agreement

On July 15, 2016, the Company, as borrower, entered a $6.0 million Term Loan and Security Agreement with Parent, as lender (the “2016 Loan Agreement”). The funding provided capital solely to fund operations related to the Company’s existing lines of business. The proceeds were made available as needed in increments of $500,000, not to exceed $6.0 million, with a due date of April 15, 2017. Interest was charged at the stated rate of 10%. The largest aggregate amount of principal outstanding during the period of the 2016 Loan Agreement was $5.25 million, the Company paid $5.25 million of principal during the period of the 2016 Loan Agreement and the Company paid approximately $104,000 of interest during the period of the 2016 Loan Agreement.

2017 Term Loan and Security Agreement

On September 13, 2017, the Company, as borrower, entered a $2.0 million Term Loan and Security Agreement with TSC, as lender (the “2017 Loan Agreement”). The funding provided capital solely to fund operations related to the Company’s existing lines of business. The proceeds were made available as needed in increments of $500,000, not to exceed $2.0 million, with a due date of March 30, 2018. Interest was charged at the stated rate of 10%. The largest aggregate amount of principal outstanding during the period of the 2017 Loan Agreement was $1.0 million, the Company paid $1.0 million of principal during the period of the 2017 Loan Agreement and the Company paid approximately $19,000 of interest during the period of the 2017 Loan Agreement.

2018 Term Loan and Security Agreement

On June 6, 2018, the Company, as borrower, entered a $6.0 million Term Loan and Security Agreement with TSC, as lender (the “2018 Loan Agreement”). The funding provided capital solely to fund operations related to the Company’s existing lines of business. The proceeds were made available as needed in increments of $500,000, not to exceed $6.0 million, with a due date of March 29, 2019. Interest was charged at the stated rate of 10%. The largest aggregate amount of principal outstanding during the period of the 2018 Loan Agreement was $6.0 million, the Company paid $6.0 million of principal during the period of the 2018 Loan Agreement and the Company paid approximately $293,000 of interest during the period of the 2018 Loan Agreement.

2019 Term Loan and Security Agreement

On June 20, 2019, the Company, as borrower, entered a $10.0 million Term Loan and Security Agreement with TSC, as lender (the “2019 Loan Agreement”). The funding provided capital solely to fund operations related to the Company’s existing lines of business. The proceeds were made available as needed in increments of $500,000, not to exceed $10.0 million, with a due date of March 31, 2020. Interest was charged at the stated rate of 10%. The largest aggregate amount of principal outstanding during the period of the 2019 Loan Agreement was $4.5 million, the Company paid $4.5 million of principal during the period of the 2019 Loan Agreement and the Company paid approximately $163,000 of interest during the period of the 2019 Loan Agreement.

2019 Real Estate Term Loan and Security Agreement

On June 21, 2019, the Company, as borrower, entered into a $1.5 million Real Estate Term Loan and Security Agreement with TSC, as lender (the “2019 Real Estate Term Loan and Security Agreement”), with a due date of March 31, 2022. The funding provides capital to fund real estate related expenses of the Company, including, but not limited to, lease payments. The proceeds are available as needed in increments of $100,000, not to exceed $1.5 million. Interest is charged at the stated rate of 10% per annum. The largest aggregate amount of principal outstanding during the period of the 2019 Real Estate Term Loan and Security Agreement through September 30, 2020 was approximately $900,000, approximately $900,000 of principal was outstanding as of September 30, 2020, the Company had not paid any principal as of September 30, 2020 and the Company paid approximately $94,000 of interest as of September 30, 2020.

2020 Term Loan and Security Agreement

On August 3, 2020, the Company, as borrower, entered a $7.5 million Term Loan and Security Agreement with TSC, as lender (the “2020 Loan Agreement”). The funding provides capital solely to fund operations related to the Company’s existing lines of business. The proceeds are available as needed in increments of $500,000, not to exceed $7.5 million, with a due date of June 30, 2021. Interest is charged at the stated rate of 10% and paid quarterly in arrears on each of September 30, 2020, December 30, 2020, March 31, 2021 and June 30, 2021. The largest aggregate amount of principal outstanding during the period of the 2020 Loan Agreement through September 30, 2020 was $2.0 million, $2.0 million of principal was outstanding as of September 30, 2020, the Company had not paid any principal as of September 30, 2020 and the Company paid approximately $21,000 of interest as of September 30, 2020.

OTHER MATTERS FOR ACTION AT THE SPECIAL MEETING

According to our bylaws, the only business that may be considered at a special meeting is that which is contained in the notice of such meeting. Therefore, the only matter for consideration at the Special Meeting is the Merger Agreement Proposal. No other business will be presented or eligible for consideration at the Special Meeting.

FUTURE STOCKHOLDER PROPOSALS

We have not historically held annual meetings of stockholders. Our directors have been appointed to their respective positions to fill board vacancies in accordance with our bylaws. If the Merger is consummated, we will be a wholly-owned subsidiary of Parent and will not have public stockholders and there will be no public participation in any future stockholder meetings. However, if the Merger is not consummated or if we are otherwise required to do so under applicable law or exchange requirements, we may hold an annual meeting of stockholders.

If held, stockholders interested in submitting a proposal for inclusion in the proxy materials for the next annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 of the Exchange Act. To be eligible for inclusion, stockholder proposals must be received a reasonable time before we begin to print and mail our proxy materials. Stockholder proposals should be addressed to:

AeroGrow International, Inc.

Attention: Secretary

5405 Spine Road

Boulder, Colorado 80301

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. Nominations of persons for election to the Board may be made at a meeting of stockholders by any stockholder who is a stockholder of record at the time of giving of notice provided for in this paragraph, who shall be entitled to vote for the election of directors at the annual meeting of stockholders and who complies with the notice procedures set forth in this paragraph. Such nominations, other than those made by or at the direction of the Board, shall be made pursuant to timely notice in writing to the Secretary. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not later than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders of the corporation. Such stockholder’s notice to the Secretary shall set forth (i) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to the person that is required to be disclosed in solicitations for proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Exchange Act (including the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected); and (ii) as to the stockholder giving the notice (a) the name and address, as they appear on our books, of such stockholder, and (b) the class and number of shares of capital stock of the Company which are beneficially owned by the stockholder. At the request of the Board, any person nominated by the Board for election as a director must furnish to the Secretary that information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee.

You may contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for nominating director candidates.

HOUSEHOLDING

We have adopted a practice called “householding.” Unless we have received contrary instructions, this practice allows us to send a single copy of this proxy statement and certain related materials to all stockholders of record who share an address. Each stockholder in the household will continue to receive a separate proxy card. This process reduces the volume of duplicate information received at your household, helps to reduce our printing costs and mailing expenses and also helps reduce the impact of our stockholder meetings on the environment.

If you would like to receive your own set of our disclosure documents in connection with the Special Meeting or in future years, if the Merger is not consummated, please follow the instructions described below. Upon request, we will promptly deliver a separate copy to you. Similarly, if you share an address with another stockholder and together both of you would like to receive only a single set of our disclosure documents, please follow these instructions.

If you are a stockholder of record and would like to receive your own set of our disclosure documents in connection with the Special Meeting or in future years, if the Merger is not consummated, you may contact us by writing to AeroGrow International, Inc., Attention: Secretary, 5405 Spine Road, Boulder, Colorado 80301, or calling our Secretary at (303) 444-7755. Eligible stockholders of record receiving multiple copies of this proxy statement can request householding by contacting us in the same manner. If a broker, bank, trustee or other nominee holds your shares, please contact your broker, bank, trustee or other nominee directly.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.

The following filings with the SEC are incorporated by reference herein:

•	our Annual Report on Form 10-K for the fiscal year ended March 31, 2020, filed with the SEC on June 23, 2020;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2020 and September 30, 2020, filed with the SEC on August 11, 2020 and November 16, 2020, respectively; and

•	our Current Reports on 8-K, filed with the SEC on August 7, 2020, October 8, 2020 and November 12, 2020.

We also incorporate by reference any documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and before the date of the Special Meeting. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K, proxy soliciting materials and any amendments thereto. Any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not, and will not be, incorporated by reference into this proxy statement.

Because the Merger is a “going private” transaction, the Company, the Purchaser Parties and Scotts Miracle-Gro have filed with the SEC a transaction statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

Statements contained in this proxy statement, or in any document incorporated by reference into this proxy statement, regarding the contents of any contract or other document are not necessarily complete and each such statement is qualified in its entirety by reference to the full text of that contract or other document filed as an exhibit with the SEC.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including us, which you can access, free of charge, at www.sec.gov. In addition, you may obtain free copies of the documents we file with the SEC by going to our Internet website at www.aerogrow.com. Our Internet website address is provided as an inactive textual reference only. The information provided on our Internet website is not part of this proxy statement and, therefore, is not incorporated herein by reference. You may also obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at AeroGrow International, Inc., Attention: Secretary, 5405 Spine Road, Boulder, Colorado 80301.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of our annual, quarterly and current reports, our proxy statements or other information concerning us, without charge, by written or telephonic request directed to our Secretary at 5405 Spine Road, Boulder, Colorado 80301, or (303) 444-7755.

If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares, please contact the Company at:

AeroGrow International, Inc.

Attention: Senior Vice President of Finance and Administration

5405 Spine Road

Boulder, Colorado 80301

grey@aerogrow.com

(303) 444-7755

MISCELLANEOUS

Parent has supplied all of the information relating to Parent, Merger Sub and Scotts Miracle-Gro in this proxy statement exclusively concerning Parent, Merger Sub and Scotts Miracle-Gro. You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement to vote on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated January 22, 2021. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement) and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

AEROGROW INTERNATIONAL, INC.,

SMG GROWING MEDIA, INC.

and

AGI ACQUISITION SUB, INC.

Dated as of November 11, 2020

EXHIBITS

Exhibit A	Form of Amended and Restated Articles of Incorporation of the Surviving Corporation

SCHEDULES

Company Disclosure Schedule

Parent Disclosure Schedule

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 11, 2020, is entered into by and among AeroGrow International, Inc., a Nevada corporation (the “Company”), SMG Growing Media, Inc., an Ohio corporation (“Parent”), and AGI Acquisition Sub, Inc., a Nevada corporation and Wholly Owned Subsidiary of Parent (“Merger Sub” and, together with the Company and Parent, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, the Parties intend that, subject to the terms and conditions of this Agreement, Merger Sub shall merge with and into the Company (the “Merger”), with the Company surviving the Merger, pursuant to the provisions of the NRS;

WHEREAS, pursuant to NRS 78.125(1) and resolutions of the Company Board heretofore adopted and currently in effect, the Company Board has granted the Special Committee the power to review the proposed Merger and any alternative transaction among the Company, Parent and Merger Sub, and the Company has engaged Stifel, Nicolaus & Company, Incorporated to provide financial advice to the Special Committee to assist in that review;

WHEREAS, the Special Committee has unanimously (a) determined that this Agreement and the transactions contemplated by this Agreement (including the Merger) are fair to, and in the best interests of, the Company and the Unaffiliated Stockholders, and (b) recommended that the Company Board approve this Agreement and the Merger;

WHEREAS, the Company Board has unanimously (a) adopted, pursuant to NRS 92A.120, and approved this Agreement and the transactions contemplated by this Agreement (including the Merger), (b) determined that this Agreement and the transactions contemplated by this Agreement (including the Merger) are fair to, and in the best interests of, the Company and the Unaffiliated Stockholders, (c) directed that this Agreement and the Merger be submitted for approval by a vote of the holders of Shares at the Company Stockholders’ Meeting, and (d) recommended that the holders of Shares affirmatively vote to approve this Agreement and the Merger;

WHEREAS, the board of directors of Merger Sub has unanimously (a) adopted, pursuant to NRS 92A.120, and approved this Agreement and the transactions contemplated by this Agreement (including the Merger), (b) determined that this Agreement and the transactions contemplated by this Agreement (including the Merger) are fair to, and in the best interests of Merger Sub and Parent (as Merger Sub’s sole stockholder), and (c) recommended that Parent (as Merger Sub’s sole stockholder) approve this Agreement and the Merger;

WHEREAS, the board of directors of Parent has unanimously authorized and approved the entry by Parent into this Agreement;

WHEREAS, Parent owns 27,639,294 shares of Common Stock, which represents approximately 80.5% of the shares of Common Stock outstanding as of the date hereof; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

Definitions; Interpretation and Construction

1.1. Definitions. For the purposes of this Agreement, except as otherwise specifically provided herein, the following terms have meanings set forth in this Section 1.1:

“Acquisition Proposal” means any proposal, offer, inquiry or indication of interest (other than one made or submitted to the Company by Ultimate Parent, Parent or Merger Sub) relating to (a) a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination or similar transaction involving the Company, (b) a sale, lease or other disposition, directly or indirectly, of any business or assets of the Company outside of the Ordinary Course of Business, or (c) any issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or group (as such term is defined in Rule 13d-3 under the Exchange Act) of securities representing five percent (5%) or more of the voting power of the Company (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (for purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise); provided, that (i) with respect to Parent, the term “Affiliate” means only Ultimate Parent and its Subsidiaries (and, for the avoidance of doubt, does not include the Company or any other Persons that are not controlled by Ultimate Parent) and (ii) with respect to the Company, the term “Affiliate” does not include Ultimate Parent or its Subsidiaries.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement (other than a Permitted Confidentiality Agreement) relating to any Acquisition Proposal.

“Applicable Date” means March 31, 2020.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under any state, local or non-U.S. Law) of which the Company is or has been a member.

“Articles of Merger” means the articles of merger pursuant to NRS 92A.200 relating to the Merger to be filed at or prior to the Effective Time with the Nevada Secretary of State.

“Audit Committee” means the audit committee of the Company Board.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 5.4(a).

“Book-Entry Share” means each book-entry account formerly representing any non-certificated Eligible Shares.

“Business Day” means any day ending at 11:59 p.m. (New York time) other than a Saturday or Sunday or a day on which (a) banks in Las Vegas, Nevada or New York, New York are required or authorized by Law to close, or (b) for purposes of determining the Closing Date only, the Nevada Secretary of State is required or authorized by Law to close or has indicated that it will be unable to accept or process, or will be materially delayed in accepting or processing, filings of a nature including the Articles of Merger.

“Bylaws” has the meaning set forth in Section 3.2.

“Certificate” means each certificate formerly representing any of the Eligible Shares.

“Change of Recommendation” has the meaning set forth in Section 7.2(d)(i)(F).

“Charter” has the meaning set forth in Section 3.1.

“Chosen Courts” means the state courts and federal courts sitting in Clark County, Nevada.

“Closing” means the closing of the transactions contemplated by this Agreement.

“Closing Date” means such date on which the Closing actually occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.001 per share, of the Company and any other class of securities into which such stock may hereafter be reclassified or changed.

“Company” has the meaning set forth in the Preamble.

“Company 401(k) Plan” means the AeroGrow International 401(k) Plan, effective March 31, 2014.

“Company Benefit Plan” means any benefit or compensation plan, program, policy, practice, Contract or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by, the Company, including “employee benefit plans” within the meaning of Section 3(3) of ERISA (“ERISA Plans”), employment, consulting, retirement, severance, termination or “change of control” agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind.

“Company Board” means the board of directors of the Company.

“Company Compensation Committee” means the compensation committee of the Company Board.

“Company Disclosure Schedule” has the meaning set forth in Article V.

“Company Employee” means any current or former employee (whether full- or part-time and, including any officer), director or independent contractor (who is a natural person) of the Company.

“Company Intellectual Property Rights” means any and all Intellectual Property Rights that are held or owned by or exclusively licensed to the Company, or claimed or purported to be held or owned by or exclusively licensed to the Company.

“Company Material Contract” has the meaning set forth in Section 5.12(a)(xix).

“Company Option” means any outstanding option to purchase Shares granted under the Equity Plan.

“Company Recommendation” has the meaning set forth in Section 5.4(b).

“Company Reports” means the forms, statements, certifications, reports and documents required to be filed with or furnished by the Company to the SEC pursuant to the Exchange Act or the Securities Act since the Applicable Date (other than any documents filed by the Company with the SEC on a voluntary basis by means of a Current Report on Form 8-K and other than the Schedule 13E-3 and the Proxy Statement; such excepted filings being referred to collectively as the “Excluded Filings”), including financial statement notes, exhibits and schedules thereto and all other information incorporated by reference therein and any amendments and supplements thereto and those forms, statements, certifications, reports and documents filed with or furnished to the SEC by the Company subsequent to the date of this Agreement (other than the Excluded Filings), including financial statement notes, exhibits and schedules thereto and all other information incorporated by reference and any amendments and supplements thereto.

“Company Stockholders Meeting” means the special meeting of stockholders of the Company to be held for the purpose of submitting this Agreement to the holders of record of the Common Stock entitled to vote thereon for their consideration and approval.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of June 3, 2020, by and between The Scotts Company LLC and the Company.

“Contract” means any legally binding contract, agreement, lease, license, note, mortgage, indenture, arrangement or other obligation.

“Covered Tax Returns” means, with respect to the Company, Tax Returns other than any Scotts Consolidated Return.

“Covered Taxes” means, with respect to the Company, Taxes other than income or franchise Taxes reflected on a Scotts Consolidated Return

“Data Security Requirements” means, collectively, all of the following to the extent relating to personal, sensitive, or confidential information, including, without limitation, Personal Information, or data or otherwise relating to privacy, security, or security breach notification requirements and applicable to the Company, the conduct of its business, or any system: (i) the Company’s rules, policies, and procedures (whether physical or technical in nature, or otherwise), (ii) all applicable Laws, and all industry standards applicable to the Company’s industry (including the Payment Card Industry Data Security Standard (PCI DSS)), and (iii) agreements the Company has entered into or by which it is bound.

“D&O Insurance” has the meaning set forth in Section 7.13(b).

“Dissenter’s Rights Statutes” means NRS 92A.300 through NRS 92A.500, inclusive.

“Dissenting Share” means each Share outstanding immediately prior to the Effective Time and held immediately prior to the Effective Time by a Dissenting Stockholder.

“Dissenting Stockholder” means a Person which (i) immediately prior to the Effective Time is the holder of Dissenting Shares and (ii) has duly demanded and perfected, and has not withdrawn or otherwise waived or lost, dissenter’s rights pursuant to the Dissenter’s Rights Statutes.

“DTC” means The Depositary Trust Company.

“Effective Time” means the date and time when the Articles of Merger have been duly filed with and accepted by the Nevada Secretary of State, or such later date and time as may be agreed by the Parties in writing and specified in the Articles of Merger in accordance with the NRS.

“Eligible Shares” has the meaning set forth in Section 4.1(a).

“Encumber” has the meaning set forth in the definition of “Encumbrance.”

“Encumbrance” means any pledge, lien, charge, option, hypothecation, mortgage, security interest, adverse right, prior assignment, or any other encumbrance of any kind or nature whatsoever, whether contingent or absolute, or any agreement, option, right or privilege (whether by Law, Contract or otherwise) capable of becoming any of the foregoing (and any action of correlative meaning, to “Encumber”).

“Environmental Law” means any Law relating to: (a) the protection, investigation, remediation or restoration of the environment, health, safety or natural resources; (b) the handling, labeling, management, recycling, generation, use, storage, treatment, transportation, presence, disposal, release or threatened release of any Hazardous Substance; or (c) any noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

“Equity Awards” has the meaning set forth in Section 5.3(e).

“Equity Plan” means the Company’s 2005 Equity Compensation Plan, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Plans” has the meaning set forth in the definition of “Company Benefit Plan.”

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Fund” has the meaning set forth in Section 4.2(a)(i).

“Excluded Filings” has the meaning set forth in the definition of “Company Reports.”

“Excluded Shares” means, collectively, (a) the Shares owned by Parent and (b) any Shares owned by the Company.

“Export and Sanctions Regulations” means all applicable sanctions and export control Laws in jurisdictions in which the Company does business or is otherwise subject to jurisdiction, including the Export Administration Regulations and U.S. sanctions Laws and regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977.

“GAAP” means the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, as applicable, as of the time of the relevant financial statements referred to herein.

“Governmental Entity” means any U.S., non-U.S., or supranational governmental (including public international organizations), quasi-governmental, regulatory or self-regulatory authority, agency, commission, body, department or instrumentality, or any court, tribunal or arbitrator or other entity or subdivision thereof or other legislative, executive or judicial entity or subdivision thereof, in each case of competent jurisdiction.

“Hazardous Substance” means any substance that (a) is listed, designated, classified or regulated pursuant to any Environmental Law; (b) is a petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, mold, radioactive material or radon; and (c) poses a risk of harm or may be the subject of regulation or liability in connection with any Environmental Law.

“Indebtedness” means, with respect to the Company, without duplication, all obligations or undertakings by the Company (a) for borrowed money (including deposits or advances of any kind to the Company), (b) evidenced by bonds, debentures, notes or similar instruments, (c) for capitalized leases (as determined in accordance with GAAP) or to pay the deferred and unpaid purchase price of property or equipment, (d) pursuant to securitization or factoring programs or arrangements, (e) to maintain or cause to be maintained the financing, financial position or covenants of others or to purchase the obligations or property of others, (f) net cash payment obligations of the Company under swaps, options, forward sales contracts, derivatives and other hedging Contracts, financial instruments or arrangements that will be payable upon termination thereof (assuming termination on the date of determination), (g) letters of credit, performance bonds, bank guarantees, and other similar Contracts or arrangements entered into by or on behalf of the Company, (h) all obligations under conditional sale or other title retention agreements relating to property or assets or (i) pursuant to guarantees and arrangements having the economic effect of a guarantee of any obligation or undertaking of any other Person contemplated by the foregoing clauses (a) through (h) of this definition, in each case including all interest, penalties and other payments due with respect thereto.

“Indemnification Agreements” means that certain Indemnification Agreement, dated April 12, 2019, between the Company and David Kent and that certain Indemnification Agreement, dated April 12, 2019, between the Company and Greg Clarke.

“Insurance Policies” means any insurance policy pursuant to which the Company is a party, an insured or a beneficiary or that pertains to the Company’s assets, employees or operations, other than the insurance policies maintained by Ultimate Parent or any of its Subsidiaries for the benefit of the Company.

“Intellectual Property Rights” means all rights anywhere in the world, in or to: (a) Trademarks; (b) patents, patent applications, registrations and invention disclosures, including divisionals, revisions, supplementary protection certificates, continuations, continuations-in-part, renewals, extensions, substitutes, re-issues and re-examinations; (c) Trade Secrets; (d) published and unpublished works of authorship, whether copyrightable or not (including software, website and mobile content, data, databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; (e) Internet domain names and URLs; and (f) rights of privacy, publicity and all other intellectual property, industrial or proprietary rights.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” or any similar phrase means the collective actual knowledge of; (a) J. Michael Wolfe, Grey H. Gibbs, John Thompson and Jessica Hodge; (b) any individuals that, following the date of this Agreement, replace or share the employment responsibilities of any such individuals, in each case after reasonable inquiry of such individuals’ direct reports; and (c) solely with respect to Sections 5.10 and 7.16, the members of the Special Committee.

“Law” means any U.S. or non-U.S. federal, state, provincial, local, municipal or other law, statute, constitution, principle of common law, ordinance, code, standard, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity or any Order.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use and occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company.

“Licenses” means all licenses, permits, certifications, approvals, registrations, consents, authorizations, franchises, variances and exemptions issued or granted by a Governmental Entity.

“Material Adverse Effect” means any event, change, effect, development, state of facts, condition, circumstance or occurrence that has a material adverse effect on the business, assets, liabilities condition (financial or otherwise), results of operation of the Company; provided, however, in no event shall any of the following events, changes, effects, developments, states of facts, conditions, circumstances or occurrences be deemed to constitute, nor be taken into account in determining whether there has been or may be, a Material Adverse Effect: (a) changes in or affecting general political or economic conditions or the financial, credit, or securities markets in the United States; (b) changes in or conditions generally affecting the industry in which the Company operates; or (c) resulting from or arising out of (i) the announcement of, or taking any action expressly required by this Agreement or the transactions contemplated by this Agreement, (ii) any taking of any action at the written request of Parent or Merger Sub, solely to the extent so requested, (iii) change in Law, GAAP, or accounting standards or interpretations thereof after the date hereof, (iv) any outbreak or escalation of hostilities or acts of war or terrorism or epidemics or pandemics (including the novel coronavirus COVID-19 but only to the extent that there is a material worsening of such outbreak that actually occurs after the date hereof in the markets in which the Company operates), (v) weather or climate conditions, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters, or (vi) any action initiated or threatened on or after the date hereof by any stockholder of the Company against the Company or any of its directors or officers arising out of this Agreement or the transactions contemplated by this Agreement, (vii) any change in the pricing or trading volume of the Company’s Common Stock or the failure of the Company to meet any projections or forecasts (provided in the case of this clause (vii), the event, change, effect, development, condition, circumstance, cause or occurrence underlying such change or failure shall not be excluded and may be taken into account, in determining whether there has been or may be a Material Adverse Effect); provided, that any event, change, effect, development, state of facts, condition, circumstance or occurrence referred to in clauses (a), (b) or (c)(iii), (iv), or (v) shall not be excluded, and may be taken into account, in determining whether there has been or may be a Material Adverse Effect to the extent the Company is adversely affected thereby in a disproportionate manner relative to other similarly-situated participants in the industry in which the Company operates.

“Material Licenses” has the meaning set forth in Section 5.6(b).

“Merger” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Preamble.

“NRS” means the Nevada Revised Statutes.

“Order” means any order, award, judgment, injunction, writ, decree (including any consent decree or similar agreed order or judgment), directive, settlement, stipulation, ruling, determination, decision or verdict, whether civil, criminal or administrative, in each case, that is entered, issued, made or rendered by any Governmental Entity.

“Ordinary Course of Business” means conduct that is (a) consistent in nature, scope and magnitude with the past business practices of the Company prior to the date of this Agreement and taken in the ordinary course of normal, day-to-day operations of the Company and (b) similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of normal, day-to-day operations of other companies of similar size to the Company.

“Organizational Documents” means (a) with respect to any Person that is a corporation, its articles or certificate of incorporation, memorandum and articles of association, as the case may be, and its bylaws, or comparable documents, (b) with respect to any Person that is a partnership, its certificate of partnership, if any, and partnership agreement, or comparable documents, (c) with respect to any Person that is a limited liability company, its certificate of formation or articles of organization and limited liability company or operating agreement, or comparable documents and (d) with respect to any other Person that is not an individual, its comparable organizational documents.

“Other Anti-Bribery Laws” means, other than the FCPA, all anti-bribery, anti-corruption, anti-money-laundering and similar applicable laws of each jurisdiction in which the Company operates or has operated and in which any agent thereof is conducting or has conducted business involving the Company.

“Outside Date” has the meaning set forth in Section 9.2(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Disclosure Schedule” has the meaning set forth in Article VI.

“Parent Material Adverse Effect” means any event, change, development, circumstance, fact or effect that, individually or taken together with any other events, changes, developments, circumstances, facts or effects, is or would reasonably be expected to prevent, materially delay or materially impair the consummation by Parent or Merger Sub of the Merger or the transactions contemplated hereby.

“Parties” and “Party” have the meanings set forth in the Preamble.

“Paying Agent” has the meaning set forth in Section 4.2(a)(i).

“Paying Agent Agreement” has the meaning set forth in Section 4.2(a)(ii).

“Per Share Merger Consideration” means $3.00 per Share in cash.

“Permitted Confidentiality Agreement” has the meaning set forth in Section 7.2(b)(i).

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Personal Information” means any information that identifies or could reasonably be used to identify an individual, and any other personal information that is subject to any applicable Laws or the Company’s privacy policies, including an individual’s first and last name, address, telephone number, fax number, email address, social security number or other identifier issued by a Governmental Entity (including any state identification number, driver’s license number, or passport number), geolocation information of an individual or device, biometric data, medical or health information, payment or credit card or other financial information (including bank account information), cookie identifiers, or any other browser- or device-specific number or identifier, or any web or mobile browsing or usage information that is linked to the foregoing.

“Preferred Stock” means the preferred stock of the Company, par value $0.001 per share.

“Proceeding” means any action, cause of action, claim, controversy, complaint, demand, litigation, suit, investigation, review, mediation, grievance, citation, summons, subpoena, inquiry, audit, hearing, originating application or legal proceeding of any nature (whether sounding in Contract, tort or otherwise, and whether civil or criminal or brought at law or in equity) that is brought, asserted, instituted, commenced, tried, heard or reviewed by a Governmental Entity.

“Proxy Statement” has the meaning set forth in Section 7.6(a)(i).

“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity.

“Representative” means, with respect to any Person, any director, principal, partner, manager, member (if such Person is a member-managed limited liability company or similar entity), employee (including any officer), consultant, investment banker, financial advisor, legal counsel, authorized attorneys-in-fact, accountant or other advisor, agent or representative of such person, in each case acting in their capacity as such.

“Requisite Company Vote” means the approval of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter at a meeting of the holders of Common Stock duly called, noticed and held for such purpose.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedule 13E-3” has the meaning set forth in Section 7.6(a)(i).

“Scotts Consolidated Return” means any federal or state income or franchise Tax Return that was filed on a unitary, combined or consolidated basis for the Affiliated Group the common parent of which is the Ultimate Parent, and which Tax Return included the Company (and the separate tax return for the Company filed in Missouri) for a taxable period beginning after Nov. 29, 2016.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Share” means a share of Common Stock.

“SMG Transaction Documents” means: (a) the Technology License Agreement, dated April 22, 2013, between the Company and OMS Investments, Inc., as amended; (b) the Supply Chain Services Agreement, dated April 22, 2013, among the Company, The Scotts Company LLC and OMS Investments, Inc., as amended; (c) the Collaboration Services Agreement, dated April 22, 2013, among the Company, The Scotts Company LLC and OMS Investments, Inc., as amended; (d) the Brand License Agreement, dated April 1, 2018, between the Company and OMS Investments, Inc.; (e) the Real Estate Term Loan Agreement, dated June 20, 2019, between the Company and Ultimate Parent; and (f) the Term Loan and Security Agreement, dated August 3, 2020, between the Company and The Scotts Company LLC.

“Special Committee” means the special committee of independent and disinterested directors of the Company Board heretofore constituted, established and authorized on March 26, 2020, pursuant to duly adopted resolutions of the Company Board and NRS 78.125(1) for the purposes of reviewing any proposed transaction between the Company and Parent, and engaging Stifel, Nicolaus & Company, Incorporated to provide financial advice in connection with the review.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries; provided, that with respect to Ultimate Parent and its Subsidiaries, the term “Subsidiary” does not include the Company.

“Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal (provided that for purposes of this definition of “Superior Proposal”, all references to 5% contained in the definition of “Acquisition Proposal” shall be deemed to be references to 75%) which the Special Committee determines in good faith, after consultation with outside legal counsel and its financial advisor, that (a) if consummated, would result in a transaction more favorable to the Unaffiliated Stockholders from a financial point of view than the Merger (after taking into account any revisions to the terms of this Agreement proposed by Parent pursuant to Section 7.2(d)(ii)) and (b) for purposes of any determination to be made or action to be taken by the Special Committee pursuant to Sections 7.2(d)(ii) and 9.3(b), is reasonably likely to be consummated on the terms proposed, taking into account all legal, financial, regulatory and approval requirements (including receipt of the requisite approval of the holders of Shares), the sources, availability and terms of any required financing and the existence of a financing contingency, and the identity of the Person or Persons making the proposal. For the avoidance of doubt, if the transactions contemplated by this Agreement (after taking into account any revisions to the terms of this Agreement proposed by Parent pursuant to Section 7.2(d)(ii)) contain substantially identical financial and other terms and conditions to those contained in an Acquisition Proposal, such Acquisition Proposal cannot be deemed by the Special Committee to be a “Superior Proposal” as compared to the proposal then provided by Parent.

“Superior Proposal Notice Period” has the meaning set forth in Section 7.2(d)(ii).

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Takeover Statute” means any “fair price,” “moratorium,” “interested stockholder,” “control share acquisition,” “business combination” or other anti-takeover Law or similar Law enacted under state or federal Law, including NRS 78.378 through 78.3793, inclusive, and NRS 78.411 through 78.444, inclusive.

“Tax” means any (a) federal, state, provincial, local or non-U.S. income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, import duties and fees, real property, personal property, escheat, unclaimed and abandoned property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, fee, assessment, levy, tariff, charge or duty, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, imposed, assessed or collected by or under the authority of any Governmental Entity, or (b) liability of any other Person for the payment of any amounts of the type described in the foregoing clause (a) arising as a result of being (or ceasing to be) a member of any Affiliated Group, and (c) liability of any other Person for the payment of any amounts of the type described in the foregoing clause (a) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents or information (including any related or supporting schedules, statements or information and any amendments thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax of any party or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Taxing Authority” means any Governmental Entity having competent jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Trade Secrets” means, collectively, confidential or proprietary trade secrets, inventions, discoveries, ideas, improvements, information, know-how, data and databases, including processes, schematics, business methods, formulae, drawings, specifications, prototypes, models, designs, customer lists and supplier lists, that, in each case, is protected under applicable trade secret Law.

“Trademarks” means, collectively, trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of the same.

“Transaction Litigation” has the meaning set forth in Section 7.16.

“Ultimate Parent” means The Scotts Miracle-Gro Company, an Ohio corporation.

“Unaffiliated Stockholders” means the holders of outstanding Shares, other than Excluded Shares.

“Wholly Owned Subsidiary” means, with respect to any Person, any other Person of which all of the equity or ownership interests of such other Person are directly or indirectly owned or controlled by such first Person.

1.2. Other Terms. Each of the other capitalized terms used in this Agreement has the meaning set forth where such term is first used or, if no meaning is set forth, the meaning required by the context in which such term is used.

1.3. Interpretation and Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement.

(b) All Preamble, Recital, Article, Section, Subsection, Schedule, and Exhibit references used in this Agreement are to the preamble, recitals, articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified herein.

(c) Unless the context expressly otherwise requires, for purposes of this Agreement:

(i) if a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb);

(ii) the terms defined in the singular have a comparable meaning when used in the plural and vice versa;

(iii) words importing the masculine gender shall include the feminine and neutral genders and vice versa;

(iv) whenever the words “includes” or “including” are used, they shall be deemed to be followed by the words “without limitation”;

(v) the words “hereto,” “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement; and

(vi) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if.”

(d) Except as otherwise specifically provided herein or the context expressly otherwise requires, the term “dollars” and the symbol “$” mean United States Dollars and all amounts in this Agreement shall be paid in United States Dollars.

(e) Except as otherwise specifically provided herein, to the extent this Agreement refers to information or documents having been “made available” (or words of similar import) by or on behalf of one or more Parties to another Party or Parties such obligation shall be deemed satisfied if (i) such Parties or Representatives thereof made such information or document available to such other Party or Parties or its or their Representatives, including by posting the information in a virtual data room, or (ii) such information or document is publicly available without substantive redactions in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC, in each case, at least one Business Day prior to the date of this Agreement.

(f) Except as otherwise specifically provided herein, when calculating the period of time within which, or following which, any action is to be taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded. References to a number of days shall refer to calendar days unless Business Days are specified.

(g) Except as otherwise specifically provided herein, (i) all references to any statute in this Agreement include the rules and regulations promulgated thereunder, and unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith, and (ii) all references to any Law in this Agreement shall be a reference to such Law as amended, re-enacted, consolidated or replaced as of the applicable date or period of time.

(h) Except as otherwise specifically provided herein, (i) all references in this Agreement to any Contract, other agreement, document or instrument (excluding this Agreement) mean such Contract, other agreement, document or instrument as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and, unless otherwise specified therein, include all schedules, annexes, addendums, exhibits and any other documents attached thereto or incorporated therein, and (ii) all references to this Agreement mean this Agreement (taking into account the provisions of Section 10.10(a)) as amended, supplemented or otherwise modified from time to time in accordance with Section 10.4.

(i) The Company Disclosure Schedule or the Parent Disclosure Schedule may include items and information the disclosure of which is not required either in response to an express disclosure requirement set forth in a provision of this Agreement or as an exception to one or more representations or warranties or covenants set forth in this Agreement. Inclusion of any such items or information shall not be deemed to be an acknowledgement or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material” or has had a Material Adverse Effect.

(j) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

The Merger; Closing; Effective Time

2.1. The Merger. Subject to the terms and conditions of this Agreement and the applicable provisions of the NRS, (a) at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease; (b) the Company shall be the surviving corporation in the Merger (sometimes referred to as the “Surviving Corporation”) and, from and after the Effective Time, shall be a Subsidiary of Parent and the separate corporate existence of the Company with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger; and (c)  the Merger shall have such other effects as provided in the NRS.

2.2. Closing. The Closing will take place by the exchange of documents by facsimile, PDF or other electronic means at 10:00 a.m. Eastern Time on the third Business Day following the satisfaction or waiver of the last of the conditions set forth in Article VIII to be satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Law, waiver of those conditions) or at such other date, time and place as the Company and Parent may agree in writing.

2.3. Effective Time. As promptly as practicable following the Closing, but on the Closing Date, the Parties shall cause the Articles of Merger to be executed and filed with the Nevada Secretary of State as provided in NRS Chapter 92A. The Merger shall become effective at the Effective Time.

ARTICLE III

Articles of Incorporation and Bylaws; Directors and Officers of the Surviving Corporation

3.1. Articles of Incorporation of the Surviving Corporation. At the Effective Time, the articles of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated

to read in their entirety as set forth in Exhibit A hereto, which, as so amended and restated, shall be the articles of incorporation of the Surviving Corporation (the “Charter”), until thereafter amended in accordance with their terms and applicable Law.

3.2. The Bylaws of the Surviving Corporation. At the Effective Time, the bylaws of the Company as in effect immediately prior to the Effective Time shall be amended and restated to read in their entirety as the bylaws of the Merger Sub immediately prior to the Effective Time (except all references therein to the name of Merger Sub shall be replaced with the name of the Company), which, as so amended and restated, shall be the bylaws of the Surviving Corporation (the “Bylaws”), until thereafter amended in accordance with the terms of the Charter, such bylaws and applicable Law.

3.3. Directors and Officers of the Surviving Corporation. At the Effective Time, (i) the directors of Merger Sub immediately prior to the Effective Time shall become and constitute the only directors of the Surviving Corporation, each to hold office until his or her successor has been duly elected or appointed and qualified or until his or her death, resignation or removal in accordance with the Organizational Documents of the Surviving Corporation and applicable Law, and (ii) the officers of Merger Sub immediately prior to the Effective Time shall become and constitute the only officers of the Surviving Corporation, each to hold office until his or her successor has been duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the Organizational Documents of the Surviving Corporation and applicable Law. The Parties shall take all actions necessary to give effect to the foregoing provision, including the delivery of all applicable instruments and notices of resignation.

ARTICLE IV

Effect of the Merger on Capital Stock; Exchange of Certificates

4.1. Effect of the Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any capital stock of the Company or on the part of Parent, in its capacity as the sole stockholder of Merger Sub:

(a) Common Stock. Each Share (other than the Excluded Shares and Dissenting Shares) issued and outstanding immediately prior to the Effective Time (such Shares, the “Eligible Shares”) shall be automatically converted into the right to receive the Per Share Merger Consideration in cash, without interest thereon and subject to any required withholding of Taxes, shall cease to be outstanding, shall be cancelled and shall cease to exist, and each Certificate representing Eligible Shares, and each Book-Entry Share representing Eligible Shares, shall thereafter only represent the right to receive the Per Share Merger Consideration, payable pursuant to Section 4.2.

(b) Treatment of Excluded Shares. Each Excluded Share shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.

(c) Treatment of Dissenting Shares. Each Dissenting Share shall cease to be outstanding, shall be cancelled and shall cease to exist, and shall be subject to the provisions of Section 4.2(g).

(d) Merger Sub. Each share of common stock, without par value per share, of Merger Sub, issued and outstanding immediately prior to the Effective Time shall be automatically converted into one share of common stock, without par value per share, of the Surviving Corporation.

4.2. Exchange of Certificates and Delivery of Merger Consideration.

(a) Deposit of Merger Consideration and Paying Agent.

(i) As promptly as practicable after the Effective Time, but on the Closing Date, Parent shall deposit, or cause to be deposited, with a paying agent selected and engaged by Parent prior to the Closing Date that is reasonably acceptable to the Special Committee (the “Paying Agent”), an amount in cash in immediately available funds sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments in respect of the Eligible Shares pursuant to Section 4.2(b) (the aggregate amount of cash deposited, the “Exchange Fund”).

(ii) The agreement pursuant to which Parent appoints the Paying Agent (the “Paying Agent Agreement”) shall be in form and substance reasonably acceptable to the Company (such acceptance not to be unreasonably conditioned, withheld or delayed). Pursuant to the Paying Agent Agreement, among other things, the Paying Agent shall (A) act as the paying agent for the payment and delivery of the Per Share Merger Consideration pursuant to the terms of this Agreement and (B) invest the Exchange Fund, if and as directed by Parent; provided, however, that any investment shall be in obligations of or guaranteed as to principal and interest by the U.S. government in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Financial Services, LLC, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding 30 days. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for any other reason below the level required to make prompt payment and delivery of the aggregate Per Share Merger Consideration as contemplated by Section 4.1(a), Parent shall promptly replace or restore or cause the replacement or restoration of the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments in full as required by this Agreement. Any interest and other income resulting from such investment (if any) in excess of the amounts payable pursuant to Section 4.2(b) and Section 4.3(b) shall be promptly returned to Parent or the Surviving Corporation, as determined by Parent in accordance with the terms and conditions of the Paying Agent Agreement.

(b) Procedures for Surrender.

(i) As promptly as reasonably practicable after the Effective Time (but in any event within three Business Days thereafter), Parent shall cause the Paying Agent to mail or otherwise provide each former holder of record of Eligible Shares that are held in the form of (A) Certificates or (B) Book-Entry Shares not held through DTC notice advising such holders of the effectiveness of the Merger, which notice shall include (1) appropriate transmittal materials (including a customary letter of transmittal) specifying that delivery shall be effected, and risk of loss and title to such Certificates and Book-Entry Shares shall pass only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 4.2(e)) or the surrender of such Book-Entry Shares, as applicable, to the Paying Agent such materials to be in such form and have such other provisions as Parent and the Company may reasonably agree and (2) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 4.2(e)) or such Book-Entry Shares (which shall be deemed to have been effected upon the delivery of a customary “agent’s message” with respect to such Book-Entry Shares or such other reasonable evidence, if any, of such surrender as the Paying Agent may reasonably request pursuant to the terms and conditions of the Paying Agent Agreement) to the Paying Agent in exchange for the Per Share Merger Consideration that such holder is entitled to receive as a result of the Merger pursuant to Section 4.1.

(ii) With respect to Book-Entry Shares held through DTC, Parent and the Company shall cooperate to establish procedures with the Paying Agent, DTC and such other necessary or desirable third-party intermediaries to ensure that the Paying Agent will transmit to DTC or its nominees as promptly as practicable after the Effective Time, upon surrender of Book-Entry Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as agreed by Parent, the

Company, the Paying Agent, DTC and such other necessary or desirable third-party intermediaries, the Per Share Merger Consideration to which the beneficial owners thereof are entitled pursuant to the terms of this Agreement.

(iii) Upon surrender to the Paying Agent of Certificates or Book-Entry Shares in accordance with the instructions set forth in Section 4.2(b)(i) and Section 4.2(b)(ii), as applicable, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor, and Parent shall cause the Paying Agent to pay and deliver, out of the Exchange Fund, as promptly as practicable to such holder, an amount in cash in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 4.2(f)) equal to the aggregate Per Share Merger Consideration that such holder is entitled to receive as a result of the Merger pursuant to Section 4.1.

(iv) For the avoidance of doubt, no interest will be paid or accrued for the benefit of any former holder of Eligible Shares on any amount payable upon the surrender of any Certificates or Book-Entry Shares.

(v) In the event of a transfer of ownership of any Certificate that is not registered in the stock transfer books or ledger of the Company, or if the consideration payable is to be paid in a name other than that in which the Certificate or Certificates surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of the Company, a check for any cash to be exchanged upon due surrender of any such Certificate or Certificates may be issued to such a transferee if the Certificate is or the Certificates are properly endorsed and otherwise in proper form for surrender and presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable transfer Taxes have been paid or are not applicable, in each case, in form and substance reasonably satisfactory to Parent and the Paying Agent. Payment of the applicable Per Share Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered in the stock transfer books or ledger of the Company.

(c) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books or ledger of the Company of any Shares. If, after the Effective Time, any Certificate or acceptable evidence of a Book-Entry Share formerly representing any Eligible Shares is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Article IV and in accordance with Section 4.2(b)(v).

(d) Termination of Exchange Fund.

(i) Any portion of the Exchange Fund (including the proceeds of any investments thereof (if any)) that remains unclaimed by the holders of Shares for one year from and after the Closing Date shall be delivered to Parent or the Surviving Corporation, as determined by Parent. Any former holder of Eligible Shares who has not theretofore complied with the procedures, materials and instructions contemplated by this Section 4.2 shall thereafter look only to the Surviving Corporation as a general creditor thereof for such payments (after giving effect to any required Tax withholdings as provided in Section 4.2(f)) in respect thereof.

(ii) Notwithstanding anything to the contrary set forth in this Article IV, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Eligible Shares or Company Options for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent shall issue in exchange for such Certificate an amount in cash (after giving effect to any required Tax withholdings as provided in Section 4.2(f)) equal to the product obtained by multiplying (i) the number of Eligible Shares formerly represented by such lost, stolen or destroyed Certificate by (ii) the Per Share Merger Consideration.

(f) Withholding Rights. Each of Parent, the Surviving Corporation and the Paying Agent (and any of their Affiliates) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under any applicable Tax Law. To the extent that amounts are so withheld, such withheld amounts (i) shall be remitted to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the Persons in respect of which such deduction and withholding was made.

(g) Dissenter’s Rights. No Dissenting Stockholder shall be entitled to receive the Per Share Merger Consideration with respect to the Dissenting Shares formerly owned by such Dissenting Stockholder. Each Dissenting Stockholder shall be entitled to receive only the payment of the fair value (as defined in NRS 92A.320) of the Dissenting Shares formerly owned by such Dissenting Stockholder in accordance with the NRS, solely to the extent such Dissenting Stockholder has perfected and not withdrawn or otherwise lost, and is otherwise entitled to, dissenter’s rights in accordance with the NRS. The Company shall give Parent (i) prompt notice and copies of any written demands for dissenter’s rights, attempted or purported withdrawals of such demands and any other instruments received by the Company relating to any Person’s assertion of or demand for dissenter’s rights and (ii) the opportunity to participate in and, if Parent elects, direct all negotiations and Proceedings with respect to any such assertions and demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for dissenter’s rights, offer to settle or settle any such demands or approve any withdrawal of any such demands, or agree, authorize or commit to do any of the foregoing. If any Dissenting Stockholder withdraws its assertion or demand for dissenter’s rights or otherwise waives or loses its dissenter’s rights under the Dissenter’s Rights Statutes with respect to any Dissenting Shares, such Dissenting Shares shall be deemed to have been Eligible Shares and thereupon be converted into the right to receive, without any interest thereon, the aggregate Per Share Merger Consideration with respect to such Eligible Shares pursuant to this Article IV.

4.3. Treatment of Company Options.

No Company Options are outstanding.

4.4. Adjustments to Prevent Dilution. Notwithstanding anything to the contrary set forth in this Agreement, if, from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement pursuant to Article IX, the issued and outstanding Shares or securities convertible or exchangeable into or exercisable for Shares shall have been changed into a different number of Shares or securities of a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, or a stock dividend with a record date within such period shall have been declared, then the Per Share Merger Consideration shall be appropriately adjusted to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event, and such items so adjusted shall, from and after the date of such event, be the Per Share Merger Consideration; provided, however, that nothing in this Section 4.4 shall be construed to permit the Company or any other Person to take any action except to the extent consistent with, and not otherwise prohibited by, this terms of this Agreement.

ARTICLE V

Representations and Warranties of the Company

The Company hereby represents to Parent and Merger Sub that, except as set forth in (i) the corresponding sections of any confidential Disclosure Schedule delivered to Parent by the Company prior to or concurrently with the execution and delivery of this Agreement (the “Company Disclosure Schedule”) (it being agreed that for the purposes of the representations and warranties made by the Company in this Agreement, disclosure of any item in any section of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section to the extent the relevance of such item is reasonably apparent on its face), (ii) the SMG Transaction Documents, or (iii) any Company Report filed by the Company with the SEC after March 31, 2020:

5.1. Organization, Good Standing and Qualification. The Company is a corporation duly incorporated and organized, validly existing and in good standing under the Laws of the State of Nevada and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification. The Company has made available to Parent correct and complete copies of the Company’s Organizational Documents in the forms that are in full force and effect as of the date of this Agreement.

5.2. Subsidiaries. The Company does not own, directly or indirectly, any capital stock, voting securities, partnership interests or equity securities of any Person.

5.3. Capital Structure.

(a) The authorized capital stock of the Company consists of 750,000,000 shares of Common Stock and 20,000,000 shares of Preferred Stock. As of the date of this Agreement, the only issued and outstanding capital stock of the Company consists of 34,328,036 shares of Common Stock. All of the outstanding shares of Common Stock have been duly authorized and are validly issued, fully paid and nonassessable and are free and clear of any Encumbrance. No shares of Common Stock are available for issuance under the Equity Plan, and the Company currently has no shares of Common Stock reserved for future issuance. The Company does not have outstanding any bonds, debentures, notes or other obligations under which the holders thereof have the right to vote or that are convertible into or exercisable for securities having the right to vote with the stockholders of the Company on any matter. There are no equity awards outstanding under the Equity Plan.

(b) None of the outstanding shares of capital stock of the Company was issued in violation of any preemptive rights or similar rights to subscribe for, purchase or otherwise acquire securities. There are no stockholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the Knowledge of the Company, between or among any of the Company’s stockholders.

(c) There are no outstanding Company Options. There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company to issue or to sell any shares of capital stock or other securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, valued by reference to or giving any Person a right to subscribe for or acquire, any securities of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding. There are no outstanding securities or instruments of the Company that contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company is or may become bound to redeem a security of the Company. Since the close of business on August 30, 2017, the Company has not issued any capital stock.

(d) The Equity Plan is the only plan or program maintained by the Company under which stock options, restricted stock, restricted stock units, stock appreciation rights or other compensatory equity or equity-based awards (“Equity Awards”) have been granted. No Equity Awards have been granted under the Equity Plan and remain outstanding. The Equity Plan expired pursuant to its terms on August 30, 2015 and no further action or authorization on the part of the Company, the Company Board or the Company Compensation Committee is necessary to terminate the Equity Plan.

5.4. Corporate Authority; Approval and Fairness Opinion.

(a) The Company has all requisite corporate power and authority and has taken all corporate action necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, subject only to obtaining the Requisite Company Vote. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and remedies and to general equitable principles (the “Bankruptcy and Equity Exception”).

(b) At a meeting duly called and held on or prior to the date hereof, the Special Committee duly adopted resolutions whereby the Special Committee (i) unanimously (A) determined that this Agreement and the transactions contemplated by this Agreement (including the Merger) are advisable, fair to and in the best interests of the Company and the Unaffiliated Stockholders, and (B) recommended that the Company Board adopt and approve this Agreement and the transactions contemplated by this Agreement (including the Merger). As of the date hereof, such resolutions have not been withdrawn or modified.

(c) At a meeting duly called and held on or prior to the date hereof, the Company Board duly adopted resolutions whereby the Company Board (A) adopted, pursuant to NRS 92A.120, and approved this Agreement and the transactions contemplated by this Agreement, (B) directed that this Agreement be submitted for approval by a vote of the holders of Shares at the Company Stockholders Meeting and (C) recommended that the holders of Shares vote affirmatively at the Company Stockholders Meeting to approve this Agreement and the Merger (the “Company Recommendation”). As of the date hereof, such resolutions have not been withdrawn or modified.

(d) The Special Committee has received a fairness opinion from Stifel, Nicolaus & Company, Incorporated, financial advisor to the Special Committee, in such form as is acceptable to the Special Committee and to the effect that, as of the date of such opinion, and subject to the qualifications, exceptions and limitations set forth therein, the Per Share Merger Consideration to be paid by Parent under this Agreement is fair, from a financial point of view, to the Unaffiliated Stockholders. A copy of such opinion will be delivered to Parent solely for informational purposes not later than 24 hours after the execution and delivery of this Agreement.

5.5. Governmental Filings; No Violations; Certain Contracts.

(a) Other than the filing of the Articles of Merger with the Nevada Secretary of State and the expirations of waiting periods and the filings, notices, reports, consents, registrations, approvals, permits and authorizations with, to or from any Governmental Entity under the Exchange Act and pursuant to the rules and regulations of OTC Markets Group Inc., as applicable, no expirations of waiting periods are required and no filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made by the Company with, nor are any required to be made or obtained by the Company with or from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement, or in connection with the continuing operation of the business of the Company following the Effective Time, except where the failure to satisfy such waiting period or to make, give or obtain such filing, notice, report, consent, registration, approval, permit or authorization would not have a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

(b) The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the transactions contemplated by this Agreement will not, constitute or result in (i) a breach or violation of, or a default under the Organizational Documents of the Company, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the loss of any benefit under, the creation or acceleration of any obligations under or the creation of an Encumbrance on any of the rights or assets of the Company pursuant to, or any change in the substantive rights or obligations of any party under any Contract binding upon the Company or (iii) under any Law or Order applicable to the Company, except, in the case of clause (ii) or (iii) of this Section 5.5(b), any such items that, individually or in the aggregate, have not have, and would not have, a Material Adverse Effect (it being agreed that for purposes of this Section 5.5(b), effects resulting from or arising in connection with the matters set forth in clause (c) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a Material Adverse Effect has occurred) or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

5.6. Compliance with Laws; Licenses.

(a) Compliance with Laws.

(i) To the Knowledge of the Company, the business of the Company has not been, and is not being, conducted in violation of any applicable Law. No investigation, review or Proceeding by any Governmental Entity with respect to the Company, any of its assets or properties or any of its officers or directors arising out of their service to the Company is pending or, to the Knowledge of the Company, threatened.

(ii) Neither the Company nor any of its Affiliates has made, arranged or modified (in any material respect) any extensions of credit in the form of a personal loan to any executive officer or director of the Company.

(b) Licenses. To the Knowledge of the Company, the Company has obtained, holds and is in compliance in all material respects with all Licenses necessary to conduct its business as currently conducted (collectively, “Material Licenses”). The Company has not received any notice of Proceedings relating to the revocation or modification of any Material License.

5.7. Company Reports.

(a) The Company has filed with or furnished to the SEC, as applicable, on a timely basis (giving effect to all extensions of any periods to so file that were obtained pursuant to filings by the Company on Form 12b-25 under the Exchange Act), all Company Reports.

(b) Each of the Company Reports, at the time of its filing with or being furnished to the SEC complied, or if not yet filed or furnished, will comply, with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act. As of their respective dates (or, if amended or supplemented, as of the date of such amendment or supplement), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

5.8. Disclosure Controls and Procedures and Internal Control Over Financial Reporting.

(a) The Company maintains disclosure controls and procedures (as defined in the Exchange Act) reasonably designed to ensure that all information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.

(b) The Company maintains internal controls over financial reporting (as such term is defined in the Exchange Act) designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(c) The Company’s management has completed an assessment of the effectiveness of the internal control over financial reporting of the Company in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended March 31, 2020, and such assessment concluded that such system was effective. Since such date, there have been no changes in the internal control over financial reporting of the Company that have materially affected, or would reasonably be likely to materially affect, the internal control over financial reporting of the Company.

(d) Since the Applicable Date, the Company has not become aware of (i) any significant deficiencies or material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably expected to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and Audit Committee any material weaknesses in internal control over financial reporting, (ii) any allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting or (iii) any material violation of or failure to comply in all material respects with United States federal securities laws.

(e) The Company has made available to Parent (i) a summary of all written disclosures made by management to the Company’s auditors and Audit Committee since the Applicable Date and (ii) any material communication since the Applicable Date made by management or the Company’s auditors to the Audit Committee required or contemplated by the Audit Committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Company Employees regarding questionable accounting or auditing matters, have been received by the Company. The Company has made available to Parent a summary of all material complaints or concerns made since the Applicable Date through the Company’s whistleblower hotline or equivalent system for receipt of employee concerns regarding possible violations of Law.

5.9. Financial Statements; No Undisclosed Liabilities; “Off-Balance Sheet Arrangements”; Books and Records.

(a) Financial Statements. Each of the balance sheets included in or incorporated by reference in the Company Reports fairly presents, or, in the case of Company Reports filed after the date of this Agreement, will fairly present the financial position of the Company as of its date and each of the statements of operations, comprehensive loss, changes in stockholders’ (deficit) equity and cash flows included in, or incorporated by reference in, the Company Reports fairly presents, or, in the case of Company Reports filed after the date of this Agreement, will fairly present the results of operations, retained earnings (loss), changes in financial position and cash flows, as the case may be, of the Company for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that are not or will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved.

(b) No Undisclosed Liabilities. Except for obligations, liabilities and Indebtedness (i) reflected or reserved against in the Company’s most recent balance sheets included in or incorporated by reference in the Company Reports filed prior to the date of this Agreement, (ii) that would be incurred in connection with the transactions contemplated by this Agreement, or (iii) incurred in the Ordinary Course of Business since the date of such balance sheet, there are no obligations, liabilities or Indebtedness of the Company, whether or not accrued, contingent or otherwise and whether or not required to be disclosed or any other facts or circumstances that would reasonably be expected to result in any material claims against, or obligations, liabilities or Indebtedness of, the Company.

(c) “Off-Balance Sheet Arrangements”. The Company is not a party to, and is not subject to any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the Securities Act).

(d) Books and Records. The books of account of the Company have been kept accurately in all material respects in the Ordinary Course of Business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company have been properly recorded therein in all material respects. The corporate records and minute books of the Company have been maintained in accordance with all applicable Laws in all material respects, and such corporate records and minute books are correct and complete in all material respects. The financial statements of the Company have been prepared in a manner consistent in all material respects with the books of account and other records of the Company.

5.10. Litigation.

(a) There are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company (except as set forth in 5.10(c) below).

(b) The Company is not a party to or subject to the provisions of any Order that restricts the manner in which the Company conduct its business in any material respect, or that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

(c) None of the Company, or any director or officer thereof, is or has been the subject of any Proceeding involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty nor, to the Knowledge of the Company, is any such Proceeding threatened. Since the Applicable Date, the Company has not been the subject of any investigation by the SEC involving the Company or any current or former director or officer of the Company, nor, to the Knowledge of the Company, is any such investigation threatened. The Company shall inform Parent of any such investigation promptly after it receives any notice thereof.

5.11. Absence of Certain Changes. Since the Applicable Date and through the date of this Agreement, (i) the Company has conducted its business only in the Ordinary Course of Business; and (ii) there has not occurred any event, change, development, circumstance or fact that, individually or taken together with any other events, changes, developments, circumstances, facts or effects, have had or could reasonably be expected to have a Material Adverse Effect.

5.12. Company Material Contracts.

(a) Except for this Agreement, the SMG Transaction Documents, the compensation for the Special Committee approved by resolution of the Company Board on June 5, 2020, and the Contracts provided to Parent by the Company in connection with the due diligence related to this Agreement, including any Company Benefit Plan, as of the date of this Agreement, the Company is not a party to, bound by or subject to any Contract:

(i) related to any settlement of any Proceeding within the past three years;

(ii) constituting a collective bargaining arrangement or with a labor union, labor organization, works council or similar organization;

(iii) evidencing financial or commodity hedging or similar trading activities, including any interest rate swaps, financial derivatives master agreements or confirmations, or futures account opening agreements and/or brokerage statements or any similar Contract to which the Company is a party;

(iv) for any Leased Real Property or the lease of personal property providing, in each case, for annual payments thereunder of $50,000 or more, individually, or $250,000 or more, in the aggregate;

(v) involving the payment or receipt of (x) royalties, licensing fees or advances of more than $50,000 in the aggregate or (y) any other amounts of more than $25,000 in the aggregate, in each case in the 12-month period ending on March 31, 2020 and March 31, 2019, or reasonably expected to be paid or received in the 12-month period ending on March 31, 2021;

(vi) with any equity holder of the Company;

(vii) between the Company, on the one hand, and any director or officer of the Company or any Person beneficially owning five percent or more of the outstanding Shares, on the other hand;

(viii) relating to Indebtedness of the Company of $100,000 or more;

(ix) containing any standstill or similar agreement pursuant to which the Company has agreed not to acquire assets or securities of another Person or any of its affiliates;

(x) providing for indemnification by the Company of any Person or pursuant to which any indemnification obligations of the Company remain outstanding or otherwise survive as of the date of this Agreement;

(xi) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company;

(xii) relating to the acquisition or disposition of any assets or business (whether by merger, purchase or sale of stock, purchase or sale of assets or otherwise) pursuant to which the Company reasonably expects to be required to pay any earn-out, deferred or other contingent payments;

(xiii) that prohibits the payment of dividends or distributions in respect of the capital stock of the Company, the pledging of the capital stock of the Company or the incurrence of Indebtedness by the Company;

(xiv) that (1) purports to limit in any material respect either the type of business in which the Company may engage or the manner or locations in which any of them may so engage in any business, (2) could require the disposition of any material assets or line of business of the Company, (3) grants “most favored nation” status or (4) prohibits or limits the right of the Company in any material respect to make, sell or distribute any products or services or use, transfer, license, distribute or enforce any of their respective Intellectual Property Rights;

(xv) that contains a put, call or similar right pursuant to which the Company could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $100,000;

(xvi) providing for a joint venture, partnership, limited liability company or similar arrangement involving the sharing of profits, losses, costs or liabilities with any third party;

(xvii) that includes a “change in control” provision or similar provision that that would be “triggered” by the consummation of the transactions contemplated by this Agreement or that requires the approval or consent of any other party thereto in connection with the consummation of the transactions contemplated by this Agreement or that will terminate or result in the loss of benefits to the Company thereunder as a result of such transactions;

(xviii) that would be binding on Parent or any Affiliate of Parent or effect of the properties, assets or business of Parent or any Affiliate of Parent after the Effective Date; or

(xix) any other Contract or group of related Contracts not otherwise described in the foregoing clauses (i) through (xviii) of this Section 5.12(a) that is material to the Company, taken as a whole (together with each Contract constituting any of the foregoing types of Contract described in clauses (i) through (xviii) of this Section 5.12(a) and together with any Contract that has been or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed as a “material contract” on a Current Report on Form 8-K or pursuant to Item 404 of Regulation S-K under the Securities Act, the “Company Material Contracts” and, each, a “Company Material Contract”).

(b) A correct and complete copy of each Company Material Contract has been made available to Parent. Each Company Material Contract is valid and binding on the Company and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except as would not have a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. Except as, individually or in the aggregate, has not had, and will not have, a Material Adverse Effect and will not prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement, there is no breach or event of default under any Material Company Contract by the Company or, to the Knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or, to the Knowledge of the Company, any other party thereto.

5.13. Affiliate Transactions.

As of the date hereof, no relationship, direct or indirect (including any transaction or series of transactions, taken as a whole), exists between the Company, on the one hand, and any officer, director or Affiliate (other than Parent and its Affiliates) of the Company, on the other hand, that is required to be described under Item 404 of Regulation S-K under the Securities Act in Company Reports, which is not described therein.

5.14. Employee Benefits.

(a) The Company has provided to Parent in connection with the due diligence related to this Agreement a correct and complete list of each Company Benefit Plan.

(b) With respect to each Company Benefit Plan, the Company has made available to Parent, to the extent applicable, (i) if any material Company Benefit Plan is not set forth in a written document, a written description of such plan; and (ii) correct and complete copies of, (A) the Company Benefit Plan document, including any amendments or supplements thereto, and all related trust documents, insurance contracts or other funding vehicles, (B) the most recently prepared actuarial report and (C) all material correspondence to or from any Governmental Entity received in the last three years with respect to any Company Benefit Plan.

(c) (i) Each Company Benefit Plan (including any related trusts) has been established, operated and administered in material compliance with its terms and applicable Laws, including ERISA and the Code, (ii) all material contributions or other material amounts payable by the Company with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP, and (iii) there are no claims or Proceedings (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened, by, on behalf of or against any Company Benefit Plan or any trust related thereto which could reasonably be expected to result in any material liability to the Company.

(d) With respect to each ERISA Plan, the Company has made available to Parent, to the extent applicable, correct and complete copies of (i) the most recent summary plan description together with any summaries of all material modifications and supplements thereto, (ii) the most recent IRS determination or opinion letter and (iii) the two most recent annual reports (Form 5500 or 990 series and all schedules and financial statements attached thereto).

(e) Each ERISA Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, opinion letter, or advisory letter from the Internal Revenue Service upon which it may rely as to its qualification and, to the Knowledge of the Company, nothing has occurred that would adversely affect the qualification or tax exemption of any such ERISA Plan. With respect to any ERISA Plan, the Company has not engaged in any transaction in connection with which the Company reasonably could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code.

(f) Except as required by applicable Law, no Company Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person, and the Company has no obligation to provide such benefits. To the extent that the Company sponsors such plans, the Company has reserved the right to amend, terminate or modify at any time each Company Benefit Plan that provides retiree or post-employment disability, life insurance or other welfare benefits to any Person.

5.15. Labor Matters.

(a) The Company is not a party to any collective bargaining agreement or other agreement with a labor union, labor organization, works council or similar organization, and to the Knowledge of the Company, there are no activities or Proceedings by any individual or group of individuals, including representatives of any labor unions, labor organizations, works councils or similar organizations, to organize any employees of the Company.

(b) There is no, and has not been any, strike, lockout, slowdown, work stoppage, unfair labor practice or other labor dispute, arbitration or grievance pending or, to the Knowledge of the Company, threatened, that has interfered or may interfere in any material respect with the business activities of the Company. The Company is in compliance with all applicable Laws respecting labor, employment and employment practices, terms and conditions of employment, wages and hours (including classification of employees and equitable pay practices) and occupational safety and health. The Company has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state or local Law that remains unsatisfied.

(c) To the Knowledge of the Company, in the last ten (10) years, (i) no allegations of sexual harassment have been made against any officer of the Company, and (ii) the Company has not entered into any settlement agreements related to allegations of sexual harassment or misconduct by an officer of the Company.

5.16. Environmental Matters.

(a) To the Knowledge of the Company, the Company (i) has complied at all times with all applicable Environmental Laws; (ii) has received all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its business and is in compliance in all material respects with all terms and conditions of any such permit, license or approval; (iii) does not own, occupy or operate any property (including soils, groundwater, surface water, buildings and surface and subsurface structures) and, to the Knowledge of the Company, has not previously owned, occupied or operated and property that is contaminated with any Hazardous Substance; (iv) is not subject to liability for any Hazardous Substance disposal or contamination on any third-party property; (v) has not received any notice, demand, letter, claim or request for information alleging that the Company may be in violation of or subject to liability under any Environmental Law and is not subject to any pending or threatened Proceeding relating to Environmental Law; and (vi) is not subject to any Order or other agreement with any Governmental Entity or any indemnity or other agreement with any third party relating to liabilities or obligations under any Environmental Law.

(b) The Company has no Knowledge of any other circumstances or conditions involving the Company that could reasonably be expected to result in any claim, liability, investigation, cost or restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law.

5.17. Tax Matters.

(a) The Company (i) has prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Covered Tax Returns required to be filed by the Company with the appropriate Taxing Authority and all such filed Covered Tax Returns are true, correct and complete in all respects, (ii) has paid all Covered Taxes that are required to have been paid by the Company (whether or not shown on any Covered Tax Return), (iii) has withheld and paid all Taxes required to have been withheld and paid by the Company in connection with amounts paid or owing to any employee, stockholder, creditor, independent contractor, director or other third party (each as determined for Tax purposes), (iv) has complied with all information reporting (and related withholding) and record retention requirements, (v) has not consented to, or been requested to consent to, give a waiver or extension (or is subject to a waiver or extension that has been given by, or would be subject to a waiver or extension that has been requested from, any other Person) of time in which any Covered Tax may be assessed or collected by any Taxing Authority, and (vi) has not requested or been granted an extension of time for filing any Covered Tax Return which has not yet been filed.

(b) No federal, state, provincial, local, or non-U.S. tax audits or administrative or judicial Proceedings for or relating to Covered Taxes have been threatened are pending or being conducted with respect to the Company, there are no matters under discussion with the IRS or other Taxing Authority relating to any Covered Tax Return of the Company, and all such past audits, Proceedings and other matters have been fully and irrevocably settled and/or satisfied without any pending, ongoing or future liability. The Company has not received from any federal, state, provincial, local, or non-U.S. Taxing Authority any (i) notice indicating an intent to open an audit or other review with respect to Covered Taxes or (ii) notice of deficiency, proposed adjustment or other claim for any amount of Covered Tax proposed, asserted, or assessed by any Taxing Authority against the Company.

(c) No written claim has ever been made by any Governmental Authority in a jurisdiction where the Company does not file Tax Returns claiming that the Company is or may be subject to Taxes assessed by such jurisdiction.

(d) The Company has made available to Parent correct and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the prior six-year period.

(e) There are no Encumbrances for Taxes (except for current Taxes not yet due and payable) on any of the assets of the Company.

(f) The Company is not a party to and is not bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than (i) such an agreement or arrangement between the Company and a member of the Affiliated Group the common parent of which is the Ultimate Parent, or (ii) such an agreement entered into in the ordinary course of business, the principal purpose of which is not to indemnify for Taxes).

(g) The Company (i) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than an Affiliated Group the common parent of which was the Ultimate Parent) and (ii) does not have any liability for the Taxes of any other person (other than a member of the Affiliated Group the common parent of which is the Ultimate Parent) under Treasury Regulation Section 1.1502-6 (or any similar provision of law), as a transferee or successor, by Contract or otherwise.

(h) The Company has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(i) The Company has not agreed, and is not required, to make any adjustment under Section 481 of the Code, and no Taxing Authority has proposed any such adjustment or change in accounting method.

(j) The Company has not executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign law, and the Company is not subject to any private letter ruling of the IRS or comparable ruling of any other Taxing Authority.

(k) The Company is not the beneficiary of any Tax incentive, Tax rebate, Tax holiday or similar arrangement or agreement with any Taxing Authority.

(l) The Company is not formed, and is not resident for Tax purposes, outside of the United States. The Company does not have, and has never had, a permanent establishment within the meaning of any applicable Tax treaty, an office or fixed place of business or any other presence in a country other than the United States that subjects it to taxation by such country.

(m) The Company is not a party to a joint venture, partnership or other arrangement that is treated as a partnership for Tax purposes.

(n) Except for powers of attorney granted to KPMG in connection with certain state filings, the Company has not granted, and no other Person on behalf of the Company has granted, to any Person any power of attorney that is currently in force with respect to any Tax matter.

(o) The Company is not, and has never been, a party to any “reportable transaction” or “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(1) and (2), respectively.

(p) At no time during the past five years has the Company been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(q) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period (or portion thereof) ending prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; or (v) as a result of any election under Section 108(i) of the Code (or any similar provision of state, local or foreign law) with respect to the discharge of any indebtedness on or prior to the Closing Date.

(r) The information provided by the Company for purposes of preparing the Scotts Consolidated Returns was true, correct and complete in all respects and the Company is not aware of any changes or corrections to such information that have not been reported to Parent or Ultimate Parent and adequately reserved for in the Company’s financial statements.

5.18. Real Property.

(a) The Company does not own any real property.

(b) With respect to the Company’s Leased Real Property, (i) the lease or sublease for such property is valid, legally binding, enforceable and in full force and effect in accordance with its terms, (ii) the Company is not in breach of or default under such lease or sublease, and no event has occurred, which, with notice, lapse of time or both, would constitute a breach or event of default by the Company or permit termination, modification or acceleration by any third party thereunder, or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement, (iii) there are no written or oral subleases, concessions or other Contracts or arrangements granting to any Person other than the Company the right to use or occupy any such property, and (iv) such property and all buildings, structures, improvements and fixtures located thereon have been maintained in accordance with normal industry practice, are in good operating condition and repair, and are suitable for the purposes for which they are currently used.

(c) The Company has not received any notice of any pending or threatened condemnation of any Leased Real Property by any Governmental Entity, nor, to the Knowledge of the Company, are there any public improvements or re-zoning measures proposed or in progress that could result in special assessments against or otherwise adversely affect the Leased Real Property, in each case, that would reasonably be expected to materially interfere with the business or operations of the Company as currently conducted.

5.19. Title to Tangible Property.

(a) The Company has good and valid title to, or a valid leasehold interest in, all the tangible properties and assets which it purports to own or lease, including all the tangible properties and assets reflected on balance sheets included in or incorporated by reference in the Company Reports filed with the SEC and publicly available prior to the date of this Agreement.

(b) All tangible properties and assets reflected in the balance sheets included in or incorporated by reference in the Company Reports filed with the SEC are held free and clear of all Encumbrances, except for Encumbrances reflected on such balance sheets, Encumbrances for current Taxes not yet due and other Encumbrances that do not and will not materially impair the use or value of the property or assets subject thereto.

(c) The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company are sufficient to carry on its business in all material respects as conducted as of the date of this Agreement, and the Company is in possession of and has good title to, or valid leasehold interests in or valid rights under contract to use, all machinery, equipment, furniture, fixtures and other tangible personal property and assets that are material to the business of the Company, free and clear of all Encumbrances, except for Encumbrances that do not and will not materially impair the use or value of such property and assets.

5.20. Intellectual Property.

(a) The Company has provided to Parent in connection with the due diligence under this Agreement a true and complete list of all registrations and applications for registration for all Registered Company Intellectual Property Rights. All registration, maintenance and renewal fees and filings in respect of the Registered Company Intellectual Property Rights have been paid to and/or filed with, if and when due, the relevant Governmental Entities for the purpose of registering, maintaining and renewing such Registered Company Intellectual Property Rights.

(b) To the Knowledge of the Company, the business of the Company does not infringe on and has not infringed on the Intellectual Property Rights of any Person, and there is no Proceeding pending against, or, to the Knowledge of the Company, threatened alleging any of the foregoing.

(c) To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating or has infringed, misappropriated or otherwise violated any Company Intellectual Property Right and no Company Intellectual Property Right is subject to any outstanding Order adversely affecting or restricting the validity or enforceability of, or the Company’s ownership or use of, or rights in or to, any such Company Intellectual Property Right.

(d) To the Knowledge of the Company, the Company owns or otherwise has sufficient and valid rights to use all Intellectual Property Rights material to, and used in or necessary for, the conduct of its business as currently conducted and as currently planned to be conducted, all of which rights will survive the consummation of the transactions contemplated by this Agreement, without modification, cancellation, termination, suspension of, or acceleration of any right, obligation or payment with respect to any such Intellectual Property Right. The Company solely and exclusively owns, free and clear of any Encumbrances, all Company Intellectual Property Rights.

(e) The Company (i) has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of any Company Intellectual Property Rights which require confidentiality for the preservation of such rights and (ii) has obtained and is in possession of written agreements from all Persons, including all past and current employees and independent contractors, who have contributed to, developed or conceived any Company Intellectual Property Rights requiring that such Persons assign such Company Intellectual Property Rights to the Company and prohibiting such Persons from disclosing the Trade Secrets of the Company.

(f) The Company (i) maintains written policies and procedures reasonably designed to ensure the security, integrity and privacy of Personal Information, and card account, bank account and other financial information collected from consumers and customers that is received, transmitted or stored by the Company in accordance with Data Security Requirements and that are commercially reasonable; and (ii) is in material compliance with, and since January 1, 2017 has materially complied with, all applicable Data Security Requirements. The Company has not experienced any incident in which Personal Information was or may have been stolen or improperly accessed, including any breach of security and the Company has not received any written notices or complaints from any Person with respect thereto.

(g) The Company uses commercially reasonable efforts to protect the confidentiality, integrity and security of the information technology systems used by the Company from any unauthorized use, access, interruption, or modification.

5.21. Insurance. All Insurance Policies are maintained with reputable insurance carriers. The Insurance Policies, together with the insurance policies maintained by Ultimate Parent or any of its Subsidiaries for the benefit of the Company, provide full and adequate coverage for all normal risks incident to the business of the Company and its properties and assets, and are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar risks. Each Insurance Policy is in full force and effect and, to the extent applicable, all premiums due with respect to all Insurance Policies have been paid, and, to the extent applicable, the Company has not taken any action or failed to take any action that (including with respect to the transactions contemplated by this Agreement), with notice or lapse of time or both, would constitute a breach or event of default, or permit a termination of any of the Insurance Policies.  The Company has made available to Parent correct and complete copies or summary descriptions of the Insurance Policies.

5.22. Takeover Statutes. The Company has taken all action, if any, necessary to render inapplicable any control share acquisition, business combination, or other similar anti-takeover provision under the Company’s Organizational Documents or any applicable Takeover Statute that is or could become applicable to Parent, Merger Sub, this Agreement, the Merger or the other transactions contemplated hereby. The Company does not have a shareholder rights plan, poison pill or similar plan.

5.23. Brokers and Finders. Neither the Company nor any of its directors or employees (including any officers) has employed any broker, finder or investment bank or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated by this Agreement, except that the Company has employed Stifel, Nicolaus & Company, Incorporated as financial advisor to the Special Committee, whose fees and expenses will be paid by the Company. The Company has made available to Parent a correct and complete copy of each Contract pursuant to which Stifel, Nicolaus & Company, Incorporated is entitled to any fees and expenses in connection with the transactions contemplated by this Agreement. Prior to or at the Closing, Parent and Merger Sub shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section 5.23 that may be due in connection with the transactions contemplated by this Agreement.

5.24. No Other Representations or Warranties. Except for the express written representations and warranties made by the Company, neither the Company nor any of its Representatives or any other Person makes any express or implied representation or warranty with respect to the Company or any of its Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement, the Merger or any of the other transactions contemplated by this Agreement, and the Company hereby expressly disclaims making any such other representations or warranties. Notwithstanding the foregoing provisions of this Section 5.24, nothing in this Section 5.24 shall limit Parent’s or Merger Sub’s remedies with respect to claims against the Company for fraud or intentional or willful misrepresentation by the Company or any of its Affiliates in connection with, arising out of or otherwise related to this Agreement and the transactions contemplated by this Agreement.

ARTICLE VI

Representations and Warranties of Parent and Merger Sub

Except as set forth in the corresponding sections of the confidential Disclosure Schedule delivered to the Company by Parent prior to or concurrently with the execution and delivery of this Agreement (the “Parent Disclosure Schedule”) (it being agreed that for the purposes of the representations and warranties set forth in this Agreement, disclosure of any item in any section of the Parent Disclosure Schedule shall be deemed disclosure with respect to any other section to the extent the relevance of such item is reasonably apparent on its face), Parent and Merger Sub each hereby represent and warrant to the Company that:

6.1. Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to consummate the transactions contemplated by this Agreement. Merger Sub has been organized for the sole purpose of consummating the Merger and the other transactions contemplated by this Agreement and, since its date of incorporation, has conducted no business activities or operations other than as necessary to facilitate the consummation of the Merger and the other transactions contemplated by this Agreement.

6.2. Corporate Authority.

Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, subject only to approval of this Agreement by Parent (as the sole stockholder of Merger Sub). This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

6.3. Governmental Filings; No Violations; No Litigation.

(a) Other than the expirations of waiting periods and the filings, notices, reports, consents, registrations, approvals, permits and authorizations with, to or from any Governmental Entity pursuant to the NRS or under the Exchange Act, no expirations of waiting periods are required and no filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made or obtained by Parent or Merger Sub with, nor are any required to be obtained by Parent or Merger Sub from, any Governmental Entity, in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated by this Agreement, except where the failure to comply with such waiting period or to make or obtain such filing, notice, report, consent, registration, approval, permit or authorization would not have a Parent Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, will not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of Parent or Merger Sub, (ii) a breach or violation of, or default under, any Contract binding upon Parent or Merger Sub, or (iii) conflict with or result in a violation of any Law or Order to which either Parent or Merger Sub is subject, except in the case of clauses (ii) or (iii) as would not have a Parent Material Adverse Effect.

(c) There are no Proceedings pending or, to the knowledge of Parent or Merger Sub, threatened against Parent or Merger Sub that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

6.4. Available Funds. At the Closing, Parent will have available to it, or will cause Merger Sub to have available to it, immediately available cash funds sufficient to pay, in full, all amounts required to be paid by

Parent and Merger Sub pursuant to Article IV of this Agreement and otherwise to consummate the transactions contemplated by this Agreement (including the payment of all fees and expenses payable by Parent and Merger Sub in respect thereof). Ultimate Parent is executing this Agreement solely for the purpose of guaranteeing (a) the representation of Parent set forth in the immediately preceding sentence and (b) the performance of the obligations of (i) the Company and the Surviving Corporation under the Indemnification Agreements and the exculpation, indemnification and advancement of expenses provisions of the Company’s Organizational Documents in effect as of the date of this Agreement and (ii) the insurer under the D&O Insurance. The foregoing notwithstanding, Ultimate Parent may assert as a defense to such payment and performance any defense to any such payment and performance that Parent, the Company, the Surviving Corporation or the insurer could assert pursuant to the terms of this Agreement, the Indemnification Agreements, the Company’s Organizational Documents or the D&O Insurance, as applicable. Except for the guarantee of Ultimate Parent set forth in this Section 6.4, Ultimate Parent does not make any express or implied guarantee, representation or warranty with respect to itself, any of its Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the transactions contemplated by this Agreement. Ultimate Parent expressly disclaims any such other guaranties, representations or warranties, and the Company acknowledges and agrees that none of the Company or its Affiliates or Representatives has relied on or are relying on any such other guaranties, representations or warranties.

6.5. Brokers and Finders. Neither Parent nor any of its directors or employees (including any officers) has employed any broker, finder or investment bank or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the transactions contemplated by this Agreement.

6.6. No Other Representations or Warranties. Except for the express written representations and warranties made by Parent and Merger Sub, none of Parent, Merger Sub or any of their Representatives or any other Person makes any express or implied representation or warranty with respect to Parent, Merger Sub or any of their Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement, the Merger or any of the other transactions contemplated by this Agreement, and Parent and Merger Sub each hereby expressly disclaims making any such other representations or warranties. Notwithstanding the foregoing, nothing in this Section 6.6 shall limit the Company’s remedies against Parent or Merger Sub with respect to claims against Parent or Merger Sub for fraud or intentional or willful misrepresentation by Parent, Merger Sub or any of their Affiliates in connection with, arising out of or otherwise related to this Agreement and the transactions contemplated by this Agreement.

ARTICLE VII

Covenants

7.1. Interim Operations.

(a) The Company shall, from and after the date of this Agreement and prior to the Effective Time (unless Parent shall otherwise approve in writing, with such approval not to be unreasonably withheld, conditioned or delayed), and except as otherwise expressly required by this Agreement or as required by applicable Law, conduct its business in the Ordinary Course of Business and, to the extent consistent therewith, shall use its reasonable best efforts to, preserve its business organization intact and maintain satisfactory relations and goodwill with Governmental Entities, customers, suppliers, licensors, licensees, distributors, creditors, lessors, employees and business associates and keep available the services of its present employees and agents. Without limiting the generality of and in furtherance of the foregoing sentence, from the date of this Agreement until the Effective Time, except as otherwise expressly required by this Agreement, required by applicable Law, required by the express terms of any Company Material Contract made available to Parent prior to the date of this Agreement, or approved in writing by Parent, the Company shall not:

(i) adopt or propose any change in its Organizational Documents;

(ii) merge or consolidate the Company with any other Person or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or business;

(iii) acquire assets from any other Person, other than acquisitions of raw materials, inventory, equipment, tooling, and supplies in the Ordinary Course of Business;

(iv) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, Encumber, or otherwise enter into any Contract or understanding with respect to the voting of, any shares of capital stock of the Company, securities convertible or exchangeable into or exercisable for any such shares of capital stock, or any options, warrants or other rights of any kind to acquire any such shares of capital stock or such convertible or exchangeable securities (other than in respect of Company Options outstanding as of the date of this Agreement in accordance with their terms and, as applicable, the Equity Plan as in effect on the date of this Agreement);

(v) enter into any Contracts or other arrangements between the Company, on the one hand, and any director or officer of the Company or any Person beneficially owning one percent or more of the outstanding Shares, on the other hand, except for compensatory arrangements entered into in the Ordinary Course of Business with Company Employees consistent with Section 7.1(a)(xxiii) and transactions with Parent or its Affiliates;

(vi) create or incur any Encumbrance that is not incurred in the Ordinary Course of Business on any of the assets of the Company;

(vii) make any loans, advances, guarantees or capital contributions to or investments in any Person;

(viii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to its Common Stock;

(ix) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its Common Stock or securities convertible or exchangeable into or exercisable for any shares of its Common Stock;

(x) incur any Indebtedness (including the issuance of any debt securities, warrants or other rights to acquire any debt security);

(xi) enter into any Contract that would have been a Company Material Contract had it been entered into prior to this Agreement;

(xii) other than with respect to Company Material Contracts related to Indebtedness, which shall be governed by Section 7.1(a)(x), terminate or amend, modify, supplement or waive, or assign, convey, Encumber or otherwise transfer, in whole or in part, rights or interest pursuant to or in any Company Material Contract, except for (x) expirations of any such Contract in the Ordinary Course of Business and in accordance with the terms of such Contract with no further action by the Company or other party to such Contract, except for any ministerial actions, (y) non-exclusive licenses under Intellectual Property Rights owned or purported to be owned by the Company granted in the Ordinary Course of Business or (z) terminations, amendments, modifications, assignments, conveyances, transfers or expirations where, concurrent therewith, the Company enters into a replacement Contract providing substantially similar property, products or services on substantially similar terms;

(xiii) cancel, modify or waive any debts or claims held by the Company or waive any material rights;

(xiv) except as expressly provided for by Section 7.13, amend, modify, terminate, cancel or let lapse an Insurance Policy, unless simultaneous with such termination, cancellation or lapse of any such Insurance Policy, a replacement self-insurance program is established by the Company or a replacement policy underwritten by an insurance company of nationally recognized standing is in full force and effect, in each case, providing coverage equal to or greater than the coverage under the terminated, canceled or lapsed Insurance Policy for substantially similar premiums, as applicable, as in effect as of the date of this Agreement;

(xv) other than with respect to Transaction Litigation, which shall be governed by Section 7.16, and settlement of trade accounts payable in the Ordinary Course of Business, settle or compromise any Proceeding for an amount in excess of $100,000 individually or $250,000 in the aggregate during any calendar year;

(xvi) make any changes with respect to the legal structure of the Company or to the Company’s accounting policies or procedures, except as required by changes in GAAP or Law;

(xvii) enter into any line of business in any geographic area other than the existing lines of business of the Company and lines of products and services reasonably ancillary to any existing line of business;

(xviii) make any material changes to the existing lines of business of the Company or adopt or make any material modifications to the Company’s strategic plan;

(xix) make, change or revoke any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any Tax claim, audit, assessment or dispute, surrender any right to claim a refund or take any action which would be reasonably expected to result in an increase in the Tax liability of the Company, or, in respect of any taxable period (or portion thereof) ending after the Closing Date, the Tax liability of Parent or its Affiliates;

(xx) transfer, sell, lease, divest, cancel, allow to lapse or expire, or otherwise dispose of or transfer, or permit or suffer to exist the creation of any Encumbrance upon, any assets (tangible or intangible, including any Company Intellectual Property Rights), Licenses, product lines or business of the Company, except in connection with services provided in the Ordinary Course of Business or sales of obsolete assets;

(xxi) cancel, abandon or otherwise allow to lapse or expire any Company Intellectual Property Rights, except in the Ordinary Course of Business with respect to Company Intellectual Property Rights that are not material to any business of the Company;

(xxii) adopt or implement any shareholder rights plan or similar arrangement;

(xxiii) except as required pursuant to the terms of any Company Benefit Plan in effect as of the date of this Agreement or as required by Law, (A) increase in any manner the compensation or fees, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any Company Employee, except reasonable holiday bonuses payable to all employees, reasonable compensation adjustments for customer service employees, and reasonable compensation adjustments required for exceptional performance or specific needs not to exceed $100,000 in the aggregate unless approved in advance by the Board, (B) become a party to, establish, adopt, amend, commence participation in or terminate any Company Benefit Plan or any arrangement that would have been a Company Benefit Plan had it been entered into prior to the date of this Agreement, (C) grant any new awards, or amend or modify the terms of any outstanding awards, under any Company Benefit Plan, (D) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, (E) forgive any loans or make any extensions of credit in the form of a personal loan to any Company Employee (other than routine travel advances issued in the Ordinary Course of Business), (F) hire any employee or engage any independent contractor (who is a natural person) with an annual salary or wage rate or consulting fees and target cash bonus opportunity in excess of $100,000 or (G) terminate the employment of any executive officer other than for cause;

(xxiv) become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, labor organization, works council or similar organization;

(xxv) fail to maintain policies and procedures designed to ensure compliance with the FCPA and Other Anti-Bribery Laws;

(xxvi) fail to maintain policies and procedures designed to ensure compliance with the Export and Sanctions Regulations in each jurisdiction in which the Company operates or is otherwise subject to jurisdiction;

(xxvii) take any action or fail to take any action that is reasonably expected to result in any of the conditions to the Merger set forth in Article VIII not being satisfied;

(xxviii) create a Subsidiary of the Company; or

(xxix) agree, authorize or commit to do any of the foregoing.

(b) Nothing set forth in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time

7.2. Acquisition Proposals; Change of Recommendation.

(a) No Solicitation. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, except as expressly permitted by this Section 7.2, the Company shall not, and shall direct its directors, employees (including officers) and Representatives not to, directly or indirectly:

(i) initiate, solicit, propose or knowingly encourage or otherwise knowingly facilitate any inquiry or the making of any proposal or offer that constitutes or, would reasonably be expected to lead to, an Acquisition Proposal;

(ii) engage in, continue or otherwise participate in any discussions or negotiations relating to any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than to inform any Person who has made any inquiry with respect to, or who has made, an Acquisition Proposal of the provisions of this Section 7.2);

(iii) provide any information or data concerning the Company or access to the Company‘s properties, books and records to any Person in connection with any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal;

(iv) enter into any Alternative Acquisition Agreement;

(v) take any action to exempt any third party from the restrictions on “business combinations” or acquisitions or voting of Common Stock under any applicable Takeover Statute or otherwise cause such restrictions not to apply;

(vi) grant any waiver, amendment or release under any standstill or confidentiality agreement concerning an Acquisition Proposal; or

(vii) agree, authorize or commit to do any of the foregoing.

(b) Window Shop Exceptions. Notwithstanding anything to the contrary set forth in Section 7.2(a), but subject to the provisions of Section 7.2(c), prior to the time, but not after, the Requisite Company Vote is obtained, in response to an unsolicited, bona fide written Acquisition Proposal, the Company (only through the Special Committee and its Representatives) may:

(i) provide non-public Company and other information and data concerning the Company and access to the Company’s properties, books and records in response to a request to the Person who made such Acquisition Proposal; provided that such information or data has previously been made available to Parent or its Representatives in connection with the transactions contemplated by this Agreement, or if not previously made available to Parent or its Representatives, such information or data is made available to Parent not later than 24 hours after the time such information and data is made available to such Person, and that, prior to furnishing any such information, the Company receives from the Person making such Acquisition Proposal an executed confidentiality agreement with terms not less restrictive to the other party than the terms in the Confidentiality Agreement are on Parent (it being understood that such confidentiality agreement need not contain any “standstill” or other similar provisions, and provided that such confidentiality agreement shall not include any restrictions that could restrain the Company from satisfying its information and Parent notification obligations contemplated by Section 7.2(c)) (any confidentiality agreement satisfying such criteria, a “Permitted Confidentiality Agreement”); and

(ii) engage or otherwise participate in any discussions or negotiations with any such Person who made such Acquisition Proposal regarding such unsolicited, bona fide written Acquisition Proposal (including to request from such Person or its Representatives clarification of the terms and conditions of such Acquisition Proposal to the extent necessary for the Special Committee and its Representatives to become fully informed with respect to such proposed terms and conditions), if, and only if, prior to taking any action described in clause (i) or clause (ii) of this Section 7.2(b), the Special Committee determines in good faith, after consultation with outside legal counsel, that (A) based on the information then available and after consultation with its financial advisor, that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably expected to result in a Superior Proposal and (B) based on the information then available, including the terms and conditions of such Acquisition Proposal and those of this Agreement, the failure to take such action would violate the fiduciary duties of the Company’s directors constituting the Special Committee under applicable Law.

(c) Notice of Acquisition Proposals. The Company shall promptly (but, in any event, within 48 hours) give notice to Parent of (i) any inquiries, proposals or offers with respect to an Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal received by the Company or the Special Committee (or its Representatives), (ii) any request for non-public information or data concerning the Company or access to the Company’s properties, books or records in connection with any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal received by the Company, the Special Committee (or its Representatives), or (iii) any new substantive developments or discussions or negotiations relating to an Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, setting forth in such notice, to the extent not theretofore publicly disclosed or previously disclosed to Parent, the name of the applicable Persons who made the Acquisition Proposal and the material terms and conditions of any such Acquisition Proposal or inquiry, proposal or offer and the request for the information or data (including, if applicable, correct and complete copies of any written Acquisition Proposals and other proposed transaction documentation (or where no written proposed transaction documentation have been provided to the Company, a reasonably detailed written summary of the proposed transaction terms then-known by the Company or Special Committee), and thereafter shall keep Parent reasonably informed, on a prompt basis (but, in any event, within 24 hours of any substantive development or change in status) of the status and terms and conditions of any such Acquisition Proposals, inquiries, proposals or offers, or information requests (including any amendments or supplements thereto) and the status of any such substantive developments or discussions, or negotiations. The Company shall provide to Parent as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent by or provided to the Company or the Special Committee (or their Representatives) from any Person that describes any of the terms or conditions of any Acquisition Proposal.

(d) Change of Recommendation Permitted in Certain Circumstances.

(i) Except as permitted by Section 7.2(d)(ii) and Section 7.2(e), none of the Company Board, the Special Committee or any other committee of the Company Board shall:

(A) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) the Company Recommendation in a manner adverse to Parent;

(B) fail to include the Company Recommendation in the Proxy Statement;

(C) at any time following receipt of an Acquisition Proposal (other than a tender or exchange offer as contemplated by clause (D) below that has been publicly disclosed), fail to reaffirm its approval or recommendation of this Agreement and the Merger as promptly as practicable (but in any event within five Business Days) after receipt of any written request to do so from Parent;

(D) fail to recommend rejection (pursuant to Rule 14e-2(a)(1) under the Exchange Act and under cover of Schedule 14D-9 filed by the Company with the SEC) of any tender offer or exchange offer for outstanding Shares that has been commenced by any Person (other than by Parent or an Affiliate of Parent) pursuant to Rule 14d-2 under the Exchange Act on or prior to the 10th Business Day after such commencement;

(E) approve, authorize or recommend (or determine to approve, authorize or recommend) or publicly declare advisable any Acquisition Proposal or other proposal that would be reasonably expected to lead to an Acquisition Proposal or any Alternative Acquisition Agreement; or

(F) agree, authorize or commit to do any of the foregoing (any action described in clauses (A) through (E) of this Section 7.2(d)(i) being referred to as a “Change of Recommendation”).

(ii) Notwithstanding anything to the contrary set forth in this Section 7.2(d) or elsewhere in this Agreement, at any time prior to the time the Requisite Company Vote is obtained, the Special Committee may make a Change of Recommendation and the Company may terminate this Agreement pursuant to Section 9.3(b) if: (A) an unsolicited, bona fide written Acquisition Proposal that was not obtained in breach of Section 7.2 is received by the Company and has not been withdrawn, and (B) the Special Committee determines in good faith, after consultation with outside legal counsel and its financial advisor, that such Acquisition Proposal constitutes a Superior Proposal; provided, however, that (x) a Change of Recommendation and termination by the Company of Agreement pursuant to Section 9.3(b) may not be made unless and until the Company has given Parent written notice that the Special Committee intends to convene a meeting of the Special Committee to consider or take any other action with respect to making such Change of Recommendation together with a reasonably detailed description of the Superior Proposal (it being hereby acknowledged and agreed that the provision to Parent of all proposed definitive transaction documentation providing for such Superior Proposal shall be deemed to satisfy such description requirement pursuant to this Section 7.2(d)(ii)) at least four Business Days in advance of convening such meeting of the Special Committee or taking such other action (the “Superior Proposal Notice Period”), which notice shall also comply with the provisions of Section 7.2(c); (y) during the pendency of the Superior Proposal Notice Period, if requested by Parent, the Special Committee shall, and shall authorize and instruct its Representatives to, negotiate in good faith with Parent and its Representatives to revise this Agreement (in the form of a proposed binding amendment to this Agreement) to enable the Special Committee to determine in good faith, after consultation with its outside legal counsel and its financial advisor, that after giving effect to the modifications contemplated by such proposed amendment, such Acquisition Proposal would no longer constitute a Superior Proposal; and (z) at the expiration of the Superior Proposal Notice Period, and at such meeting of the Special Committee, the Special Committee, after having taken into account the modifications to this Agreement proposed by Parent in the manner and form described in clause (y) above, shall have determined in good faith, after consultation with outside legal counsel and its financial advisor, that a failure to make a Change of Recommendation and to terminate this Agreement pursuant to Section 9.3(b) and to abandon the Merger would violate the fiduciary duties of the Company’s directors constituting the Special Committee under applicable Law (it being understood that any revisions to the financial terms of, or any material revisions to any of the other substantive terms of, any Acquisition Proposal shall be deemed to be a new Acquisition Proposal for purposes of Section 7.2(c) and this Section 7.2(d)(ii), including for purposes of commencing a new Superior Proposal Notice Period, except that subsequent to the initial Superior Proposal Notice Period, the subsequent Superior Proposal Notice Period shall be reduced to two Business Days).

(e) Certain Permitted Disclosure. Nothing set forth in this Section 7.2 or elsewhere in this Agreement shall prohibit the Company from (i) making any disclosure to the holders of Common Stock if the Special Committee determines in good faith, after consultation with its outside legal counsel, that the failure to make any such disclosure would violate the fiduciary duties of the Company’s directors constituting the Special Committee under applicable Law, (ii) disclosing a position contemplated by Rule 14d-9, Rule 14e-2(a)(2) or (3) or Item 1012(a) of Regulation M-A under the Exchange Act, or (iii) making any “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act. For the avoidance of any doubt, notwithstanding any provision of this Agreement, a factually accurate public or other statement or disclosure made by the Company (including in response to any unsolicited inquiry, proposal or offer made by any Person to the Company not in violation of Section 7.2(a)) that describes the existence and operation of the terms and provisions of this Section 7.2 shall not, in itself, constitute a Change of Recommendation for any purpose of this Agreement; provided that if any disclosures or communications of the type described in clauses (i) and (ii) of this Section 7.2(e) fail to expressly reaffirm therein the Company Recommendation, such disclosure or communication shall constitute a Change of Recommendation for all purposes of this Agreement.

(f) Existing Discussions. The Company (i) has, as of the date hereof, ceased and caused to be terminated any activities, solicitations, discussions and negotiations with any Person conducted prior to the date hereof with respect to any Acquisition Proposal, or proposal that would reasonably be expected to lead to an Acquisition Proposal, and (ii) shall promptly (but in any event within 24 hours of the execution and delivery of this Agreement) (A) deliver a written notice to each such Person (1) providing that the Company is ending all discussions and negotiations with such Person with respect to any potential transaction and (2) if such Person has executed a confidentiality agreement, requesting the prompt return or destruction of all confidential information concerning the Company pursuant to the terms of such agreement, and (B) if applicable, terminate any physical and electronic data or other diligence access previously granted to such Persons.

(g) Anti-Takeover and Standstill Provisions. From the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company shall not take any action to exempt any Person (other than Ultimate Parent, Parent and Merger Sub) from the restrictions, prohibitions and provisions of any Takeover Statute or to terminate, amend or otherwise modify or waive any provision of any confidentiality, “standstill” or similar agreement to which the Company is a party and shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by seeking to obtain injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof; provided that irrespective of the foregoing, the Company shall be permitted to exempt any such Person from the restrictions, prohibitions and provisions of any Takeover Statute and to terminate, amend or otherwise modify, waive or fail to enforce any provision of any such confidentiality, “standstill” or similar agreement if the Special Committee determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would violate the fiduciary duties of the Company’s directors constituting the Special Committee under applicable Law.

7.3. Company Stockholders Meeting.

(a) Unless a Change in Recommendation shall have been made by the Special Committee in accordance with Section 7.2(d) or this Agreement shall have been terminated pursuant to Article IX, the Company shall, as promptly as practicable after the later of (x) the 10-day waiting period prescribed by Rule 14a-6(a) under the Exchange Act and (y) the date on which the SEC’s staff orally confirms to the Company or its Representatives that the SEC will not have any, or that it has no further, comments with respect to the Proxy Statement (such later date, the “Clearance Date”), duly call, give notice of and convene (in accordance with the

Company’s Organizational Documents and applicable Law, including NRS 92A.120(4) and all applicable provisions of the Dissenter’s Rights Statutes, including NRS 92A.410(1)) the Company Stockholders Meeting for the purpose of submitting this Agreement to the holders of Common Stock for their consideration and to seek to obtain the Requisite Company Vote; it being hereby acknowledged and agreed that the date of the Company Stockholders Meeting shall not be less than 30 days after notice of the Company Stockholders Meeting is first published, sent or given by the Company to the holders of Common Stock. The Company shall, as promptly as reasonably practicable after the Clearance Date and the setting of the Record Date (as defined below), cause the Proxy Statement (and all related materials) to be mailed in definitive form to holders of Common Stock and, subject to Section 7.2(d), use its reasonable best efforts (including by means of engagement by the Company of a nationally recognized proxy solicitation firm) to solicit proxies from the holders of Shares to seek to obtain the Company Requisite Vote.

(b) The record date for holders of Common Stock entitled to notice of and to vote at the Company Stockholders Meeting (the “Record Date”) shall be mutually agreed to by Parent and the Company. Once the Record Date has been established, the Company shall not change the Record Date or establish a different such date without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything in this Section 7.3(b) or elsewhere in this Agreement to the contrary, nothing shall prohibit the Company from postponing, adjourning or otherwise delaying the Company Stockholders Meeting if (and only if) the Special Committee has determined in good faith, after consultation with its outside counsel, that the Company is required to postpone, adjourn or delay the Company Stockholders Meeting pursuant to any request by the SEC’s staff or in order to update, correct or otherwise make any necessary additional disclosures to the holders of Common Stock such that the Proxy Statement does not contain any untrue statement of material fact, or omit to state any material fact necessary, in order to make the statements made, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company Stockholders Meeting shall not be postponed, adjourned or delayed for more than ten Business Days in the aggregate without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. The Company agrees that, unless the Special Committee has made a Change of Recommendation pursuant to and in accordance with the terms and conditions of Section 7.2(d) or this Agreement is terminated pursuant to Article IX, its obligations to hold the Company Stockholders Meeting pursuant to this Section 7.3 shall not be affected by the commencement, announcement or disclosure of or communication to the Company of any Acquisition Proposal, and the Company shall continue to take all lawful action to obtain the Requisite Company Vote in the manner set forth in this Section 7.3.

(c) The Company agrees to provide Parent reasonably detailed periodic updates concerning proxy solicitation results on a timely basis.

(d) Without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed, matters related to the approval of this Agreement and matters required by SEC regulations shall be the only matters that the Company may propose to be acted on by the Company’s stockholders at the Company Stockholders Meeting.

7.4. Parent Vote. So long as there has been no Change of Recommendation, Parent shall vote or cause to be voted any Shares beneficially owned by it or any of its Affiliates or with respect to which it or any of its Affiliates has the power (by agreement, proxy or otherwise) to cause to be voted in favor of the approval of this Agreement at any meeting of stockholders of the Company at which this Agreement shall be submitted for approval and at all adjournments, recesses or postponements thereof.

7.5. Approval of Sole Stockholder of Merger Sub. As promptly as practicable after the execution and delivery of this Agreement, Parent (in its capacity as Merger Sub’s sole stockholder) shall execute and deliver, in accordance with applicable Law and Merger Sub’s Organizational Documents, a written consent or similar binding authorization approving Merger Sub’s execution and delivery of this Agreement and the consummation by Merger Sub of the transactions contemplated by this Agreement, including the Merger.

7.6. Disclosure Documents; Other Regulatory Matters.

(a) Disclosure Documents.

(i) As promptly as reasonably practicable after the date of this Agreement, but in any event within fifteen Business Days after the date of this Agreement, (A) the Company shall prepare and file with the SEC a proxy statement in preliminary form relating to the Company Stockholders Meeting (such proxy statement, including any amendments or supplements thereto, the “Proxy Statement”) and (B) the Company and Parent shall jointly prepare and file with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 relating to the Merger (such Rule 13e-3 Transaction Statement, including any amendments or supplements thereto, the “Schedule 13E-3”). Except under the circumstances expressly permitted by Section 7.2(d)(ii), the Proxy Statement shall include the Company Recommendation.

(ii) The Company shall ensure that the Proxy Statement at the time it is first mailed to the holders of Common Stock complies in all material respects as to form and substance with the provisions of the Exchange Act, and the Company and Parent shall ensure that the Schedule 13E-3 complies in all material respects as to form and substance with the provisions of the Exchange Act. The Company shall ensure that the Proxy Statement complies in all respects with the applicable provisions of the NRS, including NRS 92A.120(4) and all applicable provisions of the Dissenter’s Rights Statutes, including NRS 92A.410(1).

(iii) The Company and Parent each shall ensure that none of the information supplied by it or any of its Affiliates for inclusion or incorporation by reference in the Proxy Statement and the Schedule 13E-3 will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (A) in the case of the Proxy Statement, at the date of mailing to stockholders of the Company and at the time of the Company Stockholders Meeting, and (B) in the case of the Schedule 13E-3, at the time of filing with the SEC; provided, however, that the Company, on the one hand, and Parent and Merger Sub, on the other hand, assume no responsibility with respect to information supplied by or on behalf of the other Party or its Affiliates for inclusion or incorporation by reference in the Proxy Statement or Schedule 13E-3.

(iv) If at any time prior to the Company Stockholders Meeting, any information relating to the Company or Parent, or any of their respective Affiliates, is discovered by a Party, which information should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3 so that either the Proxy Statement or the Schedule 13E-3 would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall as promptly as reasonably practicable following such discovery notify the other Party or Parties. After any such notification relating to the Proxy Statement, the Company shall, as and to the extent required by applicable Law, promptly (A) prepare and file an amendment or supplement to the Proxy Statement and (B) cause the Proxy Statement as so amended or supplemented to be disseminated to its stockholders. After any such notification relating to the Schedule 13E-3, the Company and Parent shall, to the extent required by applicable Law, promptly prepare and file with the SEC an amendment or supplement to the Schedule 13E-3.

(v) Prior to filing or mailing the Proxy Statement and any other documents and communications related to the Company Stockholders Meeting or filing the Schedule 13E-3, the Company and Parent (as the case may be) shall provide the other Party and its outside legal counsel and other Representatives with a reasonable opportunity to review and comment on drafts of such documents and shall consider in good faith all such comments promptly and reasonably proposed by the other Party.

(vi) Without limiting the generality of the provisions of Section 7.7, the Company and Parent shall (A) promptly notify the other Party of the receipt of all comments from the SEC with respect to the Proxy Statement and Schedule 13E-3 and of any request by the SEC for any amendment or supplement to the Proxy

Statement or Schedule 13E-3 or for additional information, (B) as promptly as practicable following receipt thereof provide the other Party with copies of all correspondence with the SEC with respect to the Proxy Statement and Schedule 13E-3 and (C) provide the other Party’s outside legal counsel and its other applicable Representatives a reasonable opportunity to participate in any discussions or meetings with the SEC relating to the Proxy Statement or Schedule 13E-3. Each of the Company and Parent shall, as applicable and subject to the requirements of Section 7.6(a)(v), use its best efforts to promptly provide responses to the SEC with respect to all comments and requests received on the Proxy Statement and Schedule 13E-3 by the SEC.

(b) Other Regulatory Matters.

(i) Except to the extent a different standard of efforts has been expressly agreed to and set forth in any provision of this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions necessary or advisable on its part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement, including preparing and filing, as promptly as practicable after the date of this Agreement, documentation to effect all necessary notices, reports, consents, registrations, approvals, permits, authorizations, expirations of waiting periods and other filings and to obtain, as promptly as practicable after the date of this Agreement, all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Governmental Entity in order to consummate the transactions contemplated by this Agreement.

(ii) Notwithstanding anything to the contrary set forth in this Agreement:

(A) in no event shall (1) any Party or any of its Affiliates be required to agree to any term, condition, liability, obligation, requirement, limitation, qualification, remedy, commitment, sanction or other action imposed, required or requested by a Governmental Entity in connection with its grant of any consent, registration, approval, permit or authorization necessary or advisable in order to consummate the transactions contemplated by this Agreement to be obtained from any Governmental Entity that is not conditioned upon the consummation of the transactions contemplated by this Agreement or (2) the Company or any of its Affiliates agree to any term, condition, liability, obligation, requirement, limitation, qualification, remedy, commitment, sanction or other action in connection with the obtaining of any such consent, registration, approval, permit or authorization necessary that is not conditioned upon the consummation of the transactions contemplated by this Agreement or that would result in any restrictions, limitations or requirements on the Company or its business or assets following the consummation of the transactions contemplated by this Agreement without the prior written consent of Parent and subject to Section 7.6(b)(ii)(B); and

(B) the Parties hereby acknowledge and agree that neither this Section 7.6(b) nor the “reasonable best efforts” standard shall require, or be construed to require, Parent or any of its Affiliates, (1) to resist, vacate, limit, reverse, suspend or prevent, through litigation, any actual, anticipated or threatened Order seeking to delay, restrain, prevent, enjoin or otherwise prohibit or make unlawful the consummation of the transactions contemplated by this Agreement or (2) in order to obtain any consent, registration, approval, permit or authorization necessary or advisable in order to consummate the transactions contemplated by this Agreement to be obtained from any Governmental Entity, to agree to any term, condition, liability, obligation, requirement, limitation, qualification, remedy, commitment, sanction or other action that would be reasonably likely to have a material adverse effect on the anticipated benefits to Parent and its Affiliates of the transactions contemplated by this Agreement; provided that Parent may compel the Company to (and to cause its Subsidiaries to) agree to any such term or condition or take any such actions (or agree to take such actions) so long as the effectiveness of such term or condition or action is conditioned upon the consummation of the Merger.

(iii) Cooperation. Parent shall have the right to direct all matters with any Governmental Entity consistent with its obligations hereunder; provided that Parent and the Company shall have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, any of their respective Affiliates and any of their respective Representatives, that appears in any filing made with, or written materials submitted to any Governmental Entity in connection with the transactions contemplated by this Agreement. Neither the Company nor Parent shall permit any of its or Affiliates or Representatives to participate in any discussions or meetings with any Governmental Entity in respect of any documentation to effect all necessary notices, reports, consents, registrations, approvals, permits, authorizations, expirations of waiting periods and other filings or any investigation or other inquiry relating thereto or to the transactions contemplated by this Agreement unless it consults with the other in advance and, to the extent permitted by such Governmental Entity, gives the other the opportunity to attend and participate. Each of the Company and Parent, as applicable, shall (and shall cause their respective Affiliates to) promptly provide or cause to be provided to each Governmental Entity furnish all non-privileged or protected information and documents reasonably requested by any Governmental Entity or that are necessary or advisable to permit consummation of the transactions contemplated by this Agreement.

7.7. Status and Notifications.

The Company and Parent each shall keep the other reasonably apprised of the status of matters relating to the consummation of the transactions contemplated by this Agreement (including in connection with the Proxy Statement and Schedule 13E-3) and shall, as promptly as practicable, (i) notify the other of any notices or communication from or with any Governmental Entity concerning such transactions, (ii) furnish the other with copies of written notices or other communications received by Parent or the Company, as the case may be, or any of its Affiliates from any third party, including any Governmental Entity, with respect to such transactions and (iii) furnish the other with all information as may be necessary or advisable to effect such notices and communications. The Company and Parent shall give prompt notice to each other of any events, changes, developments, circumstances or facts that individually or in the aggregate, has had or would reasonably be expected to (x) in the case of the Company, have a Material Adverse Effect or prevent, materially delay or materially impair the consummation by the Company of the transactions contemplated by this Agreement, (y) in the case of Parent, have a Parent Material Adverse Effect, or (z) in the case of either the Company or Parent, result in any non-compliance or violation of any of the respective representations, warranties or covenants of the Company, Parent or Merger Sub, as applicable, set forth in this Agreement, to the extent that any such non-compliance or violation would reasonably be expected to result in a failure of any of the conditions set forth in Sections 8.2(a), 8.2(b), 8.3(a) or 8.3(b), as applicable.

7.8. Third-Party Consents and Encumbrance Terminations.

(a) No notices, acknowledgments, waivers, amendments or other modification are required under any Company Material Contract to which Company is a party or otherwise bound (the “Third-Party Consents”) in connection with the Transactions contemplated by this Agreement.

(b) No Encumbrances exist other than Encumbrances created by or resulting from the SMG Transaction Documents.

7.9. Information and Access.

(a) The Company shall, upon reasonable prior notice, afford Parent and its Representatives reasonable access throughout the period prior to the Effective Time, to the Company Employees, agents, properties, offices and other facilities, Contracts, books and records, and, during such period, the Company shall furnish promptly to Parent all other information and documents (to the extent not publicly available) concerning or regarding its business, properties and assets (including Intellectual Property Rights) and personnel as may reasonably be requested by Parent; provided, however, that subject to compliance with the obligations set forth in Section 7.9(b), the Company shall not be required to provide such access or furnish such information and documents to the extent it reasonably determines in good faith, after consultation with the Company’s outside counsel, that doing so would be reasonably likely to (i) result in a violation of applicable Law or (ii) waive the attorney-client privilege or similar protections.

(b) In the event that the Company objects to any request submitted pursuant to Section 7.9(a) on the basis of one or both of the matters set forth in the proviso in Section 7.9(a), it must do so by providing Parent, in reasonable detail, the nature of what is being withheld and the reasons and reasonable support therefor, and prior to preventing such access or withholding such information or documents from Parent and its Representatives, the Company shall cooperate with Parent to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the impediments expressly set forth in the proviso in Section 7.9(a), including using reasonable best efforts to take such actions and implement appropriate and mutually agreeable measures to permit such access, including through appropriate “counsel-to-counsel” disclosure, clean room procedures, redaction and other customary procedures.

7.10. Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions necessary or advisable on its part under applicable Laws to enable the deregistration of the Shares under the Exchange Act as promptly as practicable after (and only after) the Effective Time and the Surviving Corporation shall file with the SEC a Form 15 on or as promptly as practicable following the Effective Time.

7.11. Publicity. The initial press release with respect to the transactions contemplated by this Agreement shall be a joint press release. Subject to 7.2(e), and unless and until a Change of Recommendation has occurred and has not been rescinded, Parent and the Company shall consult with each other before issuing, and give each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such Party may reasonably conclude may be required by applicable Law or court process. Nothing in this Section 7.11 shall limit the ability of any Party to make internal announcements to their respective employees in accordance with Section 7.12 that are consistent in all material respects with the prior public disclosures regarding the transactions contemplated by this Agreement.

7.12. Employee Benefits.

Prior to making any written or oral communications to Company Employees pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and the Company shall consider any such comments in good faith. Parent and Merger Sub agree that all rights in effect as of the date of this Agreement (or the benefits provided by the plans) under the Company’s Long Term Incentive Plan and 2021 Annual Bonus Plan (including the Employee Retention Memorandum implementing those plans) and the Company’s Severance Policy shall be assumed by the Surviving Corporation in the Merger, without further action, and shall not be modified or terminated by the Surviving Corporation within 12 months after the Closing unless otherwise required by applicable Law.

7.13. Indemnification; Directors’ and Officers’ Insurance.

(a) Parent and Merger Sub agree that all rights to exculpation, indemnification or advancement of expenses arising from, relating to or otherwise in respect of, acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers of the Company as provided in the Company’s Organizational Documents or the Indemnification Agreements shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time, and shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of no less than six years from the Effective Time, Parent shall, or shall cause the Surviving Corporation to, maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s Organizational Documents in effect as of the date of this Agreement, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors or officers of the Company.

(b) At or prior to the Effective Time, the Company shall purchase a prepaid (or “tail”) directors’ and officers’ insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time for an aggregate period of not less than six years from the Effective Time, that does not result in gaps or lapses of coverage with respect to matters occurring prior to the Effective Time and that is no less favorable with respect to limits, deductibles and other terms compared to the Company’s existing directors’ and officers’ insurance and indemnification policy or policies or, if such insurance coverage is unavailable, the best available similar coverage (the “D&O Insurance”).

(c) If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets, then, and in each case, Parent and the Surviving Corporation (or their respective successors or assigns) shall ensure that such surviving corporation or entity or the transferees of such properties or assets assume the obligations set forth in this Section 7.13.

(d) The rights of each indemnified party under this Section 7.13 shall be in addition to any rights such indemnified party may have under any agreement of any indemnified party with the Company in effect as of immediately prior to the Effective Time, or under applicable Law. Except as otherwise set forth herein, these rights shall survive consummation of the Merger in accordance with their terms and are intended to benefit, and shall be enforceable by, each indemnified party.

7.14. Takeover Statutes. If any Takeover Statute is or may become applicable to the transactions contemplated by this Agreement, each of Parent and the Company, the respective members of their boards of directors and the Special Committee shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and shall use their reasonable best efforts to otherwise act to eliminate or minimize the effects of such Takeover Statute on such transactions.

7.15. Section 16 Matters. The Company, and the Company Board (or a duly formed committee thereof consisting of non-employee directors, as such term is defined for the purposes of Rule 16b-3 promulgated under the Exchange Act), shall, prior to the Effective Time, take all such actions as may be necessary or appropriate to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by any individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

7.16. Transaction Litigation. In the event that any stockholder litigation (whether asserted derivatively in the name and right of the Company, directly by any holder of Shares, in the nature of a class action, or otherwise) arising out of or in connection with the transactions contemplated by this Agreement is brought, or, to the Knowledge of the Company, threatened, against the Company, the officers of the Company, or any members of the Company Board from and following the date of this Agreement and prior to the Effective Time (such litigation, “Transaction Litigation”), the Company shall as promptly as practicable notify Parent of such Transaction Litigation and shall keep Parent reasonably informed with respect to the status thereof. The Company shall give Parent a reasonable opportunity to participate in the defense and/or settlement of any Transaction Litigation and shall consider in good faith Parent and its outside legal counsel’s advice with respect to such Transaction Litigation unless the Company determines in good faith, after consultation with its outside counsel or counsel to the Special Committee, that there may be certain defenses available to it and/or to one or more of the Company’s officers or directors that are different from or in addition to the defenses available to Parent and its Affiliates such that it would not be appropriate for all such defendants to participate jointly in the defense of such Transaction Litigation or to be represented jointly by the same legal counsel in such Transaction Litigation; provided that, the Company shall not settle or agree to settle any Transaction Litigation without the prior written consent of Parent. In the event that any stockholder litigation arising out of or in connection with the transactions contemplated by this Agreement is brought, or, to the knowledge of Parent, threatened, against Parent or any of its Affiliates, Parent shall as promptly as practicable notify the Company of such litigation or threatened litigation and shall keep the Company reasonably informed with respect thereto. Parent shall consider in good faith the Company and its outside legal counsel’s advice with respect to such litigation or threatened litigation.

ARTICLE VIII

Conditions

8.1. General Conditions.

The respective obligation of each Party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Company Stockholder Approval. The Requisite Company Vote shall have been obtained at the Company Stockholders Meeting.

(b) No Legal Prohibition. No Order or Law (whether temporary, preliminary or permanent) shall be in effect which enjoins, prevents or otherwise prohibits, restrains or makes unlawful the consummation of the Merger and the other transactions contemplated by this Agreement.

(c) Regulatory Approvals. All authorizations, consents, orders, declarations or approvals of, notifications to or filings or registrations with, or terminations or expirations of waiting periods imposed by Governmental Entities in connection with the Merger shall have been obtained, shall have been made or shall have occurred, as the case may be, in each case, without the imposition by the applicable Governmental Entity of any material condition thereto that has not been waived by Parent in its sole discretion.

8.2. Conditions to Obligations of Parent and Merger Sub.

The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company set forth in: (i) Section 5.1 (Organization, Good Standing and Qualification), Section 5.3 (Capital Structure), and Section 5.4 (Corporate Authority; Approval and Fairness) shall have been true and correct as of the date of this Agreement and shall be true and correct at and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time); (ii) Section 5.5(a) (Governmental Filings; No Violations; Certain Contracts, Etc.), Section 5.7 (Company Reports), Section 5.8 (Disclosure Controls and Procedures and Internal Control Over Financial Reporting), Section 5.9 (Financial Statements; No Undisclosed Liabilities; “Off-Balance Sheet Arrangements”; Books and Records), Section 5.11 (Absence of Certain Changes), Section 5.22 (Takeover Statutes) and Section 5.23 (Brokers and Finders) shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects at and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all material respects as of such particular date or period of time) (without giving effect to any qualification by “materiality” or “Material Adverse Effect” and words of similar import set forth therein); and (iii) Article V (other than those sections set forth in the foregoing clauses (i) and (ii) of this Section 8.2(a)) shall have been true and correct as of the date of this Agreement and shall be true and correct at and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except, in the case of this clause (iii), for any failure of any such representation and warranty to be so true and correct (without giving effect to any qualification by “materiality” or “Material Adverse Effect” and words of similar import set forth therein) that would not have a Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with its agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, change, development, circumstance, fact or effect that has had or would reasonably be expected to have a Material Adverse Effect.

(d) Company Closing Certificate. Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer of the Company certifying that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) are satisfied.

(e) FIRPTA Certification.

(i) Parent shall have received a statement executed on behalf of the Company, dated as of the Closing Date, satisfying the requirements of Treasury Department regulations Section 1.1445-2(c)(3) (and complying with Treasury Department regulations Section 1.897-2(h)) in a form reasonably acceptable to Parent certifying that the Company is a U.S. person, and that the Company Shares do not represent United States real property interests within the meaning of Section 897 of the Code and the Treasury Department regulations promulgated thereunder.

(ii) The Company shall deliver to the Internal Revenue Service the notification required under Treasury Department regulation Section 1.897-2(h)(2) on the date hereof, which notification shall (A) be in a form reasonably satisfactory to Parent, (B) satisfy the requirements of Treasury Department regulation Section 1.897-2(h), and (C) indicate that the certificate described in clause (i) above is provided to Parent pursuant to Treasury Regulation Section 1.1445-2(c)(3) in connection with the Merger on the date hereof

8.3. Conditions to Obligation of the Company.

The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in (i) Section 6.1 (Organization, Good Standing and Qualification), Section 6.2 (Corporate Authority) and Section 6.4 (Available Funds) shall have been true and correct as of the date of this Agreement and shall be true and correct at and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time); and (ii) Article VI (other than those sections set forth in the foregoing clause (i) of this Section 8.3(a)) shall have been true and correct as of the date of this Agreement and shall be true and correct at and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except, in the case of this clause (ii), for any failure of any such representation and warranty to be so true and correct (without giving effect to any qualification by “materiality” or “Parent Material Adverse Effect” and words of similar import set forth therein) that would not have a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied in all material respects with its agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Parent and Merger Sub Closing Certificate. The Company shall have received at the Closing a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent certifying that the conditions set forth in Section 8.3(a) and Section 8.3(b) are satisfied.

ARTICLE IX

Termination

9.1. Termination by Mutual Written Consent. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, whether before or after the Requisite Company Vote has been obtained, by mutual written consent of the Company and Parent.

9.2. Termination by Either Parent or the Company. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, by action of either the Company or Parent if:

(a) the Merger shall not have been consummated by 5:00 p.m. local time on March 31, 2021 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.2(a) shall not be available to any Party if it is then in material breach of any of its representations, warranties, obligations or agreements hereunder; or

(b) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 9.2(b) shall not be available to any Party that has breached in any material respect its obligations set forth in this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger.

9.3. Termination by the Company. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned by the Company:

(a) if either Parent or Merger Sub breaches or fails to perform in any material respect any of its representations, warranties, covenants or agreements in this Agreement, or if any representation or warranty of Parent or Merger Sub in this Agreement shall have become untrue following the date of this Agreement, in either case such that the condition in Section 8.3(a) or Section 8.3(b) would not be satisfied (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) thirty days after the giving of notice thereof by the Company to Parent and (ii) three Business Days prior to the Outside Date); provided, however, that the right to terminate this Agreement pursuant to this Section 9.3(a) shall not be available to the Company if it is then in material breach of any of its representations, warranties, obligations or agreements hereunder; or

(b) prior to the time the Requisite Company Vote is obtained, following a Change of Recommendation, but only if (i) the Company is not then in breach of Section 7.2 of this Agreement and (ii) the Change of Recommendation occurred pursuant to and in accordance with the terms and conditions of Section 7.2(d)(ii).

9.4. Termination by Parent. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned by the board of directors of Parent:

(a) if there has been a breach of any representation, warranty, covenant or agreement made by the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue following the date of this Agreement in either case such that the conditions in Section 8.2(a) or Section 8.2(b) would not be satisfied (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) thirty days after the giving of notice thereof by Parent to the Company and (ii) three Business Days prior to the Outside Date); provided, however, that the right to terminate this Agreement pursuant to this Section 9.4(a) shall not be available to Parent if it is then in material breach of any of its representations, warranties, obligations or agreements hereunder; or

(b) following a Change of Recommendation, if the Requisite Company Vote has not yet been obtained at the Company Stockholders Meeting.

9.5. Effect of Termination and Abandonment.

In the event of termination of this Agreement pursuant to this Article IX, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or any of its Representatives or Affiliates); provided, however, that (i) no such termination shall relieve any Party of any liability or damages to any other Party resulting from any knowing and intentional breach of this Agreement and (ii) the provisions set forth in this Section 9.5 and the second sentence of Section 10.1 shall survive the termination of this Agreement.

ARTICLE X

Miscellaneous and General

10.1. Survival. Article I, this Article X and the agreements of the Company, Parent and Merger Sub set forth in Article IV, Section 5.24 (No Other Representations or Warranties; Non-Reliance), Section 6.6 (No Other Representations or Warranties; Non-Reliance), Section 7.12 ( Employee Benefits), Section 7.13 (Indemnification; Directors’ and Officers’ Insurance), Section 10.3 (Expenses), and the provisions that substantively define any related defined terms not substantively defined in Article I and those other covenants and agreements set forth in this Agreement that by their terms apply, or that are to be performed in whole or in part, after the Effective Time, shall survive the Effective Time. Article I, this Article X, the agreements of the Company, Parent and Merger Sub set forth in Section 10.3 (Expenses), Section 9.5 (Effect of Termination and Abandonment) and the provisions that substantively define any related defined terms not substantively defined in Article I and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement or in any instrument or other document delivered pursuant to this Agreement, including rights arising out of any breach of such representations, warranties, covenants and agreements, shall not survive the Effective Time or the termination of this Agreement.

10.2. Notices. All notices, requests, instructions, consents, claims, demands, waivers, approvals and other communications to be given or made hereunder by one or more Parties to another Party shall be in writing and shall be deemed to have been duly given or made on the earliest of: (a) the date of transmission, if such notice or communication is delivered via email (i) at or prior to 5:30 p.m. (New York City time) on a Business Day or (ii) on a day that is not a Business Day or after 5:30 p.m. (New York City time) on a Business Day if such transmission is confirmed by the recipient, (b) the second Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (c) upon actual receipt by the Party to whom such notice is required to be given. Such communications must be sent to the respective Parties at the following street addresses, facsimile numbers or email addresses (or at such other address or number previously made available as shall be specified in a notice given in accordance with this Section 10.2):

(A)	If to the Special Committee, to:

c/o AeroGrow International, Inc.

5405 Spine Road

Boulder, CO 80301

Attention:    Special Committee

Email:          chris.hazlitt@bclplaw.com

with a copy to (which shall not constitute notice pursuant to this Section 10.2) to:

Bryan Cave Leighton Paisner LLP

1801 13th Street, Suite 300

Boulder, CO 80302

Attention:    Chris Hazlitt

Email:          chris.hazlitt@bclplaw.com

(B)	If to the Company, to:

AeroGrow International, Inc.

5405 Spine Road

Boulder, CO 80301

Attention:     J. Michael Wolfe

                     President and Chief Executive Officer

Email:          mike@aerogrow.com

with a copy to (which shall not constitute notice pursuant to this Section 10.2):

Hutchinson Black and Cook, LLC

921 Walnut, Suite 200

Boulder, CO 80302

Attention:    James L. Carpenter, Jr.

Email:          carpenter@hbcboulder.com

and to the Special Committee and to its counsel indicated in Section 10.2(A) above

(C)	If to Parent or Merger Sub, to:

SMG Growing Media, Inc.

AGI Acquisition Sub, Inc.

c/o The Scotts Miracle-Gro Company

14111 Scottslawn Road

Marysville, Ohio 43041

Attention:    Bernard K. Asirifi, Esq.

Facsimile:    937-578-5031

Email:          bernard.asirifi@scotts.com

with a copy to (which shall not constitute notice pursuant to this Section 10.2):

Vorys, Sater, Seymour and Pease LLP

52 East Gay Street

Columbus, Ohio 43215

Attention:     Adam L. Miller, Esq.

Facsimile:    (614) 464-6250

Email:          almiller@vorys.com

10.3. Expenses. Whether or not the Merger is consummated, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including all costs, fees and expenses of its Representatives, shall be paid by the Party incurring such cost, fee or expense, except as otherwise expressly provided herein.

10.4. Modification or Amendment; Waiver.

(a) Subject to the provisions of applicable Law, at any time prior to the Effective Time, this Agreement may be modified or amended only by an instrument in writing that is executed by each of the Parties.

(b) The conditions to each of the respective Parties’ obligations to consummate the transactions contemplated by this Agreement are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law; provided, however, that any such waiver shall only be effective if made in writing and executed by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder or under applicable Law shall operate as a waiver of such rights and, except as otherwise expressly provided herein, no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

10.5. Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE INTERNAL PROCEDURAL AND SUBSTANTIVE LAWS OF THE STATE OF NEVADA WITHOUT REGARD TO THE CONFLICT OF LAWS RULES OR PRINCIPLES THEREOF (OR ANY OTHER JURISDICTION) TO THE EXTENT THAT SUCH LAWS, RULES AND PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.

(b) Each of the Parties agrees that: (i) it shall bring any Proceeding in connection with, arising out of or otherwise relating to this Agreement or the transactions contemplated by this Agreement exclusively in the Chosen Courts; and (ii) solely in connection with such Proceedings, (A) irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (B) irrevocably waives any objection to the laying of venue in any such Proceeding in the Chosen Courts, (C) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party, (D) agrees that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 10.2 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof and (E) it shall not assert as a defense any matter or claim waived by the foregoing clauses (A) through (D) of this Section 10.5(b) or that any Order issued by the Chosen Courts may not be enforced in or by the Chosen Courts.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE CONNECTED WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IS EXPECTED TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY KNOWINGLY AND INTENTIONALLY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING, DIRECTLY OR INDIRECTLY, CONNECTED WITH, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES THAT (i) NO REPRESENTATIVE OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE

IMPLICATIONS OF THIS WAIVER, (iii) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS SET FORTH IN THIS SECTION 10.5(c).

10.6. Specific Performance.

(a) Each of the Parties acknowledges and agrees that the rights of each Party to consummate the transactions contemplated by this Agreement are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage may be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, in addition to any other available remedies a Party may have in equity or at law, each Party shall be entitled to enforce specifically the terms and provisions of this Agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement, consistent with the provisions of Section 10.5(b), in the Chosen Courts without necessity of posting a bond or other form of security. In the event that any Proceeding should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law.

10.7. Third-Party Beneficiaries. Except, from and after the Effective Time, for the rights of the indemnified parties as provided in Section 7.13, the Parties hereby agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other, subject to the terms and conditions of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties and their respective successors, legal representatives and permitted assigns any rights or remedies, express or implied, hereunder, including the right to rely upon the representations and warranties set forth in this Agreement.

10.8. Non-Recourse. Other than in any Proceeding for fraud or intentional or willful misrepresentation, this Agreement may only be enforced against, and any Proceeding in connection with, arising out of or otherwise resulting from this Agreement, any instrument or other document delivered pursuant to this Agreement or the transactions contemplated by this Agreement may only be brought against the Persons expressly named as Parties (or any of their respective successors, legal representatives and permitted assigns) in, and who have executed and delivered, this Agreement, and then only with respect to the specific obligations set forth herein with respect to such Party. No past, present or future director, employee (including any officer), incorporator, manager, member, partner, stockholder, other equity holder or persons in a similar capacity, controlling person, Affiliate or other Representative of any Party or of any Affiliate of any Party, or any of their respective successors, legal representatives and permitted assigns, shall have any liability or other obligation for any obligation of any Party under this Agreement or for any Proceeding in connection with, arising out of or otherwise resulting from this Agreement or the transactions contemplated by this Agreement; provided, however, that nothing in this Section 10.8 shall limit any liability or other obligation of any Party for any breaches by any such Party of the terms and conditions of this Agreement.

10.9. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. Except as may be required to satisfy the obligations contemplated by Section 7.13, no Party may assign any of its rights or interests or delegate any of its obligations under this Agreement, in whole or in part, by operation of Law or otherwise, without the prior written consent of the other Parties not seeking to assign any of its rights or interests or delegate any of its obligations, and any attempted or purported assignment or delegation in violation of this Section 10.9 shall be null and void; provided, however, that Parent may designate any of its Affiliates to be a constituent corporation in lieu of Merger Sub, in which event all references to Merger Sub in this Agreement shall be deemed references to such other Affiliate of Parent, except that all representations and warranties made in this Agreement with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Affiliate as of the date of such designation.

10.10. Entire Agreement.

(a) This Agreement (including Exhibits), any Company Disclosure Schedule, the Parent Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all other prior and contemporaneous agreements, negotiations, understandings, representations and warranties, whether oral or written, with respect to such subject matter, except for the SMG Transaction Documents, which shall remain in full force and effect to the extent provided in this Agreement.

(b) In the event of any inconsistency between the statements in the body of this Agreement, on the one hand, and any of the Exhibits, any Company Disclosure Schedule, the Parent Disclosure Schedule (other than an exception expressly set forth in any Company Disclosure Schedule or the Parent Disclosure Schedule) and the Confidentiality Agreement, on the other hand, the statements in the body of this Agreement shall control.

10.11. Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such legal, invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

10.12. Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. This Agreement shall become effective when each Party shall have received one or more counterparts hereof signed by each of the other Parties.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties as of the date first written above.

AEROGROW INTERNATIONAL, INC.

By:	/s/ J. Michael Wolfe
	Name:	J. Michael Wolfe
	Title:	President and Chief Executive Officer

SMG GROWING MEDIA, INC.

By:	/s/ Michael C. Lukemire
	Name:	Michael C. Lukemire
	Title:	President

AGI ACQUISITION SUB, INC.

By:	/s/ Pete Supron
	Name:	Pete Supron
	Title:	Vice President

Ultimate Parent executes this Agreement solely for the purpose of guaranteeing the representation of Parent under Section 6.4.

THE SCOTTS MIRACLE-GRO COMPANY

By:	/s/ Michael C. Lukemire
	Name:	Michael C. Lukemire
	Title:	President and Chief Operating Officer

Exhibit A

FORM OF AMENDED AND RESTATED ARTICLES OF INCORPORATION OF THE SURVIVING CORPORATION

ARTICLE I

NAME

The name of the corporation is AeroGrow International, Inc. (the “Corporation”).

ARTICLE II

PURPOSE

The Corporation is formed for the purpose of engaging in any lawful activity for which corporations may be organized under the laws of the State of Nevada.

ARTICLE III

AUTHORIZED CAPITAL STOCK

A. The total authorized capital stock of the Corporation shall consist of One Hundred (100) shares of common stock, without par value (“Common Stock”).

B. Except as otherwise provided by the Nevada Revised Statutes (“NRS”), a record holder of Common Stock shall be entitled to one vote for each share of Common Stock so held. No holder of Common Stock shall have the right to cumulate votes. The holders of Common Stock shall not have any conversion, redemption or preemptive rights.

ARTICLE IV

DIRECTORS

The members of the governing board of the Corporation are styled as directors. The Board of Directors shall be elected in such manner as shall be provided in the bylaws of the Corporation. The number of directors may be changed from time to time in such manner as provided in the bylaws of the Corporation.

ARTICLE V

INDEMNIFICATION; EXCULPATION

The liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS. If the NRS is amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended from time to time. Any repeal or modification of this Article V approved by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the liability of a director or officer of the Corporation existing as of the time of such repeal or modification. In the event of any conflict between this Article V and any other article of the Corporation’s articles of incorporation, the terms and provisions of this Article V shall control.

A-2-1

ARTICLE VI

SPECIAL PROVISIONS

Notwithstanding Article V above and without derogation of the provisions thereof, the following provisions shall be in effect through the sixth anniversary of the Effective Time (as defined in that certain Agreement and Plan of Merger, dated as of November 11, 2020, by and among the Corporation, The Scotts Miracle-Gro Company, an Ohio corporation (solely for purposes of Section 6.4 thereof), SMG Growing Media, Inc., an Ohio corporation, and AGI Acquisition Sub, Inc., a Nevada corporation (the “Merger Agreement”)), and shall be applicable to indemnified parties under Section 7.13 of the Merger Agreement and this Article VI shall not be amended, repealed or otherwise modified in any manner and shall remain in effect through the sixth anniversary of the Effective Time for the benefit of such indemnified parties:

No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

ARTICLE VII

INAPPLICABILITY OF CERTAIN NEVADA STATUTES

At such time, if any, as the Corporation becomes a “resident domestic corporation” (as defined in NRS 78.427), the Corporation shall not be subject to, or governed by, any of the provisions in NRS 78.411 to 78.444, inclusive, as amended from time to time, or any successor statutes. In accordance with the provisions of NRS 78.378, the provisions of NRS 78.378 to 78.3793, inclusive, as amended from time to time, or any successor statutes, relating to acquisitions of controlling interests in the Corporation, shall not apply to the Corporation or to any acquisition of any shares of the Corporation’s capital stock.

ARTICLE VIII

SPECIAL PROVISIONS REGARDING DISTRIBUTIONS

Notwithstanding anything to the contrary in the articles of incorporation or the bylaws of the Corporation, the Corporation is hereby specifically allowed to make any distribution that otherwise would be prohibited by NRS 78.288(2)(b).

A-2-2

Annex B

November 11, 2020

Special Committee of the Board of Directors of

AeroGrow International, Inc. (in its capacity as such)

5405 Spine Road

Boulder, Colorado 80301

Members of the Special Committee:

Stifel, Nicolaus & Company, Incorporated (“Stifel” or “we”) has been advised that AeroGrow International, Inc., a Nevada corporation (the “Company”), is considering entering into an Agreement and Plan of Merger (the “Merger Agreement”) with SMG Growing Media, Inc., an Ohio corporation (“Parent”), and AGI Acquisition Sub, Inc., a Nevada corporation and wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which, among other things, (i) Merger Sub will be merged with and into the Company with the Company continuing as the surviving corporation, and (ii) each issued and outstanding share of Common Stock, par value $0.001 per share, of the Company (the “Company Common Stock”) (such shares, excluding Dissenting Shares (as defined in the Merger Agreement) and shares of the Company Common Stock held in the treasury of the Company or owned by Parent or an affiliate of Parent, the “Shares”) will be converted into the right to receive $3.00 in cash (the “Merger Consideration”), on terms and conditions more fully set forth in the Merger Agreement (the “Merger”).

The Special Committee of the Board of Directors of the Company (the “Committee”), in its capacity as such, has requested Stifel’s opinion, as investment bankers, as to the fairness, from a financial point of view, as of the date of this opinion, to the holders of the Shares of the Merger Consideration to be received by such holders from Parent in the Merger pursuant to the Merger Agreement (the “Opinion”).

In rendering our Opinion, we have, among other things:

(i)

discussed the Merger and related matters with the Company’s counsel and reviewed a draft copy of the Merger Agreement, dated November 11, 2020, such draft being the latest draft of the Merger Agreement provided to us;

(ii)

reviewed the audited consolidated financial statements of the Company contained in its Annual Report on Form 10-K for the fiscal years ended March 31, 2020, March 31, 2019 and March 31, 2018 and unaudited consolidated financial statements of the Company contained in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2020;

(iii)	reviewed and discussed with the Company’s management certain other publicly available information concerning the Company;

(iv)

reviewed certain non-publicly available information concerning the Company, including internal financial analysis and forecasts prepared by its management and held discussions with the Company’s senior management regarding recent developments;

(v)	reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that we deemed relevant to our analysis;

787 7th Avenue, 11th Floor, New York, New York 10019

Stifel, Nicolaus & Company, Incorporated | Member SIPC & NYSE | www.Stifel.com

Special Committee of the Board of Directors

AeroGrow International, Inc.

November 11, 2020

(vi)	reviewed and analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that we considered relevant to our analysis;

(vii)	reviewed the reported prices and trading activity of the equity securities of the Company;

(viii)	performed a discounted cash flow analysis;

(ix)

considered the results of our efforts, at the direction of the Special Committee, to solicit indications of interest from selected third parties with respect to a merger or other transaction with the Company;

(x)	conducted such other financial studies, analysis and investigations and considered such other information as we deemed necessary or appropriate for purposes of our Opinion; and

(xi)

taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuations and our knowledge of the Company’s industry generally.

In rendering our Opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to Stifel by or on behalf of the Company, or that was otherwise reviewed by Stifel, and have not assumed any responsibility for independently verifying any of such information. With respect to the financial forecasts supplied to us by the Company, we have assumed, at the direction of the Company, that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Company and that they provided a reasonable basis upon which we could form our Opinion. Such forecasts and projections were not prepared with the expectation of public disclosure. All such projected financial information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and, in particular, assumptions regarding the widespread disruption, extraordinary uncertainty and unusual volatility arising from the effects of the COVID-19 pandemic, including the effect of evolving governmental interventions and non- interventions. Accordingly, actual results could vary significantly from those set forth in such projected financial information. Among other things, such projected financial information assumes that the ongoing COVID-19 pandemic will have a favorable impact on the Company. Stifel has relied on this projected financial information without independent verification or analyses and does not in any respect assume any responsibility for the accuracy or completeness thereof.

We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of the Company since the date of the last financial information of the Company made available to us. We did not make or obtain any independent evaluation, appraisal or physical inspection of the Company’s assets or liabilities, nor have we been furnished with any such evaluation or appraisal. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, Stifel assumes no responsibility for their accuracy.

We have assumed, with your consent, that there are no factors that would materially delay or subject to any material adverse conditions any necessary regulatory or governmental approval and that all conditions to the Merger will be satisfied and not waived. In addition, we have assumed that the definitive Merger Agreement will not differ materially from the draft we reviewed. We have also assumed that the Merger will be consummated

787 7th Avenue, 11th Floor, New York, New York 10019

Stifel, Nicolaus & Company, Incorporated | Member SIPC & NYSE | www.Stifel.com

Special Committee of the Board of Directors

AeroGrow International, Inc.

November 11, 2020

substantially on the terms and conditions described in the Merger Agreement, without any waiver of material terms or conditions by the Company or any other party and without any adjustment to the Merger Consideration, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the Merger will not have an adverse effect on the Company, Parent or the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further assumed that the Company has relied upon the advice of its counsel, independent accountants and other advisors (other than Stifel) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to the Company, the Merger and the Merger Agreement.

Our Opinion is limited to the fairness of the Merger Consideration to the holders of the Shares, from a financial point of view, and does not address any other terms, aspects or implications of the Merger, including, without limitation, the form or structure of the Merger, any consequences of the Merger on the Company, its stockholders, creditors or any other constituency or otherwise, or any terms, aspects or implications of any voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise. Our Opinion also does not consider, address or include: (i) any other strategic alternatives currently (or which have been or may be) contemplated by the Board of Directors of the Company (the “Board”) or the Company; (ii) the legal, tax or accounting consequences of the Merger on the Company or the holders of Company Common Stock; (iii) the fairness of the amount or nature of any compensation to any of the Company’s officers, directors or employees, or class of such persons, relative to the compensation to the holders of the Company’s securities; (iv) the effect of the Merger on, or the fairness of the consideration to be received by, holders of any class of securities of the Company other than the Shares, or any class of securities of any other party to any transaction contemplated by the Merger Agreement; (v) whether Parent has sufficient cash, available lines of credit or other sources of funds to enable it to pay the Merger Consideration; or (vi) the treatment of, or effect of the Merger on, Company Options (as defined in the Merger Agreement). Furthermore, we are not expressing any opinion herein as to the prices, trading range or volume at which the Company’s or Parent’s securities will trade following public announcement or consummation of the Merger.

Our Opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us by or on behalf of the Company or its advisors, or information otherwise reviewed by Stifel, as of the date of this Opinion. It is understood that subsequent developments may affect the conclusion reached in this Opinion and that Stifel does not have any obligation to update, revise or reaffirm this Opinion, except in accordance with the terms and conditions of Stifel’s engagement letter agreement with the Company. Our Opinion is for the information of, and directed to, the Committee for its information and assistance in connection with its consideration of the financial terms of the Merger. Our Opinion does not constitute a recommendation to the Committee or the Board as to how the Committee or the Board should vote on the Merger or to any stockholder of the Company as to how any such stockholder should vote at any stockholders’ meeting at which the Merger is considered, or whether or not any stockholder of the Company should enter into a voting, support, stockholders’, or affiliates’ agreement with respect to the Merger, or exercise any dissenters’ or appraisal rights that may be available to such stockholder. In addition, the Opinion does not compare the relative merits of the Merger with any other alternative transactions or business strategies which may have been available to the Company and does not address the underlying business decision of the Board or the Company to proceed with or effect the Merger.

787 7th Avenue, 11th Floor, New York, New York 10019

Stifel, Nicolaus & Company, Incorporated | Member SIPC & NYSE | www.Stifel.com

Special Committee of the Board of Directors

AeroGrow International, Inc.

November 11, 2020

We are not legal, tax, regulatory or bankruptcy advisors. We have not considered any potential legislative or regulatory changes currently being considered or recently enacted by the United States Congress, the Securities and Exchange Commission (the “SEC”), or any other regulatory bodies, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the SEC or the Financial Accounting Standards Board. Our Opinion is not a solvency opinion and does not in any way address the solvency or financial condition of the Company, Parent, Merger Sub or any other party.

Stifel, as part of its investment banking services, is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon the completion of the Merger (the “Advisory Fee”). We have also acted as a financial advisor to the Committee and will receive a fee upon the delivery of this Opinion, which is not contingent upon consummation of the Merger, but one-half of which is creditable against any Advisory Fee. We will not receive any other significant payment or compensation contingent upon the successful consummation of the Merger. In addition, the Company has agreed to reimburse certain of our expenses and indemnify us for certain liabilities arising out of our engagement. There are no material relationships that existed during the two years prior to the date of this Opinion or that are mutually understood to be contemplated in which any compensation was received or is intended to be received as a result of the relationship between Stifel and any party to the Merger. Stifel may seek to provide investment banking services to Parent or its affiliates in the future, for which we would seek customary compensation. In the ordinary course of business, Stifel, its affiliates and their respective clients may transact in the securities of each of the Company and Parent and may at any time hold a long or short position in such securities.

Stifel’s Fairness Opinion Committee has approved the issuance of this Opinion. Our Opinion may not be published or otherwise used or referred to, nor shall any public reference to Stifel be made, without our prior written consent, except in accordance with the terms and conditions of Stifel’s engagement letter agreement with the Company.

Based upon and subject to the foregoing, we are of the opinion, as investment bankers, that, as of the date hereof, the Merger Consideration to be received by holders of the Shares from Parent in the Merger pursuant to the Merger Agreement is fair to such holders of the Shares, from a financial point of view.

Very truly yours,

/s/ Stifel, Nicolaus & Company, Incorporated

STIFEL, NICOLAUS & COMPANY, INCORPORATED

787 7th Avenue, 11th Floor, New York, New York 10019

Stifel, Nicolaus & Company, Incorporated | Member SIPC & NYSE | www.Stifel.com

Annex C

RIGHTS OF DISSENTING OWNERS

NRS 92A.300 Definitions. As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

(Added to NRS by 1995, 2086)

NRS 92A.305 “Beneficial stockholder” defined. “Beneficial stockholder” means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

(Added to NRS by 1995, 2087)

NRS 92A.310 “Corporate action” defined. “Corporate action” means the action of a domestic corporation.

(Added to NRS by 1995, 2087)

NRS 92A.315 “Dissenter” defined. “Dissenter” means a stockholder who is entitled to dissent from a domestic corporation’s action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.

(Added to NRS by 1995, 2087; A 1999, 1631)

NRS 92A.320 “Fair value” defined. “Fair value,” with respect to a dissenter’s shares, means the value of the shares determined:

1. Immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable;

2. Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

3. Without discounting for lack of marketability or minority status.

(Added to NRS by 1995, 2087; A 2009, 1720)

NRS 92A.325 “Stockholder” defined. “Stockholder” means a stockholder of record or a beneficial stockholder of a domestic corporation.

(Added to NRS by 1995, 2087)

NRS 92A.330 “Stockholder of record” defined. “Stockholder of record” means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee’s certificate on file with the domestic corporation.

(Added to NRS by 1995, 2087)

NRS 92A.335 “Subject corporation” defined. “Subject corporation” means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter’s rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

(Added to NRS by 1995, 2087)

NRS 92A.340 Computation of interest. Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the rate of interest most recently established pursuant to NRS 99.040.

(Added to NRS by 1995, 2087; A 2009, 1721)

NRS 92A.350 Rights of dissenting partner of domestic limited partnership. A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

(Added to NRS by 1995, 2088)

NRS 92A.360 Rights of dissenting member of domestic limited-liability company. The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

(Added to NRS by 1995, 2088)

NRS 92A.370 Rights of dissenting member of domestic nonprofit corporation.

1. Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before the member’s resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

(Added to NRS by 1995, 2088)

NRS 92A.380 Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

1. Except as otherwise provided in NRS 92A.370 and 92A.390 and subject to the limitation in paragraph (f), any stockholder is entitled to dissent from, and obtain payment of the fair value of the stockholder’s shares in the event of any of the following corporate actions:

(a) Consummation of a plan of merger to which the domestic corporation is a constituent entity:

(1) If approval by the stockholders is required for the merger by NRS 92A. l 20 to 92A. 160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the plan of merger;

(2) If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180; or

(3) If the domestic corporation is a constituent entity in a merger pursuant to NRS 92A.133.

(b) Consummation of a plan of conversion to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be converted.

(c) Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be acquired, if the stockholder’s shares are to be acquired in the plan of exchange.

(d) Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

(e) Accordance of full voting rights to control shares, as defined in NRS 78.3784, only to the extent provided for pursuant to NRS 78.3793.

(f) Any corporate action not described in this subsection pursuant to which the stockholder would be obligated, as a result of the corporate action, to accept money or scrip rather than receive a fraction of a share in exchange for the cancellation of all the stockholder’s outstanding shares, except where the stockholder would not be entitled to receive such payment pursuant to NRS 78.205, 78.2055 or 78.207. A dissent pursuant to this paragraph applies only to the fraction of a share, and the stockholder is entitled only to obtain payment of the fair value of the fraction of a share.

2. A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, must not challenge the corporate action creating the entitlement unless the action is unlawful or constitutes or is the result of actual fraud against the stockholder or the domestic corporation.

3. Subject to the limitations in this subsection, from and after the effective date of any corporate action described in subsection 1, no stockholder who has exercised the right to dissent pursuant to NRS 92A.300 to 92A.500, inclusive, is entitled to vote his or her shares for any purpose or to receive payment of dividends or any other distributions on shares. This subsection does not apply to dividends or other distributions payable to stockholders on a date before the effective date of any corporate action from which the stockholder has dissented. If a stockholder exercises the right to dissent with respect to a corporate action described in paragraph (f) of subsection 1, the restrictions of this subsection apply only to the shares to be converted into a fraction of a share and the dividends and distributions to those shares.

(Added to NRS by 1995, 2087; A 2001, 1414, 3199; 2003, 3189; 2005, 2204; 2007, 2438; 2009, 1721; 2011, 2814; 2019, 109)

NRS 92A.390 Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger; shares of stock not issued and outstanding on date of first announcement of proposed action.

1. There is no right of dissent pursuant to paragraph (a), (b), (c) or (f) of subsection 1 of NRS 92A.380 in favor of stockholders of any class or series which is:

(a) A covered security under section 18(b)(1)(A) or (B) of the Securities Act of 1933, 15 U.S.C. § 77r(b)(l)(A) or (B), as amended;

(b) Traded in an organized market and has at least 2,000 stockholders and a market value of at least $20,000,000, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, directors and beneficial stockholders owning more than 10 percent of such shares; or

(c) Issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940, 15 U.S.C. §§ 80a-1 et seq., as amended, and which may be redeemed at the option of the holder at net asset value, unless the articles of incorporation of the corporation issuing the class or series or the resolution of the board of directors approving the plan of merger, conversion or exchange expressly provide otherwise.

2. The applicability of subsection 1 must be determined as of:

(a) The record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the corporate action requiring dissenter’s rights; or

(b) The day before the effective date of such corporate action if there is no meeting of stockholders.

3. Subsection 1 is not applicable and dissenter’s rights are available pursuant to NRS 92A.380 for the holders of any class or series of shares who are required by the terms of the corporate action to accept for such shares anything other than:

(a) Cash;

(b) Any security or other proprietary interest of any other entity, including, without limitation, shares, equity interests or contingent value rights, that satisfies the standards set forth in subsection 1 at the time the corporate action becomes effective; or

(c) Any combination of paragraphs (a) and (b).

4. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

5. There is no right of dissent for any holders of stock of the parent domestic corporation if the plan of merger does not require action of the stockholders of the parent domestic corporation under NRS 92A. 180.

6. There is no right of dissent with respect to any share of stock that was not issued and outstanding on the date of the first announcement to the news media or to the stockholders of the terms of the proposed action requiring dissenter’s rights.

(Added to NRS by 1995, 2088; A 2009, 1722; 2013, 1285; 2019, 110, 2495)

NRS 92A.400 Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

1. A stockholder of record may assert dissenter’s rights as to fewer than all of the shares registered in his or her name only if the stockholder of record dissents with respect to all shares of the class or series beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf the stockholder of record asserts dissenter’s rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and his or her other shares were registered in the names of different stockholders.

2. A beneficial stockholder may assert dissenter’s rights as to shares held on his or her behalf only if the beneficial stockholder:

(a) Submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter’s rights; and

(b) Does so with respect to all shares of which he or she is the beneficial stockholder or over which he or she has power to direct the vote.

(Added to NRS by 1995, 2089; A 2009, 1723)

NRS 92A.410 Notification of stockholders regarding right of dissent.

1. If a proposed corporate action creating dissenter’s rights is submitted to a vote at a stockholders’ meeting, the notice of the meeting must state that stockholders are, are not or may be entitled to assert dissenter’s rights under NRS 92A.300 to 92A.500, inclusive. If the domestic corporation concludes that dissenter’s rights are or may be available, a copy of NRS 92A.300 to 92A.500, inclusive, must accompany the meeting notice sent to those stockholders of record entitled to exercise dissenter’s rights.

2. If the corporate action creating dissenter’s rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders of record entitled to assert dissenter’s rights that the action was taken and send them the dissenter’s notice described in NRS 92A.430.

(Added to NRS by 1995, 2089; A 1997, 730; 2009, 1723; 2013, 1286; 2019, 111)

NRS 92A.420 Prerequisites to demand for payment for shares.

1. If a proposed corporate action creating dissenter’s rights is submitted to a vote at a stockholders’ meeting, a stockholder who wishes to assert dissenter’s rights with respect to any class or series of shares:

(a) Must deliver to the subject corporation, before the vote is taken, written notice of the stockholder’s intent to demand payment for his or her shares if the proposed action is effectuated; and

(b) Must not vote, or cause or permit to be voted, any of his or her shares of such class or series in favor of the proposed action.

2. If a proposed corporate action creating dissenter’s rights is taken by written consent of the stockholders, a stockholder who wishes to assert dissenter’s rights with respect to any class or series of shares must not consent to or approve the proposed corporate action with respect to such class or series.

3. A stockholder who does not satisfy the requirements of subsection l or 2 and NRS 92A.400 is not entitled to payment for his or her shares under this chapter.

(Added to NRS by 1995, 2089; A 1999, 1631; 2005, 2204; 2009, 1723; 2013, 1286)

NRS 92A.430 Dissenter’s notice: Delivery to stockholders entitled to assert rights; contents.

1. The subject corporation shall deliver a written dissenter ‘s notice to all stockholders of record entitled to assert dissenter’s rights in whole or in part, and any beneficial stockholder who has previously asserted dissenter’s rights pursuant to NRS 92A.400.

2. The dissenter’s notice must be sent no later than 10 days after the effective date of the corporate action specified in NRS 92A.380, and must:

(a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

(b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter’s rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered and state that the stockholder shall be deemed to have waived the right to demand payment with respect to the shares unless the form is received by the subject corporation by such specified date; and

(e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

(Added to NRS by 1995, 2089; A 2005, 2205; 2009, 1724; 2013, 1286)

NRS 92A.440 Demand for payment and deposit of certificates; loss of rights of stockholder; withdrawal from appraisal process.

1. A stockholder who receives a dissenter’s notice pursuant to NRS 92A.430 and who wishes to exercise dissenter’s rights must:

(a) Demand payment;

(b) Certify whether the stockholder or the beneficial owner on whose behalf he or she is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice for this certification; and

(c) Deposit the stockholder’s certificates, if any, in accordance with the terms of the notice.

2. If a stockholder fails to make the certification required by paragraph (b) of subsection 1, the subject corporation may elect to treat the stockholder’s shares as after-acquired shares under NRS 92A.470.

3. Once a stockholder deposits that stockholder’s certificates or, in the case of uncertified shares makes demand for payment, that stockholder loses all rights as a stockholder, unless the stockholder withdraws pursuant to subsection 4.

4. A stockholder who has complied with subsection 1 may nevertheless decline to exercise dissenter’s rights and withdraw from the appraisal process by so notifying the subject corporation in writing by the date set forth in the dissenter’s notice pursuant to NRS 92A.430. A stockholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the subject corporation’s written consent.

5. The stockholder who does not demand payment or deposit his or her certificates where required, each by the date set forth in the dissenter’s notice, is not entitled to payment for his or her shares under this chapter.

(Added to NRS by 1995, 2090; A 1997, 730; 2003, 3189; 2009, 1724)

NRS 92A.450 Uncertificated shares: Authority to restrict transfer after demand for payment. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

(Added to NRS by 1995, 2090; A 2009, 1725)

NRS 92A.460 Payment for shares: General requirements.

1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment pursuant to NRS 92A.440, the subject corporation shall pay in cash to each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of the dissenter’s shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

(a) Of the county where the subject corporation’s principal office is located;

(b) If the subject corporation’s principal office is not located in this State, in the county in which the corporation’s registered office is located; or

(c) At the election of any dissenter residing or having its principal or registered office in this State, of the county where the dissenter resides or has its principal or registered office.

The court shall dispose of the complaint promptly.

2. The payment must be accompanied by:

(a) The subject corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders’ equity for that year or, where such financial statements are not reasonably available, then such reasonably equivalent financial information and the latest available quarterly financial statements, if any;

(b) A statement of the subject corporation’s estimate of the fair value of the shares; and

(c) A statement of the dissenter’s rights to demand payment under NRS 92A.480 and that if any such stockholder does not do so within the period specified, such stockholder shall be deemed to have accepted such payment in full satisfaction of the corporation’s obligations under this chapter.

(Added to NRS by 1995, 2090; A 2007, 2704; 2009, 1725; 2013, 1287)

NRS 92A.470 Withholding payment for shares acquired on or after date of dissenter’s notice: General requirements.

1. A subject corporation may elect to withhold payment from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenter’s notice as the first date of any announcement to the news media or to the stockholders of the terms of the proposed action.

2. To the extent the subject corporation elects to withhold payment, within 30 days after receipt of a demand for payment pursuant to NRS 92A.440, the subject corporation shall notify the dissenters described in subsection 1:

(a) Of the information required by paragraph (a) of subsection 2 of NRS 92A.460;

(b) Of the subject corporation’s estimate of fair value pursuant to paragraph (b) of subsection 2 of NRS 92A.460;

(c) That they may accept the subject corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under NRS 92A.480;

(d) That those stockholders who wish to accept such an offer must so notify the subject corporation of their acceptance of the offer within 30 days after receipt of such offer; and

(e) That those stockholders who do not satisfy the requirements for demanding appraisal under NRS 92A.480shall be deemed to have accepted the subject corporation’s offer.

3. Within 10 days after receiving the stockholder’s acceptance pursuant to subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder who agreed to accept the subject corporation’s offer in full satisfaction of the stockholder’s demand.

4. Within 40 days after sending the notice described in subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder described in paragraph (e) of subsection 2.

(Added to NRS by 1995, 2091; A 2009, 1725; 2013, 1287)

NRS 92A.480 Dissenter’s estimate of fair value: Notification of subject corporation; demand for payment of estimate.

1. A dissenter paid pursuant to NRS 92A.460 who is dissatisfied with the amount of the payment may notify the subject corporation in writing of the dissenter’s own estimate of the fair value of his or her shares and the amount of interest due, and demand payment of such estimate, less any payment pursuant to NRS 92A.460. A dissenter offered payment pursuant to NRS 92A.470 who is dissatisfied with the offer may reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his or her shares and interest due.

2. A dissenter waives the right to demand payment pursuant to this section unless the dissenter notifies the subject corporation of his or her demand to be paid the dissenter’s stated estimate of fair value plus interest under subsection 1 in writing within 30 days after receiving the subject corporation’s payment or offer of payment under NRS 92A.460 or 92A.470 and is entitled only to the payment made or offered.

(Added to NRS by 1995, 2091; A 2009, 1726)

NRS 92A.490 Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

1. If a demand for payment pursuant to NRS 92A.480 remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded by each dissenter pursuant to NRS 92A.480 plus interest.

2. A subject corporation shall commence the proceeding in the district court of the county where its principal office is located in this State. If the principal office of the subject corporation is not located in this State, the right to dissent arose from a merger, conversion or exchange and the principal office of the surviving entity, resulting entity or the entity whose shares were acquired, whichever is applicable, is located in this State, it shall commence the proceeding in the county where the principal office of the surviving entity, resulting entity or the entity whose shares were acquired is located. In all other cases, if the principal office of the subject corporation is not located in this State, the subject corporation shall commence the proceeding in the district court in the county in which the corporation’s registered office is located.

3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

5. Each dissenter who is made a party to the proceeding is entitled to a judgment:

(a) For the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the subject corporation; or

(b) For the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

(Added to NRS by 1995, 2091; A 2007, 2705; 2009, 1727; 2011, 2815; 2013, 1288)

NRS 92A.500 Assessment of costs and fees in certain legal proceedings.

1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

(b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

5. To the extent the subject corporation fails to make a required payment pursuant to NRS 92A.460, 92A.470 or 92A.480, the dissenter may bring a cause of action directly for the amount owed and, to the extent the dissenter prevails, is entitled to recover all expenses of the suit.

6. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of NRS 17.117 or N.R.C.P. 68.

(Added to NRS by 1995, 2092; A 2009, 1727; 2015, 2566; 2019, 276)

AEROGROW INTERNATIONAL, INC. 5405 SPINE RD BOULDER, CO 80301 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/AERO2021SM You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D28014-S13861 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY AEROGROW INTERNATIONAL, INC. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 1. To approve the Merger Agreement and the transactions contemplated thereby (including the Merger). ! ! ! NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement is available at www.proxyvote.com. D28015-S13861 AEROGROW INTERNATIONAL, INC. Special Meeting of Stockholders February 23, 2021 10:00 a.m., Mountain Time This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) J. Michael Wolfe and Grey H. Gibbs, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of AEROGROW INTERNATIONAL, INC. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held on February 23, 2021 at 10:00 a.m., Mountain Time, via live webcast at www.virtualshareholdermeeting.com/AERO2021SM, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side